--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                        Penril DataComm Networks, Inc.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              Bay Networks, Inc.*
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* The Proxy Statement also contains the Prospectus of Bay Networks, Inc. ("Bay"). Accordingly, Bay is the Registrant with respect to the Form S-4 Registration Statement filed under the Securities Act of 1933 on October 16, 1996 to register the shares of Bay Common Stock to be issued pursuant to the Plan and Agreement of Merger to which the Proxy Statement relates.

                         PENRIL DATACOMM NETWORKS, INC.


                           1300 QUINCE ORCHARD BLVD.

                          GAITHERSBURG, MARYLAND 20878


                                October 21, 1996

Dear Shareholders:


     You are cordially invited to attend a Special Meeting of Shareholders of Penril DataComm Networks, Inc. ("Penril") to be held on November 15, 1996 at 9:00 a.m. (local time) at 1201 Quince Orchard Blvd., Gaithersburg, Maryland.



     At this Special Meeting, you will be asked to consider and vote upon a proposal (the "Proposal") to approve and adopt (i) the Plan and Agreement of Merger dated as of June 16, 1996, as amended on August 5, 1996 (the "Merger Agreement"), among Bay Networks, Inc., a Delaware corporation ("Bay"), Beta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Bay ("Merger Sub"), and Penril and (ii) the distribution and transfer by Penril of all of the outstanding capital stock of Access Beyond, Inc., a Delaware corporation and newly-formed, wholly-owned subsidiary of Penril ("Access Beyond") to the shareholders of Penril ("Shareholders"), as a dividend.


     Pursuant to the Merger Agreement, Merger Sub will be merged with and into Penril (the "Merger"), and Penril will become a wholly-owned subsidiary of Bay. Pursuant to the Merger, Bay will acquire the modem business conducted by Penril. In the Merger, Bay will exchange $10 payable in Bay's common stock according to an exchange value determined by averaging Bay's closing stock prices over a specified period prior to closing, for each share of Penril's common stock, all as more fully described in the attached Proxy Statement/Prospectus. As a condition of and in order to facilitate the Merger, immediately prior thereto, Penril will transfer and contribute all assets and liabilities of Penril and each of its subsidiaries (other than of Penril International, Ltd. and Penril DataComm, Ltd.) relating to its remote access products business, and substantially all of its other businesses and assets, other than its assets and liabilities relating to its modem business, to Access Beyond, and will distribute and transfer to Shareholders all the outstanding capital stock of Access Beyond (the "Spin-off Transaction").


     The Merger and the Spin-off Transaction are intended to be tax-free to Shareholders for United States federal income tax purposes.


     You should read carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement/Prospectus for details of the Merger, the Spin-off Transaction and additional related information.

     PENRIL'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AND THE SPIN-OFF TRANSACTION ARE FAIR TO, AND IN THE BEST INTERESTS OF, PENRIL AND ITS SHAREHOLDERS, IN THEIR CAPACITY AS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE SPIN-OFF TRANSACTION AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE SPIN-OFF TRANSACTION.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock of Penril is necessary to approve the Proposal. Failure of the Proposal to be approved by Shareholders will result in the abandonment and termination of both the Merger and the Spin-off Transaction.

     Holders of shares of common stock of Penril do not have rights of appraisal under Delaware law in connection with the Merger.

     WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES WHICH YOU MAY OWN. YOU MAY, OF COURSE, ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH THE PROXY CARD.

                                            Sincerely,

                                            /s/ Henry David Epstein
                                            HENRY DAVID EPSTEIN
                                            CHIEF EXECUTIVE OFFICER,
                                            CHAIRMAN OF THE BOARD
                                            and PRESIDENT

                         PENRIL DATACOMM NETWORKS, INC.

                           1300 QUINCE ORCHARD BLVD.
                          GAITHERSBURG, MARYLAND 20878

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD NOVEMBER 15, 1996


To the Shareholders of
  PENRIL DATACOMM NETWORKS, INC.


     Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of Penril DataComm Networks, Inc., a Delaware corporation ("Penril"), will be held on Friday, November 15, 1996, at 9:00 a.m. (local time) at 1201 Quince Orchard Blvd., Gaithersburg, Maryland, for the following purposes:


     1. To consider and vote upon a single proposal (the "Proposal"):

          (a) to approve the transfer and contribution of Penril's and each of its subsidiaries' (other than Penril International, Ltd., a United States Virgin Islands corporation, and Penril DataComm, Ltd., a United Kingdom corporation (collectively, the "Modem Subsidiaries")) remote access products business and substantially all of their other businesses, assets and liabilities unrelated to Penril's modem business (the "Modem Business") to Access Beyond, Inc., a Delaware corporation and newly-formed, wholly-owned subsidiary of Penril ("Access Beyond"), and the distribution and transfer to Penril shareholders ("Shareholders") of all of the outstanding capital stock of Access Beyond (the "Spin-off Transaction"); and


          (b) to approve and adopt the Plan and Agreement of Merger dated as of June 16, 1996, as amended on August 5, 1996 (the "Merger Agreement"), among Penril, Bay Networks, Inc., a Delaware corporation ("Bay"), and Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bay ("Merger Sub"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Penril (the "Merger") and Penril will become a wholly-owned subsidiary of Bay. In the Merger, each outstanding share of common stock, par value $.01 per share, of Penril ("Penril Common Stock") (other than shares owned beneficially by Bay or Merger Sub and other than shares held by Penril as treasury shares, all of which will be automatically cancelled without consideration) will be converted into the right to receive the number of shares of common stock, par value $.01 per share, of Bay ("Bay Common Stock") as is equal to the "Conversion Ratio" as defined herein, determined by dividing $10.00 by the average closing price for Bay Common Stock on the New York Stock Exchange for a specified period prior to closing on the terms and subject to the conditions set forth in the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex I to the accompanying Proxy Statement/Prospectus; and


     2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     THE PROPOSAL TO APPROVE THE SPIN-OFF TRANSACTION AND THE MERGER WILL BE VOTED UPON AS A SINGLE PROPOSAL. FAILURE OF THE PROPOSAL TO BE APPROVED BY SHAREHOLDERS WILL RESULT IN THE ABANDONMENT AND TERMINATION OF BOTH THE MERGER AND THE SPIN-OFF TRANSACTION.


     Shareholders of record of Penril at the close of business on October 11, 1996, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof. Penril has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the Special Meeting. The list of Shareholders entitled to vote at the Special Meeting will be available for examination for ten days prior to the Special Meeting at the principal executive offices of Penril, 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878.


     The affirmative vote of the holders of a majority of the outstanding shares of Penril Common Stock is necessary to approve the Proposal.

     Holders of Penril Common Stock will not be entitled to appraisal rights as a result of the Merger. Under Delaware law, appraisal rights are unavailable to holders of Penril Common Stock because Penril Common Stock was, on the record date, designated as a Nasdaq National Market security by the National Association of Securities Dealers, Inc. and will be converted into Bay Common Stock, which on the effective date of the Merger will be listed on the New York Stock Exchange. See "The Merger -- No Appraisal Rights" in the accompanying Proxy Statement/Prospectus.


     THE BOARD OF DIRECTORS OF PENRIL HAS DETERMINED THAT THE SPIN-OFF TRANSACTION AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, PENRIL AND ITS SHAREHOLDERS, IN THEIR CAPACITY AS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE SPIN-OFF TRANSACTION AND THE MERGER AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE PROPOSAL.

     All Shareholders are cordially invited to attend the Special Meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                            By Order of the Board of Directors

                                            /s/ Richard D. Margolis

                                            RICHARD D. MARGOLIS
                                            SECRETARY

Gaithersburg, Maryland

October 21, 1996


     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE THE PROXY HAS BEEN VOTED AT THE SPECIAL MEETING.

                               ------------------

     DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                         PENRIL DATACOMM NETWORKS, INC.

                                PROXY STATEMENT

                               ------------------

                               BAY NETWORKS, INC.

                                   PROSPECTUS


     This Proxy Statement/Prospectus is being furnished to holders ("Shareholders") of common stock ("Penril Common Stock"), par value $.01 per share, of Penril DataComm Networks, Inc., a Delaware corporation ("Penril"), in connection with the solicitation of proxies by the Board of Directors of Penril (the "Penril Board") for use at a Special Meeting of Shareholders, to be held on Friday, November 15, 1996 at 9:00 a.m. (local time) at 1201 Quince Orchard Blvd., Gaithersburg, Maryland, and at any adjournments or postponements thereof (the "Special Meeting").



     At the Special Meeting, Shareholders will be asked to consider and vote upon a single proposal (the "Proposal") to (i) approve the transfer and contribution (the "Transfer") of Penril's and all of its subsidiaries' (other than Penril International, Ltd. and Penril DataComm, Ltd. (collectively, the "Modem Subsidiaries")) remote access product business, together with related assets, liabilities, and all other businesses and assets and substantially all of the liabilities unrelated to Penril's modem business (the "Modem Business") to Access Beyond, Inc., a newly-formed, wholly-owned subsidiary of Penril ("Access Beyond"), and the distribution (the "Distribution") to Shareholders of record as of the Spin-off Record Date (defined below) of all of the outstanding capital stock of Access Beyond (the "Spin-off Transaction"); and (ii) approve and adopt the Plan and Agreement of Merger dated as of June 16, 1996, as amended on August 5, 1996 (the "Merger Agreement"), among Penril, Bay Networks, Inc., a Delaware corporation ("Bay"), and Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Bay ("Merger Sub"), and the transactions contemplated thereby. A copy of the Merger Agreement is attached hereto as Annex
I. In the event the Merger is not consummated due to the lack of shareholder approval, the license agreement between Penril and Bay, granting Bay the right to use certain key modem technology of Penril will become effective without further action or consideration on the part of any party. See "Risk
Factors -- Risks Relating to Penril -- Failure to Consummate Merger; License Rights".



     SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY SHAREHOLDERS IN CONSIDERING WHETHER TO VOTE FOR THE APPROVAL AND ADOPTION OF THE PROPOSAL.


     THIS PROXY STATEMENT/PROSPECTUS MAY CONTAIN ESTIMATES, PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS AND THOSE CONTAINED IN OTHER FILINGS OF BAY AND PENRIL, THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM THOSE PROJECTED. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ONLY ON CURRENT JUDGMENTS AND CURRENT KNOWLEDGE.


     Pursuant to the Merger Agreement, Merger Sub will be merged with and into Penril (the "Merger") and Penril as the surviving corporation in the Merger will become a wholly-owned subsidiary of Bay. In the Merger, each outstanding share of Penril Common Stock (other than shares owned beneficially by Bay or Merger Sub, and other than shares held by Penril as treasury shares, all of which will be automatically cancelled without consideration) will be converted into the right to receive the number of shares of common stock, par value $.01 per share, of Bay ("Bay Common Stock") equal to the "Conversion Ratio". The "Conversion Ratio" means the number determined by dividing (i) $10.00 by (ii) the Bay Exchange Price. The "Bay Exchange Price" means the average of the closing prices of Bay Common Stock on the New York Stock Exchange ("NYSE") for the five (5) consecutive trading days immediately preceding the second business day immediately preceding the "Closing Date". The "Closing Date" means such mutually agreeable date as soon as practicable after the date on which all of the conditions to the obligations of the parties to consummate the transactions contemplated by the Merger have been satisfied or waived (where permissible). Options to purchase Penril Common Stock granted under Penril's 1986 Incentive Plan, Penril's 1995 Long-Term Incentive Plan and Penril's Non-Employee Directors' Stock Option Plan ("Penril Options") outstanding as of the Effective Time (defined below, see "Summary -- The Merger and the Merger Agreement -- Effective Time of the Merger") will be assumed by Bay and converted into options to acquire shares of Bay Common Stock, on the terms and subject to the conditions and adjustments set forth in the Merger Agreement and in the award agreements pursuant to which such options were awarded, as more fully described in this Proxy Statement/Prospectus.



     No fractional shares of Bay Common Stock will be issued in the Merger. Except as provided below with respect to Penril Options, in lieu of any such fractional shares, each holder of Penril Common Stock who otherwise would be entitled to receive a fractional share of Bay Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Bay Exchange Price. In calculating the conversion of any outstanding Penril Options, any fraction resulting from such calculation shall be rounded up or down to the nearest whole number of shares, or, in the case of
 .5, to the nearest odd number.



     Pursuant to the Spin-off Transaction, Shareholders of record at the close of business on the record date to be set by the Penril Board of Directors in connection with the Spin-off Transaction, which is expected to be on or immediately after the date on which Shareholders approve the Proposal (the "Spin-off Record Date"), will be entitled to receive one share of common stock, par value $.01 per share, of Access Beyond ("AB Common Stock") for each share of Penril Common Stock held by such Shareholders of record on the Spin-off Record Date. No fractional shares of AB Common Stock will be issued in connection with the Spin-off Transaction. See "The Spin-off Transaction".



     THE NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED BY SHAREHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT PRECISELY BE DETERMINED PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND BUSINESS DAY IMMEDIATELY PRECEDING THE CLOSING DATE. Each share of Penril Common Stock will be converted into the number of shares of Bay Common Stock as is equal to the Conversion Ratio. The number of shares of Bay Common Stock will depend upon the Bay Exchange Price, which establishes the Conversion Ratio. BECAUSE THE BAY EXCHANGE PRICE AND THE CONVERSION RATIO AS OF THE CLOSING DATE ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING PENRIL COMMON STOCK IS NOT CURRENTLY DETERMINABLE. Had the Merger been consummated on October 15, 1996, the Bay Exchange Price would have been $24.375, and each share of Penril Common Stock outstanding would have been converted into 0.41 shares of Bay Common Stock. The closing price of Bay Common Stock on that date, as reported on the NYSE-Composite Tape, was $20.875 per share. In fact, the Bay Exchange Price is likely to be greater than or less than $24.375, and the price at which Bay Common Stock will be trading on the NYSE on and after the Effective Time is likely to be greater than or less than the Bay Exchange Price.


     This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement on Form S-1 filed by Access Beyond with the Securities and Exchange Commission (the "Commission") in connection with the Spin-off Transaction. Certain information relating to the Spin-off Transaction is set forth in the Prospectus of Access Beyond which is attached as Annex II hereto (the "Access Beyond Prospectus").


     This Proxy Statement/Prospectus also constitutes the prospectus of Bay, with respect to up to 7,000,000 shares of Bay Common Stock to be issued in connection with the Merger, which Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 filed by Bay with the Commission. Bay Common Stock is traded on the NYSE under the symbol "BAY". On October 15, 1996, the closing price for Bay Common Stock as reported on the NYSE -- Composite Tape was $20.875 per share. See "The Merger Agreement -- Terms of the Merger."



     Holders of record of shares of Penril Common Stock at the close of business on October 11, 1996, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting. The Spin-off

Transaction and the Merger will be voted upon together as a single proposal by Shareholders. The consummation of the Merger and the Spin-off Transaction are subject to various conditions, including the approval of the Proposal by holders of a majority of the outstanding shares of Penril Common Stock.

     Holders of shares of Penril Common Stock do not have rights of appraisal under Delaware law in connection with the Merger.

     All information contained in this Proxy Statement/Prospectus with respect to Penril or Access Beyond prior to the Merger or with respect to Access Beyond after the Spin-off Transaction has been provided by Penril and Access Beyond. All information contained in this Proxy Statement/Prospectus with respect to Bay has been provided by Bay. All information contained in the Access Beyond Prospectus, attached hereto as Annex II, has been provided by Access Beyond.

                               ------------------

     THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------


     THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT OCTOBER 22, 1996.



     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS OCTOBER 21, 1996.

                               TABLE OF CONTENTS


                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     8
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     9
SUMMARY...............................................................................    10
     The Companies....................................................................    10
     The Special Meeting..............................................................    12
     The Spin-off Transaction.........................................................    12
     The Merger and the Merger Agreement..............................................    13
     Interests of Certain Persons in the Merger.......................................    16
     Risk Factors.....................................................................    18
     Surrender of Certificates........................................................    18
     Shareholder Rights...............................................................    19
     Recent Developments Concerning Bay...............................................    19
RISK FACTORS..........................................................................    20
     Risks Relating to Penril.........................................................    20
     Risks Relating to the Merger.....................................................    20
     Risks Relating to Bay............................................................    21
     Risks Relating to Access Beyond..................................................    24
     Risks Relating to Tax Treatment of the Merger and the Spin-off Transaction.......    25
SELECTED HISTORICAL FINANCIAL DATA....................................................    27
COMPARATIVE PER SHARE DATA............................................................    29
COMPARATIVE MARKET PRICE INFORMATION..................................................    30
THE SPECIAL MEETING...................................................................    30
     General; Date and Place of the Special Meeting...................................    30
     Purpose of the Special Meeting...................................................    31
     Shareholders Entitled to Vote; Requisite Approval................................    31
     Proxies..........................................................................    31
BACKGROUND OF THE SPIN-OFF TRANSACTION AND THE MERGER.................................    32
THE SPIN-OFF TRANSACTION..............................................................    33
     Terms of the Spin-off Transaction................................................    33
     Indemnification Obligations......................................................    33
     Non-Competition/Confidentiality..................................................    34
     Employee Benefit Matters.........................................................    34
     Penril Options...................................................................    34
THE MERGER............................................................................    35
     Recommendation of the Penril Board; Penril's Reasons for the Merger..............    35
     Bay's Reasons for the Merger.....................................................    35
     Opinion of Financial Advisor to the Penril Board.................................    36
     Interests of Certain Persons in the Merger.......................................    38
     Employee Benefits................................................................    41
     Management and Operations of Penril after the Merger.............................    41
     Anticipated Accounting Treatment.................................................    41
     Regulatory Approvals.............................................................    41
     Resale of Bay Stock; Affiliates..................................................    41
     New York Stock Exchange Listing..................................................    42
     No Appraisal Rights..............................................................    42

                                                                                         PAGE
                                                                                         ----
THE MERGER AGREEMENT..................................................................    43
     The Merger.......................................................................    43
     Effective Time...................................................................    43
     Terms of the Merger..............................................................    43
     Surrender and Payment............................................................    45
     Representations and Warranties...................................................    46
     Conduct of Business by Penril Pending the Merger.................................    46
     Certain Covenants................................................................    47
     Exclusivity......................................................................    48
     Indemnification..................................................................    48
     Conditions.......................................................................    49
     Termination; Effect of Termination...............................................    50
     Amendment........................................................................    52
PROFORMA FINANCIAL INFORMATION OF BAY.................................................    53
INFORMATION CONCERNING BAY............................................................    55
     Business.........................................................................    55
     Networking Solutions.............................................................    56
     Products.........................................................................    56
     Sales Channels...................................................................    58
     Customers and Backlog............................................................    59
     Customer Support, Service and Warranty...........................................    59
     Research and Development.........................................................    59
     Manufacturing....................................................................    59
     Competition......................................................................    60
     Proprietary Rights and Licenses..................................................    60
     Employees........................................................................    61
     Properties.......................................................................    61
     Legal Proceedings................................................................    61
     Management.......................................................................    62
     Stock Ownership of Certain Beneficial Owners and Management......................    65
     Management's Discussion and Analysis of Financial Condition and Results of
      Operations......................................................................    66
     Risk Factors That May Affect Future Results......................................    70
     Merger Sub.......................................................................    73
UNAUDITED PROFORMA FINANCIAL STATEMENTS OF ACCESS BEYOND..............................    73
     Proforma Balance Sheet...........................................................    73
     Proforma Statement of Operations.................................................    74
DESCRIPTION OF PENRIL AND ACCESS BEYOND...............................................    77
     Penril...........................................................................    77
     Access Beyond....................................................................    77
     Discontinued Operations..........................................................    79
     Properties.......................................................................    79
     Legal Proceedings................................................................    80
     Suppliers........................................................................    81
     Patents, Copyrights And Licenses.................................................    81
     Backlog..........................................................................    82
     Competition......................................................................    83
     Employees........................................................................    83

                                                                                         PAGE
                                                                                         ----
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF PENRIL AND ACCESS BEYOND...........................................................    83
     General Business Developments....................................................    83
     New Accounting Pronouncements....................................................    84
     Results of Operations............................................................    84
     Liquidity and Capital Resources..................................................    88
FINANCIAL INFORMATION FOR THE MODEM BUSINESS TO BE SOLD...............................    89
DESCRIPTION OF BAY CAPITAL STOCK......................................................    93
     Common Stock.....................................................................    94
     Preferred Stock..................................................................    94
     Stockholder Rights Plan..........................................................    94
OWNERSHIP OF PENRIL COMMON STOCK......................................................    95
DESCRIPTION OF ACCESS BEYOND CAPITAL STOCK............................................    97
     Authorized Capital Stock.........................................................    97
     AB Common Stock..................................................................    97
     Preferred Stock..................................................................    98
COMPARISON OF RIGHTS OF HOLDERS OF BAY CAPITAL STOCK AND PENRIL CAPITAL STOCK.........    98
     Business Combinations............................................................    98
     State Takeover Legislation.......................................................    99
     Amendments to Charters...........................................................   100
     Amendments to Bylaws.............................................................   100
     Redemption of Capital Stock......................................................   101
     Shareholder Action...............................................................   101
     Special Shareholder Meetings.....................................................   101
     Number, Election and Removal of Directors........................................   102
     Vacancies........................................................................   102
     Indemnification of Directors and Officers........................................   102
     Limitation of Personal Liability of Directors....................................   103
COMPARISON OF RIGHTS OF HOLDERS OF PENRIL CAPITAL STOCK AND ACCESS BEYOND CAPITAL
STOCK.................................................................................   103
     Business Combinations............................................................   103
     Amendments to Charters...........................................................   104
     Amendments to By-laws............................................................   104
     Redemption of Capital Stock......................................................   105
     Shareholder Action...............................................................   105
     Special Shareholder Meetings.....................................................   105
     Number and Election of Directors.................................................   105
     Anti-Takeover Provisions.........................................................   106
     Indemnification of Directors and Officers........................................   106
CERTAIN FEDERAL INCOME TAX CONSEQUENCES...............................................   107
     General..........................................................................   107
     Consequences of Proposed Transaction.............................................   107
     Consequences of the Transfer and the Distribution to Penril, Access Beyond and
      Shareholders....................................................................   108
     Consequences of the Merger to Penril, Bay and Shareholders.......................   109

                                                                                         PAGE
                                                                                         ----
LEGAL MATTERS.........................................................................   110
EXPERTS...............................................................................   110
SHAREHOLDER PROPOSALS.................................................................   110
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1
ANNEXES
    I.    Plan and Agreement of Merger, as amended
    II.   Access Beyond Prospectus
    III.  Form of Indemnification Agreement
    IV.   Opinion of Broadview Associates LLC
    V.    Perpetual License Agreement
    VI.   License Agreement

                             AVAILABLE INFORMATION


     Penril and Bay are each (and, following the Spin-off Transaction, Access Beyond will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file (and, in the case of Access Beyond, following the Spin-off Transaction will file) reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by Penril and Bay (and, following the Spin-off Transaction, to be filed by Access Beyond) with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. Penril Common Stock is quoted on The Nasdaq Stock Market ("Nasdaq"). Such reports, proxy statements and other information filed by Penril can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, DC 20006. Bay Common Stock is listed on the NYSE. Such reports, proxy statements and other information filed by Bay can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Access Beyond has applied to have AB Common Stock listed for trading on Nasdaq. Following the Spin-off Transaction, such reports, proxy statements and other information to be filed by Access Beyond can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, DC 20006.


     Bay has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of which this Proxy Statement/Prospectus is a part, with respect to the shares of Bay Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or attached as an annex hereto or such other document, each such statement being qualified in all respects by such reference.


     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, UPON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO: (I) IN THE CASE OF DOCUMENTS RELATING TO PENRIL OR ACCESS BEYOND, PENRIL DATACOMM NETWORKS, INC., 1300 QUINCE ORCHARD BLVD., GAITHERSBURG, MARYLAND 20878, (TELEPHONE NUMBER (301) 417-0552), ATTENTION: RICHARD D. ROSE, OR VIA THE INTERNET AT RROSE@PENRIL.COM, OR (II) IN THE CASE OF DOCUMENTS RELATING TO BAY, BAY NETWORKS, INC., 4401 GREAT AMERICA PARKWAY, SANTA CLARA, CALIFORNIA 95052-8185 (TELEPHONE NUMBER (408) 988-2400), ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE REQUESTED DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUESTS SHOULD BE MADE PRIOR TO NOVEMBER 8, 1996.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following document previously filed by Penril with the Commission is incorporated by reference in this Proxy Statement/Prospectus:



          (a) Penril's Annual Report on Form 10-K for the fiscal year ended July 31, 1996 (File No. 1-7886).


     The following documents previously filed by Bay with the Commission are incorporated by reference in this Proxy Statement/Prospectus:


          (a) Bay's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (File No. 0-19366); and



          (b) the description of Bay Common Stock contained in Bay's Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.



     All documents and reports subsequently filed by Penril or Bay pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall also be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the date of filing of each such document or report. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, be deemed to constitute a part of this Proxy Statement/Prospectus.


     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PENRIL, BAY OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF PENRIL OR BAY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete description of all material information relating to the Merger, the Spin-off Transaction and the transactions related thereto. Reference is made to, and this summary is qualified in its entirety by, the more detailed information and financial statements and notes thereto contained, or incorporated by reference, in this Proxy Statement/Prospectus and the Annexes hereto. Unless otherwise defined herein, capitalized terms used in this summary have the respective meanings ascribed to them elsewhere in this Proxy Statement/Prospectus. Shareholders are urged to read this Proxy Statement/Prospectus and the Annexes hereto in their entirety. Unless the context otherwise requires, the references to Bay include its subsidiaries.


     All share and per share data for Bay in this Proxy Statement/Prospectus reflect the three-for-two stock split of Bay Common Stock, in the form of a stock dividend, effective November 24, 1995. References to Bay's fiscal year are for the period ended June 30 and references to Penril's and Access Beyond's fiscal years are for the period ended July 31.


                                 THE COMPANIES


     Penril. Penril, together with its wholly-owned subsidiaries, develops and markets access devices which enable local, remote or mobile users to access network resources located at remote sites, control sites or any other point in the network. Penril possesses various technologies needed for a network access solution including: remote local area network ("LAN") access, high performance modems and modem channel banks, bridges and routers, host access from asynchronous terminals and multiplexors for efficient access to a wide area network ("WAN"). Penril, through two of its wholly-owned subsidiaries, Penril International, Ltd., a United States Virgin Islands corporation, and Penril DataComm, Ltd., a United Kingdom corporation (collectively, the "Modem Subsidiaries"), has a worldwide modem business involving the development and marketing of data communications network systems and the sale of modems and modem technology (the "Modem Business"). In the event the Proposal receives the requisite vote of Shareholders, all of Penril's remote access products business, together with related liabilities, and all other businesses and assets and related liabilities of Penril unrelated to the Modem Business (collectively, the "Remote Access Business") will be transferred to Access Beyond immediately prior to the Merger. See "Description of Penril and Access Beyond -- Penril." In July, 1995, the Penril Board decided to focus more of Penril's resources on its main business of data communications and therefore determined to treat its subsidiary, Technipower, Inc. ("Technipower"), a manufacturer of uninterruptible power supplies and power regulating equipment, as a discontinued operation. On October 11, 1996, Penril sold the assets of Technipower, for $4.3 million. Penril received approximately $1.5 million in cash on that date, with the remaining $2.8 million being due, pursuant to the agreement, on or prior to December 31, 1996. The proceeds from the sale of Technipower will become additional capital of Access Beyond and all liabilities related to Technipower which otherwise would be obligations of Penril will, from and after the Spin-off Transaction, be obligations of Access Beyond. Another wholly-owned subsidiary of Penril, Electro-Metrics, Inc. ("EMI"), specializes in the production of sophisticated high frequency electronic instrumentation equipment. The Penril Board determined to sell EMI and therefore EMI has been classified as a discontinued operation. Penril is in the process of selling EMI. However, it is unlikely that EMI will be sold prior to consummation of the Spin-off Transaction. In the event that EMI is not sold prior to consummation of the Spin-off Transaction, all of the assets and liabilities of EMI will be transferred by Penril to Access Beyond as part of the Remote Access Business in the Spin-off Transaction. See "Description of Penril and Access
Beyond -- Discontinued Operations."


     The Modem Business develops, markets and sells modems and modem technology worldwide. In the Merger, Bay will acquire the Modem Business, including the Modem Subsidiaries, and will assume substantially all assets and liabilities of Penril and the Modem Subsidiaries associated with the Modem Business, subject to certain indemnification obligations of Access Beyond. See "The Spin-off Transaction -- Indemnification Obligations."

     Penril is a Delaware corporation incorporated in September, 1971. Penril's principal executive offices are located at 1300 Quince Orchard Blvd., Gaithersburg, Maryland 20878, and its telephone number is (301) 417-0552. See "Description of Penril and Access Beyond -- Penril."

     Bay. Bay develops, manufactures, markets and supports a comprehensive line of data networking products and services, including high-speed routers, switches, intelligent hubs, remote and internet access solutions and sophisticated management software providing network design and configuration solutions. These products enable end users to build or enhance their data network systems, including all levels from small local area networks to large enterprise-wide information infrastructures.


     In October 1994, SynOptics Communications, Inc. ("SynOptics") and Wellfleet Communications, Inc. ("Wellfleet") effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Wellfleet with and into SynOptics (the "Combination"). In connection with the Combination, Wellfleet changed its name to Bay Networks, Inc. On May 15, 1995, Bay acquired Centillion Networks, Inc., a leading provider of Token Ring and Token Ring-to-ATM switching products.



     On December 15, 1995, Bay acquired Xylogics, Inc. ("Xylogics"), a technology and market leader in enterprise remote access, offering remote users and offices transparent corporate-wide access to networking resources. On March 13, 1996, Bay acquired all of the outstanding shares of Performance Technology, Inc., a privately held company headquartered in San Antonio, Texas and a leader in developing LAN-to-internet access technology, providing small offices and small-to-medium-sized businesses easy, secure access to the internet. On March 31, 1996, Bay acquired substantially all of the net assets of Armon Networking, Ltd., headquartered in Tel Aviv, Israel, a technology developer of RMON-based distributed analysis tools and multi-segment LAN probes. See "Information Concerning Bay -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Consolidated Financial Statements of Bay included herein.



     On September 24, 1996, Bay acquired all of the outstanding shares of LANcity Corporation ("LANcity"), a provider of advanced cable modem technology, for $59.0 million. The acquisition was accounted for as a purchase. Based on estimates, Bay allocated $42.6 million of the purchase price to in-process research and development, which was charged to expense upon the closing of the transaction.


     Bay's products connect and interconnect multiple types of LANs, comprised of computer equipment from the same or different manufacturers, to form an internetworked system. These products connect computers to form LANs, interconnect LANs located in a single facility and, through WAN connections, may connect LANs dispersed around the world. The internetworking of these networks enables computer users operating different types of equipment in different locations to communicate, exchange data and share other computing resources.

     Bay is a Delaware corporation incorporated in May, 1986. Bay's principal offices are located at 4401 Great America Parkway, Santa Clara, California 95054, and its telephone number is (408) 988-2400. See "Information Concerning Bay."

     Merger Sub. Merger Sub is a Delaware corporation recently formed by Bay for the sole purpose of facilitating the Merger. Merger Sub is a wholly-owned subsidiary of Bay with no assets (other than those received in connection with its initial capitalization) or liabilities (other than those incurred in connection with its incorporation and the Merger Agreement). In the event the Merger is consummated, Merger Sub will merge with and into Penril and will cease to exist as a separate entity. The principal offices of Merger Sub are located at 4401 Great America Parkway, Santa Clara, California 95054, and its telephone number is (408) 988-2400. See "Information Concerning Bay -- Merger Sub."

     Access Beyond. Access Beyond, a wholly-owned subsidiary of Penril, was recently formed by Penril solely for the purpose of effecting the Spin-off Transaction. In the event the Proposal is approved by the required vote of Shareholders, Penril will, immediately prior to the Merger, transfer the Remote Access Business and all other businesses not related to its Modem Business to Access Beyond, and Access Beyond will assume all of Penril's liabilities associated with the Remote Access Business as well as certain other liabilities. Following the Spin-off Transaction, Access Beyond will be an independent public company engaged principally in the Remote Access Business. Access Beyond is a Delaware corporation, its principal executive offices are located at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, and its telephone number is (301) 921-8600. See "Description of Penril and Access Beyond -- Access Beyond." The term "Access Beyond," as used herein, refers to the Remote Access Business prior to the Spin-off Transaction and to Access Beyond, Inc. after the Spin-off Transaction.


                              THE SPECIAL MEETING


     Date and Place of the Special Meeting. The Special Meeting will be held on Friday, November 15, 1996 at 9:00 a.m. (local time), at 1201 Quince Orchard Blvd., Gaithersburg, Maryland 20878. See "The Special Meeting -- General; Date and Place of the Special Meeting."



     Purpose of the Special Meeting. The purpose of the Special Meeting is to consider and vote upon the Proposal to approve the Spin-off Transaction and the Merger. See "The Special Meeting -- Purpose of the Special Meeting."



     Shareholders Entitled to Vote; Requisite Approval. Holders of record of shares of Penril Common Stock at the close of business on October 11, 1996, are entitled to notice of and to vote at the Special Meeting. At that date, there were 11,917,687 shares of Penril Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the Special Meeting. The affirmative vote of holders of a majority of the outstanding shares of Penril Common Stock is required for the approval of the Proposal. At the Special Meeting, although abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, abstentions and broker non-votes will have the same effect as a vote against the Proposal with respect to determining whether the Proposal has received the requisite number of affirmative votes. See "The Special Meeting -- Shareholders Entitled to Vote; Requisite Approval."


     Recommendation of the Penril Board. The Penril Board has unanimously approved the Spin-off Transaction, the Merger and the other transactions related thereto (the "Transactions") and believes that the Transactions are in the best interests of Penril and its shareholders, in their capacity as shareholders. THE PENRIL BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL. For a detailed description of the factors considered by the Penril Board and the reasons for its approval of the Transactions see "The Merger -- Recommendation of the Penril Board; Penril's Reasons for the Merger".

                            THE SPIN-OFF TRANSACTION


     Immediately prior to the Merger, Penril will transfer to Access Beyond as a capital contribution, all of Penril's right, title and interest in the Remote Access Business (including substantially all of the assets and corresponding liabilities of Penril and its subsidiaries other than those relating to the Modem Business). In exchange for the contribution of the Remote Access Business, Access Beyond will transfer to Penril, and Penril will distribute and transfer to its shareholders, all of the outstanding capital stock of Access Beyond. Each holder of shares of Penril Common Stock as of the Spin-off Record Date will receive one share of AB Common Stock for every one share of Penril Common Stock. See "The Spin-off Transaction -- Terms of the Spin-off Transaction." Access Beyond and Penril will enter into an indemnification agreement (the "Indemnification Agreement") pursuant to which Access Beyond will indemnify and hold Penril, its directors, officers, employees, agents and affiliates harmless from substantially all costs, expenses, losses, damages and liabilities incurred or suffered by Penril, its directors, officers, employees, agents or affiliates resulting from or attributable to (i) the operation of Access Beyond from and after the Spin-off Transaction, (ii) any claim, suit or other type of proceeding based upon the operation of Penril prior to the Merger other than those based upon, arising out of or in connection with (a) the Modem Business, (b) the Merger, (c) the Merger Agreement, (d) the solicitation of proxies relating to the approval of the Merger and other transactions relating to the Merger, or (e) the tax consequences of the Spin-off Transaction, but including any claim, suit or other type of proceeding based upon, arising out of, or in connection with the sale of all or substantially all of the assets or business of any of Penril's subsidiaries, including Technipower (but excluding the Modem Subsidiaries), (iii) any claim, suit or other type of proceeding relating to the termination of employment of certain employees of Penril, and (iv) and any claim, suit or other type of proceeding based upon, arising out of, or in connection with any information concerning Access Beyond in this Proxy Statement/Prospectus or in the Access Beyond Prospectus that was furnished by Penril and/or Access Beyond for inclusion in this Proxy Statement/Prospectus or in the Access Beyond Prospectus; and Penril will indemnify and agree to hold Access Beyond, its directors, officers, employees, agents and affiliates harmless from substantially all costs, expenses, losses, damages and liabilities incurred or suffered by Access Beyond, its directors, officers, employees, agents or affiliates resulting from or attributable to (i) the operation of Penril from and after the Spin-off Transaction (ii) any claim, suit or other type of proceeding based upon the operation of the Modem Business prior to the Merger and (iii) any claim, suit or other type of proceeding relating to the Merger, the Merger Agreement, the solicitation of proxies relating to approval of the Merger and other transactions relating to the Merger (other than those referred to in (iv) above) or the tax consequences of the Spin-off Transaction. The form of Indemnification Agreement is attached as Annex III to this Proxy Statement/Prospectus.


     The consummation of the Spin-off Transaction is subject to the satisfaction or waiver (where permissible) of certain conditions including, but not limited to, approval of the Proposal by holders of the requisite number of shares of Penril Common Stock; the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-1 filed by Access Beyond to register its shares of common stock (the "Access Beyond Registration Statement"); the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-4 filed by Bay of which this Proxy Statement/Prospectus is a part; and transfer of a license for intellectual property, software and technical know-how pursuant to the terms of a technology license agreement to be executed between Penril and Access Beyond.

                      THE MERGER AND THE MERGER AGREEMENT

     General. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Penril and Penril, which will then consist only of the Modem Business, will become a wholly-owned subsidiary of Bay. A copy of the Merger Agreement is attached hereto as Annex I.

     In the Merger, each outstanding share of Penril Common Stock (other than shares owned beneficially by Bay or Merger Sub, and other than shares held in Penril's treasury, all of which will be automatically cancelled without consideration) will be converted into the number of shares of Bay Common Stock as is equal to the "Conversion Ratio." The "Conversion Ratio" means the number determined by dividing (i) $10.00 by (ii) the Bay Exchange Price. The "Bay Exchange Price" means the average of the closing prices of Bay Common Stock on the NYSE for the five (5) consecutive trading days immediately preceding the second business day immediately preceding the Closing Date. Each Penril Option outstanding at the Effective Time will be assumed by Bay and immediately after the Effective Time will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Common Stock on the same terms and conditions as were applicable under each such Penril Option at the Effective Time. The number of shares of Bay Common Stock that the holder of a Penril Option at the Effective Time will be entitled to receive, upon notice of exercise and tender of the exercise price, is equal to the number of shares of Penril Common Stock subject to the unexercised portion of the Penril Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each Bay Option will be equal to the exercise price of the Penril Option divided by the Conversion Ratio.

     No fractional shares of Bay Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Penril Common Stock who otherwise would be entitled to receive a fractional share of Bay Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Bay Exchange Price. See "The Merger
Agreement -- Terms of the Merger."

     THE NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED BY SHAREHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT PRECISELY BE DETERMINED PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND BUSINESS DAY IMMEDIATELY PRECEDING THE CLOSING DATE. Each share of Penril Common Stock will be converted into the number of shares of Bay Common Stock as is equal to the Conversion Ratio. The number of shares of Bay

Common Stock will depend upon the Bay Exchange Price, which establishes the Conversion Ratio. BECAUSE THE BAY EXCHANGE PRICE AND THE CONVERSION RATIO AS OF THE CLOSING DATE ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING PENRIL COMMON STOCK IS NOT CURRENTLY DETERMINABLE. Had the Merger been consummated on October 15, 1996, the Bay Exchange Price would have been $24.375, and each share of Penril Common Stock outstanding would have been converted into
0.41 shares of Bay Common Stock. The closing price of Bay Common Stock on that date, as reported on the NYSE-Composite Tape, was $20.875 per share. In fact, the Bay Exchange Price may be greater than or less than $24.375, and the price at which Bay Common Stock is likely to be trading on the NYSE on and after the Effective Date is likely to be greater than or less than the Bay Exchange Price. See "The Merger Agreement -- Terms of the Merger."



     Based upon the capitalization of Bay and Penril as of October 15, 1996, the latest practicable date prior to the date hereof, assuming the Conversion Ratio is 0.41 and assuming the subsequent exercise in full of all outstanding Penril Options outstanding as of that date, the shareholders and option holders of Penril will own approximately 2.54% of the outstanding shares of Bay Common Stock immediately following consummation of the Merger.



     Recommendation of the Penril Board; Penril's Reasons for the Merger. The Penril Board has determined that the Merger and Spin-off Transaction are fair to, and in the best interests of, Penril and its shareholders, in their capacity as shareholders, has unanimously approved the Merger and the Spin-off Transaction and recommends that Shareholders vote FOR the approval and adoption of the Proposal. The Penril Board believes that the Merger will provide significant value to all Shareholders and offers opportunities for growth using the additional capital, expertise and technology available from Bay. In reaching its decision to approve the Merger, the Penril Board considered several factors as more fully described under "The Merger -- Recommendation of the Penril Board; Penril's Reasons for the Merger;" and "Background of the Spin-off Transaction and the Merger."



     Opinion of Financial Advisor to the Penril Board. Broadview Associates LLC ("Broadview"), which was engaged by the Penril Board to serve as its financial advisor, delivered its opinion to the Penril Board on June 10, 1996, stating that, as of June 10, 1996, the consideration to be received by Shareholders in the Merger was fair to the holders of Penril Common Stock from a financial point of view. The full text of the written opinion of Broadview which sets forth the assumptions made, procedures followed, matters considered and limits of the review, updated as of the date hereof, is attached hereto as Annex IV. Holders of Penril Common Stock are urged to, and should, read the opinion in its entirety. See "The Merger -- Opinion of Financial Advisor to the Penril Board."


     Bay's Reasons for the Merger. The Bay Board of Directors (the "Bay Board") believes that the Merger is in the best interests of Bay and its shareholders because the strategic advantages of owning and controlling its own modem technology will enable Bay to broaden its product offering and strengthen its market presence in key markets. See "The Merger -- Bay's Reasons for the Merger."

     Conditions to the Merger. The respective obligations of Penril and Bay to consummate the Merger are subject to the satisfaction or waiver (where permissible) of certain conditions, including, but not limited to, approval of the Proposal by the holders of the requisite number of shares of Penril Common Stock; the consummation of the Spin-off Transaction; expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which has occurred; the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-4 filed by Bay of which this Proxy Statement/Prospectus is a part; and the absence of any preliminary or permanent injunction which prevents the consummation of the Merger. See "The Merger Agreement -- Conditions."

     Amendment. The Merger Agreement may be amended by the parties thereto at any time before or after approval thereof by Shareholders, but, after such approval, no amendment may be made which alters or changes the kind of shares and/or the ratios at which Penril Common Stock is to be converted into Bay Common Stock as provided in the Merger Agreement or which in any way materially adversely affects the rights of such Shareholders, without the further approval of such Shareholders. Penril does not intend to resolicit Shareholder approval in connection with any amendment of the terms of the Merger Agreement except as would be required by the foregoing terms of the Merger Agreement. See "The Merger Agreement -- Amendment."


     Regulatory Approvals. The consummation of the Merger is also subject to the parties obtaining certain regulatory approvals, including expiration of the relevant waiting period under the HSR Act, which has occurred, and the absence of any stop order suspending the effectiveness of the Registration Statement on Form S-4 filed by Bay, of which this Proxy Statement/Prospectus is a part. See "The Merger -- Regulatory Approvals."

     Exclusivity. The Merger Agreement provides that, subject to the Penril Board's fiduciary duties to its shareholders, Penril will not and will use its best efforts to cause its affiliates and each of its directors, officers, employees, agents and representatives not to take any action to directly or indirectly (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity concerning any merger, consolidation, sale or license of material assets or other business combination involving Penril or any of its subsidiaries, in each case relating only to the Modem Business or (ii) provide any non-public information concerning the business, properties or assets of Penril or its subsidiaries to any person or entity (collectively, the "Prohibited Communications"). If, within 180 days from the execution of the Merger Agreement but prior to termination of the Merger Agreement under certain circumstances, both (i) Penril has received, participated in or encouraged inquiries, discussions or negotiations in the form of Prohibited Communications; and (ii) the Penril Board has approved or has recommended to its shareholders that they accept the terms of any Acquisition Proposal (defined below) or has resolved to take any actions referenced in such Prohibited Communications with a party with whom Penril engaged in such Prohibited Communications, then that certain Perpetual License Agreement between Penril and Bay dated June 16, 1996 (the "Perpetual License Agreement") will become effective without further action or consideration on the part of any party. Pursuant to the Perpetual License Agreement, Penril grants to Bay a nonexclusive worldwide right and license to practice certain rights in order to make, use, market and sell certain modem-related products. In the event the Perpetual License Agreement becomes effective, Penril's management believes there will be a material adverse effect on the financial condition and operation of Penril because Bay will then have the perpetual right to use or otherwise exploit the intellectual property, patents, software and know-how which was previously the exclusive property of Penril. A copy of the Perpetual License Agreement is attached hereto as Annex V. See "Risk Factors -- Risks Relating to Penril" and "The Merger Agreement -- Exclusivity."

     Termination; Effect of Termination. The Merger Agreement may be terminated, and the Merger abandoned at any time prior to the Effective Time, either before or, if applicable, after its approval by Shareholders as follows:
(i) by mutual written consent of Penril and Bay; (ii) by either Penril or Bay upon notice to the other party if such other party is in breach of any material representation, warranty or covenant contained in the Merger Agreement; (iii) by either Penril or Bay if the Merger fails to receive the requisite approval by Shareholders; or (iv) under certain other circumstances. See "The Merger Agreement -- Termination; Effect of Termination." Upon termination of the Merger Agreement under certain circumstances, the Perpetual License Agreement will become effective. In the case of termination by reason of mutual agreement, lack of Shareholder approval, delayed closing due to Penril's failure to satisfy certain conditions precedent, or in the event the Penril Board withdraws its approval or recommendation to Shareholders of the Merger Agreement, then the Perpetual License Agreement will become effective without further action or consideration on the part of any party. In the case of termination by reason of any failure to obtain approval under the HSR Act, issuance and remaining in effect of a stop order suspending the effectiveness of the Registration Statement, or failure to consummate the Spin-off Transaction in accordance with the terms of the Merger Agreement, then the Perpetual License Agreement will become effective upon payment by Bay of $50,000,000 to Penril in immediately available funds. See "The Merger Agreement -- Termination; Effect of Termination."

     Management and Operations of Penril after the Merger. After the Merger, Penril will be a wholly-owned subsidiary of Bay. See "The Merger -- Management and Operations of Penril after the Merger."

     Employee Benefits. Pursuant to the Merger Agreement, Bay has agreed, for a period of at least one year from and after the Effective Time, to cause Penril to either (a) maintain all employee benefits of Penril or the Modem Subsidiaries existing at the Effective Time or (b) provide benefits to employees and former employees of Penril that are, taken as a whole, substantially equivalent to or better than the benefits presently offered by Penril, or the applicable Modem Subsidiary, immediately prior to the Effective Time; See "The Merger -- Employee Benefits."

     Anticipated Accounting Treatment. The Merger is intended to be treated as a purchase for accounting and financial reporting purposes. The Spin-off Transaction resulting in the transfer of the Remote Access Business to Access Beyond will be recorded at historical cost and will not result in a step-up in basis in the financial statements of Access Beyond. These accounting treatments are not a condition to the Merger. See "The Merger -- Anticipated Accounting Treatment."

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). All Shareholders should carefully read the section of this Proxy Statement/Prospectus entitled "Certain Federal Income Tax Consequences" for a discussion of the anticipated tax consequences of the Merger.

     Listing of the Bay Common Stock. Bay has agreed to cause the Bay Common Stock to be issued to Shareholders pursuant to the Merger Agreement to be authorized for listing on the NYSE, upon official notice of issuance. Such authorization for listing is a condition to the obligations of Bay, Merger Sub and Penril to consummate the Merger. See "The Merger -- New York Stock Exchange Listing."


     Effective Time of the Merger. The Merger will be consummated and become effective after the requisite approval of Shareholders has been obtained and all other conditions to the Merger have been satisfied or waived (where permissible) and upon the filing by Merger Sub and Penril of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time"). It is anticipated that, assuming all conditions are met, the Merger will occur on or about November 19, 1996. See "The Merger Agreement -- Effective Time."



     Consequences of Failure to Receive Shareholder Approval. In the event that Shareholders do not approve the Proposal or if the Merger is not consummated for any other reason, Penril intends to continue to conduct the Modem Business and the Remote Access Business of Access Beyond as an independent company in accordance with its business plan. In the event the Merger is not consummated due to lack of Shareholder approval, the Perpetual License Agreement will become effective without further action or consideration on the part of any party to the Merger Agreement.


     No Appraisal Rights. Holders of shares of Penril Common Stock are not entitled to dissenters' appraisal rights under the Delaware General Corporation Law (the "DGCL") in connection with the Merger. Under the DGCL, dissenters' appraisal rights are not available to Shareholders because (a) Penril Common Stock was designated as a National Market System security by the National Association of Securities Dealers, Inc. on the record date for the Special Meeting and (b) the Bay Common Stock to be issued pursuant to the Merger will be listed on the NYSE as of the Effective Time, upon official notice of issuance. See "The Merger -- No Appraisal Rights."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     General. In considering the recommendation of the Penril Board with respect to the Proposal, Shareholders should be aware that certain members of the Penril Board and management have interests in the Merger that are in addition to or different from the interests of Shareholders generally. In connection with the Merger and the Spin-off Transaction, certain key officers of Penril will be entering into employment agreements as described below. In connection with the Merger, Bay has agreed to treat Penril Options in the manner described below. Certain key officers of Penril are entitled to bonuses, additional compensation or severance payments from Penril as a result of the Merger and the transactions contemplated by the Merger as described below.


     Beneficial Ownership of Penril Common Stock by Directors and Officers of Penril. As of October 11, 1996, directors and executive officers of Penril and their affiliates may be deemed to be beneficial owners of an aggregate of approximately 17.0% of the outstanding Penril Common Stock. Each of the directors and executive officers of Penril has advised Penril that he intends to vote or direct the vote of all the outstanding Penril Common Stock over which he has voting control in favor of approval of the Proposal. The directors and executive officers of Penril will not receive any benefit in their capacities as Shareholders that differs from or is in addition to the benefit received by all other Shareholders. All Affiliates (as that term is defined under Rule 145(c) and (d) of the Securities Act) of Penril have executed an Affiliate's Agreement whereby each such Affiliate has covenanted and agreed to vote all Penril Common Stock held or controlled by such Affiliate at the time of the Special Meeting in favor of the Proposal. See "Ownership of Penril Common Stock."



     Employment Agreements. Pursuant to their existing employment agreements with Penril, certain officers of Penril are entitled to bonuses or severance payments as a result of the Merger. Under the terms of Penril's employment agreement with Ronald A. Howard, Executive Vice President of Penril, Mr. Howard is entitled to receive a bonus equal to $562,500 upon the closing of the Merger. Under the terms of a Letter Agreement between Penril and Henry D. Epstein, Chairman, President and Chief Executive Officer of Penril, Mr. Epstein is entitled to a severance payment equal to $550,000 due to a change in control of Penril. This severance payment is due and payable to Mr. Epstein in a lump sum on or before the fifth day following the date of termination of Mr. Epstein's employment. Under the terms of a Letter Agreement between Penril and Richard D. Rose, Senior Vice President and Chief Financial Officer of Penril, Mr. Rose will receive a performance bonus of $50,000 for calendar year 1996, which will be pro-rated if Penril is sold or acquired prior to December 31, 1996. In addition, Mr. Rose is entitled to a bonus of $150,000 upon consummation of the Merger. Pursuant to the terms of the Distribution Agreement to be entered into between Penril and Access Beyond, Penril will retain, and will not transfer to Access Beyond in the Spin-off Transaction, cash sufficient to pay these change in control payments, and Penril will make these payments at or prior to the consummation of the Merger.



     Upon consummation of the Spin-off Transaction, it is anticipated that Mr. Howard and Mr. Rose will each enter into an employment agreement with Access Beyond and Mr. Epstein will be a consultant to Access Beyond under the terms of a consulting agreement between Access Beyond and Ideonics, a financial and technology consulting firm owned by Mr. Epstein. See "The Merger -- Interests of Certain Persons in the Merger."



     Treatment of Penril Options. Under the terms of the Penril Options, and the award agreements pursuant to which such options were granted, the Penril Options were to immediately and automatically vest upon a change in control of Penril, and upon such change in control, each optionholder would have the right to exercise any options in full to the extent not previously exercised, without regard to vesting limitations. On July 2, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule as provided under certain award agreements and caused all of the outstanding Penril Options held by directors and executive officers of Penril to vest and on September 19, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule under certain award agreements and caused all the remaining outstanding unvested Penril Options to vest. Each of the Penril Options outstanding at the Effective Time, will be assumed by Bay and, immediately after the Effective Time, will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Common Stock on the same terms and conditions as were applicable under each such Penril Option at the Effective Time, subject to adjustment of the number of shares and the exercise price for the Conversion Ratio. In addition, the applicable provisions of each award agreement for Penril Options remaining outstanding after the Effective Time will have been equitably adjusted after the Spin-off Transaction and prior to the Closing Date by the Penril Board to reflect the Spin-off Transaction. At or prior to the Effective Time, Penril and Bay will take all action necessary to cause the assumption by Bay, as of the Effective Time, of the Penril Options not exercised prior thereto. As of October 11, 1996, all Penril Options held by Penril's directors and executive officers had been exercised. See "The Merger Agreement -- Terms of the Merger" and "Ownership of Penril Common Stock."


     Indemnification. Pursuant to the terms of the Merger Agreement, from and after the Effective Time, Bay will indemnify, defend and hold harmless each of the officers, directors and employees of Penril and its subsidiaries, against all losses, expenses, claims, damages or liabilities based in whole or in part on the fact that such person is or was such officer, director or employee of Penril or its subsidiaries, to the fullest extent permitted or required under applicable law; provided however that no such party shall be entitled to indemnification for claims based on the fact that such party is or was a Shareholder. In addition, Bay has agreed that all rights to indemnification existing in favor of the officers, directors, or employees of Penril as provided in Penril's or its subsidiaries' organizational documents as in effect as of the Effective Time shall survive the Merger for a period of not less than six years from the Effective Time. Bay has agreed to unconditionally guarantee the satisfaction of such rights. See "The Merger Agreement -- Indemnification."

                                  RISK FACTORS


     For a discussion of certain risk factors that should be considered carefully by Shareholders in determining whether to vote in favor of the Proposal, See "Risk Factors" beginning at page 20.


                           SURRENDER OF CERTIFICATES

     Promptly after the Effective Date, Bay shall cause The First National Bank of Boston, as its exchange agent, to mail a notice and transmittal form and exchange instructions to each holder of record of Penril Common Stock. CERTIFICATES FOR SHARES OF PENRIL COMMON STOCK SHOULD NOT BE SURRENDERED UNTIL SUCH NOTICE, TRANSMITTAL FORM AND EXCHANGE INSTRUCTIONS ARE RECEIVED. Holders of Penril Options outstanding as of the Effective Date will be entitled to receive
(i) options for shares of Bay Common Stock upon delivery of a consent letter consenting to the amendment or adjustment, as the case may be, of their option award agreements, together with a duly executed transmittal form or (ii) Bay Common Stock upon delivery of a notice of exercise and tender of the exercise price. See "The Merger Agreement -- Surrender and Payment."

                               SHAREHOLDER RIGHTS


     As a result of the Spin-off Transaction and the Merger, holders of Penril Common Stock of record as of both the Spin-off Record Date and the Effective Time will be entitled to receive shares of both AB Common Stock and Bay Common Stock. Prior to the Merger, the rights of Shareholders will continue to be governed by the laws of Delaware and Penril's Amended and Restated Certificate of Incorporation ("Penril's Certificate of Incorporation") and Bylaws. After the Effective Time, the rights of holders of Bay Common Stock received in the Merger will be governed by the laws of Delaware and the Certificate of Incorporation and Bylaws of Bay. The rights of holders of AB Common Stock received in the Spin-off Transaction will be governed by the laws of Delaware and Access Beyond's Restated Certificate of Incorporation ("Access Beyond's Certificate of Incorporation"). There are certain differences between Penril's Certificate of Incorporation and Bay's Certificate of Incorporation and between Penril's Certificate of Incorporation and Access Beyond's Certificate of Incorporation. See "Comparison of Rights of Holders of Bay Capital Stock and Penril Capital Stock"; and "Comparison of Rights of Holders of Penril Capital Stock and Access Beyond Capital Stock."



                       RECENT DEVELOPMENTS CONCERNING BAY



     On September 24, 1996, Bay acquired all of the outstanding shares of LANcity, a provider of advanced cable modem technology, for $59.0 million. The acquisition was accounted for as a purchase. Based on estimates, Bay allocated $42.6 million of the purchase price to in-process research and development, which was charged to expense upon the closing of the transaction.



     On October 14, 1996, Bay announced that its revenue for the quarter ended September 30, 1996 was $522.7 million, an increase of 14% from $457.8 million in the same period of fiscal 1996, and that its income from operations was $27.3 million or 5.2% of revenue in the first quarter of fiscal 1997, which includes a $42.6 million charge to operations for in-process research and development in connection with the acquisition of LANcity, compared to $92.4 million or 20.2% of revenue in the same period of fiscal 1996. Bay also announced that, including the effect of the acquisition, its net income for the quarter ended September 30, 1996 was $5.6 million, or $0.03 per share, compared to $63.2 million, or $0.32 per share, in the same period of fiscal 1996. See "Information Concerning Bay -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."


                                ---------------

     "BIAX", "PENRIL", "PENRIL CORP.", "PENRIL DATABILITY NETWORKS", "PENRIL DATABILITY NETWORKS AND THE PENRIL DATABILITY DESIGN", "PENRIL DATABILITY DESIGN", "PENRIL DATACOMM", and "PENRIL DATA COMMUNICATIONS" (expired) are trademarks, tradenames and service marks owned by Penril.


     Optivity, BN and AN are registered trademarks, and Bay Networks, the Bay logo, Xylogics, Clam, Nautica, Marlin, System 5000, 28000, LattisSwitch, ASN, BaySIS, Distributed 5000, System 2000, Remote Annex, Instant Internet and CENTILLION are trademarks of Bay.


     This Proxy Statement/Prospectus may also include other trademarks and trade names which are the property of their respective owners.

                                  RISK FACTORS

     The following risk factors should be considered carefully by Shareholders in evaluating whether to approve the Proposal and thereby become holders of AB Common Stock and Bay Common Stock. These factors should be considered in conjunction with the other information included and incorporated by reference in this Proxy Statement/Prospectus and the Access Beyond Prospectus.

RISKS RELATING TO PENRIL


     Failure to Consummate Merger; License Rights. In the event Shareholders do not approve the Proposal or the Merger is not consummated for any other reason, Penril may experience a materially adverse effect on its operations and financial condition. In connection with the Merger, Penril and Bay entered into the Perpetual License Agreement whereby Penril granted Bay a non-exclusive license to certain intellectual property, software and technical know-how relating to certain V.34+ Xylogics Octal Modem Cards. In the event the Merger Agreement is terminated under certain circumstances, including for lack of Shareholder approval, the Perpetual License Agreement will become effective without payment by Bay of any consideration therefor and Bay will have the right, pursuant to the terms of the Perpetual License Agreement, to hire certain designated Penril employees who are important to the Modem Business. See "The Merger Agreement -- Termination; Effect of Termination." In addition, if the Merger Agreement is terminated under certain other circumstances, the Perpetual License Agreement will become effective upon payment by Bay to Penril of $50,000,000. If the Perpetual License Agreement becomes effective without consideration from Bay, Penril may suffer adverse financial consequences. If the Perpetual License Agreement becomes effective under either instance, Penril's management believes Penril will suffer material adverse effects on its operations because the granting of the non-exclusive license to Bay and the permission to hire the designated employees in all likelihood would make the acquisition of Penril less attractive to other potential purchasers and, in addition, in all likelihood would make the licensed technology less valuable to Penril. Even if the Perpetual License Agreement does not become effective, Bay nevertheless has had access to the technology through the terms of that certain License Agreement (the "License Agreement") dated as of June 16, 1996, between Penril and Bay, which license expires December 15, 1996. The License Agreement is attached hereto as Annex VI. See "The Merger Agreement -- Termination; Effect of Termination."



     Potential Effect on Penril's Business. Penril anticipates that it will experience changes in its business resulting from the public announcement of the Merger and Spin-off Transaction. Such changes may include, among other things, a potential change in the current buying patterns of resellers and potential customers as a result of the announced transactions, and the decision on the part of certain customers to defer purchasing decisions as they evaluate the future product strategy and competitive positioning of Penril after the Merger. Any such changes could have a material adverse effect upon the results of operations of Penril both in the near term and the long term.



     Important Considerations Related to Forward-Looking Statements. With the exception of historical information, the matters discussed in this Proxy Statement/Prospectus may include forward-looking statements that involve risks and uncertainties. Penril wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed elsewhere in this Proxy Statement/Prospectus and in Penril's other filings with the Commission, could affect Penril's actual results and cause actual results to differ materially from those in the forward-looking statements.


RISKS RELATING TO THE MERGER

     Effect of Stock Price on Merger Consideration. THE NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED BY SHAREHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT PRECISELY BE DETERMINED PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND BUSINESS DAY IMMEDIATELY PRECEDING THE CLOSING DATE. The number of shares of Bay Common Stock will depend upon the Bay Exchange Price, which establishes the Conversion Ratio. BECAUSE THE BAY EXCHANGE PRICE, AND THE CONVERSION RATIO AS OF THE CLOSING DATE ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING PENRIL

COMMON STOCK IS NOT CURRENTLY DETERMINABLE. In considering the Proposal, Shareholders should take into account that the price of Bay Common Stock at the Closing Date is likely to vary from the Bay Exchange Price and the prices as of the date of this Proxy Statement/Prospectus and the date on which Shareholders vote on the Merger. Such fluctuations may be due to changes in the business, operations or prospects of Bay, market assessments of the likelihood that the Merger will be consummated and the timing thereof, general market and economic conditions, and other factors. See "The Merger Agreement -- Terms of the Merger" and "Comparative Market Price Information."

RISKS RELATING TO BAY

     Business Environment and Risk Factors That May Affect Future Results. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein. Bay's future operating results may be affected by various trends and factors which are beyond Bay's control. These include, among other factors, changes in general economic conditions, rapid or unexpected changes in technologies and uncertain business conditions that affect the data networking industry. Accordingly, past results and trends should not be used by investors to anticipate future results or trends.


     Risks Related to Forward Looking Statements. With the exception of historical information, the matters discussed in this document may include forward-looking statements that involve risks and uncertainties. Bay wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed elsewhere in this Proxy Statement/Prospectus and in Bay's other reports filed with the Commission, could affect Bay's actual results and cause actual results to differ materially from those in the forward-looking statements.



     Risks Related to New Products. Bay's future revenue is dependent on its ability to successfully develop, manufacture and market products for customers worldwide. In this regard, future growth is dependent on Bay's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers and channel partners, and others. Also, future revenue may be affected in part by factors which influence the business of Bay's direct and indirect resellers, such as the resellers' organization structure, purchasing patterns and inventory levels.



     Bay believes that the markets for its products are characterized by rapid rates of technological innovation for both hardware and software. Rapid rates of technological change, in turn, may lead to shorter or more unpredictable product life cycles. There can be no assurance that Bay's research and development efforts will result in commercially successful new technology and products in the future. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule.


     Risks Related to Recent Developments. Bay recently announced an internal reorganization and implemented a new information system which it believes will better serve its customers and the market overall. There can be no assurances that these actions will achieve Bay's objectives.


     Dependence on Personnel. Bay's success depends upon the continued contributions of its personnel, many of whom would be difficult to replace. The success of Bay will depend on the ability of Bay to attract and retain skilled employees. Changes in personnel, therefore, could adversely affect operating results.



     Risks Related to Gross Margin. Bay's gross margin percentage is a function of the product mix sold in any period. Other factors such as unit volumes, obsolescence of inventory, heightened price competition, changes in channels of distribution, shortages in components due to timely supplies of parts from vendors or ability to obtain items at reasonable prices, and availability of skilled labor, also may continue to affect the cost of sales and the fluctuation in gross margin percentages in future periods. In the past, Bay has paid premiums to secure adequate supplies of components, and it could become necessary to make such payments again in the future.


     Risks Related to Timing of Product Shipments. One of the risks potentially affecting Bay's operating results is the fact that a substantial portion of Bay's revenue in any period may result from shipments during the latter part of a period. Because Bay establishes its operating expense level based on its operational goals, if shipments in any period do not meet goals, net profits may be adversely affected.

     Risks Related to Backlog. Bay has attempted to reduce its product manufacturing lead times and its backlog of orders. To the extent that backlog is reduced during any particular period, it could result in more variability and less predictability in Bay's quarter to quarter revenue and operating results. If manufacturing lead times are not reduced, Bay's customers may cancel, or not place, orders if shorter lead times are available from other manufacturers. In addition, Bay's ability to meet customer demand may also be dependent on the ability of Bay to increase manufacturing levels for new products to volumes required based on anticipated orders by the market.


     Risks Related to Intellectual Property Rights. Bay currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in its products. Bay maintains as proprietary the software and other portions of the technology incorporated in its network management and other products, and may license that technology to others as necessary. There can be no assurance that the steps taken by Bay in this regard will be adequate to prevent misappropriation of its technology or that Bay's competitors will not independently develop technologies that are substantially equivalent or superior to Bay's technology. In addition, the laws of some foreign countries do not protect Bay's proprietary rights to the same extent as do the laws of the United States. Bay has a number of patents and may apply for additional patents. There can be no assurance that patents will issue from any applications filed by Bay or that, if patents do issue, the claims will be sufficiently broad to protect the technology invented by Bay. In addition, no assurance can be given that any patents issued to Bay will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

     Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents or new standards that may issue or to obtain important technology, it may be necessary for Bay to enter into technology licenses from others. Such licenses could impact Bay's operating results, and there is no assurance that Bay will be able to license such technology.


     Bay has announced a number of strategic technology alliances and cooperative marketing efforts. There can be no assurance that such alliances will lead to standards acceptable to the market, or competitive products.



     Risks Related to New Markets. During the past several quarters, Bay entered new markets, including the remote access and internet markets, primarily through the acquisition of other businesses. In addition, Bay announced the formation of a subsidiary, NETGEAR, which focuses on developing and marketing products for the small office and home office market. The revenue or net profits from these new markets and businesses has not been material in the past. At present, these new markets are undeveloped and rapidly changing. If these markets do not develop, or if Bay's strategies for these markets are unsuccessful, Bay's operating results may be adversely affected.


     Revenue Fluctuations and Competition. The data networking industry has grown in the past few years, however, Bay's revenue may fluctuate year over year or any quarter over quarter based on competition and customers waiting for anticipated product introductions. The networking industry is highly competitive and competition is expected to intensify and could adversely affect Bay's future results. Networking and communications suppliers compete in areas such as: conformity to existing and emerging industry standards; interoperability with other networking products; the ability to run Ethernet, token ring and FDDI networks on most common cabling systems; network management capabilities; ease of use; scalability; price; performance; reliability; product features; technical support; marketing expertise; and product innovation.


     There are many companies competing in various segments of the intelligent hub, switching, router and remote access network markets. Bay's principal competitors include Ascend Communications, Cabletron Systems, Inc., Cascade Communications, Cisco Systems, Inc. ("Cisco"), Digital Equipment Corporation, Fore Systems, Inc., Hewlett-Packard Company, Inc., International Business Machines Corporation and 3Com Corporation, among others. Several of Bay's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to Bay. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. Specifically, 3Com Corporation acquired Chipcom Corporation and Cisco recently acquired StrataCom, Inc. and recently announced its intention to acquire Telebit Corporation, a manufacturer of digital modems. There can be no assurance that Bay will be able to compete successfully in the future with existing or new competitors.

     With industry standards established and new standards emerging, more companies have developed standards-based products and have sought to compete on the basis of price. Pressures from competitors offering lower priced products could result in future price reductions for Bay's products.


     Risks Related to Acquisitions. To implement its business plans, Bay may make further acquisitions in the future. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired business into Bay's operations. Bay's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. Certain acquisitions or strategic transactions may be subject to approval by the other party's board or shareholders, domestic or foreign governmental agencies, or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by Bay could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, or contingent liabilities, and amortization expenses related to goodwill and other intangible assets. These factors could adversely affect Bay's future operating results and financial position. As Bay's competitors have pursued a strategy of growth through acquisition, there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.


     Reliance on Resellers and Distributors. VAR and distributor networks have continued to represent an important part of Bay's overall sales and distribution strategy. While Bay is not dependent on any single VAR or distributor, the loss of, or changes in the relationship with or performance by, several VARs or distributors nevertheless could have a material adverse effect on Bay's revenue and operating results. The loss of, or changes in the relationship with or performance by, one or more international distributors could have a material adverse effect on Bay's revenue and operating results.


     Risks Related to Customer Support and Service. The market for Bay's products increasingly demands high levels of customer support and service. As a result, Bay aims to provide competitive levels of support and service, as well as product warranties. There is a risk that Bay or its contractors may be unable to provide a level of service that is acceptable to its customers. There is also a risk that Bay may incur substantial costs related to warranties or service claims.



     Risks Related to International Sales. International sales may be an increasingly important contributor to Bay's revenue and net profits. As a result, operating results are increasingly affected by the risks of such activities, including economic conditions in the international markets in which Bay sells its products and political and economic instability, fluctuations in currency exchange rates, changes in international regulatory requirements, international staffing and employment issues, tariffs and other trade barriers, import and export controls and the burden of complying with foreign laws. Sales into developing nations may fluctuate to a greater extent than sales to customers in developed nations, as those markets are only beginning to adopt new technologies and establish purchasing practices. These risks may adversely affect Bay's future operating results and financial position.


     Risks Related to Government Regulations and Product Certification. Bay's operations are also subject to laws, regulations, government policies, and product certification requirements worldwide. Changes in such laws, regulations, policies, or requirements could affect the demand for Bay's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on Bay's future operating results.


     Risks of Stock Volatility and Absence of Dividends. In recent years, the stock market in general and the market for technology stocks in particular, including Bay Common Stock, have experienced extreme price fluctuations. There is a risk that stock price fluctuation could impact Bay's operations. Changes in the price of Bay Common Stock could affect Bay's ability to successfully attract and retain qualified personnel or complete necessary business combinations or other transactions in the future. Bay has never paid any cash dividends on its capital stock, and there can be no assurances that Bay will do so.

RISKS RELATING TO ACCESS BEYOND


     Stand Alone Company. Access Beyond was recently incorporated for the purpose of effecting the Spin-off Transaction and the Merger and, as a corporation, does not have any operating history. However, the business of Access Beyond, the Remote Access Business as conducted by Penril prior to the Spin-off Transaction, has an operating history consisting of the development and sales of local area network ("LAN") and host access products (the "LAN and Host Access products") and the development of a new product family called Access Beyond.



     Absence of Trading Market for AB Common Stock. Prior to the consummation of the Spin-off Transaction and the Merger, there will not have been any trading market for the AB Common Stock, and there can be no assurance as to the prices at which trading in the AB Common Stock will occur after completion of the Spin-off Transaction and the Merger. Until the AB Common Stock is distributed and an orderly market develops (if one does), the trading price may be volatile. Prices for AB Common Stock will be determined in the marketplace and may be influenced by many factors, including the operating performance of Access Beyond, the depth and liquidity of the market for AB Common Stock, and general economic and market conditions. Application has been made to list the AB Common Stock for trading on Nasdaq.



     Dependence on Key Management. If Access Beyond is to be successful, such success will be due in large part to the performance of Ronald A. Howard, Access Beyond's President and Chief Executive Officer, and, to a lesser extent, other key management personnel. The loss of Mr. Howard's services could adversely affect Access Beyond's ability to achieve profitability and growth. Although Access Beyond anticipates it will enter into an employment contract with Mr. Howard which will provide for his continued employment, no assurance can be given that Access Beyond will be able to retain the services of Mr. Howard or any other key management personnel. See "Description of Penril and Access
Beyond -- Access Beyond."


     Technological Changes. The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. Access Beyond may be required to incur significant expenditures to develop such new integrated product offerings. There can be no assurance that customer demand for products integrating network management and remote access technologies will grow at the rate expected by Access Beyond, that Access Beyond will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that Access Beyond will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. Access Beyond's business, operating results and financial condition may be materially and adversely affected if Access Beyond encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, Access Beyond must also continue to enhance its existing products and there is no assurance that it will be able to do so. A portion of future revenues will come from new products and services. Access Beyond cannot determine the ultimate effect that new products will have on its revenues or earnings.


     Competition. The networking industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the network management and remote access markets. Competitors include Ascend Communications, Shiva Corporation, Cisco Systems, Inc., U.S. Robotics, Inc., Microcom, Inc., and Bay, among others. Many of Access Beyond's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to Access Beyond. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. There can be no assurance that Access Beyond will be able to compete successfully in the future with existing or new competitors.

     Product Protection and Intellectual Property. Access Beyond, like many other companies in the network access industry, currently relies upon rights granted through licenses from third parties for a substantial amount of proprietary information used to develop its products. However, some companies may determine not to grant such licenses and may seek to protect their proprietary rights in such technological information. Accordingly, there can be no assurance that Access Beyond will be able to continue obtaining additional rights to utilize proprietary technological information necessary to develop its products. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. In the event of any infringement, Access Beyond believes that, based upon industry practice, necessary licenses or rights under such patents may be obtained on terms that should not have a material adverse effect on Access Beyond's consolidated financial position or results of operations. However, there can be no assurance in this regard.


     Effect of Certain Anti-Takeover Provisions. Access Beyond's Certificate of Incorporation includes certain provisions that are intended to prevent or delay the acquisition of Access Beyond by means of a tender offer, proxy context or otherwise. Specifically, Access Beyond's Certificate of Incorporation provides for a classified Board of Directors, classified into three classes with terms of three years each. In addition, Access Beyond's Certificate of Incorporation authorizes the Board of Directors of Access Beyond to issue preferred stock, without further shareholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of AB Common Stock. Finally, Access Beyond is subject to Section 203 of the DGCL which limits transactions between a publicly held company and "interested shareholders" (generally those shareholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of Access Beyond. See "Description of Access Beyond Capital Stock." Access Beyond's stock option plans will provide for acceleration of stock options upon a change in control of Access Beyond, which will have the effect of making an acquisition of control of Access Beyond more expensive. These plans may also inhibit a change in control of Access Beyond. In addition, certain officers of Access Beyond will have severance compensation agreements with Access Beyond that will provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to Access Beyond, including a change in control of Access Beyond.



     Important Considerations Related to Forward-Looking Statements. With the exception of historical information, the matters discussed in this Proxy Statement/Prospectus may include forward-looking statements that involve risks and uncertainties. Penril wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed elsewhere in this filing and in Penril's other filings with the Commission, could affect Access Beyond's actual results and cause actual results to differ materially from those in the forward-looking statements.


     Dividends. Access Beyond does not anticipate paying dividends in the foreseeable future.

     For a discussion of additional considerations relating to Access Beyond, see "Risk Factors" in the Access Beyond Prospectus attached hereto as Annex II. Shareholders are urged to read the Access Beyond Prospectus in its entirety.

RISKS RELATING TO TAX TREATMENT OF THE MERGER AND THE SPIN-OFF TRANSACTION

     As described below, although Penril has received an opinion from its tax counsel based upon certain representations and assumptions that it is more likely than not that the Spin-off Transaction and the Merger will be tax-free for federal income tax purposes, no ruling from the IRS to that effect has been or will be sought. See "Certain Federal Income Tax Consequences." If the Spin-off Transaction were not to qualify for tax-free treatment under Section 355 of the Code, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that (i) each Shareholder would be required to recognize income or gain on the receipt of the shares of AB Common Stock in the Distribution in an amount up to the fair market value of the shares of AB Common Stock received in the Distribution and (ii) Penril would be required to recognize gain on the Distribution to the extent the fair market value of the shares of AB Common Stock issued in the Distribution exceeded Penril's tax basis in such shares. Each member of the Penril consolidated group (including Access Beyond and its subsidiaries) would remain jointly and severally liable for such tax liability.

     In addition, if the Merger does not qualify for tax-free treatment as a reorganization described in Section 368(a)(1)(B) of the Code, then, in general, although the matter is not entirely free from doubt, for federal income tax purposes it is likely that each Shareholder would recognize gain measured by the excess of the fair market value of the Bay Common Stock received in the Merger plus the amount of cash in lieu of a fractional share over the tax basis in his or her Penril Common Stock. Furthermore, if the tax free nature of the Merger is invalidated it would reduce the likelihood that the Spin-off Transaction will qualify as a tax-free Spin-off pursuant to Section 355 of the Code.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following Selected Historical Financial Data of Bay have been derived from its consolidated historical financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto included herein.


     The following Selected Historical Financial Data of Penril should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Penril and Access Beyond" included elsewhere herein and Penril's consolidated financial statements and the notes thereto included herein. The statement of operations data for the years ended July 31, 1996, 1995, 1994, 1993, and 1992 and the balance sheet data as of the same dates have been derived from the audited consolidated financial statements of Penril.



     No cash dividends have been declared or paid on Bay Common Stock. Penril declared and paid cash dividends of $.02 per share of Penril Common Stock in each of its 1994 and 1992 fiscal years.


                   SELECTED HISTORICAL FINANCIAL DATA OF BAY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     FISCAL YEAR ENDED JUNE 30,
                                --------------------------------------------------------------------
                                   1996           1995             1994          1993         1992
                                ----------     ----------       ----------     --------     --------
BAY -- HISTORICAL STATEMENT OF
  INCOME DATA(1):
  Revenue.....................  $2,056,634     $1,403,595       $1,136,393     $926,154     $507,013
  Income before provision for
     income taxes(2)..........     351,816        220,673          208,221      174,303       86,241
  Net income..................     206,325        128,986          124,378      103,280       57,260
  Net income per share........        1.04           0.69             0.69         0.58         0.34
  Shares used to compute net
     income per share.........     198,778        187,659          180,088      179,191      169,218

                                                              JUNE 30,
                                --------------------------------------------------------------------
                                   1996           1995             1994          1993         1992
                                ----------     ----------       ----------     --------     --------
BAY -- HISTORICAL BALANCE
  SHEET DATA(1):
  Total assets................  $1,506,535     $1,155,046       $  848,496     $700,203     $374,153
  Working capital.............     816,016        696,085          585,508      479,974      248,980
  Long-term debt..............     110,147        113,430          110,283      110,431          436
  Stockholders' equity........   1,094,695        770,086          583,721      458,025      296,506

---------------


(1) All amounts and per share data for prior periods have been retroactively restated to reflect the acquisition of Xylogics in a pooling of interests transaction effective December 15, 1995. All share and per share data applicable to prior periods have also been retroactively restated to reflect a three-for-two stock split of Bay Common Stock in the form of a stock dividend, effective November 24, 1995.


(2) Includes charges of $39.7 million, $6.7 million, $17.9 million and $17.9 million for the years ended June 30, 1996, 1995, 1994 and 1993, respectively, for in-process research and development charges resulting from acquisitions and $10.2 million and $63.4 million for the years ended June 30, 1996 and 1995 for merger related expenses.

                  SELECTED HISTORICAL FINANCIAL DATA OF PENRIL
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           FISCAL YEAR ENDED JULY 31,
                                               ---------------------------------------------------
                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
PENRIL -- HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Net revenues(1)..............................  $39,435    $52,611    $61,838    $44,108    $32,966
Net income (loss)
  Continuing operations(2)...................  (20,668)    (4,614)     2,344      1,027        188
  Discontinued operations....................      404     (1,661)      (828)      (896)       906
  Loss on disposal of discontinued
     operations..............................     (640)    (1,400)        --         --         --
Earnings (loss) per share
  Continuing operations......................    (2.14)     (0.61)      0.30       0.15       0.03
  Discontinued operations....................      .04      (0.22)     (0.11)     (0.13)      0.13
  Loss on disposal...........................     (.07)     (0.19)        --         --         --
Cash dividends per share.....................       --         --       0.02         --       0.02
PENRIL -- HISTORICAL BALANCE SHEET DATA:
Total assets(3)..............................  $33,780    $44,387    $51,061    $49,178    $28,689
Long-term debt...............................      905      5,681      8,890     10,217      1,875
Stockholders' equity.........................   18,215     21,723     28,580     27,501     22,177

---------------


(1) Included in net revenues are the following net revenues relating to the Modem Business, including $4.5 million paid in the fourth quarter of fiscal 1996 to Penril for a license agreement with Bay:


                                                           FISCAL YEAR ENDED JULY 31,
                                               ---------------------------------------------------
                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
     Net revenues............................  $19,519    $18,974    $22,828    $21,768    $16,789


(2) Net income from continuing operations for fiscal 1996 includes a charge of $9.7 million for restructuring costs and $500,000 for costs incurred through July 31, 1996 related to the Merger.



(3) Included in total assets are the following net assets relating to the discontinued operations (Technipower and EMI):


                                                           FISCAL YEAR ENDED JULY 31,
                                               ---------------------------------------------------
                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
     Net assets..............................  $ 7,337    $ 5,145    $ 6,830    $ 7,299    $ 6,883

                           COMPARATIVE PER SHARE DATA


     The following table sets forth certain historical per share data of Bay and Penril and combined per share data on an unaudited pro forma basis after giving effect to the Spin-off Transaction, and to the Merger as a purchase transaction, and assuming that 4,213,455 shares of Bay Common Stock, based on the outstanding shares of Penril Common Stock as of July 31, 1996, will be issued for all of the outstanding Penril Common Stock. These data should be read in conjunction with the selected historical financial data, the unaudited pro forma consolidated financial statements of Access Beyond, the Unaudited Pro Forma Combined Condensed Financial Statements of Bay and the separate historical consolidated financial statements of Bay and Penril included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data, which represents the pro forma combined financial data of Bay and the Modem Business, are not necessarily indicative of the operating results or financial position that would have been achieved had the Spin-off Transaction and the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.



                                                                                       AS OF OR
                                               HISTORICAL                      YEAR ENDED JUNE 30, 1996
                                    --------------------------------     ------------------------------------
                                         BAY              PENRIL                                   BAY
                                      AS OF OR           AS OF OR             BAY               PRO FORMA
                                     YEAR ENDED         YEAR ENDED         PRO FORMA            COMBINED
                                    JUNE 30, 1996     JULY 31, 1996      COMBINED(3)(4)     EQUIVALENTS(3)(4)
                                    -------------     --------------     --------------     -----------------
Income (loss) per share from
  continuing operations...........      $1.04(1)          $(2.14)            $ 0.97               $0.38
Book value per share(2)...........      $5.81             $ 1.68             $ 5.94               $2.31

---------------

(1) Reflects an in-process research and development charge of $39.7 million and merger related expenses of $10.2 million in connection with acquisitions during the year ended June 30, 1996.

(2) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.


(3) Pro forma combined income per share from continuing operations reflects Bay's net income for the year ended June 30, 1996 and Penril's income from continuing operations for the year ended July 31, 1996, after giving effect to the Spin-off Transaction, and is based on (i) Bay's weighted average common and common equivalent shares outstanding for the year ended June 30, 1996, (ii) 4,213,455 shares of Bay Common Stock assumed to be issued for all of the outstanding shares of Penril Common Stock, based on the outstanding shares of Penril Common Stock at July 31, 1996 and assumes that such shares were outstanding for the entire period and (iii) the applicable number of shares relative to the Penril Options assumed by Bay. To the extent that the number of outstanding shares of Penril Common Stock increases or decreases between July 31, 1996 and the closing date of the Merger, the number of shares of Bay Common Stock to be issued in connection with the Merger will increase or decrease proportionately. Pro forma combined income per share from continuing operations includes a pro forma adjustment of approximately $11.1 million for the estimated effect of amortization over a five year period of acquired intangibles in the Merger. The pro forma combined book value per share reflects the stockholders' equity of Bay as of June 30, 1996 and Bay's estimated allocation of the total purchase price of Penril, and is based on the outstanding shares of Bay Common Stock as of June 30, 1996 and the shares of Bay Common Stock assumed to be issued in connection with the Merger.


(4) Based on preliminary estimates, Bay expects that approximately $60 million to $65 million of the total purchase price will be allocated to in-process research and development and will be charged to operations at the time of the closing of the Merger, currently anticipated to be during the quarter ended December 31, 1996. The effect of this charge using the mid-point of the range has been reflected in the pro forma combined book value per share but has not been reflected in the pro forma combined income per share from continuing operations.

                      COMPARATIVE MARKET PRICE INFORMATION


     Penril Common Stock is quoted on Nasdaq under the symbol "PNRL." Bay was quoted on Nasdaq until February 29, 1996, under the symbol "BNET", when it began trading on the NYSE on February 29, 1996, under the symbol "BAY."



     The following tables set forth, for the periods indicated, the high and low sale prices of Penril Common Stock as reported on Nasdaq, and the high and low closing price of Bay Common Stock as reported on Nasdaq and the NYSE.



                                                        PENRIL COMMON           BAY COMMON STOCK
                                                            STOCK
                                                      -----------------         -----------------
                                                       HIGH       LOW            HIGH       LOW
                                                      ------     ------         ------     ------
Calendar 1994
  First Quarter....................................   $ 7.50     $ 5.38         $29.09     $21.42
  Second Quarter...................................     6.50       3.50          25.87      14.17
  Third Quarter....................................     4.13       3.13          17.00      12.79
  Fourth Quarter...................................     3.75       2.13          20.33      12.83
Calendar 1995
  First Quarter....................................   $ 4.75     $ 2.13         $25.75     $18.71
  Second Quarter...................................     6.00       3.13          27.50      22.46
  Third Quarter....................................     8.38       4.38          37.33      27.17
  Fourth Quarter...................................    11.25       5.25          48.42      33.58
Calendar 1996
  First Quarter....................................   $ 9.50     $ 5.50         $47.88     $28.38
  Second Quarter...................................    14.13       6.00          36.75      25.00
  Third Quarter....................................    14.50      11.88          30.00      21.63
  Fourth Quarter (through October 15)..............    15.25      13.38          27.00      20.25



     On June 14, 1996, the last full trading day prior to the execution and delivery of the Merger Agreement and the public announcement thereof, the last reported sale price of Penril Common Stock on Nasdaq was $10.00 per share and the closing price of Bay Common Stock on the NYSE -- Composite Tape was $27.25 per share.



     On October 15, 1996, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the last reported sale price of Penril Common Stock on Nasdaq was $13.875 per share and the closing price of Bay Common Stock on the NYSE was $20.875 per share.



     There were approximately 4,456 shareholders of Bay of record as of September 30, 1996. There were 921 shareholders of Penril of record as of October 11, 1996.


     Bay has never paid any cash dividends on its capital stock, and there can be no assurances that Bay will do so. See "Risk Factors -- Risks Relating to Bay -- Absence of Dividends."

     Penril declared and paid cash dividends of $.02 per share of Penril Common Stock in fiscal 1994 and in fiscal 1992.


     Prior to consummation of the Spin-off Transaction, there is no public trading market for the AB Common Stock. However, Access Beyond has made application to list the AB Common Stock for trading on Nasdaq.


                              THE SPECIAL MEETING

GENERAL; DATE AND PLACE OF THE SPECIAL MEETING


     This Proxy Statement/Prospectus is being furnished to holders of Penril Common Stock in connection with the solicitation of proxies by the Penril Board for use at the Special Meeting to be held on Friday, November 15, 1996 at 9:00 a.m. (local time) at 1201 Quince Orchard Blvd., Gaithersburg, Maryland, and at any adjournments or postponements thereof.

     Representatives of Deloitte & Touche LLP, Penril's independent auditors, are expected to be present at the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.


     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to Shareholders on or about October 22, 1996.


PURPOSE OF THE SPECIAL MEETING


     At the Special Meeting, Shareholders will consider and vote upon a single proposal to approve and adopt the Spin-off Transaction and the Merger.



     The Penril Board has determined that the Merger and the Spin-off Transaction are fair to, and in the best interests of, Penril and its shareholders, in their capacity as shareholders, has unanimously approved the Proposal and unanimously recommends that Shareholders vote FOR the Proposal to approve each of the Spin-off Transaction and the Merger. See "Background of the Spin-off Transaction and the Merger"; and "The Merger -- Recommendation of the Penril Board; Penril's Reasons for the Merger."


SHAREHOLDERS ENTITLED TO VOTE; REQUISITE APPROVAL


     The Penril Board has fixed October 11, 1996 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Special Meeting. Accordingly, only holders of record of Penril Common Stock on the record date will be entitled to notice of, and to vote at, the Special Meeting. As of October 11, 1996, there were 11,917,687 shares of Penril Common Stock outstanding and entitled to vote, which shares were held by 921 holders of record. Each holder of record of Penril Common Stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Penril Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.


     Approval and adoption of the Spin-off Transaction and of the Merger will be voted on by Shareholders as a single proposal. Therefore, failure to obtain the requisite shareholder approval WILL RESULT IN THE ABANDONMENT BY PENRIL OF THE MERGER AND SPIN-OFF TRANSACTION. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF PENRIL COMMON STOCK IS NECESSARY TO APPROVE AND ADOPT THE PROPOSAL.


     As of October 11, 1996, directors and executive officers of Penril and their affiliates may be deemed to be beneficial owners of approximately 17.0% of the outstanding shares of Penril Common Stock. Each of the directors and executive officers of Penril has advised Penril that he intends to vote or direct the vote of the Penril Common Stock over which he has voting control for approval and adoption of the Proposal.


     AT THE SPECIAL MEETING, ALTHOUGH ABSTENTIONS AND BROKER NON-VOTES WILL BE COUNTED FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL WITH RESPECT TO DETERMINING WHETHER THE PROPOSAL HAS RECEIVED THE REQUISITE NUMBER OF AFFIRMATIVE VOTES.

PROXIES

     This Proxy Statement/Prospectus is being furnished to Shareholders in connection with the solicitation of proxies by and on behalf of the Penril Board for use at the Special Meeting.

     All shares of Penril Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED (OTHER THAN IN THE CASE OF BROKER NON-VOTES), SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE PROPOSAL.

     As of the date of this Proxy Statement/Prospectus, the Penril Board does not know of any other matters which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to adjourn the Special

Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed forms of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of Penril at or before the taking of the vote at the Special Meeting a written notice of revocation bearing a later date than the proxy or
(b) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Penril DataComm Networks, Inc., 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, Attention: Secretary, or hand delivered to the Secretary of Penril, at or before the taking of the vote of the Special Meeting.

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by Penril. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Penril in person or by telephone, telegram, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for reasonable out-of-pocket expenses in connection with, such solicitation. Penril has retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the Special Meeting at a cost of approximately $5,000 plus reasonable out-of-pocket expenses. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Penril will reimburse such custodians, nominees and fiduciaries for their reasonable expenses incurred in connection therewith.

     SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. The procedure for the exchange of shares after the Merger is consummated is set forth below in this Proxy Statement/Prospectus.

                           BACKGROUND OF THE SPIN-OFF
                           TRANSACTION AND THE MERGER

     During fiscal 1995, revenues of Penril's data communications products declined from the prior year, in part because delays were experienced by Penril in shipment of its new generation of V.34 modem products which had received very favorable reviews in trade publications. During the same period, Penril embarked on a program to replace its older networking products with a new single hardware platform which incorporated various functions, such as remote LAN access, bridging/routing, multiplexing or host access. These new products were named "Access Beyond" and were introduced to the marketplace in Spring, 1996.

     The combined delays in Penril's ability to ship its new modem products and its new networking products made it evident that Penril would need an infusion of capital during the following twelve months. In June, 1995, in order to maximize its options, Penril engaged Broadview Associates LLC ("Broadview") to provide assistance in seeking to maximize shareholder value. At that time, the Penril Board determined that it would consider a proposal which involved the disposition of a portion or portions of Penril, or the entire company.


     Over the next six months, Broadview contacted a number of potential strategic acquirers and, after obtaining confidentiality agreements, provided them with the product and other information they were seeking in order to determine whether they would be interested in pursuing a transaction with Penril. These efforts did not result in any significant responses and Broadview's engagement terminated in December, 1995. However, Broadview's engagement agreement did allow it to benefit from a transaction between Penril and certain companies for a specified time period. In early 1996, Broadview contacted or re-contacted several major manufacturers of data communication/networking products and found that there was new interest in Penril, principally because Penril was further along in its development of its new modem and networking products. In April, 1996, Bay, one of the companies that Broadview had previously contacted, offered preliminarily to acquire Penril for consideration valued at $10.00 per share. Penril determined that this was an inadequate price for the entire company and negotiations continued. Bay informed Penril that the only portion of Penril in which it had an interest was Penril's modem product line and that Bay had no interest in acquiring the Remote

Access Business, Technipower, or EMI. In meetings with Bay, Penril made it clear that while Penril's preferred course would be to find a buyer for the entire company at an appropriate price, Penril would consider the sale to Bay of just the Modem Business provided it could be done as part of a transaction or series of transactions which would provide maximum value for Shareholders. To this end, Penril established three conditions that had to be met: (i) that the entire transaction be tax-free to Penril and its shareholders; (ii) that the new company that remained (Access Beyond) be adequately financed; and (iii) that the consideration for the Modem Business in Bay Common Stock be a minimum of $10.00 per share for each share of Penril Common Stock.



     After a series of negotiations, Bay agreed that it would be willing to acquire the Modem Business, exchanging $10.00 payable in Bay Common Stock according to an exchange value determined by averaging Bay's closing stock prices over a specified period prior to closing for each share of Penril Common Stock, and Penril and its advisors developed the structure pursuant to which this could be accomplished with a spin-off to Shareholders of a new company (Access Beyond) containing all of the assets, liabilities and business of Penril other than the Modem Business, which would remain with Penril and which would then be acquired by Bay. Negotiations continued and resulted in the execution of the Merger Agreement on June 16, 1996.


                            THE SPIN-OFF TRANSACTION

TERMS OF THE SPIN-OFF TRANSACTION


     Access Beyond, which is a wholly-owned subsidiary of Penril, was recently organized for purposes of effectuating the Spin-off Transaction. Until shortly before the Merger, Access Beyond will own no material assets and will conduct no significant business activity. Prior to the Merger Penril and Access Beyond will enter into a Distribution Agreement pursuant to which Penril will, among other things, (a) transfer to Access Beyond as a capital contribution all of the right, title and interest in the Remote Access Business and all of the other assets of Penril unrelated to the Modem Business and (b) agree to make certain change of control payments in the aggregate amount of $1,262,500 to three Penril officers prior to the Effective Time; and Access Beyond will (a) assume, pay, perform and discharge all of the liabilities of Penril other than (i) liabilities relating to the Modem Business and (ii) the bank debt of Penril which may not exceed $4,000,000 at the Effective Time; and (b) indemnify Penril for any and all liabilities, costs or expenses for Penril's Retirement and Savings Plan. At the time of such contribution, Penril will own all of Access Beyond's outstanding stock, which Penril then will distribute and transfer to each holder of record of Penril Common Stock, as of the close of business on the Spin-off Record Date, on the basis of one share of AB Common Stock for each share of Penril Common Stock held by each such holder.


INDEMNIFICATION OBLIGATIONS


     Obligations of Access Beyond. The Indemnification Agreement provides that from and after consummation of the Spin-off Transaction, Access Beyond will indemnify, defend and hold harmless Penril and its directors, officers, employees, agents and/or affiliates from any and all costs, expenses, losses, damages and liabilities (collectively "Claims") incurred or suffered, directly or indirectly, by Penril resulting from or attributable to, among other things,
(i) the operation of Access Beyond after the Spin-off Transaction; (ii) any claim, suit or other type of proceeding based upon, arising out of or in connection with the operation of Penril prior to the Merger (other than those based upon, arising out of or in connection with the Modem Business, the Merger, the Merger Agreement, the solicitation of proxies relating to the approval of the Merger and other transactions relating to the Merger, or the tax consequences of the Spin-off Transaction, but including any claim, suit or other type of proceeding based upon, arising out of or in connection with the sale or transfer of all or substantially all of the assets or business of any subsidiary of Penril, including EMI and Technipower, but excluding the Modem Subsidiaries);
(iii) any claim, suit or other type of proceeding relating to the termination of employment of certain employees of Penril in connection with the Spin-off Transaction and the Merger; and (iv) any claim, suit or other type of proceeding based upon, arising out of or in connection with any information concerning Access Beyond in this Proxy Statement/Prospectus or in the Access Beyond Prospectus that was furnished by Penril and/or Access Beyond for inclusion in this Proxy Statement/Prospectus or in the Access Beyond Prospectus.

     Obligations of Penril. The Indemnification Agreement provides that from and after the consummation of the Spin-off Transaction, Penril will indemnify, defend and hold harmless Access Beyond and its directors, officers, employees, agents and/or affiliates from any Claims incurred or suffered, directly or indirectly, by Access Beyond resulting from or attributable to, among other things, (i) the operation of Penril from and after the Spin-off Transaction,
(ii) any claim, suit or other type of proceeding based upon, arising out of or in connection with the operation of the Modem Business prior to the Merger; and
(iii) any claim, suit or other type of proceeding relating to the Merger, the Merger Agreement, the solicitation of proxies relating to approval of the Merger and other transactions relating to the Merger (other than those claims based upon, arising out of or in connection with the Access Beyond Registration Statement on Form S-1 or any information furnished by Penril or Access Beyond concerning Access Beyond for inclusion in this Proxy Statement/Prospectus) or the tax consequences of the Spin-off Transaction.


NON-COMPETITION/CONFIDENTIALITY


     Bay and Penril after the Merger are required to cause any employee of Penril, as the surviving corporation of the Merger, who was an employee of Penril immediately prior to the Spin-off Transaction to agree to hold in confidence and not to use contrary to the interests of Access Beyond any confidential information concerning Access Beyond that is in such individual's possession at the Effective Time as a result of such individual's employment by Penril. In addition, Penril, as the surviving corporation of the Merger, has agreed to release any employee of Access Beyond who was an employee of Penril immediately prior to the Spin-off Transaction from any agreement not to compete with Penril, as the surviving corporation of the Merger, or from any agreement that would prohibit such employee from being employed by Access Beyond. Penril, as the surviving corporation of the Merger shall have the benefit of any confidentiality and/or nondisclosure agreements executed by employees of Penril or the Modem subsidiaries.


EMPLOYEE BENEFIT MATTERS


     Bay will assume all of Penril's employee benefit plans, including, without limitation, Penril's Corporate Employee Benefit Trust, Flexible Benefit Trust, and Exec-U-Care Health Insurance Plan but not Penril's Retirement and Savings Plan (collectively, the "Plans"). Penril and Bay have agreed to take all action as may be necessary in order to establish Bay as successor to Penril as to all duties, liabilities and obligations under the Plans, including, but not limited to, obtaining the written release of Penril from such rights, duties, liabilities and obligations under or with respect to the Plans.


PENRIL OPTIONS


     Under the terms of the Penril Options and the award agreements pursuant to which such options were granted, the Penril Options were to immediately and automatically vest upon a change in control of Penril, and each optionholder would have the right to exercise any Penril Options in full to the extent not previously exercised, without regard to vesting limitations. On July 2, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule as provided under certain award agreements and caused all of the outstanding Penril Options held by directors and executive officers of Penril to vest and on September 19, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule under certain award agreements and caused all the remaining outstanding unvested Penril Options to vest. Each of the Penril Options outstanding at the Effective Time, will be assumed by Bay and, immediately after the Effective Time, will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Common Stock on the same terms and conditions as were applicable under each such Penril Option at the Effective Time, subject to adjustment of the number of shares and the exercise price for the Conversion Ratio. The applicable provisions of each award agreement for Penril Options remaining outstanding immediately after the Effective Time will have been equitably adjusted after the Spin-off Transaction and prior to the Closing Date by the Penril Board to reflect the Spin-off Transaction.

                                   THE MERGER

RECOMMENDATION OF THE PENRIL BOARD; PENRIL'S REASONS FOR THE MERGER


     The Penril Board has determined that the Merger is fair to, and in the best interests of, Penril and its shareholders, in their capacity as shareholders, has unanimously approved the Merger and unanimously recommends that Shareholders vote FOR the Proposal.



     From time to time over the last several years, Penril has reviewed and reexamined its business strategies and prospects in an attempt to maximize shareholder value. During fiscal 1995, revenues of Penril's data communications products declined from the prior year, in part because delays were experienced by Penril in shipment of its new generation of V.34 modem products. During this same period, Penril replaced its older networking products with what is now the Remote Access Business. In April 1996, Bay expressed a desire to acquire Penril's modem product line only and indicated that Bay had no interest in acquiring the Remote Access Business, or the business conducted by EMI or Technipower.



     Penril's management believed that a strategic merger, if on terms and conditions acceptable to the Penril Board and the Shareholders, could present a valuable opportunity to enhance Shareholders' investment in Penril as well as an opportunity to grow the Remote Access Business without any negative effects from the Modem Business. The terms of the Merger and the Merger Agreement were the result of arms'-length negotiations between Penril and Bay and their respective representatives. The Penril Board consulted with its legal and financial advisors and management of Penril. After careful review and consideration, the Penril Board has determined that the Merger and the Spin-off Transaction will provide significant value to Shareholders.


     In reaching its decision to approve the Proposal, the Penril Board considered several factors, including the benefits of remaining independent, and, without assigning any relative or specific weights, the Board deemed the following factors to be persuasive:


          (a) the consideration to be received by the Shareholders ($10.00 payable in Bay Common Stock for each share of Penril Common Stock) in relation to the book value per share of Penril Common Stock of $2.65 at April 30, 1996, earnings (loss) per share of ($1.02) for the fiscal year ended July 31, 1995 and the then market value of the Penril Common Stock ($10.44 per share at June 10, 1996);



          (b) the prospect as a result of the Merger of Shareholders holding shares in Bay, a company for which there is a more active and liquid trading market;


          (c) the opinion of Penril's financial advisor, Broadview, to the effect that, as of June 10, 1996, the consideration to be received by Shareholders in the Merger is fair, from a financial point of view, to Shareholders;

          (d) the terms and conditions of the Merger Agreement, which the Penril Board concluded to be advisable and fair to Penril and Shareholders in light of the nature of the transaction with Bay and which led the Penril Board to conclude that, in its opinion, there is a high likelihood of the Merger being consummated;

          (e) the information relating to the financial condition, results of operations and prospects of Penril, including the prospects of Penril in the absence of a business combination or other strategic transaction; and

          (f) the exchange of Penril Common Stock for Bay Common Stock in the Merger in a tax-free transaction.

BAY'S REASONS FOR THE MERGER


     Bay's Board, in unanimously approving the Merger, considered a number of potential benefits which could be attained by the Merger: (a) gaining access to and control of modem technology, which Bay views as important in the internet service provider market, (b) integration of Penril modem technology with Bay's Remote Annex(TM) products in order to offer a broader line of products for the enterprise and workgroup markets, and (c) obtaining a group of highly qualified engineers having expertise in digital signal processing, a technology Bay views as important for its business.

     The Bay Board also considered risks relating to the Merger, including (i) the risk that the benefits sought in the Merger would not be fully achieved,
(ii) the risk that the Merger would not be consummated, (iii) the effect of the public announcement on Penril and its business, and (iv) other risks described under "Risk Factors -- Risks Relating to Bay".


     Additionally, in evaluating the proposed Merger, the Bay Board considered the potential impact on net income in the near and later term. Although based on such analyses the Bay Board concluded that the Merger would likely be dilutive to net income per share in the near term, for the strategic reasons set forth above, the Bay Board determined that the Merger was in the best interest of Bay.


OPINION OF FINANCIAL ADVISOR TO THE PENRIL BOARD


     Penril has retained Broadview as its financial advisor to render its opinion with respect to the fairness, from a financial point of view, to the holders of Penril Common Stock, of the consideration to be received by the holders of Penril Common Stock in the Merger. Broadview rendered its opinion to the Penril Board on June 10, 1996, that, as of the date of such opinion, the consideration to be received by the holders of Penril Common Stock in the Merger was fair, from a financial point of view, to the holders of Penril Common Stock.



     THE FULL TEXT OF THE OPINION OF BROADVIEW, UPDATED AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, WHICH SETS FORTH CERTAIN QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEWS UNDERTAKEN, IS ATTACHED AS ANNEX IV TO THIS PROXY STATEMENT/PROSPECTUS, AND SHOULD BE READ IN ITS ENTIRETY. THE SUMMARY OF THE FULL TEXT OPINION OF BROADVIEW SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OPINION. BROADVIEW'S OPINION SHOULD NOT BE CONSTRUED BY HOLDERS OF PENRIL COMMON STOCK AS A RECOMMENDATION AS TO HOW SUCH HOLDERS SHOULD VOTE AT THE SPECIAL MEETING. THE INFORMATION SET FORTH BELOW WAS PROVIDED TO THE PENRIL BOARD BY BROADVIEW AND DESCRIBES, AMONG OTHER THINGS, FACTORS WHICH WERE CONSIDERED BY BROADVIEW IN ARRIVING AT ITS OPINION.


     In arriving at its opinion, Broadview reviewed, among other things, the Merger Agreement, together with exhibits and schedules thereto, certain publicly available information relating to the business, financial condition and operations of Penril and Bay as well as certain other non-public information, primarily financial in nature, furnished to it by Penril relating to the respective businesses, earnings, assets and prospects of Penril. Broadview also held discussions with members of senior management of Penril concerning its operations, business strategy, financial performance, and prospects. With respect to financial forecasts used in its analysis, Broadview assumed that such forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Penril as to the future performance of Penril. Broadview also reviewed equity analysts' reports covering Bay and certain publicly available information concerning the trading of, and the trading market for, Penril Common Stock and Bay Common Stock, as well as certain publicly available information concerning comparable companies and transactions, all as more fully set forth in Broadview's opinion.


     Broadview was not engaged to and did not conduct a physical inspection of any of the assets, properties or facilities of either Penril or Bay, and was not engaged to and did not make or, obtain and was not furnished with any independent evaluation or appraisal of any of such assets, properties or facilities or any of the liabilities of Penril or Bay. Broadview assumed and relied upon, without independent investigation, the accuracy and completeness of the financial and other information provided to it or publicly available, relied upon the representations and warranties of Penril and Bay contained in the Merger Agreement, and was not engaged to and did not independently attempt to verify any of such information. Broadview also assumed that all of the conditions to the Merger as set forth in the Merger Agreement, including the tax-free treatment of the Merger to the holders of Penril Common Stock, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Merger Agreement. No limitations were imposed by Penril upon Broadview with respect to the scope of its investigation nor were any specific instructions given to Broadview in connection with its fairness opinion.

     In connection with rendering its opinion dated June 10, 1996, Broadview advised the Penril Board that it considered a variety of financial analyses, as summarized below. The discussion of such analyses does not purport to be a complete description of the analyses underlying Broadview's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Broadview did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Broadview believes that its analyses must be considered as a whole and that selecting portions of such analyses and of the factors considered by Broadview without considering all such analyses and factors may create a misleading or incomplete view of the analytical process underlying Broadview's opinion. Any estimates contained in Broadview's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The following is a summary discussion of selected valuation methodologies considered and prepared by Broadview and discussed with the Penril Board in connection with Broadview's written opinion dated June 10, 1996:

     Public Company Comparables Analyses. Broadview reviewed the following selected public companies from a financial point of view: US Robotics, Inc; Telebit Corporation; Xircom Inc.; Microcom, Inc.; Zoom Telephonics, Inc.; Boca Research, Inc.; Global Village Communication, Inc; and Data Race, Inc.

     These comparable companies have a Trailing Twelve Month ("TTM") Price/Earnings ("P/E") ratio range of 15.00 to 57.19 with a median of 18.47; Forward P/E ratio range of 11.03 to 40.56 with a median of 15.90; and Total Market Capitalization/Revenue ("TMC/R") ratio range of 0.77 to 6.13 with a median of 1.47.

     The per share valuation implied by the median TMC/R multiple is $1.64. The TTM P/E and Forward P/E valuation analyses are not meaningful because of the Modem Business' negative TTM and projected earnings indicated by management.

     Transactions Comparables Analyses. Broadview reviewed and analyzed selected recent comparable merger and acquisition transactions involving sellers in the modem equipment segment of the information technology industry, including the acquisition of Primary Access Corp. by 3Com Corp.; the acquisition of Digicom Systems, Inc. by Creative Technology Ltd.; the acquisition of Megahertz Holding Corp. by U. S. Robotics, Inc.; the acquisition of Octocom Systems, Inc. by Telebit Corporation; the acquisition of Omnitel, Inc. by Data Race, Inc. and the acquisition of Apex Data, Inc. by Smart Modular Technologies, Inc. The price/revenue multiples of the aforementioned transactions ranged from .45 to
6.57 with a median of 1.14, and the per share valuation implied by the median price/revenue multiple is $1.21.

     No company or transaction used in the above analyses as a comparison is identical to Penril, Bay or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition values of the companies to which they are being compared. Mathematical analysis (such as determining the mean or median) is not, in itself, a meaningful method of using comparable transaction data.

     Stock Performance Analysis. Broadview examined the historical performance of both Penril Common Stock and Bay Common Stock for comparative purposes. Broadview examined the relative relationships between the Penril and Bay actual share prices for the twelve months ended June 7, 1996; the Penril and Bay Common Stock price appreciation for the twelve months ended June 7, 1996; and the number of shares of Bay Common Stock to be received by Shareholders in the Merger based upon the Conversion Ratio and Bay Common Stock performance for the twelve months ended June 7, 1996. Broadview conducted its stock performance analysis using stock data for Penril prior to consummation of the Spin-off Transaction although the analysis was being used to determine the fairness of the Merger involving only the Modem Business.

     The analyses performed by Broadview are not necessarily indicative of actual values, which may be significantly more or less favorable than the values suggested by such analyses. Such analyses were prepared solely as part of Broadview's opinion. The term "fair from a financial point of view" is a standard phrase contained in investment banker fairness opinions and refers to the fact that Broadview's opinion as to the fairness of the consideration to be received by holders of Penril Common Stock is addressed solely to the financial attributes of such considerations. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, the valuation methodologies were used to value only the Modem Business to remain in Penril after consummation of the Spin-off Transaction. Finally, as described above, Broadview's opinion was one of many factors taken into consideration by the Penril Board in making its determination to approve the Merger Agreement. Consequently, the Broadview analyses described above should not be viewed as determinative of the Penril Board's conclusions with respect to the value of Penril or of the decision of the Penril Board to agree to the consideration to be received by holders of Penril Common Stock.

     In connection with its opinion dated as of the date of this Proxy Statement/Prospectus, Broadview performed procedures to update certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith. Broadview's opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date of the opinion.

     Broadview's opinion does not address Penril's underlying business decision to effect the Spin-off Transaction, the Merger or any other terms of either the Spin-off Transaction or the Merger. Broadview was not asked to consider and its opinion does not address the relative merits of the Spin-off Transaction or the Merger compared to any alternative business strategies that might exist for Penril or the effect of any other transaction in which Penril might engage. Broadview's opinion does not represent its opinion as to what the value of Penril Common Stock or Bay Common Stock may be at the Effective Time.

     Broadview focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, Broadview is continually engaged in valuing such businesses and maintains an extensive database of IT mergers and acquisitions for comparative purposes. Broadview is currently acting as financial advisor to the Penril Board and will receive a fee from Penril upon the successful conclusion of the Merger. Broadview is not an affiliate of either Penril or Bay. Penril has agreed to indemnify Broadview, its officers, directors and controlling persons against certain liabilities, including certain liabilities under federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER


     General. In considering the recommendation of the Penril Board with respect to the Merger Agreement, Shareholders should be aware that certain members of the Penril Board and management have interests in the Merger that are in addition to or different from the interests of Shareholders generally. In connection with the Merger, Bay has agreed to treat Penril Options in the manner described below. In addition, certain key officers of Penril are entitled to bonuses or severance payments as a result of the Merger as described under "Background of the Spin-off Transaction and the Merger" and "The Merger Agreement -- Terms of the Merger."



     Beneficial Ownership of Penril Common Stock by Directors and Officers of Penril. As of October 11, 1996, directors and executive officers of Penril and their affiliates may be deemed to be beneficial owners of approximately 17.0% of the outstanding Penril Common Stock. Each of the directors and executive officers of Penril has advised Penril that he intends to vote or direct the vote of all the outstanding shares of Penril Common Stock over which he has voting control at the time of the Special Meeting in favor of approval of the Proposal. The directors and executive officers of Penril will not receive any benefit in their capacities as Shareholders that differs from or is in addition to the benefit received by all other Shareholders. All Affiliates

(as that term is defined under Rule 145(c) and (d) of the Securities Act) of Penril have executed an Affiliate's Agreement whereby each such Affiliate has covenanted and agreed to vote all Penril Common Stock held or controlled by such Affiliate at the time of the Special Meeting in favor of the Proposal. See "Ownership of Penril Common Stock."


     Ronald A. Howard Employment Agreement. Ronald A. Howard, Executive Vice-President of Penril, is presently a party to an Employment Agreement with Penril dated May 1, 1993 as amended by a letter agreement dated October 25, 1995 (together, the "Howard Employment Agreement"). The Howard Employment Agreement provides for the employment of Mr. Howard until April 30, 1997. Under the terms of the Howard Employment Agreement, if Penril is sold or acquired during the term of the Howard Employment Agreement, including by way of a transaction such as the Merger, then immediately upon the closing of such sale, Mr. Howard is entitled to receive a bonus of $562,500. This bonus is in addition to Mr. Howard's regular compensation. Pursuant to the Distribution Agreement, Penril will pay this change in control payment to Mr. Howard at or prior to the consummation of the Merger. The Howard Employment Agreement, in addition to Mr. Howard's base compensation and bonuses, provides for certain benefits and salary continuation in the event of disability or termination without cause.



     Simultaneously with consummation of the Spin-off Transaction, it is anticipated that Mr. Howard will enter into an employment contract with Access Beyond (the "Howard AB Employment Agreement") for Mr. Howard to serve as Chairman of the Board, President and Chief Executive Officer of Access Beyond. It is anticipated that the Howard AB Employment Agreement will provide, among other things, a two year term of employment, an annual salary of $175,000, an opportunity for bonus plan compensation pursuant to a plan to be established by the Board of Directors of Access Beyond, and benefits consistent with those which are normally provided by Access Beyond to its executive employees including, without limitation, a $5,000,000 term life insurance policy. It is anticipated that the Howard AB Employment Agreement will also provide that options to purchase 300,000 shares of AB Common Stock are to be granted to Mr. Howard and that, upon a change of control of Access Beyond, Mr. Howard will receive a payment equal to two and one-half times his last full annual compensation, including bonus.



     Henry D. Epstein Employment Agreement. Under the terms of a Letter Agreement between Penril and Henry D. Epstein, President and Chief Executive Officer of Penril, Mr. Epstein is entitled to a severance payment equal to two times Mr. Epstein's total cash compensation for the last full fiscal year upon termination of his employment in the event of a change in control of Penril. Upon consummation of the Merger, Mr. Epstein's employment with Penril will terminate. Accordingly, this severance payment of $550,000 will be paid to Mr. Epstein in a lump sum on the Closing Date. Pursuant to the Distribution Agreement, Penril will pay this change in control payment to Mr. Epstein at or prior to the consummation of the Merger. Simultaneously with consummation of the Spin-off Transaction, it is anticipated that Mr. Epstein will be a consultant to Access Beyond under the terms of a consulting agreement between Access Beyond and Ideonics, a financial and technology consulting firm owned by Mr. Epstein (the "AB Consulting Agreement"). It is anticipated that the AB Consulting Agreement will provide, among other things, for a four year consulting term, with an annual consulting fee equal to $137,500. In addition, pursuant to the AB Consulting Agreement, Access Beyond will provide Ideonics with office space, secretarial assistance, and health insurance benefits for Mr. Epstein. Mr. Epstein is Chairman of the Board of both Penril and Access Beyond until the Merger and the Spin-off Transaction, respectively.


     Richard D. Rose Employment Agreement. Richard D. Rose, Senior Vice President and Chief Financial Officer of Penril, is presently a party to a letter agreement with Penril dated January 18, 1995 as amended by a letter agreement dated March 19, 1996 (the "Rose Employment Agreement"). The Rose Employment Agreement provides for the employment of Mr. Rose as Senior Vice President and Chief Financial Officer of Penril for a one year term from the date of the Rose Employment Agreement with automatic renewal unless notice is given by either Mr. Rose or Penril at least sixty (60) days prior to such anniversary date. Under the terms of the Rose Employment Agreement, Mr. Rose's annual salary is $150,000. Penril has guaranteed a performance bonus of $50,000 for calendar year 1996 which will be pro-rated if Penril is sold or acquired prior to December 31, 1996. In addition, Mr. Rose is entitled to a bonus of $150,000 upon consummation of the

Merger. Pursuant to the Distribution Agreement, Penril will pay Mr. Rose this $150,000 change in control payment to Mr. Rose at or prior to the consummation of the Merger.



     Simultaneously with consummation of the Spin-off Transaction, it is anticipated that Mr. Rose will enter into an employment agreement with Access Beyond (the "Rose AB Employment Agreement") for Mr. Rose to serve as Senior Vice President, Chief Financial Officer and Treasurer of Access Beyond. It is anticipated that the Rose AB Employment Agreement will provide for an annual salary of $150,000, options to purchase 75,000 shares of AB Common Stock which will be granted to Mr. Rose, a payment of between .5 to 1.0 times Mr. Rose's base salary in event of a change in control of Access Beyond, between four and twelve months notice of termination and the ability to participate in any executive bonus plan and other benefits consistent with those normally provided by Access Beyond to its executive officers.



     Penril Options. Under the terms of the Penril Options, and the award agreements pursuant to which such options were granted, the Penril Options were to immediately and automatically vest upon a change in control of Penril, and upon such change in control, an option holder would have the right, commencing at least five (5) days prior to the change in control and, subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to vesting limitations. On July 2, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule as provided under certain award agreements and caused all of the outstanding Penril Options held by directors and executive officers of Penril to vest and on September 19, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule under certain award agreements and caused all the remaining outstanding unvested Penril Options to vest. Each of the Penril Options outstanding at the Effective Time, will be assumed by Bay and, immediately after the Effective Time, will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Common Stock on the same terms and conditions as were applicable under such Penril Option at the Effective Time, subject to adjustment of the number of shares and the exercise price for the Conversion Ratio. In addition, the applicable provisions of each award agreement for Penril Options remaining outstanding after the Effective Time will have been equitably adjusted after the Spin-off Transaction and prior to the Closing Date by the Penril Board to reflect the Spin-off Transaction. At or prior to the Effective Time, Penril and Bay will take all action necessary to cause the assumption by Bay, as of the Effective Time, of the Penril Options not exercised prior thereto. As of October 11, 1996, all Penril Options held by Penril's directors and executive officers had been exercised. For additional information regarding Penril Options held by Penril's directors and executive officers, see "Ownership of Penril Common Stock." Other than the assumption of existing Penril Options, no stock options, or similar rights will be received by Penril's directors and executive officers as a result of the Merger. See "The Merger Agreement -- Terms of the Merger" regarding the treatment of existing Penril Options in the Merger.


     Indemnification. Pursuant to the terms of the Merger Agreement, from and after the Effective Time, Bay will indemnify, defend and hold harmless the officers, directors and employees of Penril and its subsidiaries, against all losses, expenses, claims, damages or liabilities based in whole or in part on the fact that such person is or was such officer, director or employee of Penril or its subsidiaries, to the fullest extent permitted or required under applicable law; provided however that such party will not be entitled to indemnification for claims based on the fact that such party is or was a Shareholder. In addition, Bay has agreed that all rights to indemnification existing in favor of the directors, officers or employees of Penril as provided in Penril's or its subsidiaries' organizational documents as in effect as of the Effective Time will survive the Merger for a period of not less than six years from the Effective Time. Bay has agreed to unconditionally guarantee the satisfaction of such rights. In addition, any existing indemnification agreements between Penril and any of its current directors and officers will be retained by Penril after the Merger. Bay has agreed to release the directors, officers and employees of Penril from any and all claims it may have against them, other than claims based solely on fraud. Penril has likewise agreed to release the officers, directors and employees of Bay from any and all claims it may have against them, other than claims based solely on fraud. See "The Merger Agreement -- Indemnification."

EMPLOYEE BENEFITS

     Under the Merger Agreement, Bay has agreed, for a period of at least one year from and after the Effective Time, to cause the surviving corporation of the Merger to either (a) maintain all employee benefits of Penril or the Modem Subsidiaries, as the case may be, existing on the Effective Time or (b) provide benefits to employees and former employees of the surviving corporation of the Merger that are, taken as a whole, substantially equivalent to or better than the benefits offered by Penril or the applicable Modem Subsidiary, as the case may be, immediately prior to the Effective Time. Bay intends to proceed under option (b) above.

MANAGEMENT AND OPERATIONS OF PENRIL AFTER THE MERGER

     Penril will be the surviving corporation in the Merger and, following the Merger, will be, and will be operated as, a wholly-owned subsidiary of Bay.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is intended to qualify as a purchase for accounting and financial reporting purposes. The qualification of the Merger as a purchase is not a condition to the consummation of the Merger.

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and applicable waiting period requirements have been satisfied. Penril filed notification and report forms under the HSR Act with the FTC on July 12, 1996, and Bay filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 17, 1996. A request for early termination of the required waiting period under the HSR Act was granted effective July 29, 1996. At any time before or after the Effective Time of the Merger, notwithstanding that the waiting period under the HSR Act has been terminated, the Antitrust Division, the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets or businesses of Penril or Bay. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

     In connection with the Merger, Bay has filed with the Commission, and the Commission has declared effective under the Securities Act, a registration statement on Form S-4 (the "Registration Statement") to register with the Commission the Bay Common Stock to be issued to holders of Penril Common Stock upon consummation of the Merger. This Proxy Statement/Prospectus contains some, but not all, of the information set forth in the Registration Statement. Under the Securities Act and pursuant to the terms of the Merger Agreement, for the Merger to be consummated, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and remain in effect.


RESALE OF BAY COMMON STOCK; AFFILIATES


     All shares of Bay Common Stock received by holders of Penril Common Stock in the Merger will be freely transferable, except that Bay Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Bay or Penril prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Penril, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Bay, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Bay or Penril generally include individuals or entities that control, are controlled by, or are under common control with Penril or Bay, as the case may be, and may include certain officers and directors of such party as well as principal shareholders of such party.

     Prior to the execution of the Merger Agreement, Penril delivered to Bay a letter identifying Henry D. Epstein and Ronald A. Howard as the only persons who Penril believed to be "affiliates" of Penril as that term is used in paragraphs
(c) and (d) of Rule 145 under the Securities Act (the "Affiliates"). Prior to distribution of this Prospectus/Proxy Statement, Penril has delivered to Bay an agreement from each of the Affiliates representing that he will not offer, sell, pledge, transfer or otherwise dispose of any of the Bay Common Stock issued to him pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act.

NEW YORK STOCK EXCHANGE LISTING

     Bay has agreed to cause the Bay Common Stock to be issued to Shareholders and holders of Penril Options pursuant to the Merger Agreement to be authorized for listing on the NYSE, upon official notice of issuance. Such authorization for listing is a covenant of Bay under the Merger Agreement and is a condition to the obligations of Penril to consummate the Merger.

NO APPRAISAL RIGHTS

     UNDER THE DGCL, THE HOLDERS OF PENRIL COMMON STOCK ARE NOT ENTITLED TO ANY APPRAISAL RIGHTS WITH RESPECT TO THE MERGER. Under the DGCL, dissenters' appraisal rights are not available for shares of any class of stock which, on the applicable record date for the shareholder vote on a merger, are designated as a Nasdaq National Market security and which are to be converted into shares of stock of any other corporation listed on the effective date of the merger on a national securities exchange. On the record date, Penril Common Stock was designated as a Nasdaq security and it is a condition to consummation of the Merger that the Bay Common Stock to be issued to Shareholders in the Merger be listed on the NYSE, upon official notice of issuance. Accordingly, holders of Penril Common Stock are not entitled to dissenters' appraisal rights in connection with the Merger.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Annex I to this Proxy
Statement/Prospectus. The summary is qualified in its entirety by reference to the Merger Agreement. Shareholders are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

THE MERGER

     The Merger Agreement provides that, subject to the approval of the Merger by Shareholders and the satisfaction of the other conditions to the Merger, Merger Sub will be merged with and into Penril, the separate existence of Merger Sub will cease and Penril will be the surviving corporation of the Merger and a wholly-owned subsidiary of Bay.

     At the Effective Time, by virtue of the Merger and without any action on the part of Penril, Bay, Merger Sub or Shareholders, each share of Penril Common Stock, each Penril Option then outstanding and each share of common stock of Merger Sub shall be converted pursuant to the terms of the Merger Agreement, as described below. See "-- Terms of the Merger."

     The Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time and as amended in accordance with the provisions of the Merger Agreement, will be the Certificate of Incorporation of Penril following the Merger. The By-laws of Merger Sub as in effect immediately prior to the Effective Time and as amended in accordance with the provisions of the Merger Agreement will be the By-laws of Penril following the Merger, and thereafter both the Certificate of Incorporation and the By-laws may be amended in accordance with their terms and as provided by law. The name of the surviving corporation of the Merger will, by virtue of the Merger, remain "Penril DataComm Networks, Inc.," until changed.

EFFECTIVE TIME

     The Merger will be consummated and become effective after the requisite approval of Shareholders has been obtained and all other conditions to the Merger have been satisfied and upon the filing by Merger Sub and Penril of a properly executed Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger.

     In the event that Shareholders do not approve the Proposal or if the Merger is not consummated for any other reason, neither the Spin-off Transaction nor the Merger will take place. In such case, Penril does not have any present intention to carry out any alternative transactions. Penril may still determine in the future to effect the Spin-off Transaction without the Merger, but Penril has no present intention to do so. In the event the Merger is not consummated because Shareholders do not approve the Proposal, the Perpetual License Agreement will become effective without further action or consideration on the part of any party to the Merger Agreement or to the Perpetual License Agreement. If the Perpetual License Agreement becomes effective without consideration from Bay, Penril's management believes Penril will suffer material adverse financial consequences. In addition, regardless of whether consideration is received from Bay, Penril's management believes Penril will suffer material adverse effects on its operations because the granting of the non-exclusive license to Bay and permission to hire certain designated Penril employees in all likelihood would make the acquisition of Penril less attractive to other potential purchasers and, in addition, in all likelihood would make the licensed technology less valuable to Penril. Even if the Perpetual License Agreement does not become effective, Bay nevertheless has had access to the technology through the terms of the License Agreement dated as of June 16, 1996 between Penril and Bay, which license expires December 15, 1996. See "Risk Factors -- Risks Relating to
Penril -- Failure to Consummate Merger."

TERMS OF THE MERGER

     General. Upon consummation of the Merger, each issued and outstanding share of Penril Common Stock (other than shares of Penril Common Stock owned beneficially by Bay or Merger Sub, and shares of Penril Common Stock held by Penril as treasury shares, all of which will be automatically cancelled and retired without consideration therefor) will be converted into the right to receive the number of shares of Bay Common Stock equal to the Conversion Ratio. The "Conversion Ratio" means the number determined by dividing (i) $10.00 by (ii) the Bay Exchange Price. The "Bay Exchange Price" means the average of the closing prices of Bay Common Stock on the NYSE for the five (5) consecutive trading days immediately preceding the second business day immediately preceding the Closing Date. Each share of the common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one fully paid and nonassessable share of Penril Common Stock.


     By way of example (but in each instance subject to payment of cash in lieu of fractional shares): if the Bay Exchange Price is $24.375, the Conversion Ratio will be 0.41 and each 100 shares of Penril Common Stock will entitle the holder thereof to receive 41 shares of Bay Common Stock.



     Based upon the capitalization of Bay and Penril as of October 15, 1996, and assuming a Conversion Ratio of 0.41, Shareholders and holders of Penril Options (assuming all Penril Options are exercised prior to the Effective Time) will own approximately 2.54% of the outstanding shares of Bay Common Stock immediately following consummation of the Merger.



     THE NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED BY SHAREHOLDERS IN THE MERGER WILL BE BASED UPON A FORMULA AND CANNOT PRECISELY BE DETERMINED PRIOR TO THE CLOSE OF BUSINESS ON THE SECOND BUSINESS DAY IMMEDIATELY PRECEDING THE CLOSING DATE. The number of shares of Bay Common Stock will depend upon the Bay Exchange Price, which establishes the Conversion Ratio. BECAUSE THE BAY EXCHANGE PRICE AND THE CONVERSION RATIO AS OF THE CLOSING DATE ARE NOT DETERMINABLE AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS AND AS OF THE DATE OF THE SPECIAL MEETING, THE EXACT NUMBER OF SHARES OF BAY COMMON STOCK TO BE RECEIVED IN EXCHANGE FOR THE OUTSTANDING PENRIL COMMON STOCK IS NOT CURRENTLY DETERMINABLE. Had the Merger been consummated on October 15, 1996, the Bay Exchange Price would have been $24.375, and each share of Penril Common Stock outstanding would have been converted into 0.41 shares of Bay Common Stock. The closing price of Bay Common Stock on that date, as reported on the NYSE-Composite Tape, was $20.875 per share. In fact, the Bay Exchange Price is likely to be greater than or less than $24.375, and the price at which Bay Common Stock will be trading on the NYSE on and after the Effective Time is likely to be greater than or less than the Bay Exchange Price.



     Treatment of Penril Options. Under the terms of the Penril Options, and the award agreements pursuant to which such options were granted, the Penril Options were to immediately and automatically vest upon a change in control of Penril, and upon such change in control, each optionholder would have the right, commencing at least five (5) days prior to the change in control and, subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to vesting limitations. On July 2, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule as provided under certain award agreements and caused all of the outstanding Penril Options held by directors and executive officers of Penril to vest and on September 19, 1996, Penril's Stock Option/Compensation Committee took action which accelerated the vesting schedule under certain award agreements and caused all the remaining outstanding unvested Penril Options to vest. Each of the Penril Options outstanding at the Effective Time will be assumed by Bay and, immediately after the Effective Time, will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Common Stock ("Bay Option") on the same terms and conditions as were applicable under such Penril Option at the Effective Time except as described in the next paragraph.



     The number of shares of Bay Common Stock that the holder of a Penril Option will be entitled to receive upon exercise of the new Bay Option received upon conversion of the Penril Option in the Merger is equal to the number of shares of Penril Common Stock subject to the unexercised portion of such Penril Option multiplied by the Conversion Ratio. Any fraction resulting from such multiplication will be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number. The exercise price per share of each Bay Option will be equal to the exercise price of such Penril Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all other terms of the Penril Options shall otherwise remain unchanged. In addition, the applicable provisions of each award agreement for Penril Options remaining outstanding immediately after the Effective Time will have been equitably adjusted after the Spin-off

Transaction and prior to the Closing Date by the Penril Board to reflect the Spin-off Transaction. As of October 11, 1996, all Penril Options held by Penril's directors and executive officers had been exercised.


     At or prior to the Effective Time, Penril and Bay will take all action necessary to cause the assumption by Bay as of the Effective Time of the outstanding Penril Options. Bay has agreed to take all corporate action necessary to reserve for issuance a sufficient number of shares of Bay Common Stock for delivery upon exercise of the Penril Options, including, without limitation, the filing of a registration statement on Form S-8 with respect to all shares of Bay Common Stock subject to such Penril Options, and has agreed to use its best efforts to maintain the effectiveness of such registration statement for so long as such Penril Options remain outstanding.

     Fractional Shares. No fractional shares of Bay Common Stock will be issued in the Merger. Except as provided below with respect to the Penril Options, in lieu of any such fractional shares, each holder of Penril Common Stock who otherwise would be entitled to receive a fractional share of Bay Common Stock pursuant to the Merger will be paid an amount in cash equal to such fractional interest multiplied by the Bay Exchange Price. With respect to Penril Options, a holder of a Penril Option will be entitled to receive the number of shares of Bay Common Stock equal to the number of shares of Penril Common Stock subject to the unexercised portion of such Penril Option, together with the options received upon the equitable adjustment or amendment, as the case may be, of such Penril option, multiplied by the Conversion Ratio. Any fraction resulting from such multiplication will be rounded up or down to the nearest whole number, or, in the case of .5, to the nearest odd number.

SURRENDER AND PAYMENT

     As soon as practicable after the Effective Time, Bay shall cause The First National Bank of Boston (the "Exchange Agent"), to mail a notice and transmittal form and exchange instructions to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Penril Common Stock (the "Certificates"), into which his, her or its shares were converted into Bay Common Stock under the terms of the Merger Agreement (other than those surrendered and paid for on the Closing Date) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for (i) certificates representing that number of whole shares of Bay Common Stock that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional shares of Bay Common Stock to which such holder otherwise would be entitled. SHAREHOLDERS ARE REQUESTED NOT TO AND SHOULD NOT SURRENDER THEIR CERTIFICATES FOR EXCHANGE UNTIL SUCH TRANSMITTAL FORM AND INSTRUCTIONS ARE RECEIVED.

     At and after the Effective Time and until surrendered as provided above, Certificates and, in the case of Penril Options, option award agreements or other evidence of the ownership thereof, will be deemed to represent the right to receive share certificates representing, or in the case of Penril Options, options to purchase, that number of whole shares of Bay Common Stock into which the shares of Penril Common Stock or Penril Options, as the case may be, formerly represented by such Certificates or option award agreements were converted in the Merger and, other than in the case of conversion of Penril Options, a cash payment in lieu of any fractional shares, and the holders of Certificates or option award agreements will not be entitled to receive dividends or any other distributions from Bay or exercise any other rights of holders of Bay Common Stock until such Certificates are surrendered or options are exercised. Upon surrender of a Certificate, there shall be paid to the person in whose name such shares of Bay Common Stock are issued any dividends or other distributions which have a record date after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender with respect to such shares of Bay Common Stock. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

     As soon as practicable after the Effective Time, Bay or Penril after the Merger, will mail a notice to each holder of Penril Options that are, as of the Effective Time, outstanding, whether vested or unvested, and each such holder of Penril Options will be entitled to receive an option to acquire the number of shares of Bay Common Stock issuable to such holder of Penril Options in the Merger. The notice shall advise such holders of Penril Options that such options will be assumed by Bay and will continue in effect on the same terms and conditions as were applicable under the Penril Options at the Effective Time, other than with respect to the adjustment in the exercise price and as otherwise set forth in the notice.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of the parties, respectively, relating to, among other things: (a) due organization, valid existence and good standing of each of Penril and its subsidiaries, Bay and Merger Sub and the corporate powers to operate their respective businesses;
(b) the capital structure of each of Penril, Bay and Merger Sub; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement by Penril, Bay and Merger Sub and the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby not being in violation of their respective organizational documents, material contracts and agreements, or law or requiring any filing with or consent or approval of any governmental entity; (d) documents and financial statements filed by each of Penril and its subsidiaries and by Bay with the Commission and the accuracy of information contained therein; (e) the absence of certain material adverse changes or events; (f) litigation against or affecting Penril or its subsidiaries; (g) undisclosed liabilities of Penril and its subsidiaries;
(h) taxes, tax returns and audits of Penril and its subsidiaries; (i) title to and ownership of assets by Penril and its subsidiaries necessary for the conduct of the Modem Business; (j) ownership, license of or otherwise legally enforceable rights of Penril and its subsidiaries to certain intellectual property, any intellectual property litigation and absence of any breach of any license or infringement upon any patent; (k) inventory of Penril and its subsidiaries relating to the Modem Business; (l) real property leases and subleases of Penril and its subsidiaries; (m) material contracts, agreements and commitments of Penril and its subsidiaries; (n) pending claims against Penril and its subsidiaries; (o) insurance for the benefit of Penril and the Modem Subsidiaries; (p) employees of Penril and its subsidiaries; (q) employee benefit plans by Penril and its subsidiaries and compliance with the Employee Retirement Income Security Act of 1974, as amended; (r) environmental matters relating to Penril and its subsidiaries; (s) legal compliance of Penril and the Modem Subsidiaries; (t) permits of Penril and its subsidiaries relating to the Modem Business; (u) intercompany agreements and arrangements and affiliate transactions among Penril or any Modem Subsidiary and its Affiliates; (v) absence of brokers fees incurred by Penril with the exception of obligations to Broadview; (w) approval of the Merger by the Penril Board; (x) receipt of the Broadview opinion; and (y) absence of brokers fees incurred by Bay with the exception of obligations to Alex, Brown & Sons, Inc.

CONDUCT OF BUSINESS BY PENRIL PENDING THE MERGER

     Pursuant to the Merger Agreement, Penril has agreed that, during the period from the date of the Merger Agreement to the Effective Time, except as contemplated by the Merger Agreement, as related to the Spin-off Transaction, or as specifically set forth in the schedules to the Merger Agreement, Penril will and will cause each of its subsidiaries to conduct its operations in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts, solely as to the Modem Business (a) to preserve intact its current business organization, (b) keep its physical assets in good working condition, (c) keep available the services of its current employees, and (d) preserve its relationship with customers, suppliers and others having business dealings with it to the end that the goodwill and ongoing business relating to the Modem Business shall not be impaired in any material respect.

     In addition, pursuant to the Merger Agreement, Penril has agreed that, prior to the Effective Time, except as otherwise consented to in writing by Bay or as contemplated by the Merger Agreement, as specifically set forth in the schedules to the Merger Agreement or as related to the Spin-off Transaction, neither Penril nor any Modem Subsidiary will: (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities; (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (c) create, incur or assume any debt not currently outstanding that would cause or result in the debt of Penril reflected at Closing to exceed $4,000,000; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; or make any loans, advances (other than in the Ordinary Course of Business) or capital contributions to, or investments in, any other person or entity in an amount greater than $200,000; (d) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or (except for normal increases in the Ordinary Course of Business) materially increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms of any existing employee benefit plan;
(e) acquire, sell, lease, encumber or dispose of any assets or property other than purchases and sales of assets in the Ordinary Course of Business; (f) amend its charter or By-laws; (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in generally accepted accounting principles ("GAAP") or by the Commission; (h) discharge or satisfy any security interest or pay any material obligation or liability related to the Modem Business other than in the Ordinary Course of Business; (i) mortgage or pledge any of its property or assets relating to the Modem Business or take any action that subjects any such assets to any security interest; (j) sell, assign, transfer or license any intellectual property relating to the Modem Business (except in limited circumstances set forth in the Merger Agreement); (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement relating to the Modem Business if such action would have a material adverse effect on the Modem Business; (l) make or commit to make any capital expenditure relating to the Modem Business in excess of $50,000 per item; (m) take any action or fail to take any action permitted by the Merger Agreement with the knowledge that such action or failure to take action would result in (i) a breach by Penril of certain representations and warranties of Penril or (ii) any of the conditions precedent of the Merger not being satisfied; or (n) agree in writing or otherwise to take any of the foregoing actions.


     Notwithstanding the foregoing, prior to the Effective Time, Penril may: (i) engage in any activities necessary to consummate the Spin off Transaction; (ii) amend all confidentiality, noncompetition or similar agreements with certain employees as set forth in the Merger Agreement to eliminate any restriction or prohibition applicable to such employees from working for Access Beyond; (iii) equitably adjust the terms and provisions of the award agreements pursuant to the Penril Options for Penril Options to be outstanding after the Effective Time (See "-- Terms of Merger; Treatment of Penril Options"); (iv) transfer certain split dollar life insurance policies on the lives of each of Ronald A. Howard, Henry D. Epstein and Richard D. Rose to each of the respective insureds as more fully set forth in the Merger Agreement (which transfer has been made); and (v) sell, liquidate or otherwise transfer the stock or assets of Technipower, EMI and Constant Power, Inc. (or any portion thereof) upon terms and conditions consented to by Bay.


CERTAIN COVENANTS

     Under the Merger Agreement, Bay, Merger Sub and Penril have each agreed to
(i) promptly give written notice to the other upon becoming aware of the occurrence or, to their knowledge, impending or threatened occurrence, of any event which could cause or constitute a breach of any of its representations, warranties or covenants contained or referenced in the Merger Agreement; (ii) use its best efforts to obtain all such waivers, permits, approvals and authorizations and to effect all such registrations and filings as may be required to consummate the transactions contemplated by the Merger Agreement; and (iii) promptly file any notification, and report forms or material required under the HSR Act.

     In addition, Penril has agreed to cause Access Beyond to agree that between the date of execution of the Merger Agreement and 18 months after the Closing Date, it will not and will cause its affiliates not to induce any person who is an employee, officer, or agent of Bay or any Bay affiliate to terminate such relationship or to employ or assist in employing any such person. Bay has agreed that between the date of execution of the

Merger Agreement and the Closing Date with respect to Penril and for 18 months after the Closing Date with respect to Access Beyond, Bay will not and will cause its affiliates not to induce any person who is an employee, officer or agent of either Penril or Access Beyond, as the case may be, and their affiliates, to terminate such relationship or to employ or assist in employing any such person.

EXCLUSIVITY

     The Merger Agreement provides that, subject to the fiduciary duties of the Penril Board to Shareholders (the "Penril Board Fiduciary Duties"), and compliance with Rule 14c-2 of the Exchange Act, with regard to any Acquisition Proposal (as defined below) Penril will not, and will use its best efforts to cause its affiliates, and its directors, officers, employees, representatives and agents not to, directly or indirectly, take any action to (i) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than Bay) concerning any sale or license of material assets or property relating to the Modem Business, any merger, consolidation, tender offer, recapitalization, accumulation of Penril Common Stock, proxy solicitation or other business combination involving Penril, any Modem Subsidiary or any division of Penril or any of its subsidiaries, in each case relating to the Modem Business or (b) provide any non-public information concerning the business, properties or assets of Penril or any of its subsidiaries relating to the Modem Business to any person or entity (other than (i) to Bay, (ii) as contemplated by the Merger Agreement, or (iii) as required by law or court order) (collectively, "Prohibited Communications"). "Acquisition Proposal" means any proposed (A) merger, consolidation or similar transaction involving Penril, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Penril or its subsidiaries representing 30% or more of the Modem Business or of the consolidated assets of Penril and its subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of Penril or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 30% or more of the outstanding Penril Common Stock.

     The Merger Agreement requires Penril to immediately notify Bay of, and disclose to Bay all details of, any inquiries, discussions or negotiations resulting from the Prohibited Communications.

     If within 180 days from the execution of the Merger Agreement, but prior to termination of the Merger Agreement as a result of (i) Penril's failure to obtain the necessary consents, approvals, authorizations or to have effected all of the registrations, filings and notices required of Penril under the Merger Agreement or (ii) Penril's failure to have performed or complied with certain of the agreements and covenants required to be performed or complied with by Penril under the Merger Agreement, both of the following events have occurred: (x) Penril has received, participated in or encouraged any Prohibited Communications, and (y) the Penril Board has approved or recommended that Shareholders accept the terms of any Acquisition Proposal or resolved to take any action arising out of the Prohibited Communications with a party with whom they engaged in such Prohibited Communications, then the Perpetual License Agreement shall become effective without any further action or consideration on the part of any party.

INDEMNIFICATION

     The Merger Agreement provides that, from and after the Effective Time, Bay will indemnify, defend and hold harmless the officers, directors and employees of Penril and its subsidiaries (the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities ("Claims") based in whole or in part on the fact that such person is or was such officer, director or employee of Penril or its subsidiaries (including arising out of the transactions contemplated by the Merger Agreement) to the fullest extent permitted or required under applicable law; provided, however, that such party shall not be entitled to indemnification for Claims based on the fact that such party is or was a Shareholder. The Merger Agreement provides that all rights to indemnification existing in favor of the officers, directors or employees of Penril as provided in Penril's or the subsidiaries' respective Articles or Certificate of Incorporation or By-Laws or Code of Regulations, as in effect as of the Effective Time, with respect to matters occurring through the Effective Time, will survive the Merger and continue in full force and effect for a period of not less than six years from the Effective Time. Bay has guaranteed unconditionally the satisfaction of all such rights to indemnification (and has agreed to pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the DGCL).

     The Merger Agreement provides that, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective
Time), after the Effective Time, (a) the Indemnified Parties may retain Penril's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to Bay, (b) Bay will pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) Bay will use its reasonable efforts to assist in the defense of any such matter, provided that Bay shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under the Merger Agreement upon learning of any such Claim, must notify Bay (although the failure so to notify Bay shall not relieve Bay from any liability which Bay may have under the Merger Agreement, except to the extent such failure materially prejudices Bay), and must deliver to Bay the undertaking contemplated by Section 145(e) of the DGCL. The Merger Agreement provides that the Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties and will be paid by Bay.

     Bay has agreed to release the officers, directors and employees of Penril from any and all claims it may have against them, other than claims based solely on fraud. Penril has likewise agreed to release the officers, directors and employees of Bay from any and all claims it may have against them, other than claims based solely on fraud.

CONDITIONS

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Penril and Bay to effect the Merger are subject to certain conditions, including: (a) the Proposal shall have been approved and adopted by a majority of the outstanding shares of Penril Common Stock; (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not have been the subject of any stop order suspending effectiveness issued by the Commission; (c) the waiting period and extensions applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (d) no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission nor shall any statute, rule, regulation or executive order promulgated or enacted by any governmental entity be in effect, which prevents the consummation of the Merger or makes such consummation illegal; and (e) the Spin-off Transaction shall have been consummated in accordance with the applicable terms contained in the Merger Agreement.

     Conditions to Obligation of Penril to Effect the Merger. The obligation of Penril to effect the Merger is subject to additional conditions, including: (a) the obtaining of all waivers, permits, consents, approvals or other authorizations and the effecting of all registrations, filings and notices required under the Merger Agreement (except where the failure to so obtain or so effect would not have a material adverse effect on the assets, business, financial conditions, results of operations or future prospects of Bay or the ability to consummate the transactions contemplated by the Merger Agreement);
(b) the performance or compliance in all material respects by Bay and Merger Sub of all obligations required to be performed or complied with by them under the Merger Agreement; (c) the accuracy of the representations and warranties of Bay and Merger Sub as of the dates provided in the Merger Agreement; (d) receipt by Penril of a certificate certifying satisfaction of the conditions set forth in the Merger Agreement; and (e) the authorization of the Bay Common Stock for listing on the NYSE upon official notice of issuance.

     Conditions to Obligations of Bay and Merger Sub to Effect the Merger. The obligations of Bay and Merger Sub to effect the Merger are subject to additional conditions, including: (a) the obtaining of all waivers, permits, consents, approvals or other authorizations and the effecting of all registrations, filings and notices required under the Merger Agreement (except where the failure to so obtain or so effect would not have a material adverse effect on the assets, business, financial conditions, results of operations or future prospects of Penril and the Modem Subsidiaries taken as a whole, or on the ability to consummate the transactions contemplated by the Merger Agreement);
(b) the performance or compliance in all material respects by Penril of all agreements and covenants required to be performed or complied with by it under the Merger Agreement; (c) the accuracy of the representations and warranties of Penril as of the dates provided in the Merger Agreement; (d) the receipt by Bay of a certificate certifying satisfaction of the conditions set forth in the Merger Agreement; (e) the receipt by Bay of a letter from Deloitte & Touche LLP, Penril's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, and addressed to Bay, in form and substance reasonably satisfactory to Bay and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; (f) the receipt by Bay and Merger Sub of resignations, effective as of the Effective Time, of each director and officer of Penril and the Modem Subsidiaries specified by Bay in writing on or prior to the Closing Date and (g) Penril and Access Beyond shall have executed and delivered the Indemnification Agreement.

TERMINATION; EFFECT OF TERMINATION

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time (whether before or after approval by Shareholders):

          (a) by mutual written consent of Penril and Bay;

          (b) by Bay, upon written notice to Penril in the event Penril is in breach, or by Penril, upon written notice to Bay and Merger Sub in the event either Bay or Merger Sub is in breach of any material representation, warranty or covenant in the Merger Agreement, which breach continues unremedied for 10 days after delivery of written notice;

          (c) by either Bay, Merger Sub or Penril, upon notice to the other parties, at any time after Shareholders have voted on whether to approve the Merger Agreement in the event the Merger Agreement does not receive the requisite Shareholder approval;

          (d) by Bay upon written notice to Penril if the Closing Date has not occurred on or before November 25, 1996 by reason of failure of Penril to satisfy any condition precedent under Section 5.1 or 5.2 of the Merger Agreement (unless the failure results primarily from a breach by Bay or Merger Sub of any representation, warranty or covenant contained in the Merger Agreement);

          (e) by Penril, upon notice to Bay and Merger Sub if the Closing Date has not occurred on or before November 25, 1996 by reason of failure of Bay or Merger Sub to satisfy any condition precedent under Section 5.1 or 5.3 of the Merger Agreement (unless the failure results primarily from a breach by Penril of any representation, warranty or covenant contained in the Merger Agreement); or

          (f) by either Penril, Merger Sub or Bay if the Penril Board withdraws or modifies in a manner adverse to Bay its approval or recommendation to the Shareholders of the Merger Agreement or the Merger or shall have approved and recommended to Shareholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; provided, however, that reasonable delay required to comply with Penril Board Fiduciary Duties is not deemed a withdrawal or adverse modification.

     Effect of Termination. All obligations of the parties to the Merger Agreement will terminate without any liability to any other party upon termination of the Merger Agreement (except for liability as a result of willful breaches of the Merger Agreement or with respect to confidentiality in
Section 4.7 of the Merger Agreement).

     Notwithstanding the above, if the Merger is not consummated as a result of
(i) mutual agreement set forth in (a) above; (ii) lack of Shareholder approval set forth in (c) above; (iii) failure by Penril to satisfy certain conditions precedent set forth in (d) above but only as to conditions regarding (w) Shareholder approval, (x) performance and compliance by Penril of agreements and covenants required to be performed or complied with as of or prior to the Effective Time (but only with respect to "Special Breaches" defined below), (y) material breach of a representation or warranty given by Penril of which the officers of Penril had prior knowledge, and (z) failure to execute the Indemnification Agreement; or (iv) withdrawal or adverse modification of the Penril Board recommendation as set forth in (f) above, then the Perpetual License Agreement shall become effective without any action or consideration on the part of any party. If the Merger is not consummated as a result of Penril's failure to satisfy certain conditions precedent as set forth in (d) above but solely as to conditions regarding (x) HSR Act waiting period, (y) Commission approval of the effectiveness of the Registration Statement, or (z) consummation of the Spin-off Transaction, then the Perpetual License Agreement becomes effective upon payment by Bay to Penril of $50,000,000 in immediately available funds. In addition, if, within 180 days from the execution of the Merger Agreement but prior to termination by reason of Penril's failure to satisfy conditions precedent as set forth in (d) above, but solely as to the conditions regarding (y) necessary waivers, permits, consents and approvals or (z) performance and compliance by Penril of agreements and covenants required to be performed or complied with as of or prior to the Effective Time, Penril has received, participated in or encouraged inquiries, discussions or negotiations in the form of Prohibited Communications, and the Penril Board approves or recommends to Shareholders that they accept the terms of any Acquisition Proposal, or has resolved to take any actions referenced in the Prohibited Communications with a party with whom Penril engaged in such Prohibited Communications, then the Perpetual License Agreement shall become effective without further action or consideration. "Special Breach" means Penril engaged in the following transactions between execution of the Merger Agreement and the Effective Time without the consent of Bay: (a)(i) issued, sold, delivered or agreed to commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorized the issuance, sale or delivery of, or redeemed or repurchased, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or securities, (ii) entered into, adopted or amended any employee benefit plan or any employment or severance agreement or arrangement or materially increased in any manner the compensation or fringe benefits of, or materially modified the employment terms of, its directors, officers or employees, generally or individually, or paid any benefit not required by the terms of any existing employee benefit plan, (iii) amended its Certificate of Incorporation or its By-laws, (iv) changed in any material respect its accounting methods, principles or practices except as required by GAAP, (v) discharged or satisfied any security interest or paid any material obligation or liability related to the Modem Business other than in the ordinary course of business, (vi) mortgaged or pledged any of its property or assets relating to the Modem Business or took any action that subjects such assets to any security interest, (vii) sold, assigned, transferred or licensed any intellectual property relating to the Modem Business (except in limited circumstances set forth in the Merger Agreement), or (viii) made or committed to make any capital expenditure relating to the Modem Business; (b) made any loans, advances, or capital contributions to, or investments in, any other person or entity in amounts greater than $200,000 and (c) acquired, sold, leased, encumbered or disposed of any assets or property relating to the Modem Business other than purchases and sales of assets in the ordinary course of business.

     The Perpetual License Agreement provides Bay with a license to intellectual property, software, and technical know-how relating to certain V.34+ Xylogics Octal Modem Cards. The Perpetual License Agreement will become effective (a) immediately and automatically if the Merger Agreement is terminated as set forth above under circumstances which require no additional action or consideration from any party, (b) upon the payment by Bay of $50,000,000 within 10 business days of Bay's giving notice of such termination to Penril or (c) immediately and automatically if within 180 days after execution of the Merger Agreement but prior to termination of the Merger Agreement Penril has (i) received, participated in, or encouraged Prohibited Communications and (ii) the Penril Board has approved or recommended to Shareholders that they accept the terms of any Acquisition Proposal, but in no event can the Perpetual License Agreement become effective earlier than December 16, 1996, the date on which the License Agreement expires. The Perpetual License Agreement contemplates that Penril will develop an 8 port Digital Modem Card for Bay, train Bay's personnel in the underlying technology, and provide technical assistance where necessary to permit Bay to market this digital technology. In addition, in order to practice the licensed technology, a license under a specific patent held by Penril must be granted (the "Patent License"). Penril and Bay will negotiate the terms and conditions of the Patent License. The Patent License will be subject to the following conditions: (a) if Bay pays $50,000,000 for the Perpetual License Agreement under certain circumstances upon termination of the Merger Agreement, the royalty rate for modems covered by such patent will not exceed the lesser of $.30 per modem or the lowest rate being charged to any other licensee of such patent, and (b) if no such payment is made, the royalty rate will not exceed that being charged to any other licensees manufacturing a comparable volume of modems under such license. The Perpetual License Agreement also grants Bay the right to hire, within 90 days of its effective date, up to five designated Penril employees, which employees are important to the Modem Business.

AMENDMENT

     The Merger Agreement may be amended by the parties thereto, at any time before or after approval thereof by Shareholders, but, after such approval, no amendment may be made which alters or changes the kind of shares and/or the ratios at which Penril Common Stock is to be converted into Bay Common Stock as provided in the Merger Agreement or which in any way materially adversely affects the rights of Shareholders, without the further approval of Shareholders. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the Merger Agreement. Penril does not intend to resolicit Shareholder approval in connection with any amendment of the terms of the Merger Agreement except as would be required by the foregoing terms of the Merger Agreement.

                     PROFORMA FINANCIAL INFORMATION OF BAY


          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS



     The following Unaudited Pro Forma Combined Condensed Financial Statements assume a business combination between Bay and the Modem Business accounted for as a purchase and are based on the historical consolidated financial statements and notes thereto of Bay included elsewhere in this Proxy Statement/Prospectus and on the historical financial information of the Modem Business shown elsewhere in this Proxy Statement/Prospectus. The Pro Forma Combined Condensed Balance Sheet combines Bay's balance sheet as of June 30, 1996 with the Modem Business' pro forma Statement of Assets and Liabilities as of July 31, 1996. The Pro Forma Combined Condensed Statement of Income combines Bay's historical results of operations for the fiscal year ended June 30, 1996 with the Modem Business' pro forma Statement of Revenue and Identified Operating Expenses for the fiscal year ended July 31, 1996 and assumes that the transaction occurred at the beginning of the period presented.



     The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined companies following the Merger.



     These Unaudited Pro Forma Combined Condensed Financial Statements are based on, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Bay and Penril and the unaudited pro forma consolidated financial statements of Access Beyond and related notes thereto included elsewhere herein.



                   PRO FORMA COMBINED CONDENSED BALANCE SHEET


                                  (UNAUDITED)



                                                         PRO FORMA
                                                           MODEM
                                            BAY          BUSINESS         PRO FORMA      PRO FORMA
                                       JUNE 30, 1996   JULY 31, 1996     ADJUSTMENTS      COMBINED
                                       -------------   -------------   ---------------   ----------
                                                              (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents..........   $   315,064                                      $ 315,064
  Short-term investments.............       119,093                                        119,093
  Accounts receivable................       320,892       $ 3,099                          323,991
  Inventories........................       239,725         4,261                          243,986
  Deferred income taxes..............        74,320         1,700                           76,020
  Other current assets...............        48,615            75                           48,690
                                       -------------   -------------                     ----------
          Total current assets.......     1,117,709         9,135                        1,126,844
Investments..........................       154,064                                        154,064
Property and equipment, net..........       211,674           346                          212,020
Other assets.........................        23,088           197          $55,694          78,979
                                       -------------   -------------   ---------------   ----------
                                        $ 1,506,535       $ 9,678          $55,694       $1,571,907
                                       ============    ============    ===============   =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings..............                     $ 4,000                        $   4,000
  Accounts payable...................   $   116,894         2,673                          119,567
  Accrued expenses...................       133,352           372          $ 2,500         136,224
  Accrued income taxes...............         4,818                          4,720           9,538
  Deferred revenue...................        46,629                                         46,629
                                       -------------   -------------   ---------------   ----------
          Total current
            liabilities..............       301,693         7,045            7,220         315,958
Long-term debt.......................       110,147            --                          110,147
Stockholders' equity.................     1,094,695         2,633          (62,500)
                                                                           110,974       1,145,802
                                       -------------   -------------   ---------------   ----------
                                        $ 1,506,535       $ 9,678          $55,694       $1,571,907
                                       ============    ============    ===============   =========



See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME


                                  (UNAUDITED)



                                                         PRO FORMA
                                                           MODEM
                                            BAY          BUSINESS
                                        YEAR ENDED      YEAR ENDED        PRO FORMA      PRO FORMA
                                       JUNE 30, 1996   JULY 31, 1996     ADJUSTMENTS      COMBINED
                                       -------------   -------------   ---------------   ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............................   $ 2,056,634       $19,519         $  (4,500)     $2,071,653
Cost of sales........................       945,318         9,869                          955,187
                                       -------------   -------------   ---------------   ----------
     Gross profit....................     1,111,316         9,650            (4,500)     1,116,466
Operating expenses:
  Research and development...........       213,521         1,765            11,139        226,425
  Selling and marketing..............       452,319         2,324                          454,643
  General and administrative.........        72,205           370                           72,575
  In-process research and
     development.....................        39,713            --                           39,713
  Merger related expenses............        10,231            --                           10,231
                                       -------------   -------------   ---------------   ----------
     Total operating expenses........       787,989         4,459            11,139        803,587
                                       -------------   -------------   ---------------   ----------
Income from operations...............       323,327         5,191           (15,639)       312,879
Net interest income and other........        28,489            --                           28,489
                                       -------------   -------------   ---------------   ----------
Income before provision for income
  taxes..............................       351,816         5,191           (15,639)       341,368
Provision for income taxes...........       145,491            --              (668)       144,823
                                       -------------   -------------   ---------------   ----------
Net income...........................   $   206,325       $ 5,191         $ (14,971)     $ 196,545
                                       ============    ============    ===============   =========
Net income per share.................   $      1.04                                      $    0.97
                                       ============                                      =========
Shares used to compute net income per
  share..............................       198,778                                        203,258
                                       ============                                      =========


See accompanying notes to Unaudited Pro Forma Combined Condensed Financial Statements.

---------------


      Notes to Unaudited Pro Forma Combined Condensed Financial Statements



1. Under the terms of the Merger Agreement, Bay will exchange $10.00 payable in Bay Common Stock according to an exchange value based on the Bay Exchange Price for each share of Penril Common Stock, and will assume the outstanding Penril Options with the number of shares and the exercise price appropriately adjusted by the Conversion Ratio. (At July 31, 1996, Penril had 10,849,647 shares of common stock outstanding and 1,124,951 options outstanding to purchase Penril Common Stock.) To the extent that the number of outstanding shares of Penril Common Stock increases or decreases between July 31, 1996 and the closing date of the Merger, the number of shares of Bay Common Stock to be issued in connection with the Merger will increase or decrease proportionately. The Unaudited Pro Forma Combined Condensed Financial Statements reflect the issuance of 4,213,455 shares of Bay Common Stock.



2. Bay expects to incur charges currently estimated to be between $2.0 million and $3.0 million, in the quarter ended December 31, 1996, the quarter in which the Merger is expected to be consummated, to reflect transaction costs. An estimated charge, at the midpoint of the above range, is reflected in the Pro Forma Combined Condensed Balance Sheet.



3. Pro forma combined net income per share includes a pro forma adjustment to eliminate $4.5 million paid by Bay and included as revenue by the Modem Business in the fourth quarter of 1996 pursuant to a license agreement and a pro forma adjustment of $11.1 million for the estimated effect of amortization over a five year period of acquired intangibles in the Merger. The Pro Forma Combined Condensed Balance Sheet reflects the stockholders' equity of Bay as of June 30, 1996 and Bay's estimated allocation of the total purchase price of Modem Business and is based on the outstanding shares of Bay Common Stock as of June 30, 1996 and the shares of Bay Common Stock assumed to be issued in connection with the Merger.



4. Based on preliminary estimates, Bay expects that approximately $60 million to $65 million of the total purchase price will be allocated to in-process research and development and will be charged to operations at the time of the closing of the Merger, currently anticipated to be during the quarter ended December 31, 1996. The effect of this charge using the mid-point of the range has been reflected in the Pro Forma Combined Condensed Balance Sheet but has not been reflected in the Pro Forma Combined Income Statement.



5. There were no material differences between the accounting policies of Bay and the Modem Business and, accordingly, no pro forma conforming adjustments are required in the Pro Forma Combined Condensed Statement of Income.


                DISCUSSION AND ANALYSIS OF PRO FORMA INFORMATION



     The following discussion should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements presented above, the historical financial statements that are included in the Proxy
Statement/Prospectus from which such information was derived, and Management's Discussion and Analysis of Financial Condition and Results of Operations for both Bay and Penril also included in this Proxy Statement/Prospectus.



     Bay expects to incur charges currently estimated to be between $2.0 million and $3.0 million, in the quarter ended December 31, 1996, the quarter in which the Merger is expected to be consummated, to reflect transaction costs. An estimated charge at the midpoint of the above range is reflected in the Pro Forma Combined Condensed Balance Sheet. This range, and the ranges described above, are preliminary estimates only and are therefore subject to change.



     Based on preliminary estimates, Bay expects that approximately $60 million to $65 million of the total purchase price will be allocated to in-process research and development and will be charged to operations at the time of the closing of the Merger, currently anticipated to be during the quarter ended December 31, 1996. The effect of this charge using the mid-point of the range has been reflected in the Pro Forma Combined Condensed Balance Sheet but has not been reflected in the Pro Forma Combined Income Statement.



     There can be no assurance that the future revenue of Bay will be equal to or greater than the pro forma combined revenue of Bay and the Modem Business.



     On a pro forma basis as of June 30, 1996, Bay would have had an aggregate of $588.2 million in cash, cash equivalents and investments. Bay believes that this amount, together with cash generated from operations, will be sufficient to meet Bay's future cash requirements through at least the next twelve months.


                           INFORMATION CONCERNING BAY

BUSINESS

     Bay develops, manufactures, markets and supports a comprehensive line of data networking products and services, including high-speed routers, switches, intelligent hubs, remote and internet access solutions and sophisticated management software providing network design and configuration solutions. These products enable end users to build or enhance their data network systems, including all levels from small local area networks to large enterprise-wide information infrastructures.

     In October 1994, SynOptics Communications, Inc. ("SynOptics") and Wellfleet Communications, Inc. ("Wellfleet") effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Wellfleet with and into SynOptics (the "Combination"). In connection with the Combination, Wellfleet changed its name to Bay Networks, Inc. On May 15, 1995, Bay acquired Centillion Networks, Inc. a leading provider of Token Ring and Token Ring-to-ATM switching products.


     On December 15, 1995, Bay acquired Xylogics, Inc. ("Xylogics"), a technology and market leader in enterprise remote access, offering remote users and offices transparent corporate-wide access to networking resources. On March 13, 1996, Bay acquired all of the outstanding shares of Performance Technology, Inc., a privately held company headquartered in San Antonio, Texas and a leader in developing LAN-to-Internet access technology, providing small offices and small-to-medium-sized businesses easy, secure access to the Internet. On March 31, 1996, Bay acquired substantially all of the net assets of Armon Networking, Ltd., headquartered in Tel Aviv, Israel, a technology developer of RMON-based distributed analysis tools and multi-segment LAN probes. See "Information Concerning Bay -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Consolidated Financial Statements of Bay included herein.


     Bay's products connect and interconnect multiple types of LANs, comprised of computer equipment from the same or different manufacturers, to form an internetworked system. These products connect computers to form LANs, interconnect LANs located in a single facility and, through WAN connections, may connect LANs dispersed around the world. The internetworking of these networks enables computer users operating different types of equipment in different locations to communicate, exchange data and share other computing resources.

     Bay is a Delaware corporation incorporated in May, 1986. Bay's principal offices are located at 4401 Great America Parkway, Santa Clara, California 95054.

NETWORKING SOLUTIONS

     Organizations are increasingly seeking to internetwork their disparate, often incompatible, LANs and WANs to share information and computing resources across the organization for applications such as electronic mail, sharing of databases, multi-site engineering and product development, transaction processing and electronic image transfer. Enterprise-wide networks facilitate efficient and rapid data communications among connected work groups, departments and locations and provide for more effective utilization of information and computer resources. In addition, as the computing paradigm migrates to client-server architectures, enterprise-wide networks are the enabler that allows those technologies to be implemented by organizations. The internetworking of LANs and WANs into enterprise-wide networks requires data communications products which efficiently, reliably, and quickly transmit data to appropriate locations on different networks, reconcile incompatible LAN and WAN standards between networks and manage large, complex internetworks.

     To meet these internetworking needs, Bay has developed a family of computer networking products including hubs, routers, switches, and network management software. Bay's hub products, which reside at the center of networks and serve as a control and consolidation point for network activity, integrate connectivity, network management and internetworking products into a structured network solution that emphasizes network management scalability and manages complexity across the network.

     As network demands continue to increase, switching delivers the performance required to support the emerging image processing, animation, modeling, scientific and multimedia applications of the future. Bay's router products choose the optimal path to interconnect LANs or to route data to the WAN. These products enhance network segmentation and security, improve reliability (since alternative paths can be used) and increase bandwidth utilization (since the best path between source and destination is chosen by a router).

     Organizations are experiencing a shift from departmental-only to enterprise-wide remote access and the need for applications and network infrastructure that are remote access-ready as a result of increased business mobility, the move to telecommuting, reduced cost of ownership of both product and WAN services, and widespread adoption of remote access standards. Remote and internet access products extend the backbone network beyond the branch office, bringing remote users closer to the enterprise and permit connection to the corporate LAN so users can work anywhere -- at home, in a hotel or in a remote office -- at any time. Users can access electronic mail, databases and file servers as if they were directly included within the network.

PRODUCTS

     Bay's product lines include a broad family of internetworking products, including routers, hubs, switches, remote and internet access solutions, and network management technologies. These products encompass LAN and WAN components, which allow Bay to offer a solution to communicate network data worldwide, managed from a single network management software platform which supports Bay's product lines.

     Bay's product strategy is focused on weaving LAN connectivity, management and internetworking solutions into a flexible network fabric capable of supporting large, diverse enterprise networks. The center of this strategy is the intelligent hub, which acts as a central control point for network connections, management and growth. The intelligent hub incorporates the hardware and software required to connect computing devices to structured networks using various cabling types and media-access methods, switches, bridges and routers that enable the internetworking of various network segments into enterprise networks. Integrated network management software products facilitate network operation by diagnosing and solving network problems. The categories of Bay's product lines are described below.

     Connectivity Products, which include intelligent hubs and related host modules and transceivers, enable computing devices to communicate over networks. Intelligent hubs provide integrated connectivity and centralized management by supporting ethernet, token ring and fiber distributed data interface ("FDDI") protocols, or any combination of the three in the same hub. Transceivers provide an interface between the computing devices and cabling systems and are implemented either as units external to the computer or as integrated circuits on network cards.

     Network Management Products distribute management intelligence throughout geographically dispersed networks and enable network administrators to monitor and control the network. The open, standards-based network management products are comprised principally of intelligent modules which resides within hubs, sophisticated management software which resides on intelligent modules and advanced software application programs which reside on network management computer consoles. Through a combination of hardware and software components, intelligent network management modules gather network information close to the source of data activity, reduce it into meaningful information within the hub, and forward the data to a central network management console attached to the network. The actual management of data takes place in the hub, relieving the burden on central network management resources and enabling networks to grow along with the expansion of the business.


     Using the Simple Network Management Protocol ("SNMP"), which ensures compatibility with other management systems that may already be in place in a particular networking environment, Bay's network management products address a wide variety of diverse environments. The Optivity network management system works with DOS and UNIX network management platforms from International Business Machines Corporation, Hewlett-Packard Company, Inc., Novell, Inc. and Sun Microsystems, Inc. Additionally, Bay offers application software products which automate operational functions and facilitate design and management of a network. The flexibility of these software products enable them to interface in an array of multi-vendor environments.


     Internetworking Products are modular devices integrated into intelligent hubs or stand-alone devices which provide links between independent LAN segments and control the flow of data on the LAN. The devices connect data traffic between linked networks and forward packets of data destined for other locations throughout the network. Bay's internetworking product lines include local and remote bridges, local and remote routers, and switches. Bridges, which are protocol-independent, are the simplest method of connecting LAN segments. Bridges sort through all traffic on a network, and decide whether to send it to the remainder of the network.

     As networks grow in both size and complexity, routers provide additional intelligence in connecting individual networks. Unlike bridges, routers actually examine the protocol of the data packets which permits protocol filtering and security control. Bay offers a family of scalable and highly flexible router products that concurrently provide bridging and multi-protocol routing functions in modular and stackable forms. The Backbone Node ("BN") products are designed to satisfy the throughput and/or availability requirements of the most demanding enterprise internetworks. The Backbone Node provides complete fault resiliency with redundant processor interconnects, power supplies, and software image storage in combination with its symmetric multiprocessor architecture.

     Bay also offers a modular, stackable router, which is designed to provide seamless integration of multiple units stacked together, performing as a single router. This modular product offers scalability for expanding sites requiring remote, regional or departmental access to the corporate network.

     Switching Products interconnect LANs by supporting multiple parallel communications and eliminating LAN bandwidth congestion. These products offer connectivity to LAN and WAN technologies such as asynchronous transfer mode ("ATM"), FDDI and token ring, as well as a full suite of networking protocols for high-speed LAN and switching environments.


     In fiscal 1995, Bay introduced BaySIS (TM) (Bay Switched Internetworking Services), a new networking architecture that combines switching technology with traditional shared-media hub and router technology.

The resulting switched-internetworking architecture permits the customer to migrate from their existing technology in a controlled, reliable and cost-effective manner.

     Remote and Internet Access Products, including Remote Annex analog remote access servers, Nautica ISDN router products and Instant Internet internet access server, which are key to on-line access to corporate information and services such as the Internet, extend the backbone network beyond the branch office, bringing remote users closer to the enterprise.

     The Remote Annex family of products, which are highly scalable and are offered in a variety of configurations, provide users with transparent dial-in access to Ethernet LANS. Users can access electronic mail, data bases and file servers residing on Novell NetWare, TCP/IP and AppleTalk LANs as if they were directly included with the network.

     ISDN is a digital telephone connection that accommodates high bandwidth transmissions such as graphics, images or large text files and provides an immediate, high speed, reliable connection to network resources. The Nautica series of ISDN routers support a wide range of routed protocols including Novell IPX/SPX, TCP/SP, Netbios, Microsoft WINS and Banyan Vines as well as the OSPF and RIP2 routing protocols. These products provide bandwidth-on-demand, dial-on-demand, data compression security, configuration and network management features.

     Instant Internet provides small offices and small-to-medium-sized businesses easy, secure access to the internet, by providing an all-in-one unit to connect NetWare, Windows '95 and Windows NT users directly to the internet without requiring any time-consuming changes to LAN clients or servers.

SALES CHANNELS


     Bay's global market strategy emphasizes the support of sales and service through a network of value added resellers ("VARs"), distributors, networking OEMs and, through its domestic field sales force, directly to major customers. The goal of the multi-channel strategy is to offer Bay flexibility to meet specific needs and furnish Bay with broad coverage of worldwide markets.


     Value Added Resellers. VARs integrate Bay's products, along with products sold by other LAN and WAN vendors, into turnkey networking systems that are sold directly to end users. VARs also sell Bay's products as stand-alone units. Bay provides support to the VAR network through its field sales force and customer service organization, so that in addition to sales generated independently, VAR sales are also the result of sales leads generated by Bay's direct marketing efforts. Sales to VARs are made at discounts based on purchase volumes and other incentive programs. VARs may choose to procure the Bay products they resell by purchasing directly from Bay or from its distributors as described below.

     Distributors. Bay also sells its products to distributors who typically resell to VARs or other dealers. Distributors must meet certain criteria that are substantially different from those which Bay's VARs must meet. Bay's distributors generally provide a minimal level of systems integration. Distributors purchase at standard discounts based on certain incentive programs. Bay offers additional sales and marketing programs to assist those VARs and dealers who purchase through distributors in promoting, selling and supporting Bay's products.

     Bay's VARs and distributors may carry other products which are complementary to, or compete with those of Bay, and these non-exclusive VARs and distributors may choose to give higher priority to products of other suppliers or competitors.

     Field Sales Force. Bay's field sales force manages its sales activities through multi-channel distribution strategies. Bay's customers include end-users of large, complex, enterprise-wide networks, who typically provide their own systems integration. The field sales and technical support force also provides training and technical support to Bay's VARs, distributors and end-users.

     Marketing. Bay has implemented several marketing programs designed to support the sale of its products through broad-scale reseller distribution (two-tier distributors and direct resellers), generate sales leads for its distribution channels and enhance brand name recognition. Bay's marketing activities include frequent participation in industry trade shows and seminars, advertisements in major trade publications worldwide, publications of technical articles in the trade press, the distribution of sales literature and product specifications and ongoing communications with its installed base of end-user customers. Bay's reseller and distribution programs include incentives and benefits such as Co-op and reseller marketing programs.

CUSTOMERS AND BACKLOG


     Bay's product backlog on June 30, 1996, was approximately $120 million as compared to product backlog on June 30, 1995, of approximately $231 million. Bay includes in its backlog only orders confirmed with a purchase order for products to be shipped within six months. Because of the generally short cycle between order and shipment, and occasional customer changes in delivery schedules or cancellation of orders which are made without significant penalty, Bay does not believe that its backlog as of any particular date is necessarily indicative of actual net sales for any future period. One reseller, Anixter Inc., a wholly-owned subsidiary of Anixter International, Inc., accounted for approximately 13% ($263.0 million), 14% ($198.0 million) and 14% ($162.0 million) of Bay's revenue in fiscal 1996, fiscal 1995 and fiscal 1994, respectively.



     Bay has attempted to reduce its product manufacturing lead times and its backlog of orders. To the extent that backlog is reduced during any particular period, it could result in more variability and less predictability in Bay's quarter to quarter revenue and operating results. If manufacturing lead times are not reduced, Bay's customers may cancel, or not place, orders if shorter lead times are available from other manufacturers. In addition, Bay's ability to meet customer demand may also be dependent on the ability of Bay to increase manufacturing levels for new products to volumes based on anticipated orders by the market.


CUSTOMER SUPPORT, SERVICE AND WARRANTY

     Bay services, repairs and provides technical support for its products. A significant portion of Bay's service and support activities is related to software and network configuration and is provided by Bay's assistance centers. Bay has contracted with third parties to supplement service provided directly by Bay for on-site hardware maintenance. International service is provided primarily by distributors, supplemented with phone support centers in France, Japan and Australia. Bay sells products to end-users with warranty periods of up to twelve months from the date of shipment for domestic sales and up to fifteen months from the date of shipment for international export sales. Following the expiration of the warranty period, if any, Bay offers services under maintenance contracts or on a time and materials basis. Bay also provides on-site network support services such as system installation, network integration services and technical consulting.

RESEARCH AND DEVELOPMENT

     Bay has devoted significant resources to research and development, spending $213.5 million, $145.3 million and $117.6 million during the fiscal years ended June 30, 1996, 1995 and 1994, respectively.

     During fiscal 1996, Bay continued development of enhancements to its current products and to the development of new products in the areas of emerging technologies such as ATM, remote access, switched internetworking technologies, and the integration of voice, video and data networking. Bay plans to continue its commitment to research and development in fiscal 1997, as Bay believes that the markets for its products are characterized by rapid rates of technological innovation for both hardware and software.

MANUFACTURING


     Bay's manufacturing operations are located at its Santa Clara and Sunnyvale, California; Billerica and Burlington, Massachusetts; Tel Aviv, Israel and San Antonio, Texas facilities. Bay uses contract manufacturers in the United Kingdom for its Nautica(TM) product line to meet product demands for the United Kingdom market.

     Bay's manufacturing process consists of purchasing; automated, semi-automated and manual assembly; burn in processing; in-circuit testing; final assembly and test; and inspection.



     Most of the components used in Bay's products are available from more than one supplier. Failure of Bay's vendors to supply required items could have a material adverse effect upon Bay's business. Bay seeks to maintain an inventory level sufficient to meet its anticipated short-term production needs. In the past, Bay has paid premiums to secure adequate supplies of components, and it could become necessary to make such payments again in the future.


COMPETITION

     The data networking industry has grown in the past few years, however, Bay's revenue may fluctuate year over year or any quarter over quarter based on competition and customers waiting for anticipated product introductions. The networking industry is highly competitive and competition is expected to intensify and could adversely affect Bay's future results. Networking and communications suppliers compete in areas such as: conformity to existing and emerging industry standards; interoperability with other networking products; the ability to run Ethernet, token ring and FDDI networks on most common cabling systems; network management capabilities; ease of use; scalability; price; performance; reliability; product features; technical support; marketing expertise; and product innovation.


     There are many companies competing in various segments of the intelligent hub, switching, router and remote access network markets. Bay's principal competitors include Ascend Communications, Cabletron Systems, Inc., Cascade Communications, Cisco, Digital Equipment Corporation, Fore Systems, Inc., Hewlett-Packard Company, Inc., International Business Machines Corporation and 3Com Corporation, among others. Several of Bay's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to Bay. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. Specifically, 3Com Corporation acquired Chipcom Corporation and Cisco recently acquired StrataCom, Inc. and recently announced its intention to acquire Telebit Corporation. There can be no assurance that Bay will be able to compete successfully in the future with existing or new competitors.


     With industry standards established and new standards emerging, more companies have developed standards-based products and have sought to compete on the basis of price. Pressures from competitors offering lower priced products could result in future price reductions for Bay's products.

PROPRIETARY RIGHTS AND LICENSES

     Bay currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in its products. Bay maintains as proprietary the software and other portions of the technology incorporated in its network management and other products, and may license that technology to others as necessary. There can be no assurance that the steps taken by Bay in this regard will be adequate to prevent misappropriation of its technology or that Bay's competitors will not independently develop technologies that are substantially equivalent or superior to Bay's technology. In addition, the laws of some foreign countries do not protect Bay's proprietary rights to the same extent as do the laws of the United States. Bay has a number of patents and may apply for additional patents. There can be no assurance that patents will issue from any applications filed by Bay or that, if patents do issue, the claims will be sufficiently broad to protect the technology invented by Bay. In addition, no assurance can be given that any patents issued to Bay will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.

     Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents or new standards that may issue or to obtain important technology, it may be necessary for Bay to enter into technology licenses from others. Such licenses could impact Bay's operating results, and there is no assurance that Bay will be able to license such technology.

EMPLOYEES

     As of June 30, 1996, Bay employed 5,758 persons, including regular, temporary and contract employees, none of whom is represented by a labor union. Bay has experienced no work stoppages and considers its employee relations to be positive.

PROPERTIES

     Bay's principal executive facility is located at Bay's corporate headquarters in Santa Clara, California. Bay has eastern operations located in Billerica and Burlington, Massachusetts. Bay has administrative, sales and marketing, product development, manufacturing and support facilities at both locations.

     The Santa Clara facilities consist of approximately 1,021,975 square feet under leases that expire from April, 1999 to November, 2002. Bay has an option to renew certain of these leases for two additional five-year terms. Bay's Massachusetts facilities consist of approximately 663,963 square feet under leases that will expire through February, 2001 and Bay has an option to renew certain of these leases for various terms. Bay has additional fiscal year 1997 lease commitments in Billerica, Massachusetts, of approximately 165,000 square feet.

     A subsidiary of Bay has a fifty percent interest in a limited partnership which owns one of Bay's manufacturing facilities. Of the above total, Bay leases 118,000 square feet from the limited partnership. Bay has, also included in the above total, approximately 405,113 square feet of space in other manufacturing buildings in Sunnyvale and Santa Clara, California, and Billerica, Massachusetts.

     Bay acquired additional manufacturing, research and development operations during fiscal year 1996. Bay Networks Israel (1996) Ltd., which acquired the business of Armon Networking, Ltd. in Tel Aviv, Israel occupies 27,975 square feet and Performance Technology, Inc. in San Antonio, Texas, occupies 19,413 square feet.

     Some of Bay's manufacturing and distribution facilities, as well as a portion of Bay's research and development, and sales and administrative functions, are located in areas of seismic risk. Bay's future operating results could be materially affected by a major earthquake.

     Bay leases and occupies sales and service offices in 36 states throughout the United States and Puerto Rico and 34 countries worldwide. Bay's worldwide operations are located in Argentina, Australia, Austria, Belgium, Brazil, Canada, Cayman Islands, China, Colombia, Denmark, Finland, France, Germany, Hong Kong, India, Indonesia, Israel, Italy, Japan, Korea, Malaysia, Mexico, the Netherlands, New Zealand, Norway, Portugal, Russia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, United Arab Emirates and the United Kingdom.

LEGAL PROCEEDINGS


     From time to time, as a normal incidence of the nature of Bay's business, various claims, charges and litigation are asserted or commenced against Bay. In the opinion of management, final judgments from such claims, charges and litigation, if any, against Bay would not have a material adverse effect on its consolidated financial position, results of operations or cash flows.


     At various times Bay has been approached by others claiming to hold valid patents applicable to its products, who have offered to license the patented technology. Bay may enter into such licensing agreements or may vigorously contest such claims, depending upon the specific circumstances.

MANAGEMENT


     The directors and executive officers of Bay as of September 30, 1996 are as follows:



NAME/POSITION              AGE     BUSINESS EXPERIENCE
-------------              ---     -------------------
Arthur Carr                65      Mr. Carr has served as a director of Bay since 1987. Mr.
Director                           Carr has been a private investor since November 1993. Mr.
                                   Carr was the President, Chief Executive Officer and
                                   Director of Bytex Corporation from 1991 to 1993.
                                   Previously, he was a Principal of Carr & Associates from
                                   1989 to 1991, and the President and Chief Operating
                                   Officer of Stellar Computer, Inc. (later known as Stardent
                                   Computer, Inc.) from 1986 to 1989. Mr. Carr is also a
                                   director of Stratus Computer, Inc.

Shelby H. Carter, Jr.      65      Mr. Carter has served as a director of Bay since October
Director                           1994, and served as a director and the Chairman of the
                                   Board of SynOptics, of which he was a founder, from its
                                   inception in June 1985 to October 1994. Since January
                                   1986, Mr. Carter has also served as a professor at the
                                   University of Texas Graduate School of Business and
                                   College of Business Administration. From December 1986 to
                                   September 1989, he served as an advisory partner at Austin
                                   Ventures, L.P., a venture capital firm. In January 1985,
                                   Mr. Carter retired from his positions as General Sales
                                   Manager, Worldwide Operations and Corporate Vice President
                                   for Xerox Corporation, where he had been employed since
                                   January 1970; prior to that he was employed for 15 years
                                   by IBM Corporation. Mr. Carter also serves on the Board of
                                   Directors of Input/Output, Inc.

Kathleen A. Cote           47      Ms. Cote has served as a director of the Company since
Director                           August 1996. Ms. Cote is President and Chief Operating
                                   Officer of Computervision Corporation and has been
                                   appointed by the Board of Directors of Computervision
                                   Corporation to assume the additional role of Chief
                                   Executive Officer of Computervision Corporation in
                                   November 1996. Since 1986, Ms. Cote served in various
                                   positions in Computervision, including Vice President of
                                   Manufacturing, Vice President of Worldwide Service, and
                                   Vice President of Marketing and Corporate Communications.
                                   Ms. Cote is also a director of Walden University,
                                   Massachusetts High Technology Council, Inc. and
                                   Computervision Corporation. She has previously served as a director or trustee of Babson College, the Women's
                                   Initiative for Technology Leadership, the Boston Chapter
                                   of the National Urban League, the Massachusetts Private
                                   Industry Council and the Council for Women in Technology,
                                   co-sponsored by the Department of Labor and the University of Massachusetts. She also served as Vice Chairman of the
                                   Massachusetts Council for Advanced Technology Transfer in
                                   Manufacturing.

NAME/POSITION              AGE     BUSINESS EXPERIENCE
-------------              ---     -------------------
John S. Lewis              50      Mr. Lewis has served as a director of Bay since October
Director                           1994, and served as a director SynOptics from August 1986
                                   to October 1994. Since September 1995, he has been a
                                   managing partner of PVG Equity Partners, L.L.C., the
                                   general partner of Pacific Venture Group, L.P., a venture
                                   capital investment firm. Since July 1989, he has also been a general partner of Paragon Venture Management Company
                                   II, L.P., the general partner of Paragon Venture Partners,
                                   II, L.P., a venture capital investment firm. From 1983 to
                                   1994, he was a general partner of Paragon Venture
                                   Management Company, the general partner of Paragon
                                   Partners, a venture capital investment firm. From 1981 to
                                   1983, Mr. Lewis served as a Vice President of Citicorp
                                   Venture Capital Ltd., and from 1973 to 1981, Mr. Lewis
                                   held various management positions with Citicorp N.A. and
                                   Citicorp. Mr. Lewis also serves on the Board of Directors
                                   of On Assignment, Inc., ArthroCare Corporation and
                                   TopoMetrix Corporation.

Benjamin F. Robelen        68      Mr. Robelen has been a director of Bay since 1991. Mr.
Director                           Robelen has been a private investor and business
                                   consultant since 1986. He is also a director of VMARK
                                   Software, Inc. Since 1980, Mr. Robelen has served as a
                                   board member of several public and private companies.
                                   Prior to that time, Mr. Robelen served as the Vice
                                   President, Finance and Administration of Prime Computer,
                                   Inc. as well as other positions at high-technology
                                   companies.

Andrew K. Ludwick          50      Mr. Ludwick, a founder of SynOptics, served as President
Director                           and Chief Executive Officer of Bay from October 1994 until
                                   October 14, 1996, as a director of Bay since October 1994
                                   and as President, Chief Executive Officer and a director
                                   of SynOptics from its inception June 1985 to October 1994.
                                   From June 1969 to June 1985, Mr. Ludwick served in various positions in marketing, market planning, sales operations, and corporate strategy at Xerox Corporation.

Paul J. Severino           49      Mr. Severino, a founder of Wellfleet, assumed
Chairman of the Board,             responsibilities of President and Chief Executive Officer
President, Chief                   of Bay on October 14, 1996 and has served as Chairman of
Executive Officer                  the Board of Bay since October 1994 and served as
and Director                       President and Chief Executive Officer and a director from
                                   Wellfleet's inception in 1985 to October 1994. Prior to
                                   founding Wellfleet, Mr. Severino was a founder and
                                   President of Interlan, Inc. from 1981 to 1985. Interlan
                                   was sold to Micom Systems, Inc. in 1985, at which time Mr.
                                   Severino became a Vice President of Micom. Mr. Severino is also a director of Data Translation, Inc., a supplier of
                                   data acquisition and image processing products for desktop computers, and the Massachusetts Technology Development
                                   Corporation (MTDC).

Ronald V. Schmidt          52      Dr. Schmidt, a founder of SynOptics, has served as the
Executive Vice President,          Executive Vice President and Chief Technical Officer of
Chief Technical Officer            Bay since October 1994 and as a director since May 1996.
and                                Dr. Schmidt served as Senior Vice President, Chief
Director                           Technical Officer and a director of SynOptics from its
                                   inception in June 1985 to October 1994. Prior to June
                                   1985, he served as a Research Fellow from June 1981 to
                                   November 1985 at Xerox Corporation's Palo Alto Research
                                   Center (Xerox "PARC"). Prior to serving at Xerox PARC, Dr.
                                   Schmidt spent seven years at AT&T's Bell Laboratories
                                   where he was a member of the technical staff performing
                                   research in fiber communications. He is currently a Fellow of the IEEE.

NAME/POSITION              AGE     BUSINESS EXPERIENCE
-------------              ---     -------------------
Jeffry R. Allen            44      Mr. Allen has served as Senior Vice President of
Senior Vice President,             Operations since November 1995. Mr. Allen most recently
Operations                         served as Vice President and Controller of Bay from
                                   October 1994 to November 1995. From December 1990 to
                                   October 1994, Mr. Allen held various positions at
                                   SynOptics, the latest of which was Vice President and
                                   Controller. Before joining SynOptics, he held various
                                   positions from December 1973 to November 1990 at
                                   Hewlett-Packard Company, Inc., the latest of which was
                                   Controller of the Information Networks Group.

Lloyd Carney               34      Mr. Carney joined Bay in July 1990 as Director of
Vice President, Worldwide          Technical Operations in the manufacturing organization of
Customer Service                   Wellfleet. He held this position until April 1993 when he
                                   assumed the position of Vice President, Worldwide Customer
                                   Service. Prior to joining Bay, Mr. Carney was Test
                                   Engineering Manager and had new product introduction
                                   responsibilities at Proteon Inc. Prior to Proteon, Mr.
                                   Carney held various engineering and project management
                                   positions at Prime Computer, Inc.

Richard D. Eyestone        50      Mr. Eyestone joined Bay in July 1991 as the Southern
Senior Vice President,             Regional Manager. He held the position of Regional Vice
Product and Market                 President-Southern Region from November 1994 until July
Management, Enterprise             1995 and Vice President of U.S. Sales from July 1995 until
Business Unit                      May 1996 when Mr. Eyestone assumed the position of Senior
                                   Vice President of Market and Product Management for Bay's
                                   Enterprise Business Unit. Prior to joining Bay, Mr.
                                   Eyestone held various sales management positions at
                                   PictureTel Corporation and Masscomp, Inc.

Michael J. Grady           47      Mr. Grady joined Bay as Vice President, Engineering, in
Senior Vice President of           August 1992 and has served as Senior Vice President of
Engineering, Enterprise            Engineering, Enterprise Business Unit since May 1996. From
Business Unit                      1980 to July 1992, Mr. Grady held various positions within the Engineering and Customer Support areas at Stratus
                                   Computer, Inc., the latest of which was Vice President,
                                   Customer Service and Technical Support and prior to that,
                                   Vice President, Major Account Engineering. Prior to
                                   working for Stratus Computer Inc., Mr. Grady held various
                                   positions at Honeywell Information Systems.

Vito E. Palermo            32      Mr. Palermo has served as Vice President and Controller
Vice President                     since November 1995. He joined Bay in June 1992 as
and Controller                     Manufacturing and Customer Service Controller, served as
                                   Corporate Accounting and Financial Planning Manager from
                                   October 1993 to September 1994 and was promoted to
                                   Director of Finance, Hub Product Business Unit in October
                                   1994. Prior to joining Bay, Mr. Palermo held several
                                   financial management positions at Digital Equipment
                                   Corporation from September 1986 to May 1992.

Gary Rogers                39      Mr. Rogers joined Bay in 1992 as Director of Reseller
Vice President,                    Sales. He held the position of Vice President, European
International Sales                Operation from March 1994 until July 1996, when Mr. Rogers assumed position of Vice President, International Sales.
                                   Prior to joining Bay, Mr. Rogers was Vice President, Sales at Wavetracer, Inc. from 1990 until 1992, and held various sales management positions at ImagiTex, Inc. from 1987
                                   until 1990, the latest of which was Vice President U.S.
                                   Sales.

NAME/POSITION              AGE     BUSINESS EXPERIENCE
-------------              ---     -------------------
William J. Ruehle          54      Mr. Ruehle has served as Executive Vice President and
Executive Vice President           Chief Financial Officer of Bay since October 1994 and
and Chief Financial                served as Vice President and Chief Financial Officer of
Officer                            SynOptics from July 1987 to October 1994. From January
                                   1979 to June 1987, he served as a Vice President and Chief
                                   Financial Officer of Acrian, Inc., a microwave
                                   semiconductor manufacturer. He began his career in
                                   corporate finance at CBS, Inc.

Bruce I. Sachs             36      Mr. Sachs joined Bay in December 1995 as President,
Executive Vice President,          Xylogics Business Unit and as Executive Vice President,
Internet/Telecom                   Internet/Telecom Business Unit since May 1996. Mr. Sachs
Business Unit                      served as President and Chief Executive Officer of
& President, Xylogics              Xylogics from August 1993 to December 1995. He joined
Business Unit                      Xylogics in May 1989 as Director of Engineering,
                                   Communications Products, was promoted to Vice President of
                                   Engineering in March 1991 and served as Executive Vice
                                   President from December 1992 to August 1993. From May 1985 to February 1989 he was the Director of Engineering,
                                   Transmission Products at Infinet, Inc.

Gene Wahlberg              43      Mr. Wahlberg joined Bay in October 1990 as a National
Vice President,                    Account Manager for the Southwest Region. He held
U.S. Sales                         positions as Southwest Sales Manager, Central Region
                                   Director and Regional Vice President, Central Region
                                   through May 1996 when he assumed the position of Vice
                                   President, U.S. Sales. Prior to joining Bay, Mr. Wahlberg
                                   was a principal in a manufacturing representative company
                                   for 5 years and held various Sales Management positions at
                                   Mostek Corporation.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth as of September 30, 1996 certain information with respect to the beneficial ownership of Bay Common Stock by (i) each stockholder known by Bay to be the beneficial owner of more than 5% of Bay Common Stock, (ii) each director of Bay, (iii) the Chief Executive Officer and the four other most highly compensated executive officers of Bay as of September 30, 1996 and (iv) all directors and executive officers of Bay as a group.



                                                                                PERCENT OF
                                                           AMOUNT AND NATURE       BAY
                                                             OF BENEFICIAL     COMMON STOCK
NAME OF BENEFICIAL OWNER(1)                                   OWNERSHIP(2)      OUTSTANDING
---------------------------                                -----------------   ------------
Directors and Executive Officers:
Arthur Carr (3)..........................................          62,315             *
Shelby H. Carter, Jr. (4)................................         131,008             *
Kathleen A. Cote.........................................              --            --
John S. Lewis (5)........................................         109,233             *
Benjamin F. Robelen (6)..................................         109,884             *
Andrew K. Ludwick (7)....................................       3,635,085          1.9%
Paul J. Severino (8).....................................       3,123,400          1.7%
William J. Ruehle (9)....................................         797,259             *
Ronald V. Schmidt (10)...................................       1,401,987             *
Directors and executive officers as a group (17 persons)
  (11)...................................................      12,027,990          6.4%

---------------

* Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of Bay Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

 (2) In connection with the combination of Bay and SynOptics through the merger of a wholly-owned subsidiary of Bay into SynOptics in October 1994 (the "SynOptics Merger"), the 1991 Restated Stock Option Plan of Wellfleet was amended and restated and renamed the Bay Networks, Inc. 1994 Stock Option Plan (the "1994 Option Plan"). Options granted under the 1994 Option Plan prior to the SynOptics Merger are referred to in the notes below as options granted under the "Wellfleet 1991 Option Plan."


 (3) Includes 59,315 shares subject to options granted under the Wellfleet Communications, Inc. 1991 Director Stock Option Plan (the "Wellfleet Directors Option Plan") or the Bay Networks, Inc. 1994 Outside Directors Stock Option Plan (the "Bay Networks Directors Option Plan") that may be exercised within sixty days of September 30, 1996.



 (4) Includes 41,871 shares subject to options granted under the Bay Networks Directors Option Plan that may be exercised within 60 days of September 30, 1996.



 (5) Includes 41,871 shares subject to options granted under the Bay Networks Directors Option Plan that may be exercised within 60 days of September 30, 1996. Also includes 1,304 shares held in trust for the minor children of Mr. Lewis, of which he disclaims beneficial ownership.



 (6) Includes 44,164 shares subject to options granted under the Wellfleet Directors Option Plan or the Bay Networks Directors Option Plan that may be exercised within 60 days of September 30, 1996.



 (7) Includes 2,023,252 shares subject to immediately exercisable options granted under the SynOptics Communications, Inc. Amended and Restated 1986 Stock Option Plan (the "SynOptics 1986 Option Plan"), which options were assumed by Bay in the SynOptics Merger, and under the 1994 Option Plan. A portion of these shares are not yet vested, and thus would be subject to repurchase by Bay at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested. Also includes 50,946 shares held by Mr. Ludwick's spouse as custodian for his minor children, of which he disclaims beneficial ownership.



 (8) Includes 322,500 shares subject to immediately exercisable options granted under the 1994 Option Plan or issuable upon exercise of outstanding stock options exercisable within 60 days of September 30, 1996 under the Wellfleet 1991 Option Plan. A portion of these shares are not yet vested, and thus would be subject to repurchase by Bay at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested. Also includes 162,000 shares held by Mr. Severino's spouse, of which he disclaims beneficial ownership, and 12,000 shares held by or for the benefit of Mr. Severino's children, of which he disclaims beneficial ownership.



 (9) Includes 648,839 shares subject to immediately exercisable options granted under the SynOptics 1986 Option Plan, which options were assumed by Bay in the SynOptics Merger, and under the 1994 Option Plan. A portion of these shares are not yet vested, and thus would be subject to repurchase by Bay at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.



(10) Includes 621,079 shares subject to immediately exercisable options granted under the SynOptics 1986 Option Plan, which options were assumed by Bay in the SynOptics Merger, and under the 1994 Option Plan. A portion of these shares are not yet vested, and thus would be subject to repurchase by Bay at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.



(11) Includes 6,334,660 shares subject to immediately exercisable options or issuable upon exercise of outstanding options exercisable within 60 days of September 30, 1996 beneficially owned by executive officers and directors. A portion of these shares are not yet vested, and thus would be subject to repurchase by Bay at a price equal to the option exercise price, if the corresponding options were exercised before those shares had vested.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Business Environment and Risk Factors. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein as well as the section below under the heading "Risk Factors That May Affect Future Results". Bay's future operating results may be affected by various trends and factors which are beyond Bay's control. These include, among other factors, changes in general economic conditions, rapid or unexpected changes in technologies and uncertain business conditions that affect the data networking industry. Accordingly, past results and trends should not be used by investors to anticipate future results or trends.


     With the exception of historical information, the matters discussed below under the headings "Results of Operations" and "Liquidity and Capital Resources" may include forward-looking statements that involve risks and uncertainties. Bay wishes to caution readers that a number of important factors, including those identified in the section entitled "Risk Factors That May Affect Future Results," as well as factors discussed elsewhere in this Proxy Statement/Prospectus and in Bay's other reports filed with the Commission, could affect Bay's actual results and cause actual results to differ materially from those in the forward-looking statements.



Recent Developments Concerning Bay



     On September 24, 1996, Bay acquired all of the outstanding shares of LANcity, a provider of advanced cable modem technology, for $59.0 million. The acquisition was accounted for as a purchase. Based on estimates, Bay allocated $42 million of the purchase price to in-process research development which was charged to expense upon the closing of the transaction.



     Revenue for the quarter ended September 30, 1996 was $522.7 million, an increase of 14% from $457.8 million in the same period of fiscal 1996, due primarily to increased unit sales of Bay's products. Income from operations was $27.3 million or 5.2% of revenue in the first quarter of fiscal 1997, which includes a $42.6 million charge to operations for in-process research and development in connection with the acquisition of LANcity, compared to $92.4 million or 20.2% of revenue in the same period of fiscal 1996. Including the effect of the acquisition, net income for the quarter ended September 30, 1996 was $5.6 million, or $0.03 per share, compared to $63.2 million, or $0.32 per share, in the same period of fiscal 1996. The decrease in income from operations and net income is due to a product mix shift towards products carrying lower gross margins; an increase in operating expenses as a percentage of revenue, from 34.8% in the first quarter of fiscal 1996 to 47.0% in the first quarter of fiscal 1997, due to increased costs associated with larger sales and sales support staff, marketing programs for new product introductions and the in-process research and development charge.


Results of Operations

     Revenue. Revenue increased 46.5% to $2,056.6 million in fiscal 1996 as compared to $1,403.6 million in fiscal 1995 and $1,136.4 million in fiscal 1994. The growth in revenue in fiscal 1996 was attributable to market growth and strong demand for Bay's products. This growth was a result of worldwide unit volume increases for virtually all of Bay's product lines. While sales in all major product areas increased, the highest percentage increase was in the switching product line; Bay's new products in the remote access market, including the Xylogics' Nautica line, were particularly well received in those markets. Revenue from the router product line grew over fiscal 1995 as sales to the telecommunications industry increased. The increase in revenue in fiscal 1995 was attributable to growth in market demand for Bay's products with growth across all of Bay's product lines. Bay has continued to increase revenue through execution of its multi-channel distribution strategy and growth in international operations.

     International revenue was $716.5 million or 34.8% of total revenue in fiscal 1996, compared to $458.4 million or 32.7% of total revenue and $345.7 million or 30.4% of total revenue in fiscal 1995 and fiscal 1994, respectively. The increase in each period was primarily due to Bay's international expansion and growth in the Asia/Pacific market, as well as continued growth in the European market. Bay continues to emphasize the multi-channel sales strategy which consists of qualified resellers, distributors and dealers. Bay's international revenue was primarily denominated in U.S. dollars. The effect of foreign exchange rate fluctuations did not have a significant impact on Bay's operating results in any period.


     Revenue in past periods may not be indicative of revenue in the future, which may be affected by other business environment and risk factors previously discussed, as well as other factors noted below.

     Gross Profit. Gross profit was $1,111.3 million or 54.0% of revenue in fiscal 1996, compared to $772.6 million or 55.0% of revenue and $630.7 million or 55.5% of revenue in fiscal 1995 and fiscal 1994, respectively. The gross profit increase was due to sequentially higher worldwide unit volume each year. The gross margin percentage decline in fiscal 1996 was affected by several factors: a product mix shift towards shared media, including increased volumes of stackable Ethernet products, and additional reserves for excess inventory as a result of product transitions that occurred in fiscal 1996. The decline was partially offset by manufacturing cost reductions, reductions in material premium charges, and increased router sales which carry higher margins. The decline in fiscal 1995 was primarily from competitive list price reductions, product mix shifts toward non-modular products which carry lower margins, and price increases on certain components.

     Bay believes there is a risk that gross margin percentages may decline if the product mix continues to shift towards non-modular products and competition continues to increase. Bay expects market emphasis on lower margin routers and high-speed switching products in the future. Other factors, including changes in material and labor costs and distribution channels, may also have an adverse effect on gross margin percentages in the future.


     Operating Expenses. Research and development spending grew by 46.9% to $213.5 million in fiscal 1996 from $145.3 million in fiscal 1995 and 23.6% from $117.6 million in fiscal 1994 as compared with fiscal 1995, although the percentage of revenue of 10.4% remained constant for each fiscal year. The increase in expense relates to Bay's continued development of enhancements to its current products and to the development of new products and addition of personnel through hiring and through acquisitions and business combinations. During the year, Bay Networks continued development of new products in the areas of emerging technologies such as ATM, remote access, switched internetworking technologies, and the integration of voice, video and data networking. Bay plans to continue its commitment to research and development in fiscal 1997, as Bay believes that the markets for its products are characterized by rapid rates of technological innovation for both hardware and software. Research and development expenses may increase in absolute dollars in future periods, and such expenditures may vary as a percentage of revenue. There can be no assurance that Bay's research and development efforts will result in commercially successful new technology and products in the future, and those efforts may be affected by other factors noted below.



     Selling and marketing expenses were $452.3 million or 22.0% of revenue in fiscal 1996, compared to $302.5 million or 21.6% of revenue and $246.8 million or 21.7% of revenue in fiscal 1995 and fiscal 1994, respectively. The increase in expense in both fiscal 1996 and fiscal 1995, as compared with the prior fiscal year, was primarily related to the increased costs associated with larger sales and sales support staffs, commission expenses resulting from higher sales levels, expansion of Bay's sales and marketing programs, and investments related to new product launches and entry into new markets worldwide. Bay's investment in its sales, marketing and support staff may vary as a percentage of revenue in the future.



     General and administrative expenses were $72.2 million or 3.5% of revenue in fiscal 1996, compared to $55.7 million or 4.0% of revenue and $47.5 million or 4.2% of revenue in fiscal 1995 and fiscal 1994, respectively. The absolute dollar increase in general and administrative expenses each year related to the addition of personnel, and expenditures related to both domestic and international facilities and information technology needed to support the growth in Bay's business. General and administrative expenses may vary as a percentage of revenue in the future.



     In fiscal 1996, Bay acquired all of the outstanding shares of Performance Technology, Inc., a developer of LAN-to-internet access technology, for a total purchase price of $12.6 million, and substantially all of the net assets of Armon Networking, Ltd., a technology developer of RMON-based distributed analysis tools and multi-segment LAN probes, for a total purchase price of $34.2 million. Approximately $39.7 million was charged to in-process research and development related to internetworking technologies associated with these acquisitions.


     Bay incurred in-process research and development expenses of $6.7 million and $17.9 million related to the acquisitions of Scorpion Ltd. and Coral Network Corporation in fiscal 1995 and 1994, respectively.

     In June 1996, Bay signed a definitive agreement to acquire the Digital Signal Processing (DSP) modem business of Penril, a provider of advanced DSP-based modems and remote access products. Based on preliminary estimates, Bay expects to allocate approximately $60 million to $65 million of the total purchase price, which is based on a fixed formula, to in-process research and development, which will be charged to expense upon the closing of the transaction, currently expected to be in the quarter ending December 31, 1996.


     As a result of the various business combinations in fiscal 1996 and 1995, Bay has incurred merger related expenses of $16.1 million and $63.4 million, respectively. These merger related expenses related to transaction costs, severance related expenses, closing of duplicate facilities, write off of duplicate inventory and other assets and other costs incident to the transactions. In fiscal 1996, Bay reversed previously accrued merger costs of $5.9 million associated with the Wellfleet/SynOptics business combination and the Centillion acquisition. The reduction in the estimated costs were realized primarily due to the usage of facilities which Bay had previously planned to vacate. See Note 2 to the Notes to Consolidated Financial Statements of Bay included herein.



     Net Interest Income and Other. Net interest income and other was $28.5 million, or 1.4% of revenue in fiscal 1996, compared to $21.8 million or 1.6% of revenue and $7.3 million or 0.6% of revenue in fiscal 1995 and fiscal 1994, respectively. The increase in absolute dollars in interest income was due to higher average invested cash and investment balances, which yielded higher interest income in fiscal year 1996 and 1995.



     Income Taxes. Bay's effective income tax rate was 37.5%, 37.8% and 37.6% in fiscal 1996, fiscal 1995 and fiscal 1994, respectively, and excludes the effect of the in-process research and development charges and certain merger related expenses which were not deductible for income tax purposes. At June 30, 1996, a valuation allowance of $6.8 million was offset against the net operating losses and credit carryforwards acquired from Coral Network Corporation, Centillion Networks, Inc. and Performance Technology, Inc. which are subject to substantial limitation. Management has concluded that other than the allowance related to these acquisitions, no valuation allowance is required based on its assessment that future levels of taxable income will be sufficient to realize the future tax benefits represented by the deferred income taxes.


     Liquidity and Capital Resources. As of June 30, 1996, total cash and short- and long-term investments totaled $588.2 million, down from $651.6 million at June 30, 1995. Cash generated from operating activities declined to $105.9 million, compared to $258.1 million and $169.0 million in fiscal 1995 and fiscal 1994, respectively.

     Cash provided from operations decreased from the prior year due to an increase in income before depreciation and amortization which was more than offset by increases in accounts receivable and inventory. The increase in accounts receivable in fiscal 1996 was due to revenue growth, including the continued expansion in international operations relative to total operations which typically have longer collection cycles. Days sales outstanding in receivables were 54 days at June 30, 1996 compared to 40 days at June 30, 1995. Days sales outstanding may continue to vary, due to, among other things, timing of product shipments and international expansion. The increase in inventory was primarily attributable to increasing inventory levels to meet desired manufacturing lead times and anticipated demand for new product introductions.

     Bay used $119.7 million, $298.5 million and $222.3 million for investing activities in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. The consumption of cash in fiscal 1996 was due to increases in property, plant and equipment needed for increased levels of business and Bay's information technology. Bay expects to spend additional cash related to additional property, plant and equipment and information technology required to support Bay's operations in fiscal 1997. Furthermore, Bay acquired two companies in fiscal 1996, Performance Technology, Inc., for $12.6 million, and Armon Networking, Ltd., for $34.2 million, for the purpose of entering new markets, including the internet market. The major investing activities in fiscal 1995 and fiscal 1994 were primarily attributable to capital additions to support business operations.

     Financing activities provided $44.9 million, $34.3 million and $24.5 million in fiscal 1996, fiscal 1995 and fiscal 1994, respectively. The cash generated from financing activities was primarily due to cash received in connection with the issuance of stock under Bay's stock plans, which resulted in net proceeds of $45.4 million, $34.0 million and $24.4 million, respectively.



     A subsidiary of Bay has outstanding $110 million of convertible subordinated debentures which bear interest of 5 1/4% per annum, payable semi-annually, and mature in May 2003. The debentures are convertible at the option of the holder into Bay Common Stock at a conversion price of $42.61 per share. Bay has reserved 2,581,725 shares of Bay Common Stock for the conversion of these debentures. Beginning May 1996, the debentures are redeemable at the option of Bay, initially at approximately 103.7% and at decreasing prices thereafter to 100% at maturity. To date, Bay's management has made no decision whether to redeem the debentures.


     Bay believes that it has the financial resources needed to meet business requirements, including capital expenditures, working capital requirements, the debt obligations outstanding and operating lease commitments for facilities at least through the next twelve months.

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS


     As noted above, the foregoing discussion may include forward-looking statements that involve risks and uncertainties. In addition, Bay identifies the following risk factors which could affect Bay's actual results and cause actual results to differ materially from those in the forward-looking statements.



     Risks Related to New Products. Bay's future revenue is dependent on its ability to successfully develop, manufacture and market products for customers worldwide. In this regard, future growth is dependent on Bay's ability to timely and successfully develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products with service providers, resellers and channel partners, and others. Also, future revenue may be affected in part by factors which influence the business of Bay's direct and indirect resellers, such as the resellers' organization structure, purchasing patterns and inventory levels.



     Bay believes that the markets for its products are characterized by rapid rates of technological innovation for both hardware and software. Rapid rates of technological change, in turn, may lead to shorter or more unpredictable product life cycles. There can be no assurance that Bay's research and development efforts will result in commercially successful new technology and products in the future. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule.



     Risks Related to Recent Developments. Bay recently announced an internal reorganization and implemented a new information system which it believes will better serve its customers and the market overall. There can be no assurances that these actions will achieve Bay's objectives.



     Dependence on Personnel. Bay's success depends upon the continued contributions of its personnel, many of whom would be difficult to replace. The success of Bay will depend on the ability of Bay to attract and retain skilled employees. Changes in personnel, therefore, could adversely affect operating results.



     Risks Related to Gross Margin. Bay's gross margin percentage is a function of the product mix sold in any period. Other factors such as unit volumes, obsolescence of inventory, heightened price competition, changes in channels of distribution, shortages in components, due to timely supplies of parts from vendors or ability to obtain items at reasonable prices, and availability of skilled labor, also may continue to affect the cost of sales and the fluctuation in gross margin percentages in future periods. In the past, Bay has paid premiums to secure adequate supplies of components, and it could become necessary to make such payments again in the future.



     Risks Related to Timing of Product Shipments. One of the risks potentially affecting Bay's operating results is the fact that a substantial portion of Bay's revenue in any period may result from shipments during the latter part of a period. Because Bay establishes its operating expense level based on its operational goals, if shipments in any period do not meet goals, net profits may be adversely affected.

     Risks Related to Backlog. Bay has attempted to reduce its product manufacturing lead times and its backlog of orders. To the extent that backlog is reduced during any particular period, it could result in more variability and less predictability in Bay's quarter to quarter revenue and operating results. If manufacturing lead times are not reduced, Bay's customers may cancel, or not place, orders if shorter lead times are available from other manufacturers. In addition, Bay's ability to meet customer demand may also be dependent on the ability of Bay to increase manufacturing levels for new products to volumes required based on anticipated orders by the market.



     Risks Related to Intellectual Property Rights. Bay currently relies upon a combination of patents, copyrights, trademarks and trade secret laws to establish and protect its proprietary rights in its products. Bay maintains as proprietary the software and other portions of the technology incorporated in its network management and other products, and may license that technology to others as necessary. There can be no assurance that the steps taken by Bay in this regard will be adequate to prevent misappropriation of its technology or that Bay's competitors will not independently develop technologies that are substantially equivalent or superior to Bay's technology. In addition, the laws of some foreign countries do not protect Bay's proprietary rights to the same extent as do the laws of the United States. Bay has a number of patents and may apply for additional patents. There can be no assurance that patents will issue from any applications filed by Bay or that, if patents do issue, the claims will be sufficiently broad to protect the technology invented by Bay. In addition, no assurance can be given that any patents issued to Bay will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide competitive advantages.


     Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents or new standards that may issue or to obtain important technology, it may be necessary for Bay to enter into technology licenses from others. Such licenses could impact Bay's operating results, and there is no assurance that Bay will be able to license such technology.


     Bay has announced a number of strategic technology alliances and cooperative marketing efforts. There can be no assurance that such alliances will lead to standards acceptable to the market, or competitive products.



     Risks Related to New Markets. During the past several quarters, Bay entered new markets, including the remote access and internet markets, primarily through the acquisition of other businesses. In addition, Bay announced the formation of a subsidiary, NETGEAR, which focuses on developing and marketing products for the small office and home office market. The revenue or net profits from these new markets and businesses has not been material in the past. At present, these new markets are undeveloped and rapidly changing. If these markets do not develop, or if Bay's strategies for these markets are unsuccessful, Bay's operating results may be adversely affected.



     Revenue Fluctuations and Competition. The data networking industry has grown in the past few years, however, Bay's revenue may fluctuate year over year or any quarter over quarter based on competition and customers waiting for anticipated product introductions. The networking industry is highly competitive and competition is expected to intensify and could adversely affect Bay's future results. Networking and communications suppliers compete in areas such as: conformity to existing and emerging industry standards; interoperability with other networking products; the ability to run Ethernet, token ring and FDDI networks on most common cabling systems; network management capabilities; ease of use; scalability; price; performance; reliability; product features; technical support; marketing expertise; and product innovation.


     There are many companies competing in various segments of the intelligent hub, switching, router and remote access network markets. Bay's principal competitors include Ascend Communications, Cabletron Systems, Inc., Cascade Communications, Cisco, Digital Equipment Corporation, Fore Systems, Inc., Hewlett-Packard Company, Inc., International Business Machines Corporation and 3Com Corporation, among others. Several of Bay's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to Bay. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. Specifically, 3Com Corporation acquired

Chipcom Corporation and Cisco recently acquired StrataCom, Inc. and recently announced its intention to acquire Telebit Corporation, a manufacturer of digital modems. There can be no assurance that Bay will be able to compete successfully in the future with existing or new competitors.


     With industry standards established and new standards emerging, more companies have developed standards-based products and have sought to compete on the basis of price. Pressures from competitors offering lower priced products could result in future price reductions for Bay's products.


     Risks Related to Acquisitions. To implement its business plans, Bay may make further acquisitions in the future. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired business into Bay's operations. Bay's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. Certain acquisitions or strategic transactions may be subject to approval by the other party's board or shareholders, domestic or foreign governmental agencies, or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned. Future acquisitions by Bay could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, or contingent liabilities, and amortization expenses related to goodwill and other intangible assets. These factors could adversely affect Bay's future operating results and financial position. As Bay's competitors have pursued a strategy of growth through acquisition, there is a risk that future acquisitions could be more expensive due to competition among bidders for target companies.



     Reliance on Resellers and Distributors. VAR and distributor networks have continued to represent an important part of Bay's overall sales and distribution strategy. While Bay is not dependent on any single VAR or distributor, the loss of, or changes in the relationship with or performance by, several VARs or distributors nevertheless could have a material adverse effect on Bay's revenue and operating results. The loss of, or changes in the relationship with or performance by, one or more international distributors could have a material adverse effect on Bay's revenue and operating results.



     Risks Related to Customer Support and Service. The market for Bay's products increasingly demands high levels of customer support and service. As a result, Bay aims to provide competitive levels of support and service, as well as product warranties. There is a risk that Bay or its contractors may be unable to provide a level of service that is acceptable to its customers. There is also a risk that Bay may incur substantial costs related to warranties or service claims.



     Risks Related to International Sales. International sales may be an increasingly important contributor to Bay's revenue and net profits. As a result, operating results are increasingly affected by the risks of such activities, including economic conditions in the international markets in which Bay sells its products and political and economic instability, fluctuations in currency exchange rates, changes in international regulatory requirements, international staffing and employment issues, tariffs and other trade barriers, import and export controls and the burden of complying with foreign laws. Sales into developing nations may fluctuate to a greater extent than sales to customers in developed nations, as those markets are only beginning to adopt new technologies and establish purchasing practices. These risks may adversely affect Bay's future operating results and financial position.



     Risks Related to Government Regulations and Product Certification. Bay's operations are also subject to laws, regulations, government policies, and product certification requirements worldwide. Changes in such laws, regulations, policies, or requirements could affect the demand for Bay's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on Bay's future operating results.



     Risks of Stock Volatility and Absence of Dividends. In recent years, the stock market in general and the market for technology stocks in particular, including Bay Common Stock, have experienced extreme price fluctuations. There is a risk that stock price fluctuation could impact Bay's operations. Changes in the price of Bay Common Stock could affect Bay's ability to successfully attract and retain qualified personnel or complete necessary business combinations or other transactions in the future. Bay has never paid any cash dividends on its capital stock, and there can be no assurance that Bay will do so.

MERGER SUB

     Merger Sub is a Delaware corporation recently formed by Bay for the sole purpose of facilitating the Merger. Merger Sub is a wholly-owned subsidiary of Bay with no assets (other than those received in connection with its initial capitalization) or liabilities (other than those incurred in connection with its incorporation).

            UNAUDITED PROFORMA FINANCIAL STATEMENTS OF ACCESS BEYOND


     While the Spin-off Transaction will take place as described above, the following unaudited pro forma consolidated financial statements have been prepared from Penril's historical consolidated financial statements to show the Modem Business as a pro forma adjustment and Access Beyond, on a proforma basis, as the continuing entity.



     With the exception of historical information, the matters discussed in this section include forward-looking statements that involve risks and uncertainties. Penril wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed in "Risk Factors" and elsewhere in this Proxy Statement/Prospectus, could affect Access Beyond's actual results and cause actual results to differ materially from those in the forward-looking statements.


PROFORMA BALANCE SHEET


     The following unaudited proforma consolidated balance sheet for Access Beyond has been prepared based upon the historical consolidated balance sheet for Penril as of July 31, 1996 and giving effect to the Spin-off Transaction and the events that are directly attributable to that transaction. In the opinion of Penril's management, all material adjustments necessary to reflect the effects of the Spin-off Transaction have been made. Such unaudited proforma information should be read in conjunction with the historical consolidated financial statements of Penril, including the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus, and the notes to this unaudited proforma consolidated balance sheet.



     The unaudited proforma consolidated balance sheet has been prepared based upon assumptions deemed appropriate by the management of Penril, does not purport to represent what the actual financial position would have been assuming the Spin-off Transaction had been consummated at July 31, 1996, may not be indicative of actual results and does not purport to represent the future financial position of Access Beyond.

                                 ACCESS BEYOND


       UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET AS OF JULY 31, 1996


                                 (IN THOUSANDS)



                                                        PENRIL      ADJUSTMENTS     AS ADJUSTED
                                                          AS         -- MODEM        -- ACCESS
                                                       REPORTED      BUSINESS         BEYOND
                                                       --------     -----------     -----------
ASSETS
Current Assets
  Cash and cash equivalents..........................  $ 4,237       $                $ 4,237
  Accounts receivable, net...........................    7,044           3,099(1)       3,945
  Inventories........................................    9,684           4,261(2)       5,423
  Deferred income taxes..............................    1,700           1,700(3)          --
  Net assets of discontinued operations..............    7,337              --          7,337
  Other current assets...............................      249              75(2)         174
                                                       --------     -----------     -----------
     TOTAL CURRENT ASSETS............................   30,251           9,135         21,116
  Property and equipment, net........................    2,457             346(2)       2,111
  Other assets.......................................    1,072             197(2)         875
                                                       --------     -----------     -----------
TOTAL ASSETS.........................................  $33,780       $   9,678        $24,102
                                                       ========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings..............................  $ 4,000       $   4,000(4)     $    --
  Current portion of long-term debt..................      272                            272
  Accounts payable...................................    6,076           2,673(5)       3,403
  Accrued compensation and commission................    1,347             121(2)       1,226
  Other accrued expenses.............................    1,758             251(2)       1,507
                                                       --------     -----------     -----------
     TOTAL CURRENT LIABILITIES.......................   13,453           7,045          6,408
Long-term debt, net of current portion...............      633              --            633
Other noncurrent liabilities.........................    1,479              --          1,479
                                                       --------     -----------     -----------
TOTAL LIABILITIES....................................   15,565           7,045          8,520
Stockholders' Equity
  Common stock.......................................      109              --            109
  Additional paid-in capital.........................   39,837              --         39,837
  Retained earnings (deficit)........................  (21,581 )         2,633        (24,214)
                                                       --------     -----------     -----------
                                                        18,365           2,633         15,732
  Equity adjustment from foreign currency
     translation.....................................     (150 )            --           (150)
                                                       --------     -----------     -----------
TOTAL STOCKHOLDERS' EQUITY...........................   18,215           2,633         15,582
                                                       --------     -----------     -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................................  $33,780       $   9,678        $24,102
                                                       ========     ===========     ===========

---------------


(1) Adjustments to eliminate estimated Modem Business receivables as of July 31, 1996 based on assumed turnover of receivables to sales.



(2) Adjustments to eliminate specifically identified Modem Business related assets and liabilities to remain with Penril after the Spin-off Transaction.



(3) Adjustments to eliminate deferred income taxes and other tax benefits to remain with Penril after the Spin-off Transaction.



(4) Adjustments to eliminate the bank debt to remain with Penril after the Spin-off Transaction.



(5) Adjustments to eliminate Modem Business related trade payables to remain with Penril after the Spin-off Transaction.


PROFORMA STATEMENT OF OPERATIONS


     The following unaudited proforma consolidated statement of operations for Access Beyond has been prepared from the historical results of operations of Penril. The pro-forma adjustments have been computed assuming the Spin-off Transaction had been consummated August 1, 1995. This statement should be read in conjunction with the historical consolidated financial statements of Penril including the notes thereto, which are included elsewhere in this Proxy Statement/Prospectus, the unaudited proforma consolidated balance sheet appearing above and the notes to this unaudited proforma consolidated statement of operations.



     The unaudited proforma consolidated statement of operations has been prepared based upon an identification of those costs that could be directly attributed to the Modem Business. Expenses which were not specifically identified with either the Modem Business or the Remote Access Business remain with Access Beyond; consequently the expenses shown for Access Beyond are in excess of those that would have been incurred had Access Beyond been a stand alone company. This statement does not purport to represent what the actual results of operations would have been for Access Beyond had the Spin-off Transaction been consummated at the beginning of the period, is not indicative of actual results and does not purport to represent what the results of operations of Access Beyond may be for future periods.


                                 ACCESS BEYOND


            UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS


                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                              FISCAL YEAR ENDED JULY 31, 1996
                                                         ------------------------------------------
                                                         PENRIL,       ADJUSTMENTS      AS ADJUSTED
                                                            AS          -- MODEM         -- ACCESS
                                                         REPORTED      BUSINESS(1)        BEYOND
                                                         --------      -----------      -----------
Net Revenues from Continuing Operations................  $ 39,435        $19,519(2)      $  19,916
Cost and Expenses:
  Cost of revenues.....................................    22,409          9,869(2)         12,540
  Selling, general and administrative..................    18,611          2,321(3)         15,917
                                                                             373(4)
  Product development and engineering..................     7,389            370(5)          5,624
                                                                             176(6)
                                                                           1,219(7)
  Amortization of cost over net assets acquired........       734                              734
  Provision for restructuring costs....................     9,718                            9,718
  Merger related expenses..............................       500                              500
                                                           ------         ------            ------
                                                           59,361         14,328            45,033
Operating Income (Loss) from Continuing Operations.....   (19,926)         5,191           (25,117)
Other Expenses:
  Interest expenses....................................      (698)                            (698)
  Other, net...........................................       (44)                             (44)
                                                           ------         ------            ------
                                                             (742)            --              (742)
Income (Loss) from Continuing Operations Before
  Income Taxes.........................................   (20,668)         5,191           (26,859)
Benefit from Income Taxes..............................        --             --                --
                                                           ------         ------            ------
Income (Loss) from Continuing Operations...............  $(20,668)       $ 5,191         $ (26,859)
                                                           ======         ======            ======
Net income (loss) per common and equivalent shares.....                                  $   (2.78)
                                                                                            ======
Shares used in per share calculations..................                                  $   9,650
                                                                                            ======

---------------


(1) The adjustments for the Modem Business are only for those items that can be directly attributed to the Modem Business.



(2) Adjustments to exclude the Modem Business revenues and associated costs of sales. Modem Business revenues includes $4.5 million reflecting payment under a license agreement between Penril and Bay entered into in the fourth quarter of Penril's fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Penril and Access Beyond -- Results of Operations -- Fiscal 1996 Compared to Fiscal 1995."


(3) Adjustments to exclude expenses of the Modem Subsidiaries which are attributable to the Modem Business.



(4) Adjustments to exclude marketing and advertising relating to the Modem Business.



(5) Adjustments to eliminate rent expense related to Modem Business product development and engineering.



(6) Adjustments to eliminate Modem Business related depreciation, amortization and other operating costs.



(7) Adjustments to eliminate Modem Business related engineering labor.

                    DESCRIPTION OF PENRIL AND ACCESS BEYOND

PENRIL

     General. Penril develops and markets data communications network systems. Recently, Penril formed a wholly-owned subsidiary named Access Beyond. Prior to the Merger and Spin-off Transaction, Penril will transfer to Access Beyond as a capital contribution all of the right, title and interest in all of Penril's Remote Access Business unrelated to the Modem Business. Upon consummation of the Merger, Penril will continue development, design and sales of modems and modem technology.

     Description of Modem Business. The modem family of products includes a variety of products for use in sending data from one point to another via public or private telephone lines. The mainstay of this product grouping is the V.34 modem. Based on proprietary DSP and controller design, Penril's V.34bis modems offer many advanced features including data transmission speeds up to 33,600 bits per second, protocol intelligent compression performance (e.g., Internet Asynchronous PPP and SLIP) and remote software upgradeability for implementation of future standards.

     Modems are delivered in several forms including desktop boxes and modem cards which implement modems on a single board. In addition to a wide variety of modem products and capabilities, Penril's modems support sophisticated modem management capabilities which are sold together with Penril's modem products. Products are sold through a world wide network of resellers, distributors and OEMs. Based on the high end functionality of Penril's products, Penril focuses its sales efforts on large modem installations, including telephone companies and PTTs world wide.


     In the last nine months, Penril has begun aggressive licensing and OEM development programs involving its advanced modem technology. For semi-conductor manufacturers, such projects involve the portation of Penril's modem software to new custom chip environments and the payment of substantial engineering fees and per chip royalties. For communications companies, projects involve the design of custom high density modem solutions that integrate with existing customer products, with anticipated subsequent high volume purchases of such custom cards.


     In addition to high speed modems and modem technology, Penril expects to continue to sell T1 Customer Premise Equipment. Penril offers a system that allows multiple telephone and data communications to be transmitted over one high-speed transmission line at speeds up to 1.54 million bits per second. This product supports network management, voice, data and video communications as well as access to long distance carrier networks.

ACCESS BEYOND


     General. Access Beyond, which is a Delaware corporation and a wholly-owned subsidiary of Penril, was recently formed by Penril solely for the purpose of effecting the Merger and the Spin-off Transaction. Until shortly before the Merger, Access Beyond will own no material assets and will not conduct any business activities other than in connection with the Spin-off Transaction and the Merger. Prior to the Merger, Penril will transfer to Access Beyond, as a capital contribution, all of the right, title and interest in all of Penril's Remote Access Business and all other businesses and assets and corresponding liabilities of Penril unrelated to the Modem Business. Upon consummation of the Merger, Merger Sub will merge with and into Penril, Penril will become a wholly-owned subsidiary of Bay, and Access Beyond will continue with its own separate corporate existence unaffiliated with Penril. The mailing address of Access Beyond's principal executive office is 1300 Quince Orchard Boulevard, Gaithersburg, Maryland, 20878 and the telephone number is (301) 921-8600.



     While Access Beyond is a newly formed corporate entity, the Remote Access Business to be contributed to Access Beyond by Penril has an operating history consisting of the development and sales of LAN and Host Access products and the development of a new product family called Access Beyond. In connection with the Remote Access Business, Access Beyond engages in the development and marketing of network access devices which enable local, remote or mobile users to access network resources located at remote sites, central sites or any other point in the network.


     Products. Access Beyond's product line consists largely of products which serve the LAN and Host Access markets and a new product family called Access Beyond, serving the remote access market.



     The LAN and Host Access products currently sold by Access Beyond include statistical multiplexers and host access servers (VCX), Ethernet terminal servers (CSX), Ethernet local and remote bridge routers (BRX), and a line of CSU/DSU wide area products. Access Beyond's new Access Beyond product family is targeted at the remote access market, providing a scaleable, modular platform into which a variety of connectivity options are expected to be offered, and allowing room for growth and investment protection. The Access Beyond family of products is expected to replicate the function of most of the LAN and Host Access products, allowing Access Beyond to phase out LAN and Host Access products models in favor of new Access Beyond models. Each of the LAN and Host Access products provides Access Beyond with an existing revenue stream as well as an installed base. Sales of LAN and Host Access products will initially provide a significant portion of the revenues of Access Beyond.



     The VCX product line of multiplexers ranges from 4-port remote site multiplexers to enterprise solutions providing up to 304 ports or 36 trunk lines and multipurpose communication servers that combine both wide area network ("WAN") and LAN capabilities. These products can function as a data PBX, X.25 PAD, statistical multiplexer, terminal server or any combination of these. Although the market for these products is in decline, Access Beyond continues to serve the installed base and fulfill customer applications.



     The CSX Ethernet communications server family provides local and dialup access to Ethernet LANs. Available as either 8-port or 16-port stand alone units or as a modular chassis based solution, the CSX server provides terminal and dialup access for TCP/IP networks. The BRX family includes modular switching routers that provide up to 16 LAN ports and 2 WAN ports. A key element to the BRX product line is in the Constellation software which provides a scaleable router/switching solution. Access Beyond believes that the Constellation software, which uses an architecture called Logical Bridge Routing, enables network managers to optimize bridge/router port configurations for efficient high performance. The Constellation software is one of the key elements in the new Access Beyond product line.



     Access Beyond anticipates that a wide range of Access Beyond models will be available to meet varying site requirements, with chassis sizes ranging from small 4-port units to completely modular 196-port units, thus allowing the user to customize the chassis-based units to provide a unique mix of LAN and WAN interfaces that meet the specific demands of its network environment. Interface options are expected to include: Ethernet backbone and end user ports, integrated WAN interfaces, analog modems, digital modems, CSU/DSU and ISDN interfaces. The modularity and scaleability of the Access Beyond product family is intended to give the customer flexibility in network configuration and expansion potential.



     The first phase of Access Beyond includes Ram Rack, a high density modem product and Access Beyond 1000 Remote Access Servers, which are now being shipped to customers. These products provide remote users with competitively priced remote access to Novell, TCP/IP and Appletalk networks. The next phase of the Access Beyond rollout is expected to include the Access Beyond 2400 and Access Beyond 4400 modular chassis systems. These products are designed to expand the flexibility of the product line with optional interfaces for direct terminal connections, integrated V.34 modems and integrated ISDN terminal adapters, along with LAN and high speed WAN (T1/E1/PRI) connectivity.



     Access Beyond anticipates that future enhancements to its remote access software will provide integration of the remote access capabilities with full multi-protocol routing. This combination is expected to provide additional connectivity options and reduced access costs for corporate remote access networks by allowing a single Access Beyond server to replace several separate competitive devices. The software features of Access Beyond are and will be focused on solving the problems of corporate remote LAN access. With the growth of the Internet and the World Wide Web, corporate telecommuters and traveling employees now require simultaneous support for multiple networking protocols allowing access to a wide variety of applications. Networking security is provided via a collection of security options.

     All Access Beyond products will be monitored and configured with a graphical, menu-driven Windows-based management tool that provides real-time management control over the Access Beyond products. This management tool will be based on the industry standard SNMP protocol to ensure interoperability with equipment and management systems from other vendors.



     Access Beyond expects that it will deliver the industry's first unified approach to remote access, with one comprehensive product line that can supply both LAN and WAN technologies required in a single architecture, with complete management control, and new levels of investment protection for end users. Existing applications will be changed from dedicated services to faster, lower cost and more flexible services such as Frame Relay and Ethernet. Access Beyond is intended to provide a migration path from these older networks to the remote access networks of the future.


DISCONTINUED OPERATIONS


     Technipower. Technipower, a wholly-owned subsidiary of Penril, manufactures uninterruptible power supplies and power regulating equipment. In July, 1995, the Penril Board decided to focus more of Penril's resources on its main business of data communications and therefore discontinued the operations of Technipower. On July 16, 1996, Penril announced it had entered into an agreement to sell Technipower, subject to certain contingencies. On October 11, 1996, Penril sold the assets of Technipower for $4.3 million. Penril received approximately $1.5 million in cash on that date, with the remaining $2.8 million being due, pursuant to the agreement, on or prior to December 31, 1996. The net proceeds from the sale will become additional capital of Access Beyond. All liabilities related to Technipower which otherwise would be the obligations of Penril will, from and after the Spin-off Transaction, be the obligations of Access Beyond.



     EMI. Another wholly-owned subsidiary of Penril, EMI, specializes in the production of sophisticated high frequency electronic instrumentation equipment. The Penril Board determined to sell EMI and therefore EMI has been classified as a discontinued operation. Penril is in the process of selling EMI. However, because it is unlikely that EMI will be sold prior to consummation of the Spin-off Transaction, it is anticipated that the assets and liabilities of EMI will be contributed to Access Beyond as part of the Spin-off Transaction.


PROPERTIES


     Penril. Penril owns no real property. Penril conducts most of its operations from its corporate headquarters located in Gaithersburg, Maryland under an operating lease which expires on September 30, 1999. The lease for the Gaithersburg corporate headquarters is for approximately 54,874 square feet. Penril has an option to extend the term of the lease for one additional term of 119 months. Upon consummation of the Merger, it is anticipated that Penril will sublease all of the premises in its corporate headquarters to Access Beyond, from which Access Beyond will operate. In addition, Penril, after the Merger, will be obligated under an operating lease for premises located at 22 First Field Road in Gaithersburg, Maryland. This lease is for approximately 22,643 square feet and expires in 1999. Penril has an option to extend the term of the lease for one additional term of 119 months, provided that Penril is not in default under the terms of the lease for the Quince Orchard Boulevard premises. Finally, Penril will, after the Merger, also be obligated under a lease for a location having approximately 6,800 square feet used by one of the Modem Subsidiaries located in Tempest Business Center on Kingsclere Road, Basingstoke, England.



     Access Beyond. Upon consummation of the Spin-off Transaction, Access Beyond's executive offices will be located in Gaithersburg, Maryland in facilities which Access Beyond will sublease from Penril. The overlease is for 54,874 square feet and expires on September 30, 1999. The sublease between Penril and Access Beyond will commence upon consummation of the Distribution, or upon Access Beyond's occupancy of the property, whichever is earlier, and will provide for the sublease of all of the premises with an expiration date of September 30, 1999. Access Beyond will assume all costs and expenses under the overlease including rental payments. Access Beyond's monthly payment for rent and additional charges will be approximately $66,219. In addition, upon consummation of the Spin-off Transaction, Access Beyond will assume all lease obligations of Penril other than those discussed above; provided, however, that notwithstanding such assumption by Access Beyond, Penril will remain obligated under the terms of the leases. Access Beyond will own no real property. Access Beyond and its subsidiaries will continue to lease a research and development facility in Carlstadt, New Jersey. This lease is for approximately 44,403 square feet and expires in September, 2001. In addition to the facilities mentioned above, Access Beyond will also lease several sales offices throughout the United States. Access Beyond believes its properties will be adequate for its needs.


     In addition, EMI is a party to a lease for a manufacturing facility located in Johnstown, New York containing approximately 40,400 square feet (the "EMI Lease"). The EMI Lease expires in August, 2005. In the event EMI is not sold prior to consummation of the Spin-off Transaction, the aforementioned lease obligations of EMI will be contributed by Penril to Access Beyond as part of the Remote Access Business. Technipower is party to a lease for a manufacturing facility located in Danbury, Connecticut containing approximately 30,000 square feet (the "Technipower Lease"). The Technipower Lease expires in February, 1998. Notwithstanding the sale of Technipower, Penril may remain contingently obligated under the terms of the Technipower Lease. See "-- Discontinued Operations."


LEGAL PROCEEDINGS


     Penril is a party to several material legal proceedings as summarized below. With the exception of the proceeding against Rockwell International Corporation, et. al., and one other legal proceeding incurred in connection with the Modem Business, all costs, expenses, liabilities and obligations of the litigations will be assumed by Access Beyond in connection with the Spin-off Transaction and all recoveries from such litigation will be realized by Access Beyond; provided, however, that Penril may be deemed to have remained contingently liable for satisfaction of the obligations. Penril believes it has adequately reserved against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the financial condition or operations of Penril or Access Beyond.



     On December 24, 1994, Penril filed a complaint against Network Systems Corporation of Minneapolis, Minnesota ("NSC") in the Circuit Court of Maryland for Montgomery County. The litigation arises out of a contract in which Penril agreed to develop certain computer hardware and software to NSC's specifications. Penril alleges breach of contract, fraudulent inducement and defamation and is seeking specific performance, compensatory damages of $2,000,000 and punitive damages of $5,000,000. On March 28, 1995, NSC filed an answer and counterclaim in which NSC alleges negligent misrepresentation, fraud and breach of contract by Penril. NSC is seeking rescission of the contract, restitution of monies paid by NSC to Penril, compensatory damages of $5,000,000 and punitive damages in an unspecified amount. As of September 30, 1996, the litigation was in the discovery stage. Penril believes the counterclaim of NSC is without merit.



     On December 6, 1995, Penril filed a lawsuit against Rockwell International Corporation and U.S. Robotics Access Corporation seeking declaratory, injunctive, and money damage relief by reason of an alleged patent infringement by the defendants. The action was filed in the United States District Court for the District of Maryland. In September 1996, Penril agreed to settle its lawsuit with U.S. Robotics Access Corporation. As of September 30, 1996, the litigation was in the pre-discovery, pleading stage.



     On June 1, 1993, Penril initiated a lawsuit against Standard Microsystems Corp. ("SMC"), SMC Massachusetts, Inc., Ashraf M. Dahad and Kwabena Akufo (the "SMC Defendants") in the Circuit Court of Maryland for Montgomery County for breach of contract including, among others, failure to transfer technology, unfair competition and false representations. Penril sought relief in an aggregate amount of approximately $50 million. The SMC Defendants subsequently brought a counterclaim alleging fraud, breach of contract, and seeking recovery of amounts due under the contract which were alleged to be approximately $1,650,000 in compensatory damages plus unspecified punitive damages. In September 1996, Penril and the SMC Defendants agreed to drop the fraud charges and to settle the contractual dispute. Pursuant to the terms of the settlement, Penril is to receive from SMC, in settlement of the litigation, $3.5 million, net of legal fees, in the first quarter of fiscal 1997.


     Digital Equipment Corporation ("Digital") has claimed, through a series of written communications, that Penril has violated Digital patents related to Digital LAT technology. Penril has taken the position that Datability, Inc., prior to its acquisition by Penril had a relationship with Digital that involved the development of LAT for which Datability has not collected. Both Digital and Penril have taken the position that it is in both parties best interest to work toward a fair resolution. As of September 30, 1996 no formal claims have been filed.


     Finally, Penril is also engaged in certain litigation relating to collection of its accounts receivable.

SUPPLIERS

     Material and components for both Penril's and Access Beyond's products are purchased from outside suppliers. While most components are available from several suppliers, a few are provided from sole-source vendors. Penril and Access Beyond each believes that in most cases alternative sources of supply could be obtained within a reasonable time period; however, an interruption in the supply of such components could have a temporary adverse effect on each of Penril's and Access Beyond's operations.

PATENTS, COPYRIGHTS AND LICENSES

     Each of Penril and Access Beyond owns, or is licensed or otherwise possesses legally enforceable rights to use, several patents, patent applications, trademarks, trade names, service marks, copyrights, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material essential and necessary to the business of Penril and Access Beyond. Each of Penril and Access Beyond may desire in the future to obtain additional licenses related to its products and believes, based on industry practice, that any necessary licenses could be obtained. The costs of such licenses may vary significantly depending on the nature of the technology involved.

     The patents owned by Penril include patents entitled "Precoding Scheme for Transmitting Data Using Optimally-Shaped Constellations over Intersymbol-Interference Channels" (jointly owned with the University of Maryland pursuant to a certain Patent Ownership Agreement, dated April 3, 1996), "Modem and Method for Eight Dimensional Trellis Code Modulation", and "Radio Frequency Apparatus for Measuring Moisture Content of Materials as a Function of Dielectric Constant" (expired on November 3, 1992).

     The trademarks, trade names, and service marks owned by Penril include BIAX, PENRIL, PENRIL CORP., PENRIL DATABILITY NETWORKS, PENRIL DATABILITY NETWORKS AND THE PENRIL DATABILITY DESIGN, THE PENRIL DATABILITY DESIGN, PENRIL DATACOMM, and PENRIL DATA COMMUNICATIONS.


     Penril currently licenses much of its technology, including multiplexer base system technology, channel bank system technology, quad voice card technology, quad analog card technology, high speed data card technology, logic redundancy technology, drop and insert arrangement technology, networking technology, V.34 data/fax modem technology, bridge routers and remote access servers technology, router software technology, V.42bis modem technology, license under MNP Link protocol technology, and various software licenses.


     On June 16, 1996, Penril and Bay entered into a Perpetual License Agreement whereby Penril licensed Bay certain intellectual property, software, and technical know-how relating to certain V.34+ Xylogics Octal Modem Cards. The Effective Date of this Agreement is contingent on certain terms contained in the Merger Agreement. Should Penril or Bay terminate the Merger Agreement, this Agreement will become effective under certain circumstances upon the payment by Bay within 10 business days of giving notice of such termination to Penril of $50,000,000, but no earlier than December 16, 1996. The agreement contemplates that Penril will develop an 8 port Digital Modem Card for Bay, train Bay's personnel in the underlying technology, and provide technical assistance where necessary to permit Bay to market this digital technology. In addition, in order to practice the licensed technology, a license under a certain patent must be granted by Penril to Bay. Penril and Bay will negotiate the terms and conditions of such license. Such license will be subject to the following conditions: (a) if Bay makes the payment of $50,000,000 should the Merger Agreement be terminated, the royalty rate for modems covered by such patent will not exceed the lesser of $.30 per modem or the lowest rate being charged to any other licensee of such patent, and (b) if no such payment is made, the royalty rate will not exceed that being charged to any other licensee manufacturing a comparable volume of modems under such license. The Perpetual License Agreement also grants Bay the right to hire, within 90 days of its effective date, up to five designated Penril employees, which employees are important to the Modem Business. Also on June 16, 1996, Penril and Bay entered into a License Agreement whereby Penril licensed to Bay certain intellectual property, software and technical know-how relating to certain V.34+ Xylogics Octal Modem Cards. The License Agreement terminates December 15, 1996. Bay paid Penril a fee of $4,500,000 upon execution of the License Agreement.


     The patents which are owned by EMI include patents entitled "Fiber Optic Connector" and "Guard Time Elimination in a TimeDivision Multiplexed, Active Star-coupled, Half-duplex Mode, Synchronous Communications Network." The United States trademarks, tradenames and service marks which are owned by EMI includes ELECTRO-METRICS. These patents, trademarks, tradenames and service marks are currently intended to be sold as part of the assets of EMI. If the sale of that subsidiary is not consummated prior to the consummation of the Spin-off Transaction, these patents, trademarks, tradenames and service marks will be contributed to Access Beyond in the Spin-off Transaction as part of EMI.



     The United States trademarks, tradenames and service marks which will be owned by Access Beyond upon consummation of the Spin-off Transaction include ACCESS BEYOND, MULTIVERTER, FORSITE, MUX/ROUTER and SUNUPS.


     Access Beyond will license much of its technology including: integrated access software; CSU/DSU technology; token ring LAN bridge technology; frame relay assembler disassembler technology; FDDI bridge technology and software; PC/TCP SNMP technology; ring local area network technology; terminal emulation software; remote access software; token ring interface card technology and software; router card technology and software; network management software; and basic frame relay software for LAN interconnect products.

     On June 16, 1996, Penril and Bay entered into a Development and License Agreement on behalf of Access Beyond whereby Bay licensed to Penril on behalf of Access Beyond certain intellectual property, software, and technical know-how relating to certain 24 port Digital Modem Cards. The agreement contemplates that Bay will develop a 24 port Digital Modem Card for Access Beyond, train Access Beyond's personnel in the underlying technology, and provide technical assistance where necessary to permit Access Beyond to market this digital technology.

     Finally, the consummation of the Spin-off Transaction is conditioned upon a transfer of a license for intellectual property, software and technical know-how pursuant to the terms of that certain Technology License Agreement to be executed between Penril and Access Beyond. The Technology License Agreement contemplates that a third party will develop for Access Beyond a 24 port Digital Modem Card compatible with and capable of operating together within Access Beyond's product family, and that Penril will train Access Beyond's personnel in the underlying technology and provide technical assistance where necessary to permit Access Beyond to market this digital technology. Access Beyond will pay a royalty to Penril on the following basis: to the extent that (a) Penril enters into a cross licensing agreement involving a specified patent and (b) the technology covered by such patent is incorporated into products sold under this Agreement, a royalty equal to the per modem royalty rate which Penril pays as a result of such cross license for every modem that Access Beyond sells.

BACKLOG

     A significant portion of data communications revenues will be based on customer purchase orders with immediate shipment requirements. Backlog, which tends not to be significant in data communications products, is a result of the occasional customer order with future scheduled shipment requirements or misalignment of demand and production of a particular product. Because data communications revenues do and will constitute such a significant portion of the revenues of Penril and Access Beyond respectively, it is the opinion of Penril's management and of Access Beyond's management that the dollar amount of backlog at any given time is not indicative of the actual level of revenues which will ultimately be realized during future periods. Consequently, each of Penril's and Access Beyond's managements believes that the amount of backlog is not a material consideration in understanding Penril's or Access Beyond's business operations.

COMPETITION

     Penril does and Access Beyond will encounter substantial competition in the marketing of their products and many of their competitors have greater financial, marketing and technical resources. Important competitive factors in the markets for each of Penril's and Access Beyond's products are established customer base, product performance and features, service and support as well as price. Each of Penril's and Access Beyond's managements believes that its company will compete favorably with respect to these factors. There can be no assurance that either of Penril's or Access Beyond's products will compete successfully with competitive products that may be offered in the future or that aggressive pricing will not negatively impact the profitability of Penril or Access Beyond.

EMPLOYEES


     As of October 11, 1996, EMI had 72 employees and the rest of Penril had 246 employees. It is currently anticipated that employees working at EMI will remain employees of that entity when it is sold. As part of the restructuring of Penril, the Spin-off Transaction and the Merger, 46 employees have been notified that their employment will be terminated, approximately 160 employees will be employed by Access Beyond and approximately 40 employees will be employed by Penril immediately following the Merger. Each of Penril and Access Beyond believes that its future success will depend largely on its ability to retain certain key personnel and to recruit and retain additional highly skilled employees who are in great demand. Penril has and Access Beyond will have employment contracts with certain officers, but does not and will not have employment contracts with its other employees.


     Penril is not a party to any collective bargaining agreement with its employees. Penril has not experienced work stoppages and believes that its employee relations are satisfactory.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

               RESULTS OF OPERATIONS OF PENRIL AND ACCESS BEYOND



GENERAL BUSINESS DEVELOPMENTS



     Beginning in fiscal year 1994, Penril began to focus its business on remote access connectivity products. Out of this strategy came Penril's new Remote Access Business. The first phase of the new Remote Access Business includes the Ram Rack and the Access Beyond 1000 Remote Access Server.



     As part of this strategy, the Penril Board made the decision to sell EMI and consequently, EMI has been classified as a discontinued business. Penril continues to operate EMI and expects EMI to operate at least at a break-even level through the anticipated disposition date, which Penril's management believes will be completed by December 31, 1996. Prior to the end of fiscal 1996, Penril entered into an agreement, subject to certain contingencies, to sell Technipower. The sale was completed on October 11, 1996 for $4.3 million. Penril received approximately $1.5 million in cash on that date, with the remaining $2.8 million being due, pursuant to the agreement, on or prior to December 31, 1996. Penril recorded a charge of $640,000 in the fourth quarter of fiscal 1996 for the estimated loss on disposal of both these businesses. No assurance can be given that EMI will be sold or that the timing or terms of any such sale will be favorable to and as anticipated by Penril.



     Under the terms of the Merger Agreement, Penril will transfer all of its Remote Access Business and any other assets unrelated to the Modem Business to Access Beyond and then distribute all of the shares of AB Common Stock to Shareholders. Following the Spin-off Transaction, Merger Sub will merge with and into Penril, whose primary remaining operations will consist of the Modem Business, with Penril becoming a wholly-owned subsidiary of Bay.



     As a result of all of the above items, in the fourth quarter of fiscal 1996, Penril took actions to strategically restructure the business to focus on the remote access connectivity products, to reduce costs and to improve competitiveness for the long term. This restructuring plan includes the elimination of the VCP and BRX product lines and the introduction of the new Remote Access Business. The decision to restructure and refocus is not dependent upon consummation of the Merger. As a result of this decision to restructure the business, Penril recorded a charge in the fourth quarter of fiscal 1996 of $9.7 million. This charge consisted of a write-down of costs in excess of net assets acquired ($5.0 million), a provision for costs associated with contractual obligations for leased facilities in Hong Kong and Carlstadt, New Jersey ($1.0 million), a provision for the write-down of purchased technology ($1.0 million), a provision for the write-down of inventories and fixed assets ($2.3 million), and a provision for costs associated with termination of approximately 90 employees ($400,000).



     On an annualized basis this plan is expected to reduce labor costs by approximately $3 million, reduce amortization and depreciation expenses by approximately $700,000, and reduce facilities expenses by approximately $300,000. Access Beyond anticipates completion of the employee terminations and consolidation of leased facilities by the end of the second quarter of fiscal 1997, and does not anticipate any additional costs associated with this restructuring plan.



     With the exception of historical information, the matters discussed in this section include forward-looking statements that involve risks and uncertainties. Penril and Access Beyond wish to caution readers that a number of important factors, including those identified in this section as well as factors discussed in "Risk Factors" and elsewhere in this Proxy Statement/Prospectus, could affect Access Beyond's actual results and cause actual results to differ materially from those in the forward-looking statements.



NEW ACCOUNTING PRONOUNCEMENTS



     During fiscal 1996, Penril adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires Penril to review long-lived assets, certain identifiable intangibles, and goodwill related to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of events occurring in the fourth quarter of fiscal 1996, Penril decided to restructure and refocus its remaining businesses. Due to these events, Penril determined that the excess of costs over net assets acquired would not be recoverable, and a charge of $5.0 million was taken in the fourth quarter of fiscal 1996 against the carrying value of this asset. This charge was the remaining balance in the account "Excess of Cost over Fair Value of Net Assets Acquired."



     During fiscal 1996, Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method for stock-based compensation plans, was issued. SFAS 123 includes both recognition and measurement provisions and disclosure requirements for stock-based compensation. Penril has elected not to adopt the recognition and measurement provisions of SFAS 123. The effect of adopting this statement in fiscal 1997 is not deemed to be material.



RESULTS OF OPERATIONS



     As a result of the Merger Agreement with Bay and the spin-off of the LAN and Host Access products business in the Spin-off Transaction, the following discussion is based on the Penril historical financial statements, with revenues and expenses which could be specifically identified with the modem products shown separately from the LAN and Host Access products. All revenues and expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had Access Beyond been a stand alone company. As noted above, Technipower and EMI are classified as discontinued operations and are not included in this discussion unless otherwise noted. Dollar amounts are reported in thousands.

     FISCAL 1996 COMPARED TO FISCAL 1995



                                                              JULY       JULY
                                                               31,        31,
                                                              1996       1995       CHANGE
                                                             -------    -------    --------
    Revenues:
      LAN and Host Access products.........................  $19,916    $33,637    $(13,721)
      Modem products.......................................   19,519     18,974         545
                                                             -------    -------    --------
                                                             $39,435    $52,611    $(13,176)
                                                             =======    =======    ========



     The decrease in revenues for Penril's LAN and Host Access products was primarily attributable to the continued decline in market demand for terminal servers and multiplexers which resulted in lower volumes and more competitive pricing. Access Beyond intends to phase out these products, which represent older technology, and introduce its new Remote Access Business. The new Remote Access Business is designed to meet the growing demand for remote access technology. Access Beyond believes that its new Remote Access Business has a unique product architecture that combines both remote access and internetworking capabilities which will offer expanded and fully compatible capabilities to the existing customer base as well as offering new customers a product line which will be state of the art in remote access. Access Beyond believes that this new Remote Access Business will be competitively priced and will generate revenues over the next fiscal year to offset the decline in revenue from its older LAN and Host Access products.



     In the fourth quarter of fiscal 1996, Penril and Bay entered into a License Agreement whereby Bay acquired a license to certain intellectual property rights related to Penril's modem technology, and Penril was paid $4.5 million. Revenues for the Modem Business without this license agreement would have been $15.0 million in fiscal 1996 compared with $19.0 million in fiscal 1995. The decrease in revenue from the sale of modem products was due to slower than expected sales of Penril's V.34 modems, and a decline in sales of older modem products. Penril believes that more competitive pricing of its new V.34 modems will result in higher revenues for fiscal 1997 compared to fiscal 1996, and that these higher revenues should offset the continued decline in sales of older modem products.



     Exports represented 44% of Penril's total revenues in fiscal 1996 and 45% of Penril's revenues in fiscal 1995. Approximately 60% of Penril's exports related to modem products in both fiscal 1996 and fiscal 1995. Revenues from Penril's foreign subsidiaries, which are primarily sales and marketing operations (in England and Hong Kong), represented 7% of Penril's total revenues in fiscal 1996 and 5% of Penril's total revenues in fiscal 1995, and over 95% of those revenues were generated from the subsidiary in England. Due to the growing demand worldwide for data communications products, Penril believes it will continue to generate revenue from exports of both its LAN and Host Access products and its modem products. Because of the location of its primary foreign subsidiary, Penril does not believe it has any significant exposure to exchange rate risk.



     In the three years ended July 31, 1996, foreign operations have generated net losses after eliminations of $401,000, $49,000 and $625,000 respectively, while domestic operations generated net losses of $20.3 million in fiscal 1996, net losses of $5.1 million in fiscal 1995, and net income of $2.5 million in fiscal 1994. Penril's foreign operations are sales and distribution locations dealing primarily with modem products and performing no manufacturing. The net losses from foreign operations are due to greater price competitiveness, which has caused a decline in gross profit margins. In addition, Penril has pursued an expansion in its foreign operations sales force resulting in an increase in operating expenses. The net losses from Penril's domestic operations in fiscal 1996 included a restructuring charge of $9.7 million and merger related expenses of $500,000. The net losses from Penril's domestic operations in fiscal 1996 and 1995 were due to lower sales volumes and higher absorption of manufacturing variances and other fixed charges related to Penril's domestic manufacturing operation, compared to fiscal 1994. Penril's domestic manufacturing operations perform all manufacturing for Penril and consequently must absorb all of the unfavorable manufacturing variances resulting from the lower sales volumes.

     As a result of the Merger Agreement with Bay, Penril's foreign operations related to the modem products will remain with Penril. Therefore, Penril's management believes that following the Spin-off Transaction, Access Beyond's foreign operations will be significantly reduced.



     As a result of the restructuring plan, the Hong Kong subsidiary will be phased out in fiscal 1997, and sales and marketing operations will be performed from the U.S. Penril does not anticipate that the restructuring plan will have a material effect on revenues for either the modem products or the LAN and Host Access products.



                                                              JULY 31,    JULY 31,
                                                                1996        1995      CHANGE
                                                              --------    --------    ------
    Gross Profit Margin:
      LAN and Host Access products..........................     37%         46%        (9%)
      Modem products........................................     49%         41%         8%



     The decrease in the gross profit margins for LAN and Host Access products was due to reductions in product pricing in order to remain competitive in the market place, and increases in manufacturing inefficiencies due to lower sales volumes. As noted above, Penril entered into a License Agreement with Bay in the fourth quarter of fiscal 1996 for $4.5 million. Gross profit margins without this License Agreement would have been 34% in fiscal 1996 compared to 41% in fiscal 1995. The decrease in gross profit margins for modem products was due to higher costs of materials in the V.34 modem product line as well as pricing competition and lower manufacturing efficiencies related to the lower sales volume.



                                                                 JULY       JULY
                                                                  31,        31,
                                                                 1996       1995      CHANGE
                                                                -------    -------    -----
    Selling, general and administrative expenses:
      LAN and Host Access products............................  $16,417    $16,479    $ (62)
      Modem products..........................................    2,694      2,286      408
                                                                -------    -------    -----
                                                                $19,111    $18,765    $ 346
                                                                =======    =======    =====



     Selling, general and administrative expenses decreased for the LAN and Host Access products primarily from lower commissions paid due to lower sales volume. There was also a reduction in personnel costs as a result of eliminating several administrative positions in Penril's Gaithersburg, Maryland facilities during fiscal 1995. This reduction was partially offset by a charge of $500,000 during the fourth quarter of fiscal 1996, for costs incurred related to the Merger. All expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had Access Beyond been a stand alone company.



                                                                   JULY      JULY
                                                                   31,       31,
                                                                   1996      1995     CHANGE
                                                                  ------    ------    -----
    Product development expenses:
      LAN and Host Access products..............................  $5,624    $5,520    $ 104
      Modem products............................................   1,765     1,918     (153)
                                                                  ------    ------    -----
                                                                  $7,389    $7,438    $ (49)
                                                                  ======    ======    =====



     Product development expenses for the LAN and Host Access products increased because of an increase in personnel costs related to development of the new Remote Access Business. Modem product development expenses decreased because of reductions in personnel costs as a result of Penril's cost reduction efforts in fiscal 1995. All expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had Access Beyond been a stand alone company.



                                                                   JULY     JULY
                                                                   31,      31,
                                                                   1996     1995     CHANGE
                                                                   ----    ------    -----
    Interest expense.............................................  $698    $1,228    $(530)

     During fiscal 1996, Penril sold Penril Common Stock in private placements which generated approximately $14.7 million in cash. A portion of the proceeds was used to repay all term debt during fiscal 1996, which resulted in decreased interest expense.



     FISCAL 1995 COMPARED TO FISCAL 1994



                                                               JULY       JULY
                                                                31,        31,
                                                               1995       1994      CHANGE
                                                              -------    -------    -------
    Revenues:
      LAN and Host Access products..........................  $33,637    $39,011    $(5,374)
      Modem products........................................   18,974     22,827     (3,853)
                                                              -------    -------    -------
                                                              $52,611    $61,838    $(9,227)
                                                              =======    =======    =======



     The decrease in revenues for the LAN and Host Access products was primarily attributable to the declining market for terminal servers and multiplexers as these products were reaching the end of the product life cycle, and to a decrease in orders from some of Penril's OEM customers. The decrease in revenues from modem products was due to unexpected delays in shipment of the V.34 and V.34bis modems. Part of this delay resulted in a decline in total exports to $23.6 million in fiscal 1995 from $25.6 million in fiscal 1994.



                                                             JULY 31,    JULY 31,
                                                               1995        1994      CHANGE
                                                             --------    --------    ------
     Gross Profit Margin:
       LAN and Host Access products........................      46%        54%        (8%)
       Modem products......................................      41%        45%        (4%)



The decrease in gross profit margins for LAN and Host Access products was due to lower manufacturing efficiencies. The decrease in gross profit margins for modem products was due to costs associated with the initial production of the V.34 modem product line, lower manufacturing efficiencies and pricing competition related to the decrease in sales.



                                                                JULY       JULY
                                                                 31,        31,
                                                                1995       1994      CHANGE
                                                               -------    -------    -----
     Selling, general and administrative expenses:
       LAN and Host Access products..........................  $16,479    $16,965    $(486)
       Modem products........................................    2,286      1,850      436
                                                               -------    -------    -----
                                                               $18,765    $18,815    $ (50)
                                                               =======    =======    =====



     Selling, general and administrative expenses decreased for LAN and Host Access products primarily because of a reduction in personnel costs as a result of eliminating several administrative positions in Penril's Gaithersburg, Maryland facilities during fiscal 1995 as part of Penril's cost reduction program. Selling, general and administrative expenses for modem products increased primarily due to additional allowances for bad debts.



                                                                 JULY      JULY
                                                                 31,       31,
                                                                 1995      1994     CHANGE
                                                                ------    ------    -------
     Product development expenses:
       LAN and Host Access products...........................  $5,520    $6,797    $(1,277)
       Modem products.........................................   1,918     2,020       (102)
                                                                ------    ------    -------
                                                                $7,438    $8,817    $(1,379)
                                                                ======    ======    =======



     Product development expenses decreased because of reductions in personnel costs as a result of Penril's cost reduction efforts in fiscal 1995 and 1994.



                                                             JULY 31,    JULY 31,
                                                               1995        1994      CHANGE
                                                             --------    --------    ------
     Interest expense......................................   $1,228       $908       $320

     Interest expense increased because of the increase in the prime rate from 7% in fiscal 1994 to 9% in fiscal 1995, and because the rate charged Penril by its principal bank was raised from prime plus 1/2% to prime plus 2%.



LIQUIDITY AND CAPITAL RESOURCES



     During fiscal 1996, Penril sold 2,607,000 shares of Penril Common Stock in two unrelated series of private placements which generated aggregate proceeds of $14.7 million. The aggregate proceeds were used to repay all of Penril's bank term debt and all its outstanding subordinated debt, which together totaled $4.8 million, and to fund general working capital needs including the loss of $11.1 million (excluding restructuring charges) for fiscal 1996.



     As a result of the strategic business plan to restructure Penril, Penril recorded a restructuring charge of $9.7 million in the fourth quarter of fiscal 1996. This restructuring charge included non-cash items for the write-down of costs in excess of net assets acquired ($5.0 million), a provision for the write-down of purchased technology ($1.0 million) and a provision for the write-down of inventory ($2.2 million). This restructuring charge also included items that will require future cash expenditures by Access Beyond for employee severance ($400,000) and obligations for leased facilities ($1.0 million). The severance payments to employees will occur in the fiscal 1997 second quarter and the payments under the leased facilities obligations will occur over the remaining life of the lease with $282,000 due in fiscal 1997, $289,000 due in fiscal 1998 and $440,000 due after fiscal 1998.



     As a result of lower than expected sales and the buildup of inventory to support the new Remote Access Business, inventory levels of Penril increased $1.3 million during the first nine months of fiscal 1996. Consequently, Penril started a program to reduce inventories that resulted in a fourth quarter reduction of approximately $750,000. In addition, as noted above, Penril recorded an inventory write-down provision of $2.2 million as part of the restructuring charge. These actions resulted in Penril's inventory levels declining to $9.7 million at July 31, 1996, or a reduction of $1.7 million below the July 31, 1995 inventory level of $11.4 million.



     Contributing to Penril's cash flow in fiscal 1996 was a reduction in accounts receivable of $6.5 million. This reduction was the result of the lower sales volumes in fiscal 1996 compared to fiscal 1995 and an aggressive collection effort that reduced the average collection time from 94 days in fiscal 1995 to 65 days in fiscal 1996.



     Penril's accounts payable declined by $2.1 million, also as a result of the lower level of business.



     As part of the Spin-off Transaction, Access Beyond is to receive all the cash and cash equivalents of Penril. As of September 25, 1996, Penril had cash and cash equivalents of approximately $3.8 million. In addition, Penril is expected to generate cash from several non-operating sources. These anticipated sources include the following:



          Penril settled a law suit with Standard Micro Systems Corp. on September 24, 1996. Pursuant to the settlement agreement, Penril is to receive, in October 1996, $3.5 million in cash after all related expenses have been paid.



          On October 11, 1996, Penril sold the assets of Technipower for $4.3 million. Penril received approximately $1.5 million in cash on that date, with the remaining $2.8 million payment being due, pursuant to the terms of the agreement, on or prior to December 31, 1996.



          Penril is in discussions with a potential buyer of EMI. Although there can be no assurance that a sale of EMI will occur, Penril's management believes that the sale of EMI will be completed by December 31, 1996 with expected net cash proceeds of $3.0 million to $3.5 million after transaction expenses.



     As part of the Merger Agreement with Bay, Access Beyond will receive $1.5 million at the Effective Time pursuant to a Transitional Services Agreement with Penril.

     Between September 25, 1996 and the Spin-off Transaction, Penril also anticipates receiving approximately $5 million from the exercise of employee and non-employee director stock options. Of this amount, approximately $4.6 million was received between September 25, 1996 and October 11, 1996. The cash generated from the exercises is expected to be used for the expenditures related to the Merger and the Spin-off Transaction. These expenditures include legal and accounting fees of approximately $650,000, investment banker fees of approximately $1.3 million and change of control payments due to certain officers of Penril of $1.3 million.



     Penril currently has a line of credit with its principal bank. The agreement provides a maximum working capital facility of $5.5 million with borrowing based on qualified accounts receivable and secured by substantially all of Penril's assets. Interest accrues at the bank's prime rate plus 2% with a commitment fee of 3/8% on the unused portion of the facility. In the event the facility is canceled prior to its expiration, there is a fee due the bank equal to 3% of the total facility. As of July 31, 1996, Penril had borrowed $4 million under the line and had utilized another $90,000 in connection with a standby letter of credit. Pursuant to the Merger Agreement, after the Merger Penril will retain bank debt up to a maximum of $4 million.



     Currently there are discussions with lending institutions regarding a line of credit for Access Beyond after the Spin-off Transaction. Penril believes Access Beyond will be able to secure a line of credit after the Spin-off Transaction, although there can be no assurances that a line of credit will be secured, and if secured will be on economic terms favorable to Access Beyond.



     Penril's management believes that during the first 12 months following the Spin-off Transaction Access Beyond will have cash expenditures of approximately $2.2 million for fixed assets and capitalized technology purchases and $700,000 related to the employee severance and lease obligations noted above.



     Immediately following the Spin-off Transaction, management believes Access Beyond will have $7.8 million in cash as well as the right to receive a payment of $2.8 million from the sale of Technipower and possibly proceeds from the sale of EMI. Based on Access Beyond's expectation with respect to product development and production, Access Beyond's cash from operations alone will not satisfy Access Beyond's cash requirements during the first 12 months following the Spin-off Transaction. However, Access Beyond expects that cash on hand as noted above, cash from operations and cash from the sources discussed above, will satisfy Access Beyond's cash requirements during the first 12 months after the Spin-off Transaction. There can be no assurance that product development will proceed at the expected pace, that Access Beyond's sales will achieve expected levels, that staffing and facilities required will be able to be maintained at the reduced levels expected under the restructuring plan referred to above, or that other competitive factors will not result in cash from operations being less than expected by management. However, Access Beyond has the ability to defer product development and marketing expenditures if necessary, to match with cash flow. The deferral of these expenditures could have a negative impact on future sales of Access Beyond's products. Access Beyond believes, based on its expected cash on hand, cash from operations, cash from the sources discussed above and the anticipated bank line of credit, that there will be adequate cash flow to fund Access Beyond's operations.



                  FINANCIAL INFORMATION FOR THE MODEM BUSINESS


     Penril has not accounted for the Modem Business as a business segment, nor maintained separate historical accounting records for the Modem Business. In addition, certain asset, liability, equity, revenue, and expense accounts of Penril are not divisible by product line. Therefore, the preparation of comprehensive financial statements for the Modem Business, including a balance sheet, statement of operations, statement of equity, and statement of cash flows, is not necessarily meaningful or appropriate in presenting the accounts of the Modem Business to be sold. Accordingly, a statement of assets and liabilities to be sold and statements of revenues and identified operating expenses have been presented based upon the assumptions described below.


     The unaudited statement of assets and liabilities to be sold, which represents the assets and liabilities associated with the Modem Business, has been derived from the historical consolidated balance sheet of Penril as of July 31, 1996. Included are certain assets and liabilities including accounts receivable, inventories, property, certain other assets, accounts payable, accrued compensation, and certain other liabilities specifically associated with the Modem Business or the portion related to the Modem Business that can be reasonably estimated. Cash and equity accounts are considered indivisible from Penril as a whole, and accordingly, these accounts have not been allocated in the statement of assets and liabilities to be sold.


     The unaudited statements of revenues and identified operating expenses which are associated with the Modem Business have been derived from the historical consolidated statements of operations of Penril for the periods presented. There are several items including revenues, cost of revenues and certain operating expenses that have been specifically identified with the Modem Business.

     In the opinion of Penril's management, the assumptions used in the preparation of these statements are reasonable in appropriately identifying the assets and liabilities to be sold, and the revenues and identified operating expenses associated with the Modem Business.

                      STATEMENT OF ASSETS AND LIABILITIES
                       TO BE SOLD WITH THE MODEM BUSINESS

                          (Unaudited -- In thousands)

                                     ASSETS


                                                                                      AS OF
                                                                                  JULY 31, 1996
                                                                                  --------------
Current Assets
  Cash...........................................................................    $     --
  Accounts receivable............................................................       3,099
  Inventories....................................................................       4,261
  Deferred income taxes per contract.............................................       1,700
  Other current assets...........................................................          75
                                                                                  --------------
       TOTAL CURRENT ASSETS......................................................       9,135
Property and Equipment, net......................................................         346
Other assets.....................................................................         197
                                                                                  --------------
  TOTAL ASSETS...................................................................    $  9,678
                                                                                   ==========
LIABILITIES
Current Liabilities
  Bank debt......................................................................    $  4,000
  Accounts payable...............................................................       2,673
  Accrued compensation...........................................................         121
  Other current liabilities......................................................         251
                                                                                  --------------
       TOTAL LIABILITIES.........................................................       7,045
                                                                                  --------------
NET ASSETS.......................................................................    $  2,633
                                                                                   ==========



                       See notes to financial statements.

            STATEMENTS OF REVENUE AND IDENTIFIED OPERATING EXPENSES
                             OF THE MODEM BUSINESS

                          (Unaudited -- In thousands)


                                                                      YEAR ENDED JULY 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Revenue........................................................ $19,519     $18,974     $22,827
Identified Operating Expenses
  Cost of revenues.............................................   9,869      11,109      12,512
  Penril Ltd. expenses.........................................   2,321       1,928       1,485
  Engineering project labor....................................   1,219         549         581
  Rent expense.................................................     370         336         307
  Modem specific marketing and advertising.....................     373         358         365
  Depreciation, amortization and other specifically identified
     modem expenses............................................     176         186         229
                                                                -------     -------     -------
  Total Identified Costs and Expenses..........................  14,328      14,466      15,479
                                                                -------     -------     -------
Net Contribution............................................... $ 5,191     $ 4,508     $ 7,348
                                                                =======     =======     =======

---------------

Notes

1. Business Description


     On June 16, 1996, as amended August 5, 1996, Penril entered into the Merger Agreement with Bay, subject to approval by the Shareholders. As a condition of and in order to facilitate the Merger, immediately prior thereto, Penril will transfer all of the remote access products business and substantially all of the other businesses, assets and liabilities unrelated to the Modem Business to a newly-formed, wholly-owned subsidiary named Access Beyond, Inc. and will distribute to its Shareholders all the capital stock of Access Beyond. The Modem Business will be the only business of Penril at the time of the Merger.


The Modem Business has not been accounted for by Penril as a segment and consequently Penril has not historically maintained separate records relating to the Modem Business. However, there are several items including revenues, cost of revenues, and certain operating expenses that have been identified as they relate to the operation of the Modem Business. In addition, certain assets and liabilities including accounts receivable, inventories, property, certain other assets, accounts payable, accrued compensation, and certain other liabilities specifically associated with the Modem Business or the portion related to the Modem Business can be reasonably estimated. These statements have been prepared from this available information. Cash and equity accounts are based on all of the financial records of Penril, not a portion of Penril. Because these statements are for a product line and not for Penril, a statement of cash flow and a statement of equity are not applicable.


Pursuant to the Merger Agreement with Bay, although not specifically associated with any product line, all cash (other than $1,262,500 for certain change of control payments to three Penril officers at or prior to the consummation of the Merger) will be contributed to Access Beyond in connection with the Spin-off Transaction and outstanding bank debt up to $4 million will remain with Penril. These items have been so reflected in these statements.


The modem business is involved in the development and marketing of high performance modems and modem technology. Penril markets its products to a broad range of distributors, value-added resellers and original equipment manufacturers.

2. Summary of Significant Accounting Policies

Revenue Recognition: Revenues are recognized at the time of shipment of the product or performance of product-related services.

Cash: In connection with the Spin-off Transaction, no cash will remain with Penril (other than $1,262,500 for certain change of control payments to three Penril officers at or prior to the consummation of the Merger).


Inventories: Inventories are based on items used exclusively in the modem business and an allocation of raw materials used in both modem and non-modem products. The inventories include the cost of material and, when applicable, labor and manufacturing overhead. Costs are stated at the lower of cost (first-in, first-out method) or market.


Property, Equipment and Depreciation: Additions to property and equipment are recorded at cost. Penril provides depreciation for financial purposes using primarily the straight-line method over the estimated useful lives of the assets which range from 3-10 years.


Leasehold improvements are amortized over the term of the related lease or the estimated useful lives, whichever is shorter.

Deferred Income Taxes: Deferred income tax assets and liabilities are computed for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized. Pursuant to the Merger Agreement, net tax assets remain with Penril.

Accounts payable: Accounts payable amounts have been assigned based on an estimate by Penril's management as to the portion applicable to modem versus non-modem product lines.

3. Bank Financing

Pursuant to the Merger Agreement, outstanding bank debt of up to $4 million will remain with Penril after the Spin-off Transaction.


The credit agreement with Penril's principal bank provides for a maximum working capital facility of $5,500,000 with borrowings based on qualified accounts receivable and secured by substantially all of Penril's assets. Interest accrues at the bank's prime rate plus 2% with a commitment fee of 3/8% assessed on the unused portion of the facility. In the event the facility is cancelled prior to its expiration, there is a fee due the bank equal to 3% of the total facility. The agreement expires March 31, 1997. As of July 31, 1996, Penril had $5,412,000 available of which Penril had utilized $4,000,000, for working capital loans and $90,000 for an outstanding standby letter of credit.


4. Balance Sheet Detail


    Inventories:
      Raw material............................................................... $3,000
      Work in process............................................................    160
      Finished goods.............................................................  1,101
                                                                                  ------
      Total inventories.......................................................... $4,261
                                                                                  ======
    Property and Equipment,net:
      Machinery and equipment.................................................... $1,170
      Leasehold improvements.....................................................     27
                                                                                  ------
    Total property and equipment, at cost........................................ $1,197
      Less accumulated depreciation and amortization.............................   (851)
                                                                                  ------
    Total property and equipment, net............................................ $  346
                                                                                  ======


                        DESCRIPTION OF BAY CAPITAL STOCK

     The following summary of the terms of Bay's capital stock does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of Delaware law and the Bay Articles of Incorporation, as amended (the "Bay Charter").

     The authorized capital stock of Bay consists of 300,000,000 shares of Bay Common Stock and 1,000,000 shares of Preferred Stock, $.001 par value ("Bay Preferred Stock").



BAY COMMON STOCK



     As of September 30, 1996 there were approximately 188,468,183 shares of Bay Common Stock outstanding held of record by approximately 4,456 stockholders.



     Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Bay Common Stock are entitled to receive ratably such dividends as may be declared by the Bay Board out of funds legally available therefor. Bay has not paid any cash dividends on its Common Stock and is prohibited by certain of its borrowing arrangements from paying cash dividends without prior approval from the relevant lender. Each holder of Bay Common Stock is entitled to one vote for each share held of record by him or her and may not cumulate votes for the election of directors. In the event of a liquidation, dissolution or winding up of Bay, holders of Bay Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Bay Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities and there are no redemption provisions with respect to such shares. All of the outstanding shares of Bay Common Stock are fully paid and non-assessable.


     The transfer agent for Bay Common Stock is The First National Bank of Boston Shareholder Services.

PREFERRED STOCK

     As of June 30, 1996, there were no shares of Bay Preferred Stock outstanding. The Bay Preferred Stock may be issued from time to time in one or more series. The Bay Board has authority to fix the designation, preferences, and rights of each such series and the qualifications, limitations and restrictions thereon and to increase or decrease the number of shares of such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Bay Board has created one series of Bay Preferred Stock, designated as Series A Preferred Stock (the "Series A Preferred Stock). There are 500,000 shares of Bay Preferred Stock designated as Series A Preferred Stock. Dividends are paid quarterly at a rate equal to the greater of $175,000 or 1,000 times the aggregate share amount of all cash dividends and 1,000 times the aggregate per share amount of all non-cash dividends declared on the Bay Common Stock during the immediately preceding quarterly dividend period, subject to adjustment. Each share of Series A Preferred Stock entitles the holder thereof to 1,000 votes on all matters submitted to holders of Bay stock. Holders of Series A Preferred Stock are entitled, in the event of liquidation, dissolution or winding up of Bay, to receive the greater of $175,000 per share or 1,000 times the aggregate amount to be distributed per share to holders of the Bay Common Stock, as adjusted. Series A Preferred Stock is not redeemable.

STOCKHOLDER RIGHTS PLAN

     In February 1995, the Bay Board declared a dividend distribution of one Preferred Stock Purchase Right (each a "Right" and collectively the "Rights") for each outstanding share of Bay Common Stock. The distribution was paid as of February 23, 1995, to shareholders of record on that date and subsequently to holders of shares issued after that date. Each Right entitles the registered holder to purchase from Bay one one-thousandth share of Bay Series A Preferred Stock at an exercise price of $175 per such portion of a share (the "Exercise Price").

     The description and terms of the Rights are set forth in the Rights Agreement dated as of February 7, 1995 (the "Rights Agreement") between Bay and First National Bank of Boston, as the Rights Agent, a copy of which is attached to Bay's Registration Statement of Form 8-A filed with the Commission on February 14, 1995. The Rights will expire February 6, 2005, unless earlier redeemed or exchanged, and will become exercisable and transferable separately from the Bay Common Stock only (i) on the earlier of (A) the tenth day following the public announcement by Bay or any person or group (an "Acquiring Person") that such person or group has acquired, without the approval of the Bay Board, beneficial ownership of 15% or more of the outstanding Bay Common Stock, or (B) the tenth business day (unless extended by the Board prior to the time a person becomes an Acquiring Person) following the commencement, or announcement of an intention to commence by any person or group of persons, a tender offer which would result in the offeror owning 15% or more of the outstanding Common Stock of Bay (the earlier of such dates being referred to as the "First Distribution Date", and the two dates collectively referred to as the "Distribution Date").

     If Bay or more than 50% of its assets or earnings power is acquired in a merger or other business combination transaction after the Distribution Date, each holder of a Right other than an Acquiring Person shall thereafter have the right to purchase, upon payment of the Exercise Price, such number of shares of common stock of the acquiring company having a current market value equal to the Exercise Price, divided by one-half the current market price of such common stock. If any person or group acquires 15% or more of Bay's Common Stock, or an Acquiring Person engages in certain self-dealing transactions (as specified in the Rights Agreement) with Bay, each holder of Rights other than such Acquiring Person will have the right to purchase upon payment of the then current Exercise Price, in lieu of one one-thousandth of a share of Preferred Stock per outstanding Right, such number of shares of Common Stock having a market value at the time of the transaction equal to the Exercise Price divided by one-half the current market value of the Common Stock. After any of these events, Bay may also exchange all or any portion of the outstanding Rights, other than Rights held by such Acquiring Person for shares of Bay's Common Stock at an exchange ratio of one share of Common Stock or one one-thousandth of a share of Preferred Stock per Right, subject to the provisions of the Rights Agreement. The Bay Board may redeem the Rights for $.001 per Right at any time prior to the day a person or group becomes a 15% shareholder.

     The Rights are designed to enable all Bay stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in Bay in the event of an unsolicited attempt by an acquiror to take over Bay Networks in a manner or on terms not approved by the Bay Board. The Rights may have the effect of rendering more difficult an acquisition of Bay deemed undesirable by the Bay Board. The Rights may cause substantial dilution to a person or group that attempts to acquire Bay on terms or in a manner not approved by Bay's Board, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                        OWNERSHIP OF PENRIL COMMON STOCK


     The following table sets forth, as of October 11, 1996, based in part on information provided to Penril by the persons named in the table, the number of shares of Penril Common Stock owned by the members of the Penril Board, Penril's Chief Executive Officer and the other executive officers of Penril, all directors and executive officers as a group, and beneficial owners of more than 5% of the shares of Penril Common Stock. As of October 11, 1996, all Penril Options held by Penril's directors and executive officers had been exercised.



 NAME AND ADDRESS                                                 AMOUNT AND NATURE OF     PERCENTAGE
OF BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP(1)   OWNERSHIP
-------------------                                              -----------------------   ----------
DIRECTORS AND EXECUTIVE OFFICERS:

Henry David Epstein
  1300 Quince Orchard Boulevard
  Gaithersburg, Maryland 20878                                            862,179(2)           7.2%

Norman G. Einspruch
  P.O. Box 248581
  Coral Gables, Florida 33124                                              36,000               (3)

John P. Lowe, Jr.
  30 Corporate Woods
  Suite 200
  Rochester, New York 14623                                                51,000               (3)

 NAME AND ADDRESS                                                 AMOUNT AND NATURE OF     PERCENTAGE
OF BENEFICIAL OWNER                                              BENEFICIAL OWNERSHIP(1)   OWNERSHIP
-------------------                                              -----------------------   ----------
Richard D. Margolis
  2300 BP America Building
  200 Public Square
  Cleveland, Ohio 44114-2378                                               31,000               (3)

Michael H. Newlin
  6517 Wilmett Road
  Bethesda, Maryland 20817                                                 12,000               (3)

Howard M. Schneider
  130 Liberty Street
  New York, New York 10006                                                 21,000               (3)

Ronald A. Howard
  1300 Quince Orchard Boulevard
  Gaithersburg, Maryland 20878                                            925,603              7.8%

Richard D. Rose
  1300 Quince Orchard Boulevard
  Gaithersburg, Maryland 20878                                             46,667               (3)

C.P. Houston
  1300 Quince Orchard Boulevard
  Gaithersburg, Maryland 20878                                             41,667               (3)

All directors and executive officers as a group (10
  individuals)                                                          2,027,116             17.0%

Five Percent Shareholders:
Pequot Partners Fund, L.P.,
  Pequot Endowment Fund, L.P. and
  Pequot International Fund Inc.
  354 Pequot Avenue
  Southport, CT 06490                                                   1,925,000(4)          16.2%

J.J. Cramer & Co.
  56 Beaver Street, Suite 701
  New York, New York 10004                                              1,131,250(5)           9.5%

---------------

(1) Includes, in certain instances, shares held in the name of an executive officer's or director's spouse or minor children, the reporting of which is required by applicable rules of the Securities and Exchange Commission, but as to which shares the executive officer or director may have disclaimed beneficial ownership.


(2) This figure is composed of 823,029 shares owned directly by Mr. Epstein, and 39,150 shares Mr. Epstein transferred to Henriette Wenkart Epstein but has the right to vote so long as she is the beneficial owner of such shares, pursuant to a seven year, irrevocable proxy.



(3) Less than 1%.



(4) Includes 86,500 shares of Common Stock owned by Dawson-Samberg Capital Management, Inc., 787,100 shares of Common Stock owned by Pequot Partners Fund, L.P., a Delaware limited partnership, whose general partner and investment manager is Pequot General Partners, a Connecticut general partnership ("General Partners"), 352,900 shares of Common Stock owned by Pequot Endowment Fund, L.P., a Delaware limited partnership whose general partner and investment manager is Pequot Endowment Partners, L.P., a Delaware limited partnership ("Endowment Partners") and 698,500 shares of Common Stock owned by Pequot International Fund, Inc., a British Virgin Islands corporation, whose investment manager is DS International Partners, L.P., a Delaware limited partnership ("International Partners"). (Pequot Partners Fund, L.P., Pequot Endowment Fund, L.P. and Pequot International Fund Inc. are collectively referred to as the "Funds"). General Partners, Endowment Partners and International Partners (collectively, the "Partners") are the beneficial owners, as such term is used in Rule 13d-3 of the Exchange Act, of the shares of Common Stock owned by the Fund for which they act as investment manager, respectively. The Partners may be deemed to constitute a group as such term is used in Section 13(d)(3) of the Act. Each of the Partners disclaims beneficial ownership of the Common Stock beneficially owned by the other partners.


(5) James J. Cramer, President of J.J. Cramer & Co. and Karen Cramer, Vice President of J.J. Cramer & Co. have shared voting and dispositive power with respect to the shares held by the Partnership.


                   DESCRIPTION OF ACCESS BEYOND CAPITAL STOCK

AUTHORIZED CAPITAL STOCK


     The authorized capital stock of Access Beyond consists of 30,000,000 shares of common stock, $.01 par value per Share ("AB Common Stock"), and 3,000,000 shares of preferred stock, $.01 par value per share ("AB Preferred Stock"). Immediately after the Spin-off Transaction, it is estimated that approximately 11,993,000 shares of AB Common Stock will be issued and outstanding, assuming exercise of all of the Penril Options.


AB COMMON STOCK

     The holders of AB Common Stock are entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors. The holders of AB Common Stock do not have cumulative voting rights. Subject to any preferential rights held by holders of the AB Preferred Stock, the holders of AB Common Stock are entitled to receive ratably such dividends as may be declared from time to time by Access Beyond's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of Access Beyond, holders of AB Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding AB Preferred Stock, if any. Holders of AB Common Stock do not have preemptive, conversion or redemption rights. All the issued and outstanding shares of AB Common Stock are fully authorized, validly issued, fully paid and nonassessable.


     No current public trading market for the AB Common Stock exists, although Access Beyond has applied to list the AB Common Stock for trading on the Nasdaq National Market System. The extent of the market for the AB Common Stock and the prices at which the AB Common Stock may trade cannot be predicted. Until the AB Common Stock is distributed and an orderly market develops, the trading price may be volatile.



     After the Spin-off Transaction, Access Beyond will be an independent, publicly-traded company. The number and identity of stockholders of Access Beyond immediately after the Spin-off Transaction cannot currently be determined with certainty based on the number and identity of stockholders of Penril on the Spin-off Record Date. However, based on the number of record stockholders and outstanding shares of Penril Stock as of the close of business on October 11, 1996, the anticipated exercise of outstanding Penril Options and the distribution ratio of one share of AB Common Stock for every one share of Penril Stock, Access Beyond expects to have approximately 920 holders of record of AB Common Stock and 11,993,000 shares of AB Common Stock and no shares of AB Preferred Stock issued and outstanding immediately after the Spin-off Transaction. In addition, it is anticipated that the total number of shares of AB Common Stock with respect to which options may be granted and restricted stock may be awarded under option plans to be established by Access Beyond will not exceed 2,250,000 shares, 250,000 of which would be allocated strictly to a non-employee directors' plan, subject to adjustment (together with the exercise price of options and the purchase price, if any, of restricted stock) to reflect any change in shares of AB Common Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations or other similar events affecting the number or kind of outstanding shares. It is believed that directors and executive officers of Access Beyond will own, in the aggregate, approximately twenty-six percent of the outstanding shares of AB Common Stock immediately after the Spin-off Transaction.


     The AB Common Stock distributed to Penril stockholders will be freely transferable, except for shares received by any persons who may be deemed to be "affiliates" of Access Beyond under the Securities Act. Persons who may be deemed to be affiliates of Access Beyond after the Spin-off Transaction generally include individuals or entities that control, are controlled by, or are under common control with Access Beyond and may include certain officers and directors of Access Beyond as well as principal stockholders of Access Beyond. Persons who are affiliates of Access Beyond will be permitted to sell their shares of AB Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption provided by Section 4(1) of the Securities Act or Rule 144 thereunder. The Section 4(1) exemption allows the sale of unregistered shares by a person who is not an issuer, an underwriter or a dealer. Rule 144 provides persons who are not issuers with objective standards for selling restricted securities and securities held by affiliates without registration. The rule requires that (1) current public information be available concerning the issuer; (2) restricted stock be held two years or more (including the holding period of the prior owner, other than an affiliate of Access Beyond); (3) volume limitations are placed on sales during any three-month period; and (4) affiliates comply with certain manner of sale restrictions. The amount of AB Common Stock which could be sold by a person (or persons whose shares are aggregated) under Rule 144 during a three month period cannot exceed the greater of (1) one percent of the shares of AB Common Stock outstanding as shown by the most recent report or statement published by Access Beyond, or (2) the average weekly trading volume for the shares for a four-week period prior to the date that notice of the sale is filed with the Commission.


     The transfer agent and registrar for the AB Common Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

     The Board of Directors of Access Beyond, without further approval or action by the stockholders, is authorized to issue shares of AB Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Issuances of AB Preferred Stock may adversely affect the rights of holders of AB Common Stock. Holders of AB Preferred Stock might, for example, be entitled to preference in distributions to be made to stockholders upon the liquidation, dissolution or winding up of Access Beyond. In addition, holders of AB Preferred Stock might enjoy voting rights that limit, qualify or adversely affect the voting rights of holders of AB Common Stock. Such rights of the holders of one or more series of AB Preferred Stock might include the right to vote as a class with respect to the election of directors, major corporate transactions or otherwise, or the right to vote together with the holders of Company Stock with respect to any such matter. The holders of AB Preferred Stock might be entitled to cast multiple votes per share. The issuance of AB Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of Access Beyond without further action by the stockholders. Access Beyond has no present plans to issue any shares of Preferred Stock.

            COMPARISON OF RIGHTS OF HOLDERS OF BAY CAPITAL STOCK AND
                              PENRIL CAPITAL STOCK


     If the Merger is consummated, holders of Penril Common Stock will become holders of Bay Common Stock and the rights of Shareholders will be governed by the Bay Charter and the Bay By-laws. The rights of Bay shareholders differ in certain respects from the rights of Shareholders. Certain of the differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, See "Available Information."


BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease, or exchange of all or substantially all the corporation's assets to be consummated.

     Penril's Certificate of Incorporation provides that, subject to certain exceptions, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock of Penril entitled to vote generally in the election of directors is required to approve every "Business Combination" (defined to include mergers, consolidations, sales of assets of Penril having a fair market value of $1,000,000 or more, issuances or transfers by Penril of any securities of Penril having a fair market value of $1,000,000 or more, and certain other transactions) between Penril and any "Interested Stockholder" (generally defined to mean any beneficial owner of more than 10% of the voting power of the outstanding Penril voting stock). Such 80% vote is not required if the Business Combination is approved by a majority of the Continuing Directors (generally defined to mean the directors who were members of the Penril Board on December 13, 1983 or a person designated as a Continuing Director by a majority of the Continuing Directors) or if the Business Combination satisfies certain price and procedural conditions.

     Bay's Certificate of Incorporation provides that, subject to certain exceptions, the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of Bay entitled to vote generally in the election of directors or class of directors, voting together as a single class, is required to approve any "Business Combination" (defined to include mergers, sales of assets of Bay having a fair market value in excess of 10% of the fair market value of the total assets of Bay, and certain other transactions) between Bay and any "Interested Stockholder" (generally defined to mean any beneficial owner of more than 15% of Bay common stock). Such 75% vote is not required if the Business Combination is approved by a majority of the "Disinterested Directors" of Bay (generally defined to mean the directors who are not affiliated with the Interested Stockholder) or if the Business Combination satisfies certain price and procedural conditions.

STATE TAKEOVER LEGISLATION

     Delaware Business Combination Law. Section 203 of the DGCL (the "Delaware Business Combination Law") generally prohibits any "business combination" (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances), (iv) disproportionate benefits from the corporation (including loans and guarantees) and (v) any transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested shareholder (except as a result of immaterial changes)) between a Delaware corporation and any "interested shareholder" (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years following the date that such shareholder became an interested shareholder. The restrictions of the Delaware Business Combination Law do not apply, however, (A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such shareholder's becoming an interested shareholder, (B) if, the interested shareholder owned at least 85% of the voting stock of the corporation at the time the transaction resulting in such shareholder becoming an interested shareholder was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the outstanding voting shares not owned by the interested shareholder or (D) under certain other circumstances.

     In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such shareholder vote and will not apply to any business combination with an interested shareholder who was such on or prior to the effective date of such amendment. Any such by-law amendment may not be further amended by the board of directors. The Delaware Business Combination Law is inapplicable to the Merger.

     Penril's Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the votes which all Shareholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of Penril's Certificate of Incorporation. The provisions of Penril's Certificate of Incorporation subject to the 80% vote requirement include those provisions which
(i) divide the Penril Board into three classes serving staggered three year terms and establish the number of directors, term of office, and the standards for removal of directors and the filling of vacancies on the Penril Board; (ii) prohibit Shareholders from acting by written consent in lieu of a meeting; (iii) provide that special meetings of Shareholders may be called only by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and (iv) require an 80% vote to approve "Business Combinations" with "Interested Directors."

     Bay's Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the votes which all Bay shareholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of Bay's Certificate of Incorporation. The provisions of Bay's Certificate of Incorporation subject to 75% vote requirement include those provisions which (i) divide Bay's board into three classes serving staggered three-year terms and establish the standards for removal of directors described under "Comparison of Stockholder Rights -- Number, Election, and Removal of Directors" above; (ii) prohibit stockholders from acting by written consent in lieu of a meeting; (iii) provide that special meetings of stockholders may be called by the President or the Chairman of the Board; and (iv) require a 75% vote to approve "Business Combinations" with "Interested Directors" as described under "Comparison of Stockholder Rights -- Business Considerations" above.

AMENDMENTS TO CHARTERS

     Under the DGCL, unless otherwise provided in the certificate of incorporation, a proposed amendment to the certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the affirmative vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     Penril's Certificate of Incorporation provides that no amendment to Penril's Certificate of Incorporation shall amend, alter, change or repeal any of the super-majority voting provisions relating to business combinations; division into classes, number, removal of members, term of office and the filling of vacancies on the Penril Board; or Shareholder action at Shareholder meetings unless the amendment effecting such amendment, alteration, change or repeal shall have received the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote thereon.

     Bay's Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the votes which all Bay shareholders would be entitled to cast at the annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of Bay's Certificate of Incorporation. The provisions of Bay's Certificate of Incorporation subject to such 75% vote requirement included those provisions which (i) divide Bay's board into three classes serving staggered three-year terms and establish the standards for removal of directors described under "Comparison of Stockholder Rights -- Number, Election and Removal of Directors" above; (ii) prohibit stockholders from acting by written consent in lieu of a meeting; (iii) provide that special meetings of stockholders may be called by the President or the Chairman of the Board; and (iv) require a 75% vote to approve "Business Combinations" with "Interested Directors" as described under "Comparison of Stockholder Rights -- Business Combinations" above.

AMENDMENTS TO BYLAWS

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the shareholders, except to the extent that the certificate of incorporation or by-laws vest it in the board of directors. Penril's By-laws provide that Penril's By-laws, or any of them, may be supplemented, amended or repealed by the Penril Board, or by the vote of a majority in interest of the shareholders represented and entitled to vote thereon at any meeting at which a quorum is present; provided, however, that the affirmative vote of the holders of at least

80% of the voting power of all the then-outstanding shares of the Penril voting stock, voting together as a single class is required to amend, alter or repeal the sections of Penril's By-laws governing (i) action of Shareholders without a meeting; (ii) the number of directors; (iii) term of office of directors; (iv) quorum and voting of directors; or (v) the amendment of the By-laws. Bay's By-laws provide that Bay's By-laws may be altered, amended or repealed or new by-laws may be adopted by the affirmative vote of a majority of the directors serving on the Bay Board or by the affirmative vote of a majority of the shares of the capital stock issued and outstanding; provided, however, that the affirmative vote of the holders of at least 75% of the capital stock issued and outstanding is required to amend provisions relating to certain matters. See "-- Amendments to Charter."

REDEMPTION OF CAPITAL STOCK

     Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The DGCL prohibits the purchase or redemption of stock when the capital of a corporation is or would become impaired; but shares entitled to dividend or liquidation preference may be purchased or redeemed out of capital if such shares are retired and capital is reduced in accordance with legal requirements. Penril's Certificate of Incorporation grants the Penril Board the authority to adopt amendments to Penril's Certificate of Incorporation to provide for redemption of shares of capital stock of Penril, but Penril's Certificate of Incorporation does not presently contain any provisions governing the right to redeem outstanding shares of capital stock. Bay's Certificate of Incorporation states that Series A Preferred Stock shall not be redeemable.

SHAREHOLDER ACTION

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     Penril's Certificate of Incorporation provides that any action required or permitted to be taken by Shareholders must be effected at an annual or special meeting of Shareholders and may not be effected by any consent in writing by such Shareholders. Bay's Certificate of Incorporation provides that any action required or permitted to be taken by the Bay shareholders may not be effected by any consent in writing by such shareholders.

SPECIAL SHAREHOLDER MEETINGS

     The DGCL provides that a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

     Penril's Certificate of Incorporation and Bylaws provide that meetings of Shareholders may be called only by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

     The Bylaws of Bay provide that a shareholder must give advance written notice to the company if the shareholder intends to bring any business before a meeting of shareholders or to make nominations for the board of directors. Bay's advance notice provisions currently require shareholders to give such notice (i) in the case of an annual meeting, not less than 120 days in advance of the date that Bay's proxy statement was released to shareholders in connection with the previous year's annual meeting, or if no annual meeting was held in the previous year, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made and (ii) in the case of a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or such public disclosure was made.

NUMBER, ELECTION AND REMOVAL OF DIRECTORS

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. Penril's Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented for adoption). Bay's Certificate of Incorporation provides that the number of directors of Bay shall be fixed by the Bay Board.

     The DGCL permits the certificate of incorporation of a corporation or a by-law to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. Penril's Certificate of Incorporation divides the Penril Board into three classes, serving staggered terms of three years each. Bay's Certificate of Incorporation divides the Bay Board into three classes, serving staggered terms of three years each.

     Under the DGCL, a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, that in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause. Penril's Certificate of Incorporation provides that any director, or the entire Penril Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the voting stock, voting together as a single class. Bay's Certificate of Incorporation provides that any one or more of the directors of Bay may be removed, with or without cause, by the holders of at least 75% of the shares then entitled to vote on an election of directors.

VACANCIES

     Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by the sole remaining director so elected. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any shareholder or shareholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

     Penril's Certificate of Incorporation and By-laws provide that any vacancy or newly created directorship resulting from any increase in the authorized number of directors may be filled only by vote of a majority of the directors then in office, though less than a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which the director has been elected expires. Bay's Certificate of Incorporation provides that any vacancy or newly created directorship resulting from an increase in the authorized number of directors may be filled by vote of a majority of the directors then in office, though less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall serve for the unexpired term. A director chosen to fill a newly created directorship shall hold office until the next election of the class for which the director has been chosen.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify any director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Penril's Certificate of Incorporation generally provides that Penril will indemnify and hold harmless any person who is or was a director or officer of Penril who is or was a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, (i) is or was a director or officer of Penril, or (ii) is or was serving at the request of Penril as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL. Bay's Certificate of Incorporation provides that Bay shall indemnify any person who is, was or has agreed to become a director or officer of Bay or is or was serving or has agreed to serve, at the request of Bay, as a director, officer or trustee of another entity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any pending, threatened or completed action, suit or proceeding any appeal therefrom. Such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Bay also has the right to indemnify other employees or agents as determined by the Bay Board from time to time.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

     The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. Penril's Certificate of Incorporation provides that no director shall be personally liable to Penril or to any shareholder for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Penril or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Bay's Certificate of Incorporation does not contain any provision limiting the personal liability of its directors.

            COMPARISON OF RIGHTS OF HOLDERS OF PENRIL CAPITAL STOCK
                        AND ACCESS BEYOND CAPITAL STOCK

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease, or exchange of all or substantially all the corporation's assets to be consummated.

     Access Beyond's Certificate of Incorporation does not contain provisions regarding business combinations and does not impose requirements in addition to or different from those imposed by the DGCL.

     Penril's Certificate of Incorporation provides that, subject to certain exceptions, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock of Penril entitled to vote generally in the election of directors is required to approve every "Business Combination" (defined to include mergers, consolidations, sales of assets of Penril having a fair market value of $1,000,000 or more, issuances or transfers by Penril of any securities of Penril having a fair market value of $1,000,000 or more, and certain other transactions) between Penril and any "Interested Stockholder" (generally defined to mean any beneficial owner of more than 10% of the voting power of the outstanding Penril voting stock). Such 80% vote is not required if the Business Combination is approved by a majority of the Continuing Directors (generally defined to mean the directors who were members of the Penril Board on December 13, 1983 or a person designated as a Continuing Director by a majority of the Continuing Directors) or if the Business Combination satisfies certain price and procedural conditions.

AMENDMENTS TO CHARTERS

     Under the DGCL, unless otherwise provided in the certificate of incorporation, a proposed amendment to the certificate of incorporation requires an affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

     Access Beyond's Certificate of Incorporation provides that no amendment to Access Beyond's Certificate of Incorporation shall amend, alter, change or repeal the super-majority voting provisions relating to division of the Board of Directors of Access Beyond (the "AB Board") into classes, the number and removal of members of the AB Board, term of office, and the filling of vacancies on the AB Board unless the amendment, alteration, change or repeal shall have received the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote thereon. Access Beyond's Certificate of Incorporation otherwise comports with the DGCL.

     Penril's Certificate of Incorporation provides that no amendment to Penril's Certificate of Incorporation shall amend, alter, change or repeal any of the super-majority voting provisions relating to business combinations; division into classes, number, removal of members, term of office and the filling of vacancies on the Penril Board; or Shareholder action at Shareholder meetings unless the amendment effecting such amendment, alteration, change or repeal shall have received the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote thereon. Penril's Certificate of Incorporation otherwise comports with the DGCL.

AMENDMENTS TO BY-LAWS

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the shareholders, except to the extent that the certificate of incorporation or by-laws vest it in the board of directors.


     Access Beyond's By-laws provide that Access Beyond's By-laws, or any of them, may be supplemented, amended or repealed by the AB Board, or by the vote of a majority in interest of the shareholders represented and entitled to vote thereon at any meeting at which a quorum is present; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of Access Beyond voting stock, voting together as a single class, is required to amend, alter or repeal any sections of the Access Beyond By-laws which have the same effect as those provisions of Access Beyond's Certificate of Incorporation governing (i) division of the AB Board into three classes serving staggered three year terms; (ii) the number of directors; (iii) term of office of directors; (iv) removal of directors and (v) the filling of vacancies on the AB Board.


     Penril's By-laws provide that Penril's By-laws, or any of them, may be supplemented, amended or repealed by the Penril Board, or by the vote of a majority in interest of Shareholders represented and entitled to vote thereon at any meeting at which a quorum is present; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the Penril voting stock, voting together as a single class is required to amend, alter or repeal the sections of Penril's By-laws governing (i) action of Shareholders without a meeting; (ii) the number of directors; (iii) term of office of directors; (iv) quorum and voting of directors; or (v) amendment of Penril's By-laws.

REDEMPTION OF CAPITAL STOCK

     Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The DGCL prohibits the purchase or redemption of stock when the capital of a corporation is or would become impaired; but shares entitled to dividend or liquidation preference may be purchased or redeemed out of capital if such shares are retired and capital is reduced in accordance with legal requirements. Access Beyond's Certificate of Incorporation does not contain any provisions relating to the right to redeem outstanding shares of capital stock. Penril's Certificate of Incorporation grants the Penril Board the authority to adopt amendments to the Penril Certificate of Incorporation to provide for redemption of shares of capital stock of Penril, but Penril's Certificate of Incorporation does not presently contain any provisions governing the right to redeem outstanding shares of capital stock.

SHAREHOLDER ACTION

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted.

     Access Beyond's Certificate of Incorporation and By-laws provide that all elections and questions put to shareholders shall be decided by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote at the meeting, except as otherwise permitted or required by the DGCL, Access Beyond's Certificate of Incorporation or Access Beyond's By-laws.

     Penril's Certificate of Incorporation provides that any action required or permitted to be taken by Shareholders must be effected at an annual or special meeting of Shareholders and may not be effected by any consent in writing by such Shareholders.

SPECIAL SHAREHOLDER MEETINGS

     The DGCL provides that a special meeting of shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

     Access Beyond's By-laws provide that special meetings may be called by the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President or by the AB Board and shall be called by any of the forgoing at the request in writing of shareholders owning a majority in amount of the capital stock of Access Beyond issued and outstanding and entitled to vote.

     Penril's Certificate of Incorporation and By-laws provide that meetings of Shareholders may be called only by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. Access Beyond's Certificate of Incorporation provides that the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the entire AB Board. Penril's Certificate of Incorporation provides that the number of directors shall be fixed from time to time exclusively by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented for adoption).

     The DGCL permits the certificate of incorporation of a corporation or a by-law to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. The AB Board consists of 5 individuals and Access Beyond's Certificate of Incorporation divides the AB Board into three classes with each director serving a three year term (after the initial term). The Penril Board consists of 7 individuals, and Penril's Certificate of Incorporation divides the Penril Board into three classes with each director serving a three year term.


ANTI-TAKEOVER PROVISIONS


     Access Beyond's Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the votes which all shareholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of Access Beyond's Certificate of Incorporation. The provisions of Access Beyond's Certificate of Incorporation subject to the 80% of vote requirement include those provisions which divide the AB Board into three classes serving staggered three year terms and establish the standards for the number, term of office, removal of directors and the filling of vacancies on the AB Board. In addition, Access Beyond's By-laws contain certain anti-takeover provisions which establish an advance notice procedure regarding the nomination of directors by shareholders and shareholder proposals to be brought before an annual meeting and provisions which restrict the right of shareholders to call special meetings.


     Penril's Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the votes which all shareholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with, certain provisions of Penril's Certificate of Incorporation. The provisions of Penril's Certificate of Incorporation subject to the 80% vote requirement include those provisions which
(i) divide the Penril Board into three classes serving staggered three year terms and establish the standards for the number, term of office, removal of directors and the filling of vacancies on the Penril Board; (ii) prohibit Shareholders from acting by written consent in lieu of a meeting; (iii) provide that special meetings of Shareholders may be called only by the Penril Board pursuant to a resolution adopted by a majority of the total number of authorized directors; and (iv) require an 80% vote to approve "Business Combinations" with "Interested Directors."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the DGCL, a corporation may indemnify any director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation to procure a judgment in its favor -- a "derivative action") if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Access Beyond's Certificate of Incorporation provides, among other things, that Access Beyond shall indemnify any person who is or was a director or officer of Access Beyond who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Access Beyond), by reason of the fact that he (i) is or was a director or officer of Access Beyond, or (ii) is or was serving at the request of Access Beyond as director, officer, employee, agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Access Beyond and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Access Beyond or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     Penril's Certificate of Incorporation generally provides that Penril shall indemnify and hold harmless any person who is or was a director or officer of Penril who is or was a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, (i) is or was a director or officer of Penril, or (ii) is or was serving at the request of Penril as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent authorized by the DGCL.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material federal income tax consequences of the Transfer, the Distribution and the Merger to the holders of shares of Penril Common Stock. The federal income tax discussion set forth below is for general information only and may not apply to particular categories of holders of shares of Penril Common Stock subject to special treatment under the Internal Revenue Code of 1986 (the "Code"), including without limitation, foreign holders and holders whose Penril Common Stock were acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF SHARES OF PENRIL COMMON STOCK AND PENRIL OPTIONS IS URGED TO CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE TRANSFER, THE DISTRIBUTION, THE MERGER AND THE OTHER TRANSACTIONS DISCUSSED HEREIN, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

CONSEQUENCES OF PROPOSED TRANSACTION


     As described previously under "The Spin-off Transaction" and "The Merger Agreement", Penril and Access Beyond will effect the Transfer through the contribution by Penril to Access Beyond of the Remote Access Business and all other assets that are not part of the Modem Business and through the assumption by Access Beyond of the related liabilities. Penril will then effect the Distribution through the distribution of the shares of AB Common Stock to each Shareholder of record. Immediately thereafter, Merger Sub will merge with and into Penril.


     Penril has received an opinion from its counsel Benesch, Friedlander, Coplan & Aronoff P.L.L. ("Counsel") to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, for federal income tax purposes, it is more likely than not that (i) the Distribution will qualify as a tax-free Spin-off pursuant to Section 355 of the Code and (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

     The representations (among others) relied upon by Counsel in giving its opinion contain statements or agreements to the effect that: Penril's Modem Business and Remote Access Business have each been actively conducted for five years and will continue to be conducted as separate, active businesses after the proposed transactions; certain transactions between Penril and Bay in effect prior to the closing of the Spin-off Transaction and the Merger are fair market value transactions entered into for valid business reasons independent of the Merger, and all of the transactions between Access Beyond and Bay or Penril in effect after the closing of the Spin-off Transaction and the Merger (other than certain contributions made to Access Beyond by Penril prior to the Spin-off Transaction) will also be fair market value transactions entered into for valid business reasons; the transfer of certain cash and liquid assets to Access Beyond (and the retention of certain debt by Penril) is necessitated by the ongoing business needs of Access Beyond; the liquid assets being received by Access Beyond will be used in the operation of its Remote Access Business and will not be used to make distributions to, or redeem the shares of AB Common Stock held by, shareholders of Access Beyond; Penril will be maintained as a separate corporation by Bay; and Bay owns no Penril stock and has no intention to reacquire any stock issued in the Merger.

     The favorable tax treatment of both the Spin-off Transaction and the Merger also depends upon the historic shareholders of Penril maintaining a so-called "continuity of interest" in both the Bay Common Stock received in the Merger and the AB Common Stock received in the Spin-off Transaction. Under Revenue Procedures issued by the Internal Revenue Service (the "Service"), continuity of interest is maintained in each transaction if the historic shareholders of Penril continue to maintain at least one-half their stock investment in Penril in the modified form of each of the AB Common Stock and Bay Common Stock received by them in the proposed transactions. Penril has represented that it knows of no plan or intent by any Shareholder to sell more than one-half of his Bay Common Stock or AB Common Stock received in the proposed transactions. There are no court cases or published rulings by the Service giving guidance on how to measure the continuity of interest of historic shareholders in publicly owned corporations, such as Penril, where 5% shareholders own less than 50% of the stock of the corporation. However, Counsel is of the opinion, based upon Penril's representations regarding the plans and intentions of its shareholders, that both the Spin-off Transaction and the Merger meet the continuity of interest requirement. It should be noted that Penril has not sought representations (as required by the Service from taxpayers seeking private letter rulings in reorganizations) from each of its 5% shareholders as to their plans and intentions with respect to their Penril Common Stock or the Bay Common Stock and the AB Common Stock to be received in the proposed transactions.

CONSEQUENCES OF THE TRANSFER AND THE DISTRIBUTION TO PENRIL, ACCESS BEYOND AND SHAREHOLDERS


     As described above under "The Spin-off Transaction", immediately prior to the Merger, Penril and Access Beyond will effect the Transfer through the contribution by Penril to Access Beyond of the Remote Access Business and all other assets that are not part of the Modem Business. Penril will then effect the Distribution through the distribution of the shares of AB Common Stock to each shareholder of record. If the distribution qualifies as a tax-free Spin-off for federal income tax purposes:


     1. The Transfer and the Distribution, together, will qualify as a reorganization pursuant to Section 368(a)(1)(D) of the Code.

     2. No gain or loss will be recognized by Penril or Access Beyond in connection with the Transfer.

     3. No gain or loss will be recognized by Penril in connection with the Distribution.

     4. A Shareholder will not recognize any income, gain or loss in connection with the Distribution.

     5. Following the Distribution, a Shareholder will apportion the tax basis for his shares of Penril Common Stock between such Penril Common Stock and the AB Common Stock received (or, in the case of fractional shares, deemed received) in the Distribution in proportion to the relative fair market values of such Penril Common Stock and AB Common Stock on the Distribution Date. A Shareholder's holding period for the AB Common Stock received or deemed received in the Distribution will include the period during which such Shareholder held the Penril Common Stock with respect to which the AB Common Stock was received or deemed received, provided that such Penril Common Stock is held as a capital asset by such Shareholder as of the time of the Distribution.

     Counsel's opinion with respect to the Transfer and the Distribution is based upon certain representations and assumptions and represents Counsel's best legal judgment, and is not binding upon the Service or the courts. If any representation or assumption relied upon in rendering Counsel's opinion is inaccurate, or if the Service were to challenge successfully the federal income tax treatment of the Transfer and the Distribution set forth in Counsel's opinion, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that (i) each Shareholder would be required to recognize income or gain on the receipt of the shares of AB Common Stock in the Distribution in an amount up to the fair market value of the shares of AB Common Stock received in the Distribution and (ii) Penril would be required to recognize gain on the Distribution to the extent the fair market value of the shares of AB Common Stock issued in the Distribution exceeded Penril's tax basis in such shares. In such event (a) the tax basis of the shares of AB Common Stock received by a Shareholder in the Distribution would be the fair market value of such shares on the date the

Distribution is consummated and (b) the holding period for such shares of AB Common Stock would begin the day after the date the Distribution is consummated.

     Current treasury regulations require that each Shareholder who receives AB Common Stock pursuant to the Distribution attach to his federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such information as may be appropriate in order to demonstrate the applicability of Section 355 of the Code to the Distribution. Penril or its successor, Bay, will convey the appropriate information to each Shareholder of record as of the Spin-off Record Date.

CONSEQUENCES OF THE MERGER TO PENRIL, BAY AND SHAREHOLDERS

     As described above under the heading "The Merger Agreement", immediately after the Transfer and the Distribution, pursuant to the Merger Agreement, Merger Sub will merge with and into Penril. If the merger qualifies as a reorganization within the meaning of Section 368(a)(1)(B) of the Code for federal income tax purposes:

     1. Both Penril and Bay will be parties to the reorganization within the meaning of Section 368(b) of the Code.

     2. No gain or loss will be recognized by Penril or Bay as a result of the Merger.

     3. No gain or loss will be recognized by Shareholders whose shares of Penril Common Stock are exchanged solely for Bay Common Stock pursuant to the Merger except with respect to the cash received by such Shareholders in lieu of a fractional share interest in Bay Common Stock.


     4. A Shareholder who receives cash in lieu of a fractional share interest of Bay Common Stock will be treated as if such cash had been received in redemption of the fractional share interest. The receipt of such cash generally should result in gain or loss in an amount equal to the difference between the amount of the cash received and the portion of the tax basis in the Penril Common Stock that is allocable to the shares of Penril Common Stock after the Distribution that is treated as redeemed (See Paragraph 5 of "Consequences of the Transfer and the Distribution to Penril, Access Beyond and Shareholders" above). Such gain or loss generally will be treated as capital gain or loss, provided that such fractional share is held by such Shareholder as a capital asset at the Effective Time.


     5. The aggregate tax basis of the Bay Common Stock received or, in the case of fractional shares, deemed received by Shareholders who exchange their Penril Common Stock for Bay Common Stock in the Merger will be the same as the tax basis of the Penril Common Stock surrendered in exchange therefor (after allocation of such tax basis between Penril Common Stock and AB Common Stock received in connection with the Distribution).

     6. The holding period for the shares of Bay Common Stock received in the Merger will include the period during which the shares of Penril Common Stock surrendered in exchange therefor were held, provided that such shares of Penril Common Stock were held as capital assets at the Effective Time.

     Counsel's opinion with respect to the Merger is based upon certain representations and assumptions and represents Counsel's best legal judgment, and is not binding upon the Service or the courts. If any representation or assumption relied upon in rendering Counsel's opinion with respect to the Merger is inaccurate, or if the Service were to challenge successfully the federal income tax treatment of the Merger set forth in Counsel's opinion, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that each Penril shareholder would recognize gain measured by the excess of the fair market value of the Bay Common Stock received in the Merger plus the amount of cash in lieu of a fractional share over the tax basis in his Penril Common Stock. Furthermore, if the tax free nature of the Merger is invalidated it would reduce the likelihood that the Spin-off Transaction will qualify as a tax-free Spin-off pursuant to Section 355 of the Code.

     THE FOREGOING DISCUSSION OF THE ANTICIPATED MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS BASED ON THE LAW IN EFFECT AS OF THE DATE HEREOF, INCLUDING THE CODE, THE TREASURY REGULATIONS PROMULGATED

THEREUNDER, AND ADMINISTRATIVE AND JUDICIAL INTERPRETATIONS THEREOF, ALL OF WHICH ARE SUBJECT TO CHANGE (POSSIBLY ON A RETROACTIVE BASIS). THIS DISCUSSION DOES NOT ADDRESS ANY ASPECT OF STATE, LOCAL OR FOREIGN TAXATION. IN ADDITION, THIS DISCUSSION DOES NOT ATTEMPT TO ADDRESS ALL ISSUES THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF PENRIL COMMON STOCK IN LIGHT OF SUCH HOLDER'S PERSONAL CIRCUMSTANCES, AND DOES NOT APPLY TO HOLDERS SUBJECT TO SPECIAL TREATMENT UNDER THE FEDERAL INCOME TAX LAWS. FURTHER, THIS DISCUSSION MAY NOT APPLY TO A HOLDER OF PENRIL COMMON STOCK WHO ACQUIRED HIS STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR OTHERWISE AS COMPENSATION, AND DOES NOT APPLY TO A HOLDER OF PENRIL OPTIONS WHO RECEIVES SHARES OF BAY COMMON STOCK IN EXCHANGE THEREFOR. ACCORDINGLY, EACH HOLDER OF PENRIL COMMON STOCK SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the shares of Bay Common Stock to be issued in connection with the Merger will be passed upon for Bay by the law firm of Hale and Dorr, Washington, D.C.


     Certain of the tax consequences of the Merger to Shareholders will be passed upon by Benesch, Friedlander, Coplan & Aronoff P.L.L., Cleveland, Ohio, on behalf of Penril. See "Certain Federal Income Tax Consequences." Richard D. Margolis, who is a partner in the firm of Benesch, Friedlander, Coplan & Aronoff P.L.L., participated in the representation of Penril in connection with the Merger, and is a director of Penril, beneficially owned, 31,000 shares of Penril Common Stock as of October 11, 1996.



                                    EXPERTS



     The consolidated financial statements of Penril and its subsidiaries as of July 31, 1996 and 1995, and for each of the three years in the period ended July 31, 1996, included in this Proxy Statement of Penril, which is referred to and made part of this Prospectus and Registration Statement of Bay, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement of Bay and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The consolidated financial statements of Bay Networks, Inc. as of June 30, 1996 and 1995 and for each of the three years in the period ended June 30, 1996 included in the Proxy Statement of Penril Datacomm Networks, Inc., which is referred to and made a part of this Prospectus and Registration Statement of Bay Networks, Inc., have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing herein which, as to fiscal 1994, is based in part on the report of Price Waterhouse LLP, independent accountants, as it relates to Wellfleet Communications, Inc.'s consolidated financial statements for the year ended June 30, 1994. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                             SHAREHOLDER PROPOSALS


     As previously announced, any proposals of Shareholders intended to be presented at the 1996 Annual Meeting of Shareholders (if such meeting is required), must be received by Penril for inclusion in Penril's proxy statement no later than October 17, 1996.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Penril DataComm Networks, Inc. and Subsidiaries
  Audited Financial Statements:
     Independent Auditors' Report..................................................       F-2
     Consolidated Statements of Operations for each of
       the three years in the period ended July 31, 1996...........................       F-3
     Consolidated Balance Sheets as of July 31, 1996 and 1995......................       F-4
     Consolidated Statements of Cash Flows for each of the
       three years in the period ended July 31, 1996...............................       F-5
     Consolidated Statements of Stockholders' Equity for
       each of the three years in the period
       ended July 31, 1996.........................................................       F-6
     Notes to Consolidated Financial Statements for
       the years ended July 31, 1996, 1995, and 1994...............................    F-7-17
Bay Networks, Inc.
  Report of Ernst & Young LLP, Independent Auditors................................      F-18
  Report of Price Waterhouse LLP, Independent Accountants..........................      F-19
  Consolidated Balance Sheets as of June 30, 1996 and 1995.........................      F-20
  Consolidated Statements of Income for the Years Ended June 30, 1996, 1995, and
     1994..........................................................................      F-21
  Consolidated Statements of Stockholders' Equity for the Years Ended June 30,
     1996, 1995, and 1994..........................................................      F-22
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1996, 1995 and
     1994..........................................................................      F-23
  Notes to Consolidated Financial Statements.......................................   F-24-34

INDEPENDENT AUDITORS' REPORT


Board of Directors and Stockholders

Penril DataComm Networks, Inc.
Gaithersburg, Maryland


We have audited the accompanying consolidated balance sheets of Penril DataComm Networks, Inc. and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of Penril's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Penril DataComm Networks, Inc. and subsidiaries as of July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Washington, D.C.

September 6, 1996


(September 20, 1996 as to the sixth and ninth paragraphs of Note 7)

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                     YEAR ENDED JULY 31.
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------    --------    --------
NET REVENUES FROM CONTINUING OPERATIONS......................  $ 39,435    $ 52,611    $ 61,838
COSTS AND EXPENSES
  Cost of revenues...........................................    22,409      29,394      30,516
  Selling, general and administrative........................    18,611      18,765      18,815
  Product development and engineering........................     7,389       7,438       8,817
  Amortization of cost over net assets acquired..............       734         834         816
  Provision for restructuring costs..........................     9,718          --          --
  Merger related expenses....................................       500          --          --
                                                               --------    --------    --------
                                                                 59,361      56,431      58,964
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS...........   (19,926)     (3,820)      2,874
OTHER EXPENSE
  Interest expense...........................................      (698)     (1,228)       (908)
  Other, net.................................................       (44)       (144)       (134)
                                                               --------    --------    --------
                                                                   (742)     (1,372)     (1,042)
                                                               --------    --------    --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES......................................................   (20,668)     (5,192)      1,832
BENEFIT FOR INCOME TAXES.....................................        --         578         513
                                                               --------    --------    --------
INCOME (LOSS) FROM CONTINUING OPERATIONS.....................   (20,668)     (4,614)      2,345
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
  net of income taxes........................................       404      (1,661)       (828)
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS,
  net of income taxes........................................      (640)     (1,400)         --
                                                               --------    --------    --------
NET INCOME (LOSS)............................................  $(20,904)   $ (7,675)   $  1,517
                                                               ========    ========    ========
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
  Continuing operations......................................  $  (2.14)   $  (0.61)   $   0.30
  Discontinued operations....................................      0.04       (0.22)       (.11)
  Loss on disposal of discontinued operations................     (0.07)      (0.19)         --
                                                               --------    --------    --------
                                                               $  (2.17)   $  (1.02)   $   0.19
                                                               ========    ========    ========
Shares used in per share calculation.........................     9,650       7,559       7,809
                                                               ========    ========    ========


                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)



                                                                                JULY 31,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
ASSETS
Current Assets
Cash and cash equivalents................................................  $ 4,237     $   992
Accounts receivable, less allowance for doubtful accounts of $554 in 1996
  and $1,067 in 1995.....................................................    7,044      13,521
Inventories..............................................................    9,684      11,427
Deferred income taxes....................................................    1,700       1,700
Net assets of discontinued operations....................................    7,337       5,145
Other current assets.....................................................      249         778
                                                                           -------     -------
TOTAL CURRENT ASSETS.....................................................   30,251      33,563
                                                                           -------     -------
Property and equipment, net..............................................    2,457       2,648
Excess of cost over fair value of net assets acquired, net...............       --       5,689
Other assets.............................................................    1,072       2,487
                                                                           -------     -------
TOTAL ASSETS.............................................................  $33,780     $44,387
                                                                           =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings..................................................  $ 4,000     $ 5,095
  Current portion of long-term debt......................................      272       5,164
  Accounts payable.......................................................    6,076       8,156
  Accrued compensation and commissions...................................    1,347         894
  Deferred revenue.......................................................       --       1,244
  Other accrued expenses.................................................    1,758         852
                                                                           -------     -------
TOTAL CURRENT LIABILITIES................................................   13,453      21,405
Long-term debt, net of current portion...................................      633         517
Other noncurrent liabilities.............................................    1,479         742
                                                                           -------     -------
TOTAL LIABILITIES........................................................   15,565      22,664
                                                                           -------     -------
Commitments and Contingencies (Note 7)
Stockholders' Equity
  Serial preferred stock, $.01 par value; authorized, 100,000 shares;
     issued, none........................................................       --          --
  Common stock, $.01 par value; authorized, 20,000,000 shares; issued and outstanding, 10,849,647 shares in 1996 and 7,542,815 shares in
     1995................................................................      109          76
  Additional paid-in capital.............................................   39,837      22,384
  Retained earnings (deficit)............................................  (21,581)       (677)
                                                                           -------     -------
                                                                            18,365      21,783
  Equity adjustment from foreign currency translation....................     (150)        (60)
                                                                           -------     -------
TOTAL STOCKHOLDERS' EQUITY...............................................   18,215      21,723
                                                                           -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................  $33,780     $44,387
                                                                           =======     =======


                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                      YEAR ENDED JULY 31,
                                                                 ------------------------------
                                                                   1996       1995       1994
                                                                 --------    -------    -------
CASH FLOWS FROM CONTINUING OPERATIONS
  Net Income (Loss) from operations............................  $(20,668)   $(4,614)   $ 2,345
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization.............................     3,452      4,418      3,676
     Benefit from deferred income taxes........................        --       (578)      (513)
     Provision for restructuring costs.........................     9,718         --         --
     Other.....................................................       (93)        25        234
  (Increase) decrease in assets:
     Accounts receivable.......................................     6,477      2,508     (1,710)
     Inventories...............................................      (472)     1,122     (1,820)
     Other current assets......................................       529       (287)       (98)
  Increase (decrease) in liabilities:
     Accounts payable..........................................    (2,080)     1,792       (818)
     Other liabilities.........................................      (731)      (291)       823
                                                                 --------    -------    -------
Net cash provided by (used in) continuing operating
  activities...................................................    (3,868)     4,095      2,120
CASH FLOWS FROM DISCONTINUED OPERATIONS
  Income (Loss) from discontinued operations...................      (236)    (3,061)      (828)
  Non-cash charges and changes in working capital..............    (2,832)       285        469
  Provision for loss on disposal of discontinued operations....       640      1,400         --
                                                                 --------    -------    -------
Net cash used in discontinued operations.......................    (2,428)    (1,376)      (359)
                                                                 --------    -------    -------
Net cash provided by (used in) operations......................    (6,296)     2,719      1,761
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for purchased technology........................      (800)    (1,049)    (1,126)
  Expenditures for property, equipment and other...............      (747)      (417)      (933)
                                                                 --------    -------    -------
Net cash used in investing activities..........................    (1,547)    (1,466)    (2,059)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings under line of credit..........................    (1,095)     1,870      2,740
  Borrowings on long-term debt.................................        --         --      1,780
  Payments on long-term debt...................................    (5,210)    (3,300)    (4,182)
  Issuance of common stock.....................................    17,486         74        320
  Dividends paid...............................................        --         --       (147)
  Other........................................................       (93)        94         36
                                                                 --------    -------    -------
Net cash provided by (used in) financing activities............    11,088     (1,262)       547
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR.........       992      1,001        752
                                                                 --------    -------    -------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR...............  $  4,237    $   992    $ 1,001
                                                                 ========    =======    =======
SUPPLEMENTAL INFORMATION
  Cash payments for income taxes...............................  $     20    $   113    $    59
                                                                 ========    =======    =======
  Cash payments for interest...................................  $    783    $ 1,103    $   795
                                                                 ========    =======    =======


                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                FOR THE YEARS ENDED JULY 31, 1996, 1995 AND 1994


                         (IN THOUSANDS, EXCEPT SHARES)


                                                COMMON STOCK         ADDITIONAL                      RETAINED
                                            --------------------      PAID-IN         UNEARNED       EARNINGS      CURRENCY
                                             SHARES       AMOUNT      CAPITAL       COMPENSATION     (DEFICIT)    ADJUSTMENT
                                            ---------     ------     ----------     ------------     --------     ----------
BALANCE AUGUST 1, 1993..................    7,330,736      $ 73       $ 22,271         $ (143)       $  5,628       $ (328)
  Net income............................                                                                1,517
  Dividends paid........................                                                                 (147)
  Issuance of common stock --
     Upon exercise of stock options.....      132,700         1            367
     Upon exercise of warrants..........      180,000         2            400
  Shares of common stock retired in
     connection with the exercise of
     options and warrants...............      (66,840)       (1)          (458)
  Shares of common stock returned in
     conjunction with the valuation of
     Datability, Inc....................     (124,388)       (1)          (828)
  Shares of common stock returned in
     conjunction with employee stock
     award program......................       (9,840)                     (32)            21
  Amortization of unearned income.......                                                  106
  Foreign currency translation
     adjustment.........................                                                                               132
                                            ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1994...................    7,442,368      $ 74       $ 21,720         $  (16)       $  6,998       $ (196)
  Net loss..............................                                                               (7,675)
  Issuance of common stock --
     Upon exercise of stock options.....       33,067         1             73
     Upon exercise of warrants..........       80,000         1            194
     For acquisition of patent rights...       50,000         1            118
  Shares of common stock retired in
     connection with options, warrants,
     and awards.........................      (62,620)       (1)          (194)            16
  Deferred tax benefit from exercise of
     options............................           --        --            473
  Foreign currency translation
     adjustment.........................                                                                               136
                                            ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1995...................    7,542,815      $ 76       $ 22,384         $   --        $   (677)      $  (60)
  Net loss..............................                                                              (20,904)
  Issuance of common stock --
     Upon sale in private placements....    2,607,267        26         14,718
     Upon exercise of stock options.....      687,284         7          2,735
     Upon exercise of warrants..........       25,000        --             --
  Shares of common stock retired in
     connection with options, warrants,
     and awards.........................      (12,719)       --             --
  Foreign currency translation
     adjustment.........................                                                                               (90)
                                            ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1996...................   10,849,647      $109       $ 39,837         $   --        $(21,581)      $ (150)
                                            =========      ====        =======          =====        ========        =====


                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                    YEARS ENDED JULY 31, 1996, 1995 AND 1994


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Penril and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated.



     CASH AND CASH EQUIVALENTS: Penril considers cash on hand, deposits in banks, and highly liquid investments with an original maturity of three months or less as cash and cash equivalents.



     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short maturities of such instruments. Long-term debt is carried at amounts approximating fair values based on current rates offered to Penril for debt with similar collateral and guarantees, if any, and maturities.


     INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventories include the cost of material and, when applicable, labor and manufacturing overhead.


                                                  JULY 31,
                                            ---------------------
                                              1996         1995
                                            --------     --------
Inventories (in thousands):
Raw material............................    $  5,823     $  6,381
Work in process.........................         541          452
Finished goods..........................       3,320        4,594
                                            --------     --------
Total inventories.......................    $  9,684     $ 11,427
                                            ========     ========



     PROPERTY, EQUIPMENT AND DEPRECIATION: Additions to property and equipment are recorded at cost. Penril provides depreciation for financial reporting purposes using primarily the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years. Leasehold improvements are amortized over the term of the related lease or their estimated useful lives, whichever is shorter (in thousands).



                                             ESTIMATED           JULY 31,
                                              USEFUL       ---------------------
                                               LIFE          1996         1995
                                            -----------    --------     --------
Machinery, and equipment................     3-5 years     $ 10,875     $  9,952
Purchased software and technology.......     3-5 years        5,486        5,486
Leasehold improvements..................    3-10 years          879          865
                                                           --------     --------
Total property and equipment, at cost...                     17,240       16,303
Less accumulated depreciation and
  amortization..........................                    (14,783)     (13,655)
                                                           --------     --------
Total property and equipment, net.......                   $  2,457     $  2,648
                                                           ========     ========



     REVENUE RECOGNITION: Revenues are recognized at the time of shipment of the product or performance of product-related services. Revenues from the license of product technology is recorded upon delivery of the technology specification and the fulfillment of other material obligations.



     ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED: During fiscal 1996, Penril adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", which requires Penril to review long-lived assets, certain identifiable intangibles, and goodwill related to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of events occurring in the fourth quarter of fiscal 1996, Penril decided to restructure and refocus its remaining businesses. Due to these events, Penril determined that the excess of costs over net assets acquired would not be recoverable, and a charge of $4,952,000 was taken in the fourth quarter of fiscal 1996 against the carrying value of this asset. This charge was the remaining balance in the account "Excess of costs over fair value of net assets acquired" (See Note 2).


     Excess of cost over fair value of net assets acquired (in thousands):


                                                                            JULY 31,
                                                                        -----------------
                                                                         1996       1995
                                                                        ------     ------
     Cost.............................................................  $   --     $8,090
     Less accumulated amortization....................................      --      2,401
                                                                        ------     ------
                                                                        $   --     $5,689
                                                                        ======     ======


     INCOME TAXES: Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.


     EARNINGS PER SHARE: Earnings per share for fiscal 1996 and 1995 are calculated based on the weighted average shares of common stock outstanding. Earnings per share for fiscal 1994 year are calculated using the modified treasury stock method, which limits the assumed purchase of treasury shares to 20% of the outstanding shares of common stock. Any remaining proceeds are assumed first to retire debt, with any remaining proceeds invested in commercial paper. The difference between fully diluted and primary earnings per share was not significant in any year.


     SOFTWARE DEVELOPMENT COSTS: Certain acquired software development costs are being amortized over their estimated economic life, principally five years, commencing when each product is available for general release. Internal software development and any other costs of development are expensed as incurred except those costs applicable to third party contracts.


     NEW ACCOUNTING PRONOUNCEMENTS: During fiscal 1996, Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method for stock-based compensation plans, was issued. SFAS 123 includes both recognition and measurement provisions and disclosure requirements for stock-based compensation. The Company has elected not to adopt the recognition and measurement provisions of SFAS 123. The effect of adopting this statement in fiscal 1997 is not deemed to be material.


     RECLASSIFICATIONS: Certain reclassifications have been made to prior period consolidated financial statements to conform to the July 31, 1996 presentation.


2.  RESTRUCTURING


     In the fourth quarter of fiscal 1996, Penril took actions to strategically restructure its business to improve Penril's financial performance. The restructuring included a plan to focus Penril's business operations on the remote access server and remote connectivity markets ("remote access") and away from the data transmis-

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES sion markets. As a result of this plan Penril recorded a charge of $9,718,000 in the fourth quarter of fiscal 1996. This charge was for the following costs.



     a. The excess of costs over the fair value of net assets acquired through the Datability, Inc. acquisition in fiscal 1993, was related to data transmission techniques and, due to the restructuring plan, has no net realizable value. Accordingly the remaining book value of $4,952,000 was written off.



     b. A charge of $2,339,000 was taken for the write-off of inventory and fixed assets related to the data transmission business.



     c. A charge of $1,012,000 was taken for contractual obligations and settlement costs incurred for leased facilities in Carlstadt, New Jersey, Hong Kong and Malaysia, which will be vacated under the restructuring plan.



     d. A charge of $979,000 was taken for computer software related to the data transmission business that was capitalized in accordance with FAS86, which has no realizable value under the restructuring plan.



     e. A charge of $436,000 was taken for severance costs associated with employees terminated in connection with the restructuring plan. No such costs were paid as of July 31, 1996.


3.  DISCONTINUED OPERATIONS


     As part of Penril's decision to restructure its business, the Board of Directors of Penril decided to sell Electro-Metrics, Inc. ("EMI"), a wholly owned subsidiary which manufactures test equipment and systems for analysis of electromagnetic interference and communications security including applications in satellite communications. As a result of this decision, previously reported financial statements have been restated to reflect EMI as a discontinued operation. Penril continues to operate EMI and expects EMI to operate at least at a break-even level through the anticipated disposition date, which Penril's management believes will be completed by December 31, 1996.



     During fiscal 1995, the Board of Directors of Penril decided to sell Technipower, a wholly-owned subsidiary manufacturing uninterruptible power supplies and power regulating equipment. The divestiture of Technipower is expected to be completed in fiscal 1997 for $4,300,000. The following table sets forth the selected financial data of both Discontinued Operations (in thousands):



                                                  YEAR ENDED JULY 31,
                                            -------------------------------
                                             1996        1995        1994
                                            -------     -------     -------
Revenues................................    $10,469     $ 8,960     $11,995
                                            =======     =======     =======
Income (Loss) from operations net of
  income taxes..........................    $   404     $(1,661)    $  (828)
Loss on disposal net of income taxes....       (640)     (1,400)         --
                                            -------     -------     -------
Total loss from discontinued
  operations............................    $  (236)    $(3,061)    $  (828)
                                            =======     =======     =======
Depreciation and Amortization...........    $   431     $   415     $   472
                                            =======     =======     =======
Capital Expenditures....................    $   275     $   245     $   441
                                            =======     =======     =======
Identifiable Assets at year end.........    $10,210     $ 7,950     $ 8,112
                                            =======     =======     =======


     Because Penril expects to retain the tax benefits associated with the discontinued operations, no income tax benefit has been recorded for any year.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     Net assets of the discontinued operations consist of the following (in thousands):



                                                 JULY 31,
                                            -------------------
                                             1996        1995
                                            -------     -------
Current assets..........................    $ 9,135     $ 6,803
Current liabilities.....................     (2,229)     (1,395)
                                            -------     -------
Net current assets......................      6,906       5,408
Property, plant and equipment, net......        783         849
Other non-current tangible assets,
  net...................................         60          42
Non-current liabilities.................         (4)        (10)
                                            -------     -------
Net tangible assets.....................      7,745       6,289
Intangible assets, net..................        232         256
                                            -------     -------
                                              7,977       6,545
Estimated loss on disposal..............       (640)     (1,400)
                                            -------     -------
Net Assets of Discontinued Operations...    $ 7,337     $ 5,145
                                            =======     =======


4.  ACQUISITIONS


     On May 6, 1993, Penril acquired all of the outstanding stock of Datability, Inc. ("Datability"). The acquisition was accounted for by the purchase method, and accordingly, the results of operations of Datability are included in the Consolidated Statements of Operations from the date of acquisition. Datability has been consolidated with Penril's data communications operations located in Gaithersburg, Maryland.



     The acquisition was accomplished through the issuance of 1,050,000 shares of Penril's common stock ("Common Stock"). The purchase price totaled $4,980,000 including acquisition costs of $386,000. At the acquisition date, the purchase price exceeded the fair value of net assets acquired by $8,169,000. Under terms of the agreement, the final purchase price was dependent upon the valuation of the net assets acquired. During fiscal 1994, a valuation adjustment of $829,000 resulted in 124,388 shares of the Common Stock being returned to Penril thereby reducing the excess of cost over the fair value of net assets acquired. During the fourth quarter of fiscal 1996, Penril expensed the remaining portion of excess of cost over the fair value of net assets acquired.



5.  FINANCING



     BANK FINANCING: On March 15, 1996 Penril amended the credit agreement with its principal bank. The new agreement provides for a maximum working capital facility of $5,500,000 with borrowings based on qualified accounts receivable and secured by substantially all Penril's assets. Interest accrues at the bank's prime rate plus 2% with a commitment fee of 3/8% assessed on the unused portion of the facility. In the event the facility is canceled prior to its expiration, there is a fee due the bank equal to 3% of the total facility. The agreement expires March 31, 1997. As of July 31, 1996, Penril had $5,412,000 available of which Penril had utilized $4,000,000 for working capital loans and $90,000 for a letter of credit. On June 16, 1996, Penril entered into a Plan and Agreement of Merger, as amended on August 5, 1996 (the "Merger Agreement") with Bay Networks, Inc. ("Bay") and a subsidiary of Bay. As part of the Merger Agreement with Bay, outstanding bank debt up to $4,000,000 remains with Penril after the Transfer. Average monthly borrowings and weighted average interest rate for the three years ended July 31, 1996 are as follows:



                                                                    1996       1995       1994
                                                                   ------     ------     ------
Average monthly borrowings under working capital facility
  (in thousands).................................................  $4,353     $4,621     $1,475
Weighted average interest rate...................................   10.47%       9.6%       7.2%

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     As of March 7, 1996, Penril had repaid all outstanding term debt with its principal bank.



     SUBORDINATED DEBT: In April 1995, as part of the bank financing arrangements, Penril was permitted to make principal payments on the subordinated debt only after the bank term loans had been reduced by $3,000,000. This reduction was accomplished by December 1995 at which time Penril made a subordinated debt principal payment of $174,000 as required by the amended subordinated debt agreement. The remaining outstanding balance of $805,000 was repaid in May 1996.



     LONG-TERM DEBT: Long-term debt at July 31, 1996 and 1995 consisted of (in thousands):



                                                                        1996       1995
                                                                        -----     -------
     Term loans.......................................................  $  --     $ 3,848
     Subordinated debt................................................     --         979
                                                                        -----     -------
                                                                           --       4,827
     Capital leases and other.........................................    905         854
                                                                        -----     -------
                                                                          905       5,681
     Less current portion.............................................   (272)     (5,164)
                                                                        -----     -------
     Long-term debt...................................................  $ 633     $   517
                                                                        =====     =======



     Future maturities of long-term debt are as follows (in thousands):



Year Ending July 31,
          1997..........................  $272
          1998..........................   261
          1999..........................   190
          2000..........................   146
          2001..........................    36
                                          ----
          Total.........................  $905
                                          ====



6.  INCOME TAXES



     The following table sets forth the differences between the tax provision (benefit) from continuing operations calculated at the statutory federal income tax rate and the actual tax benefit for each year (in thousands):



                                                                  FOR THE YEAR ENDED JULY 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Tax provision at federal statutory rate.......................  $(7,027)    $(1,724)    $   644
Amortization of nondeductible intangibles.....................    1,931         283         283
State & foreign taxes, net of federal benefit.................   (1,137)       (218)        236
Utilization of net operating loss carryforward................       --          --      (1,195)
Change in valuation allowance.................................    6,093       1,134        (538)
Other.........................................................      140         (53)         57
                                                                -------     -------     -------
Income tax benefit............................................  $    --     $  (578)    $  (513)
                                                                =======     =======     =======



     The primary components of temporary differences which give rise to Penril's net deferred tax asset are shown in the table below. At July 31, 1996 Penril had consolidated federal net operating loss carryforwards including the EMI and Technipower subsidiaries of approximately $17,200,000 which expires in 2007 through 2011, and general business and other tax credits of $1,248,000 to reduce future tax liabilities through 2009.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                                                                        AS OF JULY 31,
                                                                      -------------------
                                                                       1996        1995
                                                                      -------     -------
     Deferred tax assets (in thousands):
     Reserves and other contingencies...............................  $ 1,500     $ 1,462
     Depreciation and amortization..................................       65          34
     Restructuring reserve..........................................    1,859
     Net operating loss.............................................    6,780       2,615
     General business and other tax credits.........................    1,248       1,248
     Loss on discontinued operations................................      546         546
     Valuation reserve..............................................   (9,837)     (3,744)
                                                                      -------     -------
     Total deferred tax assets......................................    2,161       2,161
     Deferred tax liabilities:
       Amortization of technologies.................................     (461)       (461)
                                                                      -------     -------
     Net deferred tax assets........................................  $ 1,700     $ 1,700
                                                                      =======     =======



     The net deferred tax asset will remain with Penril after the Transfer referred to below.



7.  COMMITMENTS AND CONTINGENCIES



PENDING TRANSACTION



     Under the terms of the Merger Agreement, Penril will transfer (the "Transfer") all of its remote access products business and any other assets unrelated to its modem business to a newly formed subsidiary, Access Beyond, Inc. ("Access Beyond") and then distribute all of the shares of Access Beyond common stock to Penril's stockholders in a spin-off transaction (the "Spin-off"). Following the Spin-off, the subsidiary of Bay will merge with and into Penril, whose primary remaining operations will consist of its modem business, with Penril becoming a wholly-owned subsidiary of Bay.



     Pursuant to the Spin-off and merger, stockholders of Penril, as of the appropriate record dates, will receive one share of Access Beyond common stock for every share of Penril common stock held, plus $10 in Bay common stock. The dollar value of Bay shares to be paid is fixed according to an exchange value determined by averaging the closing prices of Bay common stock over a specific period prior to consummation of the merger with Bay. In addition to the assets and liabilities related to the modem business, Bay will assume the outstanding bank debt of Penril up to $4,000,000. All cash of Penril on the date of the closing of the transactions will be transferred to Access Beyond.



     The transactions are subject to regulatory and Penril stockholders' approval and certain conditions to closing as set forth in the Merger Agreement. At the time of the consummation of the merger, Penril is responsible for payment of the investment banking fees of approximately $1,300,000 and for change of control payments of approximately $1,300,000 due to certain officers of Penril.



     LEASED FACILITIES: Penril leases office and manufacturing facilities and equipment under lease agreements, certain of which are renewable at Penril's option and/or provide for increases in rent related to increases in the Consumer Price Index and other factors. Rent expense for the fiscal years 1996, 1995 and 1994 was $1,673,000, $1,941,000 and $1,754,000 respectively. Approximate aggregate future minimum rentals

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES applicable to operating leases in effect at July 31, 1996 without consideration of the effects of the Spin-off and merger transaction are as follows (in thousands):



Year Ending July 31,
          1997..........................  $1,720
          1998..........................   1,758
          1999..........................   1,729
          2000..........................     775
          2001..........................     633
          Beyond 2001...................     135
                                          ------
Total minimum rentals...................  $6,750
                                          ======



     LEGAL PROCEEDINGS: Penril is a party to several material legal proceedings as summarized below. With the exception of the proceeding against Rockwell International Corporation, et. al., and one other legal proceeding incurred in connection with the modem business, all costs, expenses, liabilities and obligations of the litigation will be assumed by Access Beyond in connection with the Spin-off and all recoveries from such litigation will be realized by Access Beyond; provided, however, that Penril may be deemed to have remained contingently liable for satisfaction of the obligations.



     On June 1, 1993 Penril initiated a lawsuit against Standard Microsystems Corp. ("SMC"), SMC Massachusetts, Inc., Ashraf M. Dahad and Kwabena Akufo (the "SMC Defendants") in the Circuit Court of Maryland for Montgomery County for breach of contract including, among other things, failure to transfer technology, unfair competition and false representations. Penril sought relief in an aggregate amount of approximately $50,000,000. The SMC Defendants subsequently brought a counterclaim alleging fraud and breach of contract and sought recovery of amounts due under the contract which were alleged to be approximately $1,650,000 in compensatory damages plus unspecified punitive damages. In September 1996, Penril and the SMC Defendants agreed to drop the fraud charges and to settle the contractual dispute. Penril will receive from SMC, in settlement of litigation, $3,500,000, net of legal payments, in the first quarter of fiscal 1997.



     On December 24, 1994, Penril filed a complaint against Network Systems Corporation of Minneapolis, Minnesota ("NSC") in the Circuit Court of Maryland for Montgomery County. The litigation arises out of a contract in which Penril agreed to develop certain computer hardware and software to NSC's specifications. Penril alleges breach of contract, fraudulent inducement and defamation and is seeking specific performance, compensatory damages of $2,000,000 and punitive damages of $5,000,000. On March 28, 1995, NSC filed an answer and counterclaim in which NSC alleges negligent misrepresentation, fraud and breach of contract by Penril. NSC is seeking rescission of the contract, restitution of monies paid by NSC to Penril, compensatory damages of $5,000,000 and punitive damages in an unspecified amount. As of July 31, 1996, the litigation was in the discovery stage.



     Digital Equipment Corporation ("DEC") has claimed, through a series of written communications, that Penril has violated DEC patents related to DEC LAT technology. Penril has taken the position that Datability, prior to its acquisition by Penril, had a relationship with DEC that involved the development of LAT for which Datability has not collected. Both DEC and Penril have taken the position that it is in the best interests of both parties to work toward a fair resolution. As of July 31, 1996 no formal claims have been filed.



     On December 6, 1995, Penril filed a lawsuit against Rockwell International Corporation and U.S. Robotics Access Corporation seeking declaratory, injunctive, and money damage relief by reason of an alleged patent infringement by the defendants. The action was filed in the United States District Court for the District of Maryland. In September 1996, Penril agreed to settle its lawsuit with U.S. Robotics.


     Penril is involved in other routine litigation.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     Management believes none of the litigation will have a material adverse effect on Penril's financial position or results of operations.


8.  STOCKHOLDERS' EQUITY



     On September 22, 1995, Penril issued an aggregate of 1,465,000 shares of its unregistered Common Stock to Pequot Partners Fund, L.P., Pequot Endowment Fund, L.P and Pequot International Fund, Inc. (collectively the "Investors") for $7,325,000 in a private transaction. As required by the Purchase Agreement between the Investors and Penril, a shelf registration was filed with the Securities and Exchange Commission which became effective on February 28, 1996. The Investors may request one public shelf registration after the three years until the later of September 22, 1999 or 30 days after Penril files its annual report on Form 10-K for the fiscal year ended July 31, 1999. If Penril does not keep the shelf registration effective for the required three years, the Investors are entitled to require Penril to effect up to two public registrations during that time. As part of the transaction, Penril has agreed to increase the Board of Directors of Penril by one and, so long as the Investors collectively own in the aggregate not less than 10% of the issued and outstanding Common Stock, the Investors are entitled to fill such vacancy by designating one person to the Board of Directors. In addition, on October 5, 1995, Penril completed the sale of 50,000 shares of its unregistered common stock to Cramer Partners, L.P. for $250,000.



     In the second half of fiscal 1996, Penril issued 1,092,267 shares of its unregistered common stock in an unrelated series of private placements which generated $7,425,000.



     SERIAL PREFERRED STOCK: Penril's Serial Preferred Stock may be issued in one or more series. The shares of any series may be convertible into Common Stock, may have priority over Common Stock in the payment of dividends and in the distribution of assets in the event of liquidation or dissolution of Penril, and may have preferential or other voting rights, all as determined by the Board of Directors of Penril at the time it approves the series.



     EMPLOYEE STOCK OPTIONS AND STOCK AWARDS: On December 13, 1995, Penril adopted the 1995 Long-Term Stock Option Incentive Plan (the "1995 Plan") to replace the 1986 Incentive Plan which expires on October 8, 1996. The stockholders of Penril approved the 1995 Plan at the Annual Meeting held April 10, 1996. Under the 1995 Plan, which will terminate December 13, 2005, key employees of Penril and its subsidiaries may be granted awards consisting of non-qualified stock options, incentive stock options, and restricted stock awards. The option price of shares of Common Stock will not be less than 100% (110% in the case of incentive stock options granted to optionees holding more than 10% of the voting stock of Penril at the date of grant) of the fair market value of shares of Common Stock on the date of grant. No option will be exercisable more than ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the voting stock of Penril on the date of grant) from the date it is granted. Penril has reserved 1,000,000 shares for issuance under the 1995 Plan. At July 31, 1996, employees had been granted awards for 70,000 shares.



     In the case of a "change in control" of Penril, an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to any vesting limitations. On July 2, 1996 Penril's Stock Option/Compensation Committee (the "Committee") took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.



     The terms of restricted stock awards granted under the 1995 Plan are determined at the time of the award. Penril will hold the shares of Common Stock under restricted stock awards until all restrictions lapse and such Common Stock may not be sold or transferred by the employee until such time. The employee must

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES be employed by Penril when the restrictions lapse in order to receive the shares of Common Stock when the restrictions lapse.



     On October 8, 1986, Penril adopted the 1986 Incentive Plan (the "1986 Plan"). Under the 1986 Plan, which will terminate on October 8, 1996, key employees of Penril and its subsidiaries may be granted awards consisting of incentive stock options, non-qualified stock options, and restricted stock awards. The option price of shares of Common Stock subject to options granted under the 1986 Plan will not be less than 100% (110% in the case of incentive stock options granted to optionees holding more than ten percent of the voting stock of Penril at the date of grant) of the fair market value of shares of Common Stock at the date of grant. No option will be exercisable more than ten years (five years in the case of incentive stock options granted to optionees holding more than ten percent of the voting stock of Penril on the date of grant) from the date it is granted. At July 31, 1996 an aggregate of 964,538 shares of Common Stock were reserved for issuance under the 1986 Plan, of which employees have been awarded grants for 962,951 shares of Common Stock.



     In the case of a "change in control" of Penril, an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to any vesting limitations. On July 2, 1996 the Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.



     The terms of restricted stock awards ("Stock Awards") granted under the 1986 Plan are determined at the time of issuance and are evidenced by a written restricted stock agreement. Any Stock Awards granted are subject to approval by a majority of all "disinterested directors" as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.



     On October 1, 1992, Penril granted Stock Awards, under the 1986 Plan for an aggregate of 71,220 shares of Common Stock of Penril to employees of the Gaithersburg, Maryland facility. The Stock Awards granted vested over two years and employees had to be employed by Penril when the vested shares of Common Stock were issued. Of the total shares of Common Stock awarded, 53,020 were issued. Penril issued 29,560 shares of Common Stock in October, 1993 which represented 50% of the Stock Awards outstanding on that date and the remaining 23,460 shares of Common Stock on October 1, 1994. Compensation related to the Stock Award Program was amortized over the vesting period.



     NON-EMPLOYEE DIRECTOR STOCK OPTIONS: On December 9, 1987, Penril adopted the Non-Employee Directors' Stock Option Plan ("Directors Plan"). Under the Directors Plan an option to purchase 24,000 shares of Common Stock is automatically granted to each non-employee director of Penril on the first day of his initial term. In addition, options to purchase shares of Common Stock are automatically granted to each non-employee director on the fifth business day after the Annual Report on Form 10-K is filed with the Securities and Exchange Commission as follows: in each of the first two successive years after the initial grant an option to purchase 6,000 shares of Common Stock is granted, and in each of the next five successive years an option to purchase 3,000 shares of Common Stock is granted. The option price per share of Common Stock of any option granted under the Directors Plan is the fair market value of a share of Common Stock on the date the option is granted. No option will be exercisable more than ten years from the date of grant. An aggregate of 125,333 shares of Common Stock were reserved for issuance under the Directors Plan at July 31, 1996, of which 92,000 shares of Common Stock have been granted. On July 2, 1996 the Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     A summary of stock option transactions during the three years ended July 31, 1996 is as follows:



                                                                                         1995 INCENTIVE
                                         1986 INCENTIVE PLAN      DIRECTORS' PLAN             PLAN
                                        ---------------------   --------------------   ------------------
                                         NUMBER      AVERAGE     NUMBER     AVERAGE    NUMBER    AVERAGE
                                           OF         PRICE        OF        PRICE       OF       PRICE
                                         SHARES     PER SHARE    SHARES    PER SHARE   SHARES   PER SHARE
                                        ---------   ---------   --------   ---------   ------   ---------
Outstanding August 1, 1993............  1,192,752     $4.15      165,000     $3.35        --      $  --
Granted...............................     81,500      4.76       39,000      4.84        --         --
Exercised.............................   (132,700)     2.77           --        --        --         --
Canceled..............................   (104,133)     4.67           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1994.............  1,037,419      4.15      204,000      3.64        --         --
Granted...............................    348,000      3.12       18,000      3.25        --         --
Exercised.............................    (33,067)     2.23           --        --        --         --
Canceled..............................   (233,617)     4.15           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1995.............  1,118,735      3.89      222,000      3.61        --         --
Granted...............................    494,000      7.34       18,000      5.69     70,000     $6.77
Exercised.............................   (539,284)     4.02     (148,000)     3.87        --         --
Canceled..............................   (110,500)     4.32           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1996.............    962,951     $5.54       92,000     $3.59     70,000     $6.77
                                        =========     =====     ========     =====     ======     =====
Exercisable Options at July 31,
  1996................................    602,384     $5.73       92,000     $3.59     60,000     $6.44



     WARRANTS: In March, 1987, Henry D. Epstein joined Penril as President and Chief Executive Officer and was sold Class A warrants to purchase 400,000 shares of Common Stock at $2.23 per share and Class B warrants to purchase 80,000 shares of Common Stock at $2.34 per share. Mr. Epstein exercised 220,000 Class A warrants in January 1993, 80,000 Class A warrants in January 1994 and 100,000 Class A warrants in February 1994. In February 1995, Mr. Epstein exercised all 80,000 Class B warrants. All exercises were accomplished by delivery of shares of Common Stock previously held.



     In October 1992, Penril issued a warrant to purchase 166,000 shares of Common Stock at $4.50 per share, the fair market value on the date of issuance, to Coast Federal Savings Bank ("Coast") in settlement of a law suit brought against Penril. In addition, Penril issued Class E warrants to purchase 25,000 shares of Common Stock at $3.625 per share, the fair market value on the date of issuance, to Mr. Epstein in consideration for Mr. Epstein, in his capacity as a stockholder of Penril, assisting Penril in settling the litigation with Coast. The Coast warrant expired June 7, 1995. In August 1995, Mr. Epstein exercised all Class E warrants.



     CASH DIVIDENDS: Penril declared a cash dividend of $.02 per share of Common Stock to the holders of record on December 16, 1993 and paid December 30, 1993. There were 7,332,296 shares outstanding on the record date.



9.  RETIREMENT AND SAVINGS PLAN


     Penril's Retirement and Savings Plan ("401(k) Plan") is a defined contribution plan including provisions of section 401(k) of the Internal Revenue Code. Employees of Penril who have completed 90 days of service ("Participants") are eligible to participate in the 401(k) Plan. The 401(k) Plan permits, but does not require, Penril to match employee contributions. In addition, Penril may make discretionary contributions to the 401(k) Plan which will be allocated to each Participant based on the ratio of such Participant's eligible compensation to the total of all Participants' eligible compensation. Amounts contributed by Penril vest as to 30% after 1 year of eligible service, 60% after 2 years of eligible service and 100% after 3 years of eligible service. Participants may elect to direct the investment of their contributions in accordance with the provisions

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES of the 401(k) Plan. Penril made matching contributions of $61,000, $45,000 and $50,000 during fiscal 1996, 1995 and 1994, respectively. There were no additional Penril contributions in any year. As part of the Transfer, the 401(k) Plan will be transferred to Access Beyond and active participation in the 401(k) Plan will be limited to eligible employees of Access Beyond. Access Beyond intends to split up the 401(k) Plan so the portion of the plan representing the benefits of participants not employed by Access Beyond can be terminated. Penril provides no post-employment or post-retirement benefits.



10.  GEOGRAPHIC AREA INFORMATION


     Penril's foreign operations consist principally of sales and marketing activities through subsidiaries located in Hong Kong and the United Kingdom. Certain information, including the effect of intercompany transactions, relating to Penril's operations on a geographic basis is as follows (in thousands):


                                                                 1996        1995        1994
                                                               --------     -------     -------
Revenues
U.S. Revenue
  Domestic...................................................  $ 19,350     $26,190     $35,404
  Export:
     Europe..................................................     8,808       9,326      11,665
     Pacific Rim.............................................     3,868       6,402       4,959
     Central and South America...............................     2,393       3,487       4,574
     Other International.....................................     2,235       4,403       4,353
                                                               --------     -------     -------
     Total Exports...........................................    17,304      23,618      25,551
                                                               --------     -------     -------
Total U.S. Revenue...........................................  $ 36,654     $49,808     $60,955
Revenue from foreign subsidiaries............................     7,392       6,839       7,876
Adjustments and eliminations.................................    (4,611)     (4,036)     (6,993)
                                                               --------     -------     -------
Total Revenues...............................................  $ 39,435     $52,611     $61,838
                                                               ========     =======     =======
Income (Loss) before taxes
U.S..........................................................  $(20,267)    $(5,143)    $ 2,457
Foreign......................................................      (531)        688       1,479
Eliminations.................................................       130        (737)     (2,104)
                                                               --------     -------     -------
Total Income (Loss) from continuing operations before
  taxes......................................................  $(20,668)    $(5,192)    $ 1,832
                                                               ========     =======     =======
Identifiable Assets
U.S..........................................................  $ 31,325     $40,946     $47,213
Foreign subsidiaries.........................................     2,455       3,441       3,848
                                                               --------     -------     -------
Total Identifiable Assets....................................  $ 33,780     $44,387     $51,061
                                                               ========     =======     =======

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
  Bay Networks, Inc.

     We have audited the accompanying consolidated balance sheets of Bay Networks, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1996. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Wellfleet Communications, Inc., which statements reflect net income constituting approximately 51% of the related 1994 consolidated financial statement total. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Wellfleet Communications, Inc. is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits, and for 1994 the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bay Networks, Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                                     ERNST & YOUNG LLP

Palo Alto, California
July 19, 1996

            REPORT OF PRICE WATERHOUSE LLP, INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
  of Wellfleet Communications, Inc.


     In our opinion, the consolidated statements of income, of stockholders' equity and of cash flows of Wellfleet Communications, Inc. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the results of their operations and their cash flows for the year ended June 30, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of Wellfleet Communications, Inc. for any period subsequent to June 30, 1994.


PRICE WATERHOUSE LLP

Boston, Massachusetts
July 18, 1994

                               BAY NETWORKS, INC.

                          CONSOLIDATED BALANCE SHEETS
               (In thousands, except share and par value amounts)

                                                                              JUNE 30,
                                                                      -------------------------
                                                                         1996           1995
                                                                      ----------     ----------
                                            ASSETS
Current assets:
  Cash and cash equivalents.........................................  $  315,064     $  283,913
  Short-term investments............................................     119,093        314,872
  Accounts receivable, net of allowance for doubtful accounts of
     $9,683 at June 30, 1996 and $10,441 at June 30, 1995...........     320,892        177,300
  Inventories.......................................................     239,725         94,600
  Deferred income taxes.............................................      74,320         83,260
  Other current assets..............................................      48,615         13,670
                                                                      ----------     ----------
     Total current assets...........................................   1,117,709        967,615
Investments.........................................................     154,064         52,864
Property and equipment, net.........................................     211,674        122,179
Other assets........................................................      23,088         12,388
                                                                      ----------     ----------
     Total assets...................................................  $1,506,535     $1,155,046
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................................  $  116,894     $   83,316
  Accrued payroll and related costs.................................      63,242         47,573
  Accrued expenses..................................................      23,108         19,784
  Accrued marketing costs...........................................      22,019         15,251
  Accrued merger costs..............................................       5,575         15,066
  Accrued income taxes..............................................       4,818         48,968
  Accrued warranty..................................................      19,408         12,495
  Deferred revenue..................................................      46,629         29,077
                                                                      ----------     ----------
     Total current liabilities......................................     301,693        271,530
                                                                      ----------     ----------
Long-term debt......................................................     110,147        113,430
                                                                      ----------     ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value -- Authorized -- 1,000,000 shares:
     Issued and outstanding -- none.................................          --             --
  Common stock, $.01 par value -- Authorized -- 300,000,000 shares:
     Issued and outstanding -- 188,537,072 shares at June 30, 1996
      and 181,086,596 shares at June 30, 1995.......................       1,885          1,810
  Additional paid-in capital........................................     474,322        322,704
  Retained earnings.................................................     618,488        445,572
                                                                      ----------     ----------
     Total stockholders' equity.....................................   1,094,695        770,086
                                                                      ----------     ----------
Total liabilities and stockholders' equity..........................  $1,506,535     $1,155,046
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                               BAY NETWORKS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands, except per share amounts)

                                                                   YEARS ENDED JUNE 30,
                                                         ----------------------------------------
                                                            1996           1995           1994
                                                         ----------     ----------     ----------
Revenue................................................  $2,056,634     $1,403,595     $1,136,393
Cost of sales..........................................     945,318        630,983        505,666
                                                         ----------     ----------     ----------
  Gross profit.........................................   1,111,316        772,612        630,727
                                                         ----------     ----------     ----------
Operating expenses:
  Research and development.............................     213,521        145,336        117,626
  Selling and marketing................................     452,319        302,496        246,802
  General and administrative...........................      72,205         55,734         47,458
  In-process research and development..................      39,713          6,741         17,898
  Merger related expenses..............................      10,231         63,419             --
                                                         ----------     ----------     ----------
     Total operating expenses..........................     787,989        573,726        429,784
                                                         ----------     ----------     ----------
Income from operations.................................     323,327        198,886        200,943
Net interest income and other..........................      28,489         21,787          7,278
                                                         ----------     ----------     ----------
Income before provision for income taxes...............     351,816        220,673        208,221
Provision for income taxes.............................     145,491         91,687         83,843
                                                         ----------     ----------     ----------
Net income.............................................  $  206,325     $  128,986     $  124,378
                                                         ==========     ==========     ==========
Net income per share...................................  $     1.04     $     0.69     $     0.69
                                                         ==========     ==========     ==========
Weighted average common shares and equivalents.........     198,778        187,659        180,088
                                                         ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                               BAY NETWORKS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (In thousands)


                                                  COMMON STOCK
                                                ----------------
                                                NUMBER             ADDITIONAL                  TOTAL
                                                  OF       PAR      PAID-IN     RETAINED   STOCKHOLDERS'
                                                SHARES    VALUE     CAPITAL     EARNINGS      EQUITY
                                                -------   ------   ----------   --------   -------------
BALANCES, JULY 1, 1993........................  167,151   $1,672    $ 232,326   $224,027    $   458,025
  Shares issued under
     stock plans, net.........................    4,811       48       24,309         --         24,357
  Tax benefits from stock plan activity.......       --       --       26,292         --         26,292
  Elimination of SynOptics'
     net activity for the
     six months ended December 31, 1993.......   (1,341)     (13)     (20,348)   (28,970)       (49,331)
  Net income..................................       --       --           --    124,378        124,378
                                                -------   ------     --------   --------     ----------
BALANCES, JUNE 30, 1994.......................  170,621    1,707      262,579    319,435        583,721
  Shares issued under
     stock plans, net.........................    4,878       48       33,988         --         34,036
  Tax benefits from stock plan activity.......       --       --       13,271         --         13,271
  Shares issued for equity of Centillion......    5,354       54       11,056     (1,720)         9,390
  Shares issued for equity of Scorpion........      384        3        3,154         --          3,157
  Elimination of Xylogics' net activity for
     the three months ended October 31,
     1994.....................................     (150)      (2)      (1,344)    (1,129)        (2,475)
  Net income..................................       --       --           --    128,986        128,986
                                                -------   ------     --------   --------     ----------
BALANCES, JUNE 30, 1995.......................  181,087    1,810      322,704    445,572        770,086
  Shares issued under
     stock plans, net.........................    7,450       75       78,721    (33,409)        45,387
  Tax benefits from stock plan activity.......       --       --       72,897         --         72,897
  Net income..................................       --       --           --    206,325        206,325
                                                -------   ------     --------   --------     ----------
BALANCES, JUNE 30, 1996.......................  188,537   $1,885    $ 474,322   $618,488    $ 1,094,695
                                                =======   ======     ========   ========     ==========


   The accompanying notes are an integral part of these financial statements.

                               BAY NETWORKS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                       YEARS ENDED JUNE 30,
                                                                -----------------------------------
                                                                  1996         1995         1994
                                                                ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents
Cash flows provided by operating activities:
Net income....................................................  $ 206,325    $ 128,986    $ 124,378
Adjustments to reconcile net income to cash flows provided by operating activities:
    Depreciation and amortization.............................     82,795       59,202       44,288
    In-process research and development.......................     39,713        6,741       17,898
    Benefit from deferred income taxes........................    (13,900)     (37,596)     (11,192)
    Accounts receivable.......................................   (141,506)     (27,783)     (48,291)
    Inventories...............................................   (144,425)       7,648          856
    Other current assets......................................    (34,945)        (965)      (6,402)
    Accounts payable..........................................     31,366       25,200      (14,094)
    Accrued expenses..........................................     22,338       48,363       13,990
    Deferred revenue..........................................     17,552       18,788        3,755
    Accrued income taxes......................................     40,600       29,475       43,812
                                                                ---------    ---------    ---------
       Cash flows provided by operating activities............    105,913      258,059      168,998
                                                                ---------    ---------    ---------
Cash flows used in investing activities:
  Expenditures for property and equipment.....................   (170,574)     (79,512)     (74,598)
  Purchases of investments....................................   (422,280)    (517,868)    (246,131)
  Proceeds from maturities of investments.....................    469,320      293,457      118,689
  Proceeds from sales of investments..........................     47,539       15,237           --
  Acquisition of Armon Networking Ltd., net assets............    (34,231)          --           --
  Acquisition of Performance Technology, Inc., net of cash
    acquired..................................................    (11,583)          --           --
  Other assets................................................      2,111       (9,823)     (20,269)
                                                                ---------    ---------    ---------
       Cash flows used in investing activities................   (119,698)    (298,509)    (222,309)
                                                                ---------    ---------    ---------
Cash flows provided by financing activities:
  Proceeds (payments) from issuance of long-term debt.........       (451)         254          157
  Purchase of treasury common stock...........................    (57,353)      (1,272)        (891)
  Issuance of common stock....................................    102,740       35,308       25,248
                                                                ---------    ---------    ---------
       Cash flows provided by financing activities............     44,936       34,290       24,514
                                                                ---------    ---------    ---------
Net increase (decrease) in cash and cash equivalents..........     31,151       (6,160)     (28,797)
Net equity of Centillion Networks, Inc. upon combination......         --        9,390           --
Net equity of Scorpion Ltd. upon acquisition..................         --        3,157           --
Elimination of SynOptics' net cash activity for the six months
  ended December 31, 1993.....................................         --           --      128,700
Elimination of Xylogics, Inc. net cash activity for the three
  months ended October 31, 1994...............................         --       (2,476)          --
Cash and cash equivalents at beginning of year................    283,913      280,002      180,099
                                                                ---------    ---------    ---------
Cash and cash equivalents at end of year......................  $ 315,064    $ 283,913    $ 280,002
                                                                =========    =========    =========
Supplemental disclosure of cash flow information:
  Interest paid during the year...............................  $   5,927    $   6,021    $   6,100
                                                                =========    =========    =========
  Income taxes paid during the year...........................  $ 108,881    $  98,955    $  51,834
                                                                =========    =========    =========

   The accompanying notes are an integral part of these financial statements.

                               BAY NETWORKS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation

     The consolidated financial statements include the accounts of Bay Networks, Inc. (Bay Networks or Bay) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     Cash Equivalents, Fair Values of Financial Instruments & Concentration of Credit Risk

     Financial instruments that potentially subject Bay to concentrations of credit risk consist principally of cash equivalents, investments and trade receivables.

     All of Bay's cash equivalents and investments are classified as available-for-sale and are reported at fair value with material unrealized gains and losses, if any, included in stockholders' equity. The fair value of investments is based on quoted market prices. Realized gains and losses are included in net interest income and other. Cash equivalents have original maturities of three months or less. Bay Networks has cash equivalents and investments with various high quality institutions and, by policy, limits the amount of credit exposure to any one institution.

     Bay sells its products to customers in diversified industries worldwide. Bay performs on-going credit evaluations of its customers' financial condition and generally does not require collateral. Bay maintains reserves for potential credit losses, and such losses have been within management's expectations and have not been material in any year. Bay's trade receivables are derived from sales spread across various industries and various geographical areas.

     Foreign Currency Translation

     The functional currency of each of Bay's international subsidiaries is the foreign subsidiary's local currency. Assets and liabilities of Bay's international operations are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Accumulated net translation adjustments were not material. Foreign exchange transaction gains and losses were not material and are included in the results of operations.

     Bay Networks' international business is an important contributor to Bay's revenue and net profits. However, the majority of Bay Networks' international sales are denominated in the U.S. dollar, and an increase in the value of the U.S. dollar relative to foreign currencies could make products sold internationally less competitive. The operating expenses of Bay Networks' overseas offices are paid in local currencies and are subject to the effect of fluctuations in foreign currency exchange rates. The effect of foreign exchange rate fluctuations did not significantly impact Bay's operating results. Financial exposure may nonetheless result, primarily from the timing of transactions and the movement of exchange rates.

                               BAY NETWORKS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Inventories

     Inventories, stated at the lower of cost (first-in, first-out) or market, consist of:

                                                                                JUNE 30,
                                                                          --------------------
(In thousands)                                                              1996        1995
--------------                                                            --------     -------
Raw materials...........................................................  $ 98,342     $30,988
Work-in-process.........................................................    54,468      38,158
Finished goods..........................................................    86,915      25,454
                                                                          --------     -------
  Total inventories.....................................................  $239,725     $94,600
                                                                          ========     =======

     Property and Equipment

     Property and equipment are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets ranging from two to five years. Leasehold improvements are recorded at cost and are amortized using the straight-line method over the remaining lease term or the economic useful life, whichever is shorter.

                                                                              JUNE 30,
                                                                       -----------------------
(In thousands)                                                           1996          1995
--------------                                                         ---------     ---------
Machinery and equipment..............................................  $ 309,473     $ 214,942
Furniture and fixtures...............................................     36,685        22,769
Leasehold improvements...............................................     55,327        26,086
                                                                        --------      --------
  Total property and equipment.......................................    401,485       263,797
Accumulated depreciation and amortization............................   (189,811)     (141,618)
                                                                        --------      --------
  Total property and equipment, net..................................  $ 211,674     $ 122,179
                                                                        ========      ========

     Warranty

     Upon shipment to its customers, Bay provides for the estimated cost to repair or replace products to be returned under warranty. Bay's warranty period is up to 12 months from the date of shipment for domestic sales and up to 15 months from the date of shipment for international export sales.

     Revenue Recognition

     Bay recognizes revenue from product sales and accrues for estimated returns at the time of shipment. Service revenue is recognized at the time service is provided or ratably over the contractual service period.

     Advertising Costs

     Advertising costs are charged to operations as incurred. Advertising expense was $18.2 million, $7.6 million and $8.4 million in 1996, 1995 and 1994, respectively.

     Net Income per Share

     Net income per share is calculated using the weighted average number of common shares and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of stock options using the treasury stock method.

                               BAY NETWORKS, INC.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Stock Distribution


     On November 24, 1995, Bay effected a stock distribution in the form of a three-for-two stock split to stockholders of record as of October 30, 1995. All share and per share amounts applicable to prior periods have been retroactively restated to reflect the effect of this split.


     Effect of New Accounting Standards

     In 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Bay will adopt SFAS 121 in the first quarter of fiscal year 1997 and, based on current circumstances, does not believe the effect of adoption will be material.

     Bay accounts for its stock options and its employee stock purchase plan in accordance with the provisions of the Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees. In 1995, the FASB issued Statement No. 123 (SFAS 123), Accounting for Stock-Based Compensation. Bay intends to adopt the pro forma disclosure alternative of SFAS 123 for Bay's fiscal year 1997. The adoption of SFAS 123 is not expected to have a material effect on consolidated financial position, results of operations, or cash flows.

     Reclassifications

     Certain reclassifications have been made to the 1995 and 1994 consolidated financial statements to conform to the 1996 presentation.

2.  BUSINESS COMBINATIONS

     On October 21, 1994, SynOptics Communications, Inc. (SynOptics) and Wellfleet Communications, Inc. (Wellfleet) effected a strategic combination of the two companies through the merger of a wholly-owned subsidiary of Wellfleet with and into SynOptics (the Combination). In connection with the Combination, Wellfleet changed its name to Bay Networks, Inc. and issued 70,612,759 shares of common stock for all the outstanding stock of SynOptics in a transaction accounted for as a pooling of interests. The accompanying consolidated financial statements are presented on a combined basis for all periods presented.

     In May 1995, Bay acquired Centillion Networks, Inc. (Centillion) and issued 5,353,275 shares of common stock for all the outstanding stock of Centillion in a transaction accounted for as a pooling of interests. As the results of operations and financial position of Centillion were not material to Bay Networks' 1995 consolidated financial statements, the prior years' amounts were not restated.

     In December 1995, Bay acquired Xylogics, Inc. (Xylogics), in a transaction accounted for as a pooling of interests. Bay issued 8,710,865 shares of common stock for all the outstanding stock of Xylogics and reserved 1,655,275 shares of its common stock for issuance under Xylogics stock option plans which Bay assumed in the acquisition. The accompanying consolidated financial statements for prior periods have, accordingly, been restated to reflect this transaction.

                               BAY NETWORKS, INC.

2.  BUSINESS COMBINATIONS (CONTINUED)

     The following information shows revenue and net income (loss) of the separate companies through the periods preceding the business combinations and the combined results following the business combinations.

                                                                   YEARS ENDED JUNE 30,
                                                         ----------------------------------------
(In thousands)                                              1996           1995           1994
--------------                                           ----------     ----------     ----------
Revenue:
  Bay Networks.......................................    $2,026,038     $1,042,665             --
  Wellfleet..........................................            --        126,572     $  384,223
  SynOptics..........................................            --        173,056        701,749
  Xylogics...........................................        30,596         61,302         50,421
                                                         ----------     ----------     ----------
                                                         $2,056,634     $1,403,595     $1,136,393
                                                         ==========     ==========     ==========
Net income (loss):
  Bay Networks.......................................    $  214,383     $   92,633             --
  Wellfleet..........................................            --         21,576     $   61,106
  SynOptics..........................................            --         16,790         59,825
  Xylogics...........................................        (8,058)(1)     (2,013)         3,447
                                                         ----------     ----------     ----------
                                                         $  206,325     $  128,986     $  124,378
                                                         ==========     ==========     ==========

---------------
(1) Xylogics' net loss includes a portion of the merger related expenses.

     Merger related expenses for these transactions were as follows:

                                                                        YEARS ENDED JUNE
                                                                               30,
                                                                       -------------------
    (In thousands)                                                      1996        1995
    --------------                                                     -------     -------
    Asset write-offs:
      Duplicate product line inventory.............................    $ 1,000     $ 4,700
      Other........................................................      4,300       4,200
                                                                       -------     -------
                                                                         5,300       8,900
    Accruals (reversals):
      Duplicate facilities.........................................     (5,900)     15,700
      Transaction fees.............................................      7,600      18,800
      Severance and related expenses...............................      1,200       8,200
      Other........................................................      2,000      11,800
                                                                       -------     -------
                                                                         4,900      54,500
                                                                       -------     -------
                                                                       $10,200     $63,400
                                                                       =======     =======

     Of the total amount for the year ended June 30, 1995, $61.1 million relates to the Wellfleet/SynOptics combination and $2.3 million relates to the Centillion acquisition. Of the total amount for the year ended June 30, 1996, $16.1 million relates to the Xylogics acquisition and $5.9 million represents a reversal of previously recorded merger related expenses in connection with the prior year's transactions. Such reduction in the previous estimate was due primarily to the usage of facilities which Bay had previously planned to vacate. The remaining $5.5 million accrued at June 30, 1996 allows for accrued rent and severance related expenses to be paid principally over periods of up to two years.

     Bay has acquired several smaller businesses, each of which has been accounted for as a purchase. Bay purchased Performance Technology, Inc. for approximately $12.6 million and Armon Networking, Ltd. for

                               BAY NETWORKS, INC.

2.  BUSINESS COMBINATIONS (CONTINUED)

approximately $34.2 million in 1996; Scorpion Ltd. for approximately $9.3 million in 1995; and Coral Network Corporation for approximately $18.0 million in 1994. The purchase price of each acquired company was allocated to the acquired assets and liabilities based on their estimated fair values as of the date of respective acquisition. Amounts allocated to developed technology, workforce and goodwill are being amortized on a straight-line basis over a five year period. Amounts allocated to in-process research and development of approximately $39.7 million, $6.7 million and $17.9 million in 1996, 1995 and 1994, respectively, were expensed upon the closing of the respective transactions. Pro forma information has not been presented because the effects of these acquisitions were not material to Bay's consolidated financial position, results of operations, or cash flows.

     On June 16, 1996, Bay signed a definitive agreement to acquire the Digital Signal Processing (DSP) modem business of Penril DataComm Networks, Inc. (Penril), a provider of advanced DSP-based modems and remote access products. Under terms of the agreement, Bay will exchange $10 payable in Bay's common stock according to an exchange value determined by averaging Bay's closing stock prices over a specified period prior to closing, for each share of Penril's common stock. (At June 6, 1996, Penril had 10,543,369 shares of common stock outstanding.) Immediately prior to the closing of this transaction, the remaining non-DSP modem businesses of Penril will be spun off to Penril stockholders. This acquisition is subject to regulatory approval and Penril stockholders' approval. The acquisition will be accounted for as a purchase. Based on preliminary estimates, Bay expects to allocate approximately $60 million to $65 million to in-process research and development, which will be charged to expense upon the closing of the transaction, currently expected to be in the quarter ending December 31, 1996.

3.  FINANCIAL INSTRUMENTS

     Cash, Cash Equivalents and Investments

     All of Bay's cash, cash equivalents and investments were classified as available-for-sale and consist of the following:

                                                                                 JUNE 30,
                                                                       -----------------------------
(In thousands)                                                              1996            1995
--------------                                                         -------------   -------------
Estimated Fair Value:
U.S. Treasuries and obligations of U.S. Government agencies..........    $ 158,000       $ 119,331
Obligations of states and political subdivisions.....................      122,338         163,519
Commercial paper.....................................................      101,568         177,084
Short-term money market funds........................................      132,740          90,817
Bankers' acceptances.................................................           --          16,143
Demand deposits......................................................       56,150          22,381
Other debt securities................................................       17,425          62,374
                                                                          --------        --------
                                                                         $ 588,221       $ 651,649
                                                                          ========        ========

                               BAY NETWORKS, INC.

3.  FINANCIAL INSTRUMENTS (CONTINUED)

     The estimated fair value of available-for-sale securities by contractual maturity is as follows:

                                                                                 JUNE 30,
                                                                       -----------------------------
(In thousands)                                                              1996            1995
--------------                                                         -------------   -------------
Due in three months or less..........................................    $ 315,064       $ 283,913
Due through one year.................................................      119,093         314,872
Due after one year through three years...............................      132,547          52,864
Due after three years through five years.............................       21,517              --
                                                                          --------        --------
                                                                         $ 588,221       $ 651,649
                                                                          ========        ========


     Both gross unrealized gains and losses as of June 30, 1996 and 1995, and realized gains and losses on sales of each type of security for the years ended June 30, 1996 and 1995, were immaterial. At June 30, 1996 and 1995, the fair market value of available-for-sale investments and cash equivalents approximates cost. For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.


     Long-Term Debt

     A subsidiary of Bay has outstanding $110,000,000 of convertible subordinated debentures which bear interest of 5 1/4% per annum, payable semi-annually, and mature in May 2003. The debentures are convertible at the option of the holder into Bay's common stock at a conversion price of $42.61 per share. Beginning May 1996, the debentures are redeemable at the option of Bay, initially at approximately 103.7% and at decreasing prices thereafter to 100% at maturity. The fair value of these debentures is estimated based on quoted market prices obtained from a third party for similar debt and is approximately $99.7 million and $101.3 million as of June 30, 1996 and 1995, respectively. Bay has reserved 2,581,725 shares of common stock for the conversion of these debentures. Interest expense, primarily related to these debentures, was approximately $5.9 million, $6.0 million and $5.9 million in 1996, 1995 and 1994, respectively.

4.  COMMITMENTS AND CONTINGENCIES

     Leases

     Bay leases its domestic and international facilities under cancelable, non-cancelable and month-to-month operating leases. Rent expense was approximately $27.5 million, $22.7 million and $18.4 million in 1996, 1995 and 1994, respectively.

     A subsidiary of Bay has a fifty percent interest in a limited partnership which owns one of Bay's manufacturing facilities. Bay leases this facility from the limited partnership. Included in the operating lease commitments table below are $13.7 million related to this facility.

                               BAY NETWORKS, INC.

4.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

     Future minimum lease payments as of June 30, 1996, of which $2.1 million has been accrued as merger related expenses, are as follows:

    (In thousands)
    --------------                                                              OPERATING
    YEARS ENDING                                                                 LEASES
    ------------                                                                ----------
      1997....................................................................   $ 34,442
      1998....................................................................     33,983
      1999....................................................................     29,630
      2000....................................................................     24,016
      2001....................................................................     18,850
    Thereafter................................................................     30,759
                                                                                 --------
    Total minimum payments required...........................................   $171,680
                                                                                 ========

     Legal

     From time to time, as a normal incidence of the nature of Bay's business, various claims, charges and litigation are asserted or commenced against Bay. In the opinion of management, final judgments from such claims, charges and litigation, if any, against Bay would not have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

5.  EQUITY

     Employee Stock Option Plans. Bay established a Stock Option Plan in 1994 under which it authorized 30,000,000 shares of common stock for granting of either incentive or non-qualified stock options and increased the authorized shares to 41,700,000 in 1996. Exercisability, option price and other terms are determined by the Board of Directors, but the option price shall not be less than the fair market value of the stock at the date of grant. Shares of options generally vest at the rate of 25% after one year from the date of grant, and then ratably over the following 36 months. At June 30, 1996, 13,339,025 shares of common stock were reserved for future grants.


     Pursuant to business combinations in 1995, Bay assumed stock option plans under which options were generally exercisable upon grant and vested at the rate of 25% after one year from the date of grant, and then ratably over the following 36 months; however, those shares received upon exercise prior to vesting were subject to repurchase by Bay. As of June 30, 1996, 60,222 shares were subject to repurchase.



     Additionally, on December 15, 1995, pursuant to the acquisition of Xylogics, Bay assumed 1,655,275 outstanding options originally issued under various Xylogics stock option plans. The options generally vest at the rate of 25% per year beginning one year from the date of grant.


     Outside Directors Stock Option Plans. Bay established an Outside Directors Stock Option Plan in 1994 under which it authorized 750,000 shares of the common stock pursuant to a fixed formula for granting of non-qualified stock options to directors of Bay who are not employees of Bay (Outside Directors) at exercise prices not less than the fair market value on the date of grant. Upon initial election or appointment, an Outside Director shall automatically receive an option to purchase 52,500 shares of common stock. An Outside Director is granted an additional 15,000 shares of common stock automatically on each of the second through seventh anniversary dates of his or her initial grant. The options granted under the Directors Stock Option Plan generally vest at a rate of 33 1/3% on the one year anniversary of the date of grant and then ratably over the following 36 months. As of June 30, 1996, 495,000 shares of common stock were reserved for future grants.

                               BAY NETWORKS, INC.

5.  EQUITY (CONTINUED)

     Additional information concerning stock option activity under the various plans is as follows:

                                                                NUMBER OF     EXERCISE PRICE
                                                                  SHARES        PER SHARE
                                                                ----------   ----------------
    Outstanding at June 30, 1994..............................  27,816,565   $   .02 - $35.06
    Granted and assumed.......................................  12,907,410       .18 -  26.42
    Exercised.................................................  (4,468,013)      .02 -  22.99
    Canceled..................................................  (2,779,672)      .10 -  35.06
                                                                ----------   --------- ------
    Outstanding at June 30, 1995..............................  33,476,290       .02 -  35.06
    Granted...................................................   6,134,745     19.69 -  43.96
    Exercised.................................................  (8,625,632)      .02 -  35.06
    Canceled..................................................  (1,902,955)      .10 -  43.81
                                                                ----------   --------- ------
    Outstanding at June 30, 1996..............................  29,082,448   $   .03 - $43.96
                                                                ==========   ========= ======
    Exercisable at June 30, 1996..............................  26,279,561   $   .03 - $43.96
                                                                ==========   ========= ======


     Employee Stock Purchase Plans. Bay has an Employee Stock Purchase Plan (the Purchase Plan) under which 2,695,812 shares of common stock remain available for future purchases. Each eligible employee may purchase shares of common stock through the accumulation of payroll deductions of up to 10% of each participating employee's gross wages not to exceed a maximum of $5,040 per purchase period. The Purchase Plan authorizes the purchase of shares of common stock at the end of semi-annual purchase periods beginning May 1 and November 1 of each year. The purchase price is an amount equal to 85% of its fair market value determined as of the beginning of an offering period and the end of a purchase period. In 1996 and 1995, employees purchased 696,712 shares and 613,070 shares and approximately $13.9 million and $8.2 million of proceeds were recorded to stockholders' equity, respectively. The Purchase Plan will expire upon either issuance of all shares reserved for issuance or at the discretion of the Board of Directors. There are no plans to terminate the Purchase Plan at this time.



     Both Wellfleet and SynOptics maintained employee stock purchase plans under which eligible employees purchased common stock at a price equal to 85% of the lower of the fair market values as of the beginning of an offering period and the end of a purchase period. During 1994, 543,658 shares were issued under these plans and approximately $7.7 million of proceeds were recorded to stockholders' equity. Pursuant to the Combination, these plans were terminated.


     Stock Purchase Rights Plan. Under a preferred stock purchase rights plan, adopted by Bay's Board of Directors on February 7, 1995, stockholders of Bay received rights to purchase stock in Bay, or in an acquirer of Bay, at a discounted price, under certain circumstances and in the event of particular hostile efforts to acquire control of the Company. The rights may be redeemed pursuant to the plan by the Board of Directors. The rights expire on February 7, 2005.

6.  EMPLOYEE BENEFIT PLAN


     Bay maintains the Bay Networks, Inc. 401(k) Plan (the Plan) to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides tax deferred salary deductions for eligible employees. Eligible employees may contribute from 1% to 15% of their annual compensation to the Plan, limited to a maximum amount as set by the Internal Revenue Service. Bay will make matching contributions unless business conditions dictate otherwise, pursuant to a fixed formula and up to a maximum of $1,500 per year. Bay matching contributions to the Plan totaled $3.4 million in 1996 and immaterial in 1995 and 1994.

                               BAY NETWORKS, INC.

7.  INCOME TAXES

     The components of the provision for income taxes are as follows:

                                                                YEARS ENDED JUNE 30,
                                                          ---------------------------------
    (In thousands)                                          1996         1995        1994
    --------------                                        --------     --------     -------
    Current:
      Federal...........................................  $131,676     $103,206     $77,200
      State.............................................    21,262       19,821      15,592
      Foreign...........................................     6,453        6,256       2,243
                                                          --------     --------     -------
                                                           159,391      129,283      95,035
    Deferred:
      Federal...........................................    (8,346)     (31,927)     (9,362)
      State.............................................    (1,171)      (5,669)     (1,830)
      Foreign...........................................    (4,383)          --          --
                                                          --------     --------     -------
                                                           (13,900)     (37,596)    (11,192)
                                                          --------     --------     -------
    Total provision for income taxes....................  $145,491     $ 91,687     $83,843
                                                          ========     ========     =======

     The components of Bay's total income (loss) before provision for income taxes are as follows:

                                                                     YEARS ENDED JUNE 30,
                                                                     ---------------------
    (In thousands)                                                     1996         1995
    --------------                                                   --------     --------
    Domestic.......................................................  $363,282     $205,273
    Foreign........................................................   (11,466)      15,400
                                                                     --------     --------
    Total..........................................................  $351,816     $220,673
                                                                     ========     ========

     For the year ended June 30, 1994, the foreign component of Bay's income before provision for income taxes was not material.

     Bay's effective tax rate was different from the U.S. statutory income tax rate due to the following:

                                                                          YEARS ENDED JUNE 30,
                                                                         ----------------------
                                                                         1996     1995     1994
                                                                         ----     ----     ----
U.S. federal statutory tax rate........................................  35.0%    35.0%    35.0%
State taxes, net of federal income tax benefit.........................   3.3      3.5      4.0
Tax benefit from Foreign Sales Corporation.............................  (1.8)    (2.6)    (1.6)
Research and development (R&D) tax credits.............................    --       --     (0.9)
In-process R&D costs relating to an acquisition........................    --       --      2.7
Merger related expenses................................................   1.9      3.5       --
Foreign losses not benefitted..........................................   1.9       --       --
Other..................................................................   1.1      2.1      1.1
                                                                         ----     ----     ----
                                                                         41.4%    41.5%    40.3%
                                                                         ====     ====     ====

                               BAY NETWORKS, INC.

7.  INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Bay's net deferred tax assets (net of deferred tax liabilities) are comprised primarily of the following:


                                                                            YEARS ENDED JUNE
                                                                                   30,
                                                                           -------------------
(In millions)                                                               1996          1995
-------------                                                              -----         -----
Reserves not currently deductible for tax purposes.......................  $67.8         $59.7
Accrued expenses not currently deductible for tax purposes...............    6.1           3.6
Net operating losses and credit carryforwards acquired from Coral Network
  Corporation............................................................    3.9           4.1
Less valuation reserve against above carryforwards.......................   (3.9)         (4.1)
Net operating losses and credit carryforwards acquired from Centillion
  Networks, Inc..........................................................    2.6           4.4
Less valuation reserve against above carryforwards.......................   (2.4)         (2.4)
Net operating losses and credit carryforwards acquired from Performance
  Technology, Inc. ......................................................    0.5            --
Less valuation reserve against above carryforwards.......................   (0.5)           --
State income taxes.......................................................    2.5           3.0
Other individually immaterial items......................................    5.6            --
                                                                           -----         -----
Total....................................................................  $82.2         $68.3
                                                                           =====         =====


     The valuation allowance at June 30, 1994 was $4.3 million related to Coral Network Corporation. At June 30, 1996, Bay has available the following acquired tax carryforwards. Utilization of these carryforwards may be subject to substantial limitations due to the ownership change limitations provided by the Internal Revenue Code of 1986.

                                                                          FEDERAL         YEARS OF
     TYPE OF TAX CARRYFORWARD:        COMPANY FROM WHICH ACQUIRED:        AMOUNTS        EXPIRATION
------------------------------------  -----------------------------    --------------    ----------
Net operating losses                  Coral Network Corporation        $ 10.6 million     2003-2007
                                      Centillion Networks, Inc.           5.7 million     2007-2009
                                      Performance Technology, Inc.        1.0 million     2004-2009

General Business Tax Credits          Coral Network Corporation        $  0.2 million     2003-2007
                                      Centillion Networks, Inc.           0.2 million     2007-2009
                                      Performance Technology, Inc.        0.2 million     2004-2009

8.  GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMER INFORMATION

     Bay operates in one industry segment and develops, manufactures, markets and supports a comprehensive line of data networking products and services, including high-speed routers, switches, intelligent hubs, remote and Internet access solutions and sophisticated management software providing network design and configuration solutions. These products enable end users to build or enhance their data network systems, including all levels from small local area networks to large enterprise-wide information infrastructures.

     One customer accounted for approximately 13% ($263.0 million), 14% ($198.0 million) and 14% ($162.0 million) of Bay's revenue in 1996, 1995 and 1994, respectively.

     Bay's foreign operations consist of sales, marketing, and support activities in subsidiaries throughout the world. The Company's international export sales represented 34.8%, 32.7% and 30.4% in 1996, 1995 and 1994, respectively. Substantially all of the export sales each year were denominated in U.S. dollars.

                               BAY NETWORKS, INC.

8.  GEOGRAPHIC AREA AND SIGNIFICANT CUSTOMER INFORMATION (CONTINUED)

     Operating income generated by the foreign operations of Bay and their corresponding identifiable assets were not material in 1995 and 1994, respectively. Revenue classified by major geographic area is as follows:


                                                                     YEARS ENDED JUNE 30,
                                                             ------------------------------------
(In thousands)                                                  1996         1995         1994
--------------                                               ----------   ----------   ----------
Revenues from unaffiliated customers in the United
  States...................................................  $1,340,136   $  945,221   $  790,716
Export sales from the United States:
  Europe...................................................     469,762      300,896      211,780
  Other....................................................     246,736      157,478      133,897
                                                             ----------   ----------   ----------
                                                             $2,056,634   $1,403,595   $1,136,393
                                                             ==========   ==========   ==========
Operating income (loss):
  United States............................................  $  341,765
  Europe...................................................     (18,181)
  Other....................................................       5,905
  Eliminations.............................................      (6,162)
                                                             ----------
                                                             $  323,327
                                                             ==========
Identifiable assets:
  United States............................................  $1,452,935
  Europe...................................................      50,241
  Other....................................................      11,052
  Eliminations.............................................      (7,693)
                                                             ----------
                                                             $1,506,535
                                                             ==========

                                                                         ANNEX I

                          PLAN AND AGREEMENT OF MERGER

     This Plan and Agreement of Merger entered into as of June 16, 1996 by and among Bay Networks, Inc., a Delaware corporation (the "Buyer"), Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Penril DataComm Networks, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively in this Agreement as the "Parties".

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company, which merger will qualify as a tax-free reorganization described in
Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). In such merger, the stockholders of the Company will receive solely voting capital stock of the Buyer in exchange for their capital stock of the Company.

     The Parties acknowledge that in the event that the transactions contemplated by this Agreement are not consummated, the Company would experience a substantial loss and hardship; therefore, to minimize the potential for such
(i) failure to consummate the transactions and (ii) loss and hardship, the Parties have knowingly agreed not to include in this Agreement many otherwise normal conditions to closing the transaction, including but not limited to, a condition that there shall be no material adverse change prior to the Effective Time (as defined below) to the Company, its business, financial condition, results of operations, or prospects, to the Company's industry or to the general business conditions.

     Now, therefore, in consideration of the representations, warranties and covenants in this Agreement contained, the Parties agree as follows.

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to in this Agreement as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

     1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed upon location, commencing at 9:00 a.m. local time on a mutually agreeable date as soon as practicable after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have been satisfied or waived (the "Closing Date"), but in no event later than 150 days from the date hereof.

     1.3 ACTIONS AT THE CLOSING. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, and (d) the Buyer shall deliver a certificate for the Merger Shares (as defined below) to a bank, trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7.

     1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

     (a) Each share of common stock, $0.01 par value per share, of the Company ("Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of common stock, $0.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio (as defined below). The "Conversion Ratio" shall mean the number determined by dividing (i) $10.00 (ii) by the Buyer Stock Market Price. The "Buyer Stock Market Price" shall mean the average of the closing prices of the Buyer's Common Stock on the New York Stock Exchange (the "NYSE") five (5) consecutive trading days immediately preceding the second business day immediately preceding to the Closing Date. Stockholders of record of the Company ("Company Stockholders") shall be entitled to receive immediately all of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5(a) (the "Merger Shares").

     (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

     (c) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

     1.6 DISSENTING SHARES.

     (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then
(i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing the Merger Shares to which such holder is entitled pursuant to Section 1.5(a).

     (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7 EXCHANGE OF SHARES

     (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Merger Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Merger Shares, as described in Section 1.5(a). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate (other than those surrendered and paid for at the Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Merger Shares issuable pursuant to Section 1.5(a). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Merger Shares issuable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Merger Shares issuable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Merger Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

     (b) If any Merger Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Merger Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Merger Shares issuable to such holder pursuant to Section 1.5(a) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Shares issuable in exchange therefor pursuant to Section 1.5(a). The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

     (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Merger Shares in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Merger Shares issuable with respect thereto pursuant to Section 1.5(a).

     1.8 DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Merger Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Merger Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

     1.9 FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the NYSE, on the business day immediately preceding the business day prior to the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder will receive cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

     1.10 OPTIONS AND RIGHTS.

     (a) As of the Effective Time, all obligations of the Company with respect to options to purchase Company Shares issued by the Company to the employees of the Company listed on Schedule 1.10 pursuant to its stock option plans ("Options"), whether vested or unvested, shall be assumed by the Buyer.

     (b) Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Company Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded up or down to the nearest whole number or, in the case of .5, to the nearest odd number). The exercise price per share of each such Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged. In addition to the foregoing, the applicable provisions of each award agreement for Options to be outstanding after the Effective Time will be equitably adjusted after the Spin-off Transaction and prior to the Closing by the Company's Board of Directors to reflect the Spin-off Transaction (as defined herein).

     (c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.10, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.10 and such notice).

     (d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options. As soon as practicable after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933, as amended (the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

     (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option to the adjustment or amendment, as the case may be, of such Option or Right pursuant to this Section 1.10 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

     1.11 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.12 BY-LAWS. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.13 DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company shall remain as officers of the Surviving Corporation after the Effective Time, retaining their respective positions, except as specified by the Buyer pursuant to Section 5.2(g).

     1.14 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided in this Agreement or by law.

     1.15 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Merger Shares in accordance with Section 1.5(a), subject to applicable law in the case of Dissenting Shares.

     1.16 TAX-FREE REORGANIZATION. The Parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(B) of the Code. The Buyer represents and covenants that:

     (a) The Surviving Corporation will pay its dissenting stockholders the value of their Dissenting Shares out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by the Buyer, nor will the Buyer directly or indirectly reimburse the Surviving Corporation for any payments for Dissenting Shares.

     (b) The Buyer presently intends, and at the Effective Time it will intend, to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business.

     (c) The Buyer has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation into another corporation; to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of the Surviving Corporation's business; or to sell or otherwise dispose of any of the Company Shares acquired in the Merger, except for transfers described in Section 368(a)(2)(C) of the Code.

     (d) The Buyer has no plan or intention to reacquire any Buyer Common Stock issued in the Merger.

     (e) Neither the Buyer nor the Transitory Subsidiary is an investment company (as defined in Section 368(a)(2)(F)(iii) and (iv)) of the Code.

     (f) The payment of cash in lieu of fractional shares of Buyer Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Buyer of issuing fractional shares and shall not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the Company Stockholders instead of issuing fractional shares of Buyer Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Company Stockholders in exchange for their Company Shares. The fractional share interests of each Company Stockholder will be aggregated, and no Company Stockholder will receive cash in an amount equal to or greater than the value of one full share of Buyer Common Stock.

     (g) The Transitory Subsidiary is solely and directly owned by the Buyer.

     (h) Neither the Buyer nor an affiliate of the Buyer has acquired Company Shares since June 1, 1991. The Buyer and its affiliates own no Company Shares. During the period from the date of this Agreement to the Effective Time, other than pursuant to this Agreement, neither the Buyer nor any affiliate of the Buyer shall acquire any Company Shares.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

     2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of the business described on
Section 2.1 of the Disclosure Schedule (the "Modem Business") or the ownership or leasing of its properties relating to the Modem Business requires such qualification except where the failure to be so qualified would not have a material adverse effect on the Company and its Modem Subsidiaries (as defined below) taken as a whole. The Company has all requisite corporate power and authority to carry on the Modem Business in which it is engaged and to own and use the properties owned and used by it in the Modem Business. The Company has furnished to the Buyer true and complete copies of its Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in violation of any provision of its Certificate of Incorporation or By-laws.

     2.2 CAPITALIZATION. The authorized capital stock of the Company consists of 20,100,000 shares, comprised of 20,000,000 shares of common stock, $.01 par value per share, of which 10,543,369 shares are issued and outstanding and no shares are held in the treasury of the Company, all as of June 6, 1996, and 100,000 shares of preferred stock, $0.01 par value per share, of which no shares are designated or outstanding. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list as of June 6, 1996, of (i) all stockholders of record of the Company, indicating the number of Company Shares held by each stockholder, and (ii) all holders of Options, indicating the number of Company Shares subject to Options held by such holders. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options in accordance with the terms thereof will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than as listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. Except pursuant to this Agreement or the Affiliate Agreement (as defined herein), there are no agreements, voting trusts, proxies, or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares other than as set forth in Section 2.2 of the Disclosure Schedule. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

     2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), the filing of the Certificate of Merger as required by the Delaware General Corporation Law, and the filing of requisite forms relating to the transfer of certain intellectual property rights of the Company (as contemplated by this Agreement) neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated by this Agreement (and, for clauses (b) and (d) of this Section 2.4, other than Spin-off Transaction), will (a) conflict with or violate any provision of the charter or By-laws of the Company, (b) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and its Subsidiaries relating to the Modem Business, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c), except as set forth in Section 2.4 to the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and its Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary relating to the Modem Business or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets relating to the Modem Business. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

     2.5 SUBSIDIARIES. Section 2.5 of the Disclosure Schedule lists each Subsidiary and each Modem Subsidiary and sets forth for each Modem Subsidiary
(a) its jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury, and (e) its directors and officers. Each Modem Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Modem Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification except where the failure to be so qualified would not have a material adverse effect on the Company and the Modem Subsidiaries taken as a whole. Each Modem Subsidiary has all requisite corporate power and authority to carry on the Modem Business in which it is engaged and to own and use the properties owned and used by it in the Modem Business. The Company has delivered or made available to the Buyer correct and complete copies of the charter and By-laws of each Modem Subsidiary, as amended to date. No Modem Subsidiary is in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Modem Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Modem Subsidiary that are held of record or owned beneficially by either the Company or any Modem Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws or as set forth in Section
2.5 of the Disclosure Schedule), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Modem Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Modem Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Modem Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Modem Subsidiary, except as set forth in Section 2.5 of the Disclosure Schedule. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

     2.6 REPORTS AND FINANCIAL STATEMENTS. The Company has previously furnished or made available to the Buyer complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal years ended July 31, 1994, and July 31, 1995, as filed with the Securities and Exchange Commission (the "SEC"), (b) proxy statements relating to all meetings of its stockholders (whether annual or special) since July 31, 1994, and (c) all other reports or registration statements, other than Registration Statements on Form S-8, filed by the Company with the SEC since July 31, 1994 (such annual reports, proxy statements, registration statements and other filings, together with any amendments or supplements thereto, are collectively referred to in this Agreement as the "Company Reports"). The Company Reports constitute all of the documents filed or required to be filed by the Company with the SEC since July 31, 1994, other than any Registration Statement on Form S-8. As of their respective dates, the Company Reports filed since July 31, 1994, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports filed since July 31, 1994 (together, the "Financial Statements"), (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company and the Subsidiaries.

     2.7 UNDISCLOSED LIABILITIES. As of the date hereof, none of the Company and its Subsidiaries has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet included in the Company's most recent Quarterly Report on Form 10-Q filed with the SEC on March 15, 1996 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since January 31, 1996, in the Ordinary Course of Business,
(c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) liabilities disclosed in Section 2.18 of the Disclosure Schedule. As used in this Section 2.7, "material liability" is deemed to mean a liability in excess of $100,000.

     2.8 TAX MATTERS.

     (a) Each of the Company and the Subsidiaries has filed all material Tax Returns (as defined below) that it was required to file (taking into account extensions) and to the knowledge of the Company no material position is reflected in a Tax Return for which there was not substantial authority (as defined in Section 6662 of the Code) or comparable foreign, federal, state or local law. Each of the Company and the Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the date of the Most Recent Balance Sheet are appropriately accrued or reserved for on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All material Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     (b) The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary between January 1, 1989 and the date hereof. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service (the "IRS") or are closed by the applicable statute of limitations for all taxable years through July 31, 1986. As of the date hereof, no federal or state income tax examination or audit of any Tax Returns of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. As of the date hereof, neither the Company nor any Subsidiary has waived any statute of limitations with respect to taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

     (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Code and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

     (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

     2.9 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of the Modem Business as presently conducted and as presently proposed by the Company to be conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as set forth in Section 2.9 of the Disclosure Schedule, no material asset of the Company (tangible or intangible) is subject to any Security Interest.

     2.10 OWNED REAL PROPERTY. Neither the Company nor any Modem Subsidiary owns any real property.

     2.11 INTELLECTUAL PROPERTY.

     (a) Each of the Company and the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights under all patents and patent applications listed in Section 2.11 of the Disclosure Schedule and the right to use all trademarks, trade names, service marks, copyrights, and any applications for such trademarks, trade names, service marks and copyrights, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material listed in Section 2.11 of the Disclosure Schedule that are used to conduct its Modem Business as currently conducted or as currently planned by the Company to be conducted (collectively, "Intellectual Property") and, except as qualified by or disclosed in Section
2.11 of the Disclosure Schedule, is aware of no intellectual property right of any third party that may prevent the Company or its Subsidiaries from conducting its Modem Business as currently conducted or as planned by the Company to be conducted. Section 2.11 of the Disclosure Schedule lists (i) all patents and patent applications and all trademarks, registered copyrights, trade names and service marks which are both owned by and used in the Modem Business, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any such application for such issuance or registration has been filed, (ii) all material written licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party and pursuant to which any person is authorized to use any

Intellectual Property rights, and (iii) all material written licenses, sublicenses and other agreements as to which the Company or a Subsidiary is a party and pursuant to which the Company or a Subsidiary is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the Modem Business or which form a part of any product or service relating to the Modem Business ("Third Party Intellectual Property Rights"). Neither the Company nor any Subsidiary is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 2.11 of the Disclosure Schedule under the terms of this
Section 2.11.

     (b) Neither the Company nor any of the Subsidiaries is, nor will any of them be as a result of the execution and delivery of this Agreement or the performance of the Company's obligations under this Agreement, knowingly infringing upon any intellectual property rights of others or in breach of any license, sublicense or other agreement relating to the Intellectual Property or Third Party Intellectual Property Rights, except as qualified by or disclosed in
Section 2.11 of the Disclosure Schedule.

     (c) Except as set forth in Section 2.11 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has been named in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property right of any third party. Except as qualified by or disclosed in Section 2.11 of the Disclosure Schedule, the manufacturing, marketing, licensing or sale of the products or performance of the service offerings of the Company and the Subsidiaries relating to the Modem Business do not infringe any Intellectual Property right of any third party; and to the knowledge of the Company and the Subsidiaries, the Intellectual Property rights of the Company and the Subsidiaries are not being infringed by activities, products or services of any third party.

     2.12 INVENTORY. All inventory of the Company and the Subsidiaries relating to the Modem Business, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which were, as of the date of the Most Recent Balance Sheet, written-off or written-down to net realizable value or for which reserves were established and set forth on the Most Recent Balance Sheet or which became such in the Ordinary Course of Business after the date of the Most Recent Balance Sheet.

     2.13 REAL PROPERTY LEASES. Section 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered or made available to the Buyer correct and complete copies of the leases and subleases (as amended to the date hereof) listed in Section 2.13 of the Disclosure Schedule.

     2.14 CONTRACTS. Section 2.14 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Subsidiary is a party:

     (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $200,000.00 per annum;

     (b) any written arrangement (or group of related written arrangements) relating to the Modem Business for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services (i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $200,000.00, to be paid from and after the date hereof as to any part or item for the Modem Business or
(iii) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any products or territory related to the Modem Business or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services related to the Modem Business exclusively from a certain party;

     (c) any written arrangement establishing a partnership or joint venture;

     (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $200,000.00 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

     (e) any written arrangement concerning noncompetition relating to the Modem Business;

     (f) any written arrangement with any affiliates, as defined in Rule 12b-2 under the Exchange Act, of the Company ("Affiliates");

     (g) any other written arrangement (or group of related written arrangements) relating to the Modem Business not entered into in the Ordinary Course of Business; and

     (h) any other written arrangement (or group of related arrangements) involving more than $200,000.00 per annum to be paid from and after the date hereof, other than contracts, records and documents not relating to the Modem Business that the Company reasonably and in good faith determines is of a confidential and competitive nature.

The Company has delivered or made available to the Buyer a correct and complete copy of each written arrangement (as amended to the date hereof) listed in
Section 2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and in full force and effect as to the Company, and (ii) neither the Company nor, to the Company's knowledge, the other parties thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, by the Company or, to the Company's knowledge, by the other parties thereto, under the written arrangement. Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section
2.14 of the Disclosure Schedule under the terms of this Section 2.14.

     2.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiaries relating to the Modem Business reflected on the Most Recent Balance Sheet arose in the Ordinary Course of Business.

     2.16 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or any Modem Subsidiary.

     2.17 INSURANCE. Section 2.17 of the Disclosure Schedule lists all insurance policies of the Company relating to the Modem Business. Neither the Company nor any Subsidiary has incurred any loss, damage, expense or liability relating to the Modem Business covered by any such insurance policy for which it has not properly asserted a claim under such policy. Each of the Company and the Modem Subsidiaries is covered by insurance in scope and amount customary and reasonable for the Modem Business.

     2.18 LITIGATION. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgement, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company and the Subsidiaries, is threatened to be made a party.

     2.19 PRODUCT WARRANTY. No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary relating to the Modem Business is subject to any guaranty, warranty, right of return or other indemnity beyond in any material respect the applicable standard terms and conditions of sale or lease, which are set forth in Section 2.19 of the Disclosure Schedule.

     2.20 EMPLOYEES. Part I of Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary who are employed in connection with the Modem Business, along with the position. The Company has delivered to the Buyer a list setting forth the annual compensation of each such person. Each employee of the Company and each Subsidiary listed in Part II of
Section 2.20 of the Disclosure Schedule has entered into an agreement relating to the confidentiality and/or assignment of inventions with the Company or a Subsidiary set forth opposite the employee's name, a copy of which has previously been delivered to the Buyer. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes within the last two years. The Company and the Subsidiaries have no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary who are employed in connection with the Modem Business.

     2.21 EMPLOYEE BENEFITS.

     (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed by the Company, any Subsidiary or any ERISA Affiliate (as defined below). For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code),
(ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under
Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, have been delivered or made available to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company has made no commitments to make any voluntary contributions to or to voluntarily fund any Employee Benefit Plans with the exception of 401(k) matching contribution commitments previously communicated to employees. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

     (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

     (c) All the Employee Benefit Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and, to the knowledge of the Company, such revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and, to the knowledge of the Company, no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

     (d) Neither the Company, any Subsidiary, nor any ERISA Affiliate has, during the six years preceding the Effective Time, maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

     (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

     (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or state insurance law.

     (g) To the knowledge of the Company, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

     (h) Except as set forth on Section 2.21(h) of the Disclosure Schedule, no Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or, if applicable, the Subsidiary or ERISA Affiliate, from amending or terminating any such Employee Benefit Plan.

     (j) Section 2.21(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     2.22 ENVIRONMENTAL MATTERS.

     (a) Each of the Company and the Subsidiaries has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that do not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition, or results of operations of the Company and the Subsidiaries. To the knowledge of the Company and the Subsidiaries, there are no pending, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary, except for litigation, notices of violations, formal administrative proceedings or investigations, inquiries or information requests that will not, individually or in the aggregate, have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law currently in existence and relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands;
(vi) underground and other storage tanks or vessels; and (vii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used in this
Section 2.22, the terms "release" and

"environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

     (b) Except as disclosed in Section 2.22(b) of the Disclosure Schedule, to the knowledge of the Company and the Subsidiaries, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor any Subsidiary has any knowledge of any releases of Materials of Environmental Concern at any adjacent, adjoining or contiguous parcels of real property or facilities that could reasonably be expected to have a material adverse effect on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

     (c) Set forth in Section 2.22(c) of the Disclosure Schedule is a list of all formal, written environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and which the Company has possession of. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer and any reliance by the Buyer on such reports, investigations or audits is at the Buyer's sole risk.

     2.23 LEGAL COMPLIANCE. Each of the Company and the Modem Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated by this Agreement or (b) is applicable to the Company or such Modem Subsidiary or such business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Modem Subsidiaries taken as a whole.

     2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary relating to the Modem Business. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct the Modem Business as presently conducted or as proposed by the Company to be conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Modem Subsidiaries taken as a whole. Each such Permit is in full force and effect and, to the best of the knowledge of the Company or any Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

     2.25 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. Except as set forth in Section 2.25 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the Modem Business, (b) has any claim or cause of action against the Company or any Modem Subsidiary other than in the Ordinary Course of Business, or (c) owes any money to the Company or any Modem Subsidiary. Section 2.25 of the Disclosure Schedule describes any transactions or relationships other than in the Ordinary Course of Business between the Company and any Affiliate thereof which are not reflected in the statements of operations of the Company included in the Financial Statements.

     2.26 BROKERS' FEES. Except for the obligations of the Company to Broadview Associates, L.L.C. ("Broadview") pursuant to that certain Letter Agreement dated March 18, 1996, neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.27 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Modem Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Modem Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices.

     2.28 COMPANY ACTION.

     (a) The Board of Directors of the Company, at a meeting duly called and held, has by the requisite vote of the directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

     (b) The Company has received the written opinion of Broadview, dated the date hereof, to the effect that the consideration to be received by the Company Stockholders in the Merger is fair from a financial point of view to the Company Stockholders. A copy of such opinion has been previously furnished to the Buyer.

     2.29 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement, and no other written statement made by the Company or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in this Agreement or therein not misleading.

                                  ARTICLE III

   REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY

     The Buyer and the Transitory Subsidiary, jointly and severally, represent and warrant to the Company as follows:

     3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of 300,000,000 shares of Buyer Common Stock, of which 188,452,729 shares were issued and outstanding and 21,620 shares were held in the treasury of the Buyer as of May 31, 1996. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

     3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Buyer and the Transitory Subsidiary and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, the Hart-Scott-Rodino Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, will (a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, other than any filing, permit, authorization, consent or approval which if not obtained or made would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, other than any conflict, breach, default, acceleration, termination, modification or cancellation which individually or in the aggregate would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

     3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its
(a) Annual Report on Form 10-K for the fiscal years ended June 30, 1994, and June 30, 1995, as filed with the SEC, and (b) all other reports or statements filed by the Buyer under Section 13 or 14 of the Exchange Act with the SEC since June 30, 1994 (such reports are collectively referred to in this Agreement as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or 14 of the Exchange Act with the SEC since June 30, 1994. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

     3.6 BROKERS' FEES. Except for the obligations of the Buyer to Alex. Brown & Sons, Inc., neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     3.7 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in any other document, certificate or other instrument delivered to or to be delivered by or on behalf of Buyer pursuant to this Agreement, and no other written statement made by the Buyer or any of its representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements in this Agreement or therein not misleading.

                                   ARTICLE IV

                                   COVENANTS

     4.1 BEST EFFORTS. Subject to the Company Board Fiduciary Duties (as defined below), each of the Parties shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

     4.2 NOTICES AND CONSENTS. Each of the Parties shall use its best efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to such Party in connection with the transactions contemplated by this Agreement.

     4.3 SPIN-OFF TRANSACTION; CLOSING BALANCE SHEET.

     (a) Following the execution of this Agreement and prior to the Closing, the Company shall (i) transfer to one or more third parties or to one of its Subsidiaries (the "Spin-off Company") (other than to Penril International, Ltd. and Penril DataComm, Ltd. (such two Subsidiaries being collectively referred to as the "Modem Subsidiaries")) any and all assets, whether tangible or intangible, and liabilities of the Company related to all of its businesses except for the Modem Business (provided, however, it is acknowledged that the stock or assets of Electro-Metrics, Inc., Constant Power, Inc. and Technipower, Inc., may be transferred to the Spin-off Company or, in the alternative, may be sold, liquidated or otherwise transferred by the Company prior to the Closing upon terms and conditions consented to by the Buyer, which consent will not be unreasonably withheld), (ii) acquire from its Subsidiaries (other than the Modem Subsidiaries) any and all assets, whether tangible or intangible, and liabilities of such Subsidiaries related solely to the Modem Business and (iii) distribute and transfer to its stockholders, in a transaction intended to be a tax free transaction, all of the capital stock of the Spin-off Company, which owns at that time all of the assets of the Company and its Subsidiaries not related to the Modem Business (collectively, the "Spin-off Transaction"). The assets and liabilities that the Company shall transfer to the Spin-off Company in connection with the Spin-off Transaction are more fully described by the Company on Schedule 4.3(a). In connection with the Spin-off Transaction, the Spin-off Company and its subsidiaries shall have the right to employ all employees of the Company except as set forth on Section 4.3(a) of the Disclosure Schedule.

     (b) The assets and liabilities of the Modem Business after the Spin-off Transaction are more fully described by the Company on Schedule 4.3(b).

     (c) Five business days prior to the Closing, the Company shall deliver to the Buyer an unaudited balance sheet of the Company as at the Closing Date and reflecting the consummation of the Spin-off Transaction (the "Closing Balance Sheet"). The Closing Balance Sheet shall be accompanied by a certificate of the chief financial officer of the Company stating that the Closing Balance Sheet was prepared in accordance with GAAP (except as noted) and will fairly present the financial condition of the Company at the Closing Date. The Company agrees that the Closing Balance Sheet shall reflect that, on the basis of the book value of the assets and liabilities retained by the Company on the Closing Date, the Company shall have a tangible net worth of not less than One Dollar ($1).

     4.4 SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION STATEMENT.

     (a) The Buyer and the Company shall jointly prepare, and the Company shall file with the SEC under the Exchange Act, preliminary proxy materials for the purpose of soliciting proxies from Company Stockholders to vote in favor of the adoption of this Agreement (including without limitation the matters referred to in Article VI) and the approval of the Merger and the approval of the Spin-off Transaction at a special meeting of Company Stockholders to be called and held for such purpose (the "Special Meeting"). Such proxy materials shall be in the form of a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to Company Stockholders and soliciting such proxies from Company Stockholders (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to in this Agreement as the "Prospectus/ Proxy Statement"). The Company, with the assistance of the Buyer, shall promptly respond to any SEC comments on the Prospectus/Proxy Statement and shall otherwise use its best efforts to resolve as promptly as practicable all SEC comments to the satisfaction of the SEC.

     (b) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/ Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, solicit proxies from Company Stockholders to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting and shall hold the Special Meeting in accordance with the Delaware General Corporation Law.

     (c) Promptly following the resolution to the satisfaction of the SEC of all SEC comments on the Prospectus/ Proxy Statement (or the expiration of the ten-day period under Rule 14a-6(a) under the Exchange Act, if no SEC comments are received by such date), the Buyer shall file with the SEC under the Securities Act a Registration Statement on Form S-4 (the "Registration Statement"), which shall include the Prospectus/ Proxy Statement as a part thereof. The Buyer, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its best efforts to cause the Registration Statement to be declared effective as promptly as practicable. The Buyer shall also take any and all such actions as may be necessary or as it may deem advisable for the purpose of complying with all applicable state securities laws in connection with the offering and issuance of the Merger Shares.

     (d) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Prospectus/Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Company shall ensure that the Prospectus/Proxy Statement does not, as of the date on which it is distributed to Company Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement, as to which information the Buyer shall ensure that the Prospectus/Proxy Statement does not, as of the date on which the Prospectus/Proxy Statement is distributed to Company Stockholders, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

     (e) The Buyer shall comply with all applicable provisions of and rules under the Securities Act and state securities laws in the preparation and filing of the Registration Statement and the offering and issuance of the Merger Shares. Without limiting the foregoing, the Buyer shall ensure that the Registration Statement does not, as of its effective date, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information furnished by the Company in writing for inclusion in the Registration Statement, as to which information the Company shall ensure that the Registration Statement does not, as of its effective date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading).

     (f) Subject to the Company Board Fiduciary Duties (as defined below), the Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the recommendation of its Board of Directors that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use its best efforts to obtain the Requisite Stockholder Approval.

     4.5 HART-SCOTT-RODINO ACT. Each of the Parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, shall use its best efforts to obtain an early termination of the applicable waiting period, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable.

     4.6 OPERATION OF BUSINESS. Except as contemplated by this Agreement or related to the Spin-off Transaction or as set forth in Section 4.6 of the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts, solely as to the Modem Business (i) to preserve intact its current business organization, (ii) keep its physical assets in good working condition, (iii) keep available the services of its current employees listed on
Section 4.6 of the Disclosure Schedule, and (iv) preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business relating to the Modem Business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, neither the Company nor any Modem Subsidiary shall, without the written consent of the Buyer (except as contemplated by this Agreement or related to the Spin-off Transaction or as set forth in Section 4.6 of the Disclosure Schedule), which consent shall not be unreasonably withheld:

     (a) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of any such convertible securities or Options (other than in connection with a sale, liquidation or transfer referred to and in accordance with clause (e) below);

     (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

     (c) create, incur or assume any debt not currently outstanding that would cause or result in the debt reflected on the Closing Balance Sheet to exceed $4,000,000; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances (other than in the Ordinary Course of Business) or capital contributions to, or investments in, any other person or entity in an amount greater than $200,000.00;

     (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) materially increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the date hereof of any existing Employee Benefit Plan;

     (e) acquire, sell, lease, encumber or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any Modem Subsidiary), other than purchases and sales of assets in the Ordinary Course of Business; provided, however, that the Company may sell, liquidate or otherwise transfer the stock or assets of Technipower, Inc., Electro-Metrics, Inc. and Constant Power, Inc. (or any portion thereof) upon terms and conditions consented to by the Buyer, which consent shall not be unreasonably withheld;

     (f) amend its charter or By-laws;

     (g) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP or by the SEC;

     (h) discharge or satisfy any Security Interest or pay any material obligation or liability related to the Modem Business other than in the Ordinary Course of Business;

     (i) mortgage or pledge any of its property or assets relating to the Modem Business or take any action that subjects any such assets to any Security Interest;

     (j) sell, assign, transfer or license any Intellectual Property relating to the Modem Business, other than (i) sales of tangible products through resellers in the Ordinary Course of Business, (ii) as consented to by the Buyer, which consent shall not be unreasonably withheld and (iii) pursuant to a license agreement between the Company and the Spin-off Company, substantially in the form of Exhibit A hereto;

     (k) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement relating to the Modem Business if such action would have a material adverse effect on the Modem Business;

     (l) make or commit to make any capital expenditure relating to the Modem Business in excess of $50,000.00 per item;

     (m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in
(i) any of the representations and warranties of the Company contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 2.10, 2.16 and 2.26 of this
Agreement becoming untrue or (ii) any of the conditions of the Merger set forth in Article V not being satisfied; or

     (n) agree in writing or otherwise to take any of the foregoing actions.

     4.7 FULL ACCESS.

     The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, upon prior notice and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary other than contracts, records and documents not relating to the Modem Business that the Company reasonably and in good faith determines is of a confidential and competitive nature. The Buyer shall hold, and shall cause its respective employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement dated March 18, 1996 between the Buyer and the Company.

     4.8 NOTICE OF BREACHES. The Company shall promptly deliver to the Buyer written notice of any event or development that would (a) render any representation or warranty of the Company contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 2.10, 2.16, and 2.26 (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or (b) constitute or result in a breach by the Company of, or a failure by the Company to comply with, any agreement or covenant in this Agreement applicable to such party. The Buyer or the Transitory Subsidiary shall promptly deliver to the Company written notice of any event or development that would (i) render any statement, representation or warranty of the Buyer or the Transitory Subsidiary in this Agreement inaccurate or incomplete in any material respect, or (ii) constitute or result in a breach by the Buyer or the Transitory Subsidiary of, or a failure by the Buyer or the Transitory Subsidiary to comply with, any agreement or covenant in this Agreement applicable to such party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach.

     4.9 EXCLUSIVITY. The Company shall not, and the Company shall use its best efforts to cause its Affiliates and each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (a) encourage, solicit, initiate, engage or participate in discussions or negotiations with any person or entity (other than the Buyer) concerning any merger, consolidation, sale or license of material assets or property relating to the Modem Business, tender offer, recapitalization, accumulation of Company Shares, proxy solicitation or other business combination involving the Company, any Modem Subsidiary or any division of the Company or any Subsidiary, in each case relating to the Modem Business or (b) provide any non-public information concerning the business, properties or assets of the Company or any Subsidiary relating to the Modem Business to any person or entity (other than (i) to the Buyer, (ii) as contemplated by this Agreement, or (iii) as required by law or court order). Notwithstanding the foregoing or any other provision of this Agreement, neither the provisions contained in this Section 4.9 or elsewhere in this Agreement shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company (or the Modem Business) pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if the Board of Directors of the Company determines in good faith, based as to legal matters on the advice of counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law (the "Company Board Fiduciary Duties") and (ii) complying with Rule 14c-2 of the Exchange Act with regard to any Acquisition Proposal, if applicable, "Acquisition Proposal" shall mean any proposed (A) merger, consolidation or similar transaction involving the Company,
(B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of the Company or the Subsidiaries representing 30% or more of the Modem Business or of the consolidated assets of the Company and the Subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 30% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 30% or more of the outstanding Company Common Stock. The exercise of the Company Board Fiduciary Duties, notwithstanding any other provision of this Agreement, shall not constitute a breach or violation of any provision of this Agreement. The Company shall immediately notify the Buyer of, and shall disclose to the Buyer all details of, any inquiries, discussions or negotiations of the nature described in this Section 4.9.

     4.10 AGREEMENTS FROM CERTAIN AFFILIATES OF THE COMPANY. Concurrently with or prior to the execution of this Agreement, the Company shall deliver to the Buyer a list of all persons or entities who are at such time "affiliates" of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Company Affiliates"). In order to help ensure that the issuance of Merger Shares will comply with the Securities Act and that the Merger will be treated as a tax-free reorganization, the Company shall use all reasonable efforts to cause each Company Affiliate to execute and deliver to the Buyer, prior to the distribution of the Prospectus/Proxy Statement in accordance with Section 4.4(b), a written agreement substantially in the form attached hereto as Exhibit B (the "Affiliate Agreement"). If any Company Affiliate fails to execute and deliver an Affiliate Agreement, the Buyer shall be entitled to place appropriate legends on the certificates evidencing the Merger Shares to be issued to such person or entity and any other shares of Buyer Common Stock issued to such person or entity upon exercise of an Option or Other Right, and to issue appropriate stock transfer instructions to the transfer agent for the Buyer Common Stock, to the effect that such shares may be sold publicly only in compliance with Rule 145 under the Securities Act.

     4.11 LISTING OF MERGER SHARES. The Buyer shall list the Merger Shares on the NYSE.

     4.12 INDEMNIFICATION; RELEASE.

     (a) From and after the Effective Time, the Buyer shall indemnify, defend and hold harmless the officers, directors and employees of the Company and the Subsidiaries (individually, an "Indemnified Party" and collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities ("Claims") based on the fact that such person is or was such officer, director or employee of the Company or the Subsidiaries (including arising out of the transactions contemplated by this Agreement) to the fullest extent permitted or required under applicable law; provided, however, that no Indemnified Party shall be entitled to indemnification pursuant to this Section
4.12 for Claims based on the fact that such person is or was a stockholder of the Company. The Buyer agrees that all rights to indemnification existing in favor of the directors, officers or employees of the Company as provided in the Company's or the Subsidiaries' respective Articles or Certificate of Incorporation or By-Laws or Code of Regulations, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time and the Buyer hereby guaranties unconditionally the satisfaction of all such rights to indemnification (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of the Delaware General corporation Law). Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Buyer, (ii) the Buyer shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Buyer shall use its reasonable efforts to assist in the defense of any such matter, provided that the Buyer shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 4.12, upon learning of any such Claim shall notify the Buyer (although the failure to so notify the Buyer shall not relieve the Buyer from any liability which the Buyer may have under this Section 4.12, except to the extent such failure materially prejudices the Buyer) and shall deliver to the Buyer the undertaking contemplated by Section 145(e) of the Delaware General Corporation Law. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties and will be paid by the Buyer.

     (b) The Buyer hereby remises and releases the directors, officers and employees of the Company from any and all claims it may have against them, other than claims based solely on fraud.

     (c) The Company hereby remises and releases the directors, officers and employees of the Buyer from any and all claims it may have against them, other than claims based solely on fraud.

     4.13 EMPLOYEE MATTERS.

     (a) With respect to benefit plans available to employees of the Company or the Modem Subsidiaries generally, for at least one year from and after the Effective Time, the Buyer shall cause the Surviving Corporation to either (i) maintain all employee benefits of the Company or the Modem Subsidiary, as the case may be, including, without limitation, benefits under employee benefit plans, policies and arrangements, existing on the Effective Time or (ii) provide benefits to employees of the Surviving Corporation that are, taken as a whole, substantially equivalent to or better than the benefits offered to such persons by the Company or applicable Modem Subsidiary, as the case may be, immediately prior to the Effective Time.

     (b) The Parties acknowledge and agree that the Surviving Corporation and the Modem Subsidiaries shall have the benefit of any confidentiality and/or nondisclosure agreement executed by employees of the Company or the Modem Subsidiaries. The Parties shall cause any employee of the Surviving Corporation who was an employee of the Company immediately prior to the Spin-off to agree to hold in confidence and to not use contrary to the interests of the Spin-off Company any confidential information concerning the Spin-off Company that is in such individual's possession at the Effective Time as a result of such individual's employment by the Company. The Surviving Corporation agrees to release any employee of the Spin-off Company who was an employee of the Surviving Corporation immediately prior to the Spin-off from any agreement not to compete with the Surviving Corporation or from any agreement that would prohibit such employee from being employed by the Spin-off Company.

     4.14 CORPORATE NAME. From and after the Closing Date, the Buyer shall not, and shall cause the Surviving Corporation and all other Affiliates of the Buyer to not, use the name "Penril" other than in the Modem Business.

     4.15 NON-INTERFERENCE.

     (a) The Company agrees to cause the Spin-off Company to agree that between the date hereof and the Closing, and for eighteen (18) months after the Closing, it will not and will cause its Affiliates to not, induce any person who is, on the date hereof, or who becomes after the date hereof, an employee, officer or agent of the Buyer or any Affiliate of the Buyer (i) to terminate such relationship or (ii) to employ, or assist in employing, directly or indirectly, any such person.

     (b) The Buyer agrees that between the date hereof and the Closing, with respect to the Company and its respective Affiliates, and for eighteen (18) months after the Closing with respect to the Spin-off Company, the Buyer will not and will cause its Affiliates to not, induce any person who is, on the date hereof, or who becomes after the date hereof, an employee, officer or agent of the Company or the Spin-off Company and their respective Affiliates (i) to terminate such relationship or (ii) to employ or assist in employing, directly or indirectly, any such person.

     4.16 VOTE OF COMPANY SHARES. The Buyer covenants and agrees to vote, and to cause its Affiliates to vote, all Company Shares held or controlled by them in favor of approval of this Agreement and the Merger, and the transactions contemplated hereby at the Special Meeting.

     4.17 NON-SOLICITATION. The Buyer hereby covenants and agrees to request that its direct sales force not solicit any business from any of the resellers listed on Schedule 4.17 for a period of 18 months after the Closing, which business relates to the business to be transferred by the Company to the Spin-off Company in the Spin-off Transaction

                                   ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

     (b) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

     (c) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

     (d) no Party hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each Party agrees to use its best efforts to have any such order or injunction lifted; and

     (e) the Spin-off Transaction shall have been consummated in accordance with
Section 4.3 and with Schedule 4.3(a) and Schedule 4.3(b).

     5.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY
SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

     (a) the Company and the Subsidiaries shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company and the Modem Subsidiaries, taken as a whole, or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

     (b) the representations and warranties of the Company set forth in Article II shall be true and correct when made on the date hereof and, solely as to those contained in Sections 2.1, 2.2, 2.3, 2.4, 2.5, 2.7, 2.8, 2.10, 2.16 and
2.26, shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time;

     (c) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (d) There shall have been no material breach of the representations and warranties of the Company contained in Article II of which officers of the Company had knowledge prior to the date hereof;

     (e) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) and (e) of Section 5.1 and clauses (a) through (d) of this Section 5.2 is satisfied in all respects;

     (f) the Buyer shall have received a "cold comfort" letter dated as of a date not more than two days prior to the date that the Registration Statement is declared effective and shall have received a subsequent similar letter dated as of a date not more than two days prior to the Effective Time, from Deloitte & Touche LLP, auditors for the Company, addressed to the Buyer in a customary form reasonably satisfactory to the Buyer;

     (g) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Modem Subsidiaries specified by the Buyer in writing on or prior to the Closing; and

     (h) the Company and the Spin-off Company shall have executed and delivered an indemnification agreement substantially in the form of Exhibit C.

     5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

     (a) the Buyer and the Transitory Subsidiary shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for any which if not obtained or effected would not have a material adverse affect on the assets, business, financial condition, results of operations or future prospects of the Buyer or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in Article III and Section 1.16 shall be true and correct when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for representations and warranties made as of a specific date, which shall be true and correct as of such date;

     (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (d) each of the Buyer and the Transitory Subsidiary shall have delivered to the Company a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clause (c) of Section 5.1 and clauses (a) through (c) of this Section 5.3 is satisfied in all respects; and

     (e) the Merger Shares shall have been authorized for listing on the NYSE upon official notice of issuance.

                                   ARTICLE VI

                                  TERMINATION

     6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

     (a) the Parties may terminate this Agreement by mutual written consent;

     (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

     (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

     (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred (i) on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 (other than Sections 5.1(c) and 5.1(e)) or 5.2 hereof or (ii) on or before the 150th day following the date of this Agreement by reason of the failure of any condition under Sections 5.1(c) and 5.1(e) hereof (in either case (i) or (ii) above, unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

     (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred
(i) on or before the 120th day following the date of this Agreement by reason of the failure of any condition precedent under Section 5.1 (other than Sections 5.1(c) and 5.1(e)) or 5.3 hereof or (ii) on or before the 150th day following the date of this Agreement by reason of the failure of any condition under Sections 5.1(c) and 5.1(e) hereof (in either case (i) or (ii) above, unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

     (f) any Party may terminate this Agreement if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Buyer its approval or recommendation to the Company Stockholders of this Agreement or the Merger or shall have approved or recommended to the Company Stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; provided, however, that reasonable delay required to comply with the Company Board Fiduciary Duties shall not be deemed to be a withdrawal or a modification adverse to the Buyer.

     6.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 6.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement and except as provided in the last sentence of Section 4.7), provided, however, (i) that if the Merger is not consummated as a result of a termination of this Agreement pursuant to Sections 6.1(a), 6.1(c), 6.1(d) (but solely as it relates to Sections 5.1(a), 5.2(c) (but solely as it relates to a Special Breach (as defined below) with respect to the certain covenants contained in clauses (a), (c) through (j) and (l) of Section
4.6 (the "Section 4.6 Covenants")), 5.2(d) and 5.2(h)) or 6.1(f), then, without further action or consideration on the part of any party or person, the license agreement in the form of Exhibit D hereto shall become effective and (ii) that if the Merger is not consummated as a result of a termination of this Agreement pursuant to Section 6.1(d) (but solely as it relates to Sections 5.1(b), 5.1(c) or 5.1(e)), then, without further action on the part of any party or person, the license agreement in the form of Exhibit D hereto shall become effective upon the payment by the Buyer within 10 business days after the giving of notice of termination of this Agreement pursuant to Section 6.1(d) of Fifty Million Dollars ($50,000,000.00) to the Company in immediately available funds. Notwithstanding the foregoing, if within 180 days after the date hereof and prior to termination of this Agreement pursuant to Section 6.1(d) (but solely as it relates to Sections 5.2(a) or 5.2(c)), the Company has received, participated in or encouraged inquiries, discussions or negotiations of the nature described in Section 4.9 and the Board of Directors of the Company shall have approved or recommended to the Company Stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions, with a party with whom they had discussions during such period, then, without further action or consideration on the part of any party or person, the license agreement in the form of Exhibit D hereto shall become effective. For purposes of this Section 6.2, "Special Breach" shall mean (i) any material breach of clauses (a), (d), (f), (g), (h), (i), (j) and (l) of the Section 4.6 Covenants; (ii) any material breach of clause (c) of the Section 4.6 Covenants related solely to loans, advances, capital contributions to, or investments in, any other person or entity and (iii) any material breach of clause (e) of the
Section 4.6 Covenants related to the Modem Business.

                                  ARTICLE VII

                                  DEFINITIONS

     The Section references for the defined terms used in this Agreement are set forth on Schedule VII to this Agreement.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the acquisition of the Modem Business by the Buyer subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

     8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, the provisions in Article I concerning issuance of the Merger Shares and the provisions of Section 1.16 are intended for the benefit of the Company Stockholders; (ii) the provisions of the last sentence of Section 4.10 are intended for the benefit of the Company Affiliates; (iii) the provisions of Section 4.12 are intended for the benefit of the Indemnified Parties and the officers, directors and employees of the Company and of the Buyer; (iv) the provisions of Section 4.13(a) are intended for the benefit of the employees of the Company and the Modem Subsidiaries; (v) the provisions of Section 4.13(b) are intended for the benefit of the Modem Subsidiaries; and (vi) the provisions of Sections 4.13(b), 4.14, 4.15 and 4.17 are intended for the benefit of the Spin-off Company.

     8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

     8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named in this Agreement and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

     8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, once executed, may be delivered to either party through the use of facsimile transmission. In this regard, any and all signatures of the parties appearing on any facsimile copies of this Agreement shall be deemed, unless otherwise proved, the lawful and valid signature of the executing party.

     8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                           Copy to:

Penril DataComm Networks, Inc.               Benesch, Friedlander, Coplan &
1300 Quince Orchard Boulevard                  Aronoff, P.L.L.
Gaithersburg, Maryland 20878                 2300 BP America Building
Attn.: Chairman                              Attn.: Irv Berliner, Esq.
Telecopier: (301) 921-9149                   Telecopier: (216) 363-4588

If to the Buyer:                             Copy to:

Bay Networks, Inc.                           Bay Networks, Inc.
4401 Great America Parkway                   4401 Great America Parkway
Santa Clara, California 95052                Santa Clara, California 95052
Attn.: President                             Attn.: Montgomery Kersten, Esq.
Telecopier: (408) 764-1799                   Telecopier: (408) 764-1991

If to the Transitory                         Copy to:
Subsidiary:

Beta Acquisition Corporation                 Bay Networks, Inc.
c/o Bay Networks, Inc.                       4401 Great America Parkway
4401 Great America Parkway                   Santa Clara, California 95052
Santa Clara, California 95052                Attn.: Montgomery Kersten, Esq.
Attn.: President                             Telecopier: (408) 764-1991
Telecopier: (408) 764-1799

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner in this Agreement set forth.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     8.11 EXPENSES. The Buyer and the Company shall each bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement. The fees and expenses of the Company shall be accrued prior to the Closing Date and reflected on the Closing Balance Sheet. The fees and expenses of the Transitory Subsidiary shall be borne by the Buyer.

     8.12 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

     8.13 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in Delaware in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section
8.7. Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

     8.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

     8.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part hereof.

     8.16 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. No representations, warranties or agreements in this Agreement shall survive the Closing, except for those contained in Article I and Sections 4.10 (the last sentence only), 4.12, 4.13, 4.14, 4.15 and 4.17 and, to the extent relating to such specified provisions, those contained in this Article VIII.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.
                                THE BUYER:

                                BAY NETWORKS, INC.

                                By:   /s/ Bruce I. Sachs
                                   ----------------------------------
                                Title: Executive Vice President
                                      -------------------------------

                                THE TRANSITORY SUBSIDIARY:

                                BETA ACQUISITION CORP.

                                By:   /s/ Bruce I. Sachs
                                   ----------------------------------
                                Title: Executive Vice President
                                      -------------------------------

                                THE COMPANY:

                                PENRIL DATACOMM NETWORKS, INC.

                                By:   /s/ Henry David Epstein Officer
                                   ----------------------------------
                                Title: President, Chief Executive
                                      -------------------------------

                              AMENDMENT AGREEMENT

     This Agreement is made and entered into as of the 5th day of August, 1996, by and among Bay Networks, Inc., a Delaware corporation (the "Buyer"), Beta Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Penril DataComm Networks, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively in this Agreement as the "Parties".

                                  WITNESSETH:

     WHEREAS, a Plan and Agreement of Merger dated as of June 16, 1996, was executed and entered into by and among the Parties (the "Merger Agreement"); and

     WHEREAS, the Parties desire to amend the Merger Agreement as provided herein;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

     1. AMENDMENT TO SECTION 1.2 OF THE MERGER AGREEMENT. Section 1.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreed upon location, commencing at 9:00 a.m. local time on a mutually agreeable date as soon as practicable after the date on which all of the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement have been satisfied or waived (the "Closing Date"), but in no event later than November 25, 1996."

     2. AMENDMENT TO SECTION 1.9 OF THE MERGER AGREEMENT. Section 1.9 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "1.9 FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the Buyer Stock Market Price, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

     3. AMENDMENT TO SECTION 6.1 OF THE MERGER AGREEMENT. Section 6.1 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

          "6.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval) as provided below:

             (a) the Parties may terminate this Agreement by mutual written consent;

             (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary in the event the Buyer or the Transitory Subsidiary is in breach, of any material representation, warranty or covenant contained in this Agreement, and such breach is not remedied within 10 days of delivery of written notice thereof;

             (c) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the

        Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

             (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred (i) on or before November 25, 1996, by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement);

             (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred (i) on or before November 25, 1996, by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement); or

             (f) any Party may terminate this Agreement if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Buyer its approval or recommendation to the Company Stockholders of this Agreement or the Merger or shall have approved or recommended to the Company Stockholders that they accept the terms of any Acquisition Proposal or shall have resolved to take any of the foregoing actions; provided, however, that reasonable delay required to comply with the Company Board Fiduciary Duties shall not be deemed to be a withdrawal or a modification adverse to the Buyer.

     4. REPLACEMENT OF EXHIBIT C TO THE MERGER AGREEMENT. Exhibit C to the Merger Agreement is replaced in its entirety by Exhibit C attached hereto.

     5. EFFECT OF MODIFICATION. In the event of any inconsistency between the provisions of the Merger Agreement and the applicable provisions of this Agreement, the provisions of this Agreement shall control in all respects. Otherwise, the Merger Agreement shall remain in full force and effect.

     6. SUCCESSORS AND ASSIGNS; GOVERNING LAW. Subject to the Merger Agreement as amended hereby, this Agreement shall inure to the benefit of and bind the respective heirs, personal representatives, successors and assigns of the parties hereto and shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     7. SEVERABILITY; MODIFICATIONS. Should one or more of the provisions of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall be enforceable. This Agreement shall not be modified without the prior consent of each of the Parties.

     8. EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, once executed, may be delivered to either party through the use of facsimile transmission. In this regard, any and all signatures of the parties appearing on any facsimile copies of this Agreement shall be deemed, unless otherwise proved, the lawful and valid signature of the executing party.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

     Effective date of this Agreement: August 5, 1996.

                                THE BUYER:

                                BAY NETWORKS, INC.

                                By:   /s/ Bruce I. Sachs
                                   ---------------------------------------
                                Title: Executive Vice President
                                      ------------------------------------

                                THE TRANSITORY SUBSIDIARY:

                                BETA ACQUISITION CORP.

                                By:   /s/ Bruce I. Sachs
                                   ---------------------------------------
                                Title: Executive Vice President
                                      ------------------------------------

                                THE COMPANY:

                                PENRIL DATACOMM NETWORKS, INC.

                                By:   /s/ Henry David Epstein
                                   ---------------------------------------
                                Title: President, Chief Executive Officer
                                      ------------------------------------

                                                                        ANNEX II

                               11,993,000 SHARES

                              ACCESS BEYOND, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

     This Prospectus is being furnished in connection with the contemplated distribution in the form of a dividend (the "Distribution") by Penril DataComm Networks, Inc. ("Penril") to holders of record of its Common Stock, par value $.01 per share ("Penril Stock") as of the close of business on the record date to be set by the Board of Directors of Penril (the "Record Date") (which is expected to be on or about November 15, 1996) of all of the outstanding shares of Common Stock, par value $.01 per share ("Company Stock"), of its subsidiary, Access Beyond, Inc. (the "Company"). The Company will operate all businesses owned by Penril immediately prior to the Distribution other than Penril's modem business.

     The Distribution will be made beginning on or about the Distribution Date (defined below) to holders of record of Penril Stock as of the Record Date on the basis of one share of Company Stock for each share of Penril Stock held. The Distribution will be on the day prior to or the day of the merger discussed below (the "Distribution Date") (which is expected to be on or about November 19, 1996). The Distribution is being undertaken in connection with, and the consummation of the Distribution is conditioned upon the consummation of, the merger of Penril with a subsidiary of Bay Networks, Inc. ("Bay") whereby Penril stockholders will receive shares of common stock of Bay in exchange for their Penril Stock (the "Merger"). No consideration will be required to be paid by Penril stockholders for the shares of Company Stock to be received in the Distribution. Although Penril is separately seeking approval by Penril stockholders of the Merger and the Distribution, no additional action will be required to be taken by Penril stockholders in order to receive the shares of Company Stock. Neither Penril nor the Company will receive any proceeds from the Distribution. The Company has applied to have the Company Stock listed for trading on the Nasdaq National Market under the symbol "ACCB".

     PENRIL STOCKHOLDERS WHO WILL RECEIVE SHARES OF COMPANY STOCK IN THE DISTRIBUTION SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
                               ------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY SUCH STATE SECURITIES COMMISSION PASSED
    UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
     THE CONTRARY IS A CRIMINAL OFFENSE.

     Stockholders of Penril with inquiries related to the Distribution should contact Penril's Stockholder Relations Department, 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878. After the Distribution Date, stockholders of the Company with inquiries related to the Distribution should contact the Company or its transfer agent.

                THE DATE OF THIS PROSPECTUS IS OCTOBER 17, 1996.

     Through December 14, 1996, all dealers effecting transactions in the securities offered hereby may be required to deliver a copy of this Prospectus. This is in addition to the obligations of the Company to deliver this Prospectus at the time of the initial distribution of the securities.

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy the securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION
     The Company has filed a registration statement on Form S-1 ("Form S-1") with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Company Stock being received by Penril stockholders in the Distribution. This Prospectus does not contain all of the information set forth in the Form S-1 and the exhibits and schedules thereto. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Form S-1, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Form S-1 and the exhibits and schedules thereto filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Commission's web site can be accessed at http://www.sec.gov. It is anticipated that Company Stock will also be quoted on The Nasdaq Stock Market ("Nasdaq"). Following the Distribution, such reports, proxy statements and other information to be filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish to holders of Company Stock each fiscal year an annual report which contains consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed by, an independent public accounting firm, and such other reports as may be required by law.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     ELECTRO-METRICS, ACCESS BEYOND, MULTIVERTER, FORSITE, MUX/ROUTER AND SUNUPS ARE THE UNITED STATES TRADEMARKS, TRADENAMES AND SERVICEMARKS OWNED BY THE COMPANY, PENRIL OR ONE OF PENRIL'S SUBSIDIARIES. THIS PROSPECTUS MAY ALSO INCLUDE TRADEMARKS, TRADENAMES AND SERVICEMARKS WHICH ARE PROPERTY OF THEIR RESPECTIVE OWNERS.

     THIS PROSPECTUS MAY CONTAIN ESTIMATES, PROJECTIONS AND OTHER FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE SUBJECT TO CERTAIN RISKS, TRENDS AND OTHER UNCERTAINTIES, INCLUDING THOSE DISCUSSED IN THIS PROSPECTUS THAT COULD CAUSE ACTUAL RESULTS TO VARY FROM THOSE PROJECTED. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ONLY ON CURRENT JUDGMENTS AND CURRENT KNOWLEDGE.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
AVAILABLE INFORMATION.................................................................     2
SUMMARY...............................................................................     5
     Access Beyond, Inc...............................................................     5
     Transactions.....................................................................     5
     The Distribution.................................................................     6
     Summary Consolidated Financial Data..............................................     8
RISK FACTORS..........................................................................     9
     Stand Alone Company..............................................................     9
     Absence of Trading Market for Company Stock......................................     9
     Dependence on Key Management.....................................................     9
     Technological Changes............................................................     9
     Competition......................................................................    10
     Product Protection and Intellectual Property.....................................    10
     Certain Antitakeover Effects.....................................................    10
     Important Considerations Related to Forward-Looking Statements...................    10
     Dividends........................................................................    11
     Certain Tax Considerations.......................................................    11
     Relationship with Penril.........................................................    11
THE DISTRIBUTION......................................................................    11
     Background of the Transfer and the Distribution..................................    11
     Manner of Effecting the Distribution.............................................    12
     Listing and Trading of Company Stock.............................................    12
     Certain Federal Income Tax Consequences of the Distribution......................    13
     Certain Consequences of the Distribution.........................................    14
     Reason for Furnishing this Prospectus............................................    14
CAPITALIZATION........................................................................    15
SELECTED PROFORMA FINANCIAL DATA......................................................    16
     Proforma Balance Sheet...........................................................    16
     Proforma Statements of Operations................................................    17
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  OF PENRIL AND THE COMPANY...........................................................    19
     General Business Developments....................................................    19
     New Accounting Pronouncements....................................................    19
     Results of Operations............................................................    20
     Liquidity and Capital Resources..................................................    23
BUSINESS..............................................................................    25
     General..........................................................................    25
     Products.........................................................................    25
     Discontinued Operations..........................................................    26
     Suppliers........................................................................    27
     Patents, Copyrights And Licenses.................................................    27
     Backlog..........................................................................    27
     Competition......................................................................    28
     Sales and Marketing..............................................................    28
     Customer Support, Service and Warranty...........................................    28
     Research and Development.........................................................    28
     Properties.......................................................................    28

                                                                                         PAGE
                                                                                         ----
     Employees........................................................................    29
     Legal Proceedings................................................................    29
MANAGEMENT............................................................................    31
     Directors and Executive Officers.................................................    31
     Committees of the Board of Directors.............................................    33
     Compensation of Directors........................................................    33
     Executive Compensation...........................................................    34
     Employment and Consulting Agreements.............................................    35
     Penril Benefit Plans.............................................................    36
     Company Benefit Plans............................................................    39
SECURITY OWNERSHIP....................................................................    42
DESCRIPTION OF CAPITAL STOCK..........................................................    44
     Authorized Capital Stock.........................................................    44
     Company Stock....................................................................    44
     Preferred Stock..................................................................    45
     Antitakeover Provisions of the Company Certificate and Company By-laws...........    45
COMPARISON OF RIGHTS OF STOCKHOLDERS OF THE COMPANY AND PENRIL........................    47
     Business Combinations............................................................    48
     Amendments to Charters...........................................................    48
     Amendments to By-laws............................................................    48
     Redemption of Capital Stock......................................................    49
     Stockholder Action...............................................................    49
     Special Stockholder Meetings.....................................................    49
     Number and Election of Directors.................................................    49
     Antitakeover Provisions..........................................................    50
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF THE COMPANY................    50
     General..........................................................................    50
     Elimination of Liability in Certain Circumstances................................    50
     Indemnification and Insurance....................................................    51
CERTAIN TRANSACTIONS..................................................................    53
     Distribution Agreement...........................................................    53
     Development and License Agreement................................................    53
     Technology License Agreement.....................................................    53
     Sublease Agreement...............................................................    53
     Transitional Services Agreement..................................................    54
     Indemnification Agreement........................................................    54
LEGAL MATTERS.........................................................................    55
EXPERTS...............................................................................    55

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus and is qualified by the more detailed information set forth elsewhere in this Prospectus which should be read in its entirety. Unless the context otherwise indicates, all references to the operations of the Company in this Prospectus shall include the operations of the Remote Access Business (as hereinafter defined) by Penril prior to the Distribution and assumes that the actions set forth under "The Distribution" have taken place. Capitalized terms used in this Summary but not defined in this Summary have the respective meanings ascribed to them elsewhere in this Prospectus.

                              ACCESS BEYOND, INC.

     The Company is a wholly owned subsidiary of Penril, organized by Penril for the sole purpose of effecting the Distribution and the Merger. The Company was incorporated on July 23, 1996. The mailing address of the Company's principal executive offices is currently 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, and the phone number is (301) 921-8600.

                                  TRANSACTIONS

     Penril has entered into a Plan and Agreement of Merger dated as of June 16, 1996, as amended on August 5, 1996 (the "Merger Agreement") among Penril, Bay and a subsidiary of Bay, pursuant to which, upon the terms and subject to the conditions set forth therein, Penril will be merged with the subsidiary of Bay, with Penril surviving as a wholly-owned subsidiary of Bay. Prior to consummation of the Merger, the Board of Directors of Penril will declare a distribution in the form of a dividend to holders of Penril Stock, as of the close of business on the Record Date, on the basis of one share of Company Stock for each share of Penril Stock held on the Record Date. The shares to be distributed will constitute all of the issued and outstanding shares of Company Stock immediately following the Distribution. Following the Distribution, the Company will be an independent company and the Company Stock will be publicly traded on Nasdaq. See "The Distribution" and "Description of Capital Stock." The Distribution is intended to be tax-free to Penril stockholders for federal income tax purposes.

     Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of Penril Stock (other than shares of Penril Stock that are owned by Penril as treasury stock and other than any shares of Penril Stock that are owned beneficially by Bay or any wholly owned subsidiary of Bay, which will be automatically cancelled without consideration) will be converted into the number of shares of common stock, par value $.01 per share, of Bay (the "Bay Stock") equal to a specified ratio determined by dividing $10 by the average closing price for Bay Stock for a specified period prior to the Effective Time. Each of the options to purchase Penril Stock outstanding at the Effective Time will be assumed by Bay and, immediately after the Effective Time, will be deemed to constitute, without any action on the part of the holder thereof, an option to acquire, as of the Effective Time, Bay Stock on the same terms and conditions as were applicable under such option at the Effective Time, subject to adjustment of the number of shares and the exercise price for the conversion ratio referred to above. The terms of the Merger are as described under "The Merger Agreement -- The Merger" in the Proxy Statement/Prospectus of Penril and Bay (the "Proxy Statement/Prospectus") to which this Prospectus is Annex II.

     Immediately prior to the Distribution, Penril will transfer (the "Transfer") to the Company substantially all of its assets and liabilities other than assets and liabilities related to Penril's modem business (the "Modem Business"). In addition, the Company and Penril have agreed to indemnify each other after the Distribution with respect to certain losses, damages, claims and liabilities arising primarily from their respective businesses. See "Certain Transactions -- Indemnification Agreement."

     The foregoing is a brief summary of certain terms of the Merger affecting Penril. A more complete description of the Merger and the Merger Agreement may be found in the Proxy Statement/Prospectus. The Distribution Agreement between Penril and the Company is more fully described herein under "Certain Transactions -- Distribution Agreement."

                                THE DISTRIBUTION

Distributing Company.................. Penril DataComm Networks, Inc., a Delaware corporation
                                       ("Penril").

Distributed Company................... Access Beyond, Inc., a Delaware corporation (the "Com-
                                       pany"). The Company will engage in the development and
                                       marketing of network access devices which enable
                                       local, remote or mobile users to access network
                                       resources located at remote sites, central sites or
                                       any other point in the network (the "Remote Access
                                       Business"). In addition, Penril is currently in the
                                       process of selling one of its subsidiaries,
                                       Electro-Metrics, Inc. ("EMI"), a manufacturer of
                                       sophisticated high frequency instrumentation
                                       equipment. It is unlikely that EMI will be sold prior
                                       to the Transfer. In the event EMI is not sold prior to
                                       the Transfer, the assets and liabilities of EMI will
                                       be transferred to the Company as part of the Transfer.
                                       See "Business -- Discontinued Operations."

Shares to be Distributed.............. 11,993,000 shares of Company Stock based on 11,993,000 shares of Penril Stock expected to be outstanding on
                                       the Record Date. See "Description of Capital Stock."
                                       Such shares will constitute all of the issued and
                                       outstanding shares of Company Stock immediately
                                       following the Distribution.

Distribution Ratio.................... One share of Company Stock for each share of Penril
                                       Stock held on the Record Date. See "The
                                       Distribution -- Manner of Effecting the Distribution."

Risk Factors.......................... Stockholders should consider certain factors discussed under the heading "Risk Factors" beginning on page 9.
Relationship with Penril
  After the Distribution.............. As of the Distribution Date, the Company and Penril
                                       will enter into several agreements to define their
                                       ongoing relationships. These agreements relate to the
                                       provision of certain administrative services by the
                                       Company to Penril, the license of certain trademarks,
                                       trade names and service marks for use in the business
                                       of the Company, indemnification for various claims and
                                       development of certain technology. See "Certain
                                       Transactions."

Federal Income Tax Consequences....... The Board of Directors of Penril has received an opinion from its tax counsel to the effect that, on
                                       the basis of the facts, representations and
                                       assumptions set forth in the opinion, for federal
                                       income tax purposes, it is more likely than not that
                                       (i) the Distribution will qualify as a tax-free
                                       spin-off pursuant to Section 355 of the Internal
                                       Revenue Code of 1986, as amended (the "Code") and (ii)
                                       the Merger will qualify as a reorganization within the
                                       meaning of Section 368(a)(1)(B) of the Code. If the
                                       tax-free nature of the Merger in invalidated, it would
                                       reduce the likelihood that the Distribution will
                                       qualify as a tax-free spin-off pursuant to Section 355
                                       of the Code. No ruling from the Internal Revenue
                                       Service ("IRS") has been or will be sought with
                                       respect to any aspect of the Distribution. For a more
                                       detailed discussion of the federal income tax conse-
                                       quences of the Distribution to the Penril
                                       stockholders, see "Risk Factors -- Certain Tax
                                       Considerations" and "The Distribution -- Certain
                                       Federal Income Tax Consequences of the Distribution."

Post-Distribution Dividend Policies... The Company does not anticipate paying dividends for the foreseeable future.

Company Stock Listing................. The Company has applied to have the Company Stock listed for trading on Nasdaq under the symbol "ACCB."

Record Date........................... It is expected that the Record Date will be on or immediately after receipt of approval by the Penril
                                       stockholders of the Merger, the Transfer and the
                                       Distribution.

Distribution Agent, Transfer Agent
  and Registrar....................... Continental Stock Transfer & Trust Company

Distribution Date..................... It is expected that the Distribution Date will be on or about November 19, 1996. As soon as practicable
                                       thereafter, Penril will commence mailing certificates
                                       representing shares of Company Stock. Holders of
                                       Penril Stock will not be required to make any payment
                                       or take any action, including tendering stock
                                       certificates, in order to receive Company Stock. See
                                       "The Distribution -- Manner of Effecting the
                                       Distribution."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following Summary Consolidated Financial Data of Penril should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Penril and the Company" included elsewhere herein and Penril's consolidated financial statements and the notes thereto included herein. The statement of operations data for the years ended July 31, 1996, 1995, 1994, 1993 and 1992 and the balance sheet data as of the same dates have been derived from the audited consolidated financial statements of Penril.

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FISCAL YEAR ENDED JULY 31,
                                                  ---------------------------------------------------
                                                   1996       1995       1994       1993       1992
                                                  -------    -------    -------    -------    -------
PENRIL -- HISTORICAL STATEMENT OF OPERATIONS
  DATA:
Net revenues(1)................................   $39,435    $52,611    $61,838    $44,108    $32,966
Net income (loss)
  Continuing operations(2).....................   (20,668)    (4,614)     2,345      1,027        188
  Discontinued operations......................       404     (1,661)      (828)      (896)       906
  Loss on disposal of discontinued
     operations................................      (640)    (1,400)        --         --         --
Earnings (loss) per share
  Continuing operations........................     (2.14)     (0.61)      0.30       0.15       0.03
  Discontinued operations......................       .04      (0.22)     (0.11)     (0.13)      0.13
  Loss on disposal.............................      (.07)     (0.19)        --         --         --
Cash dividends per share.......................        --         --       0.02         --       0.02
PENRIL -- HISTORICAL BALANCE SHEET DATA:
Total assets(3)................................   $33,780    $44,387    $51,061    $49,178    $28,689
Long-term debt.................................       905      5,681      8,890     10,217      1,875
Stockholders' equity...........................    18,215     21,723     28,580     27,501     22,177

---------------

(1) Included in net revenues are the following net revenues relating to the Modem Business, including $4.5 million paid in the fourth quarter of fiscal 1996 to Penril for a license agreement with Bay:

                                                              FISCAL YEAR ENDED JULY 31,
                                                  ---------------------------------------------------
                                                   1996       1995       1994       1993       1992
                                                  -------    -------    -------    -------    -------
    Net revenues...............................   $19,519    $18,974    $22,828    $21,768    $16,789

(2) Net income from continuing operations for fiscal 1996 includes a charge of $9.7 million for restructuring costs and $500,000 for costs incurred through July 31, 1996 related to the Merger.

(3) Included in total assets are the following net assets relating to the discontinued operations (Technipower, Inc. ("Technipower"), a subsidiary the assets of which were sold by Penril on October 11, 1996, and EMI):

                                                              FISCAL YEAR ENDED JULY 31,
                                                  ---------------------------------------------------
                                                   1996       1995       1994       1993       1992
                                                  -------    -------    -------    -------    -------
    Net assets.................................   $ 7,337    $ 5,145    $ 6,830    $ 7,299    $ 6,883

                                  RISK FACTORS

     Holders of Penril Stock should be aware that the Distribution and ownership of Company Stock involves certain risks, including those described below, which could adversely affect the value of their holdings of Company Stock. Neither Penril nor the Company makes, nor have they authorized any other person to make, any representation about the future market value of Company Stock.

STAND ALONE COMPANY

     The Company was recently incorporated for the purpose of effecting the Distribution and the Merger and, as a corporation, does not have any operating history. However, the Remote Access Business, as conducted by Penril prior to the Distribution, has an operating history consisting of the development and sales of local area network ("LAN") and host access products (the "LAN and Host Access products") and the development of a new product family called Access Beyond. See "Business -- Products."

ABSENCE OF TRADING MARKET FOR COMPANY STOCK

     There is currently no established public trading market nor has there been any established public trading market for Company Stock. The Company has applied to have the Company Stock listed for trading on Nasdaq. There can be no assurance as to the prices at which Company Stock will trade after the Distribution Date. Until Company Stock is fully distributed and an orderly trading market develops (if one does), the prices at which such stock trades may fluctuate significantly. Prices for Company Stock will be determined in the marketplace and may be influenced by many factors, including the operating performance of the Company, the depth and liquidity of the market for Company Stock, investor perception of the Company and general economic and market conditions.

DEPENDENCE ON KEY MANAGEMENT

     If the Company is to be successful, its success will be due in large part to the performance of Ronald A. Howard, the Company's President and Chief Executive Officer, and, to a lesser extent, of other key management personnel. The loss of Mr. Howard's services could adversely affect the Company's ability to achieve profitability and growth. Although the Company anticipates it will have an employment contract with Mr. Howard which will provide for his continued employment, no assurance can be given that the Company will be able to retain the services of Mr. Howard or any other key management personnel. See "Management -- Executive Compensation" and "Management -- Employment and Consulting Agreements."

TECHNOLOGICAL CHANGES

     The market for networking products is subject to rapid technological change, evolving industry standards and frequent new product introductions, and therefore requires a high level of expenditures for research and development. The Company may be required to incur significant expenditures to develop new integrated product offerings. There can be no assurance that customer demand for products integrating network connectivity and remote access technologies will grow at the rate expected by the Company, that the Company will be successful in developing, manufacturing and marketing new products or product enhancements that respond to these customer demands or to evolving industry standards and technological change, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, manufacture and marketing of these products (especially in light of the increasing design and manufacturing complexities associated with the integration of technologies), or that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance. The Company's business, operating results and financial condition may be materially and adversely affected if the Company encounters delays in developing or introducing new products or product enhancements or if such product enhancements do not gain market acceptance. In order to maintain a competitive position, the Company must also continue to enhance its existing products and there is no assurance that it will be able to do so. A major portion of future revenues is expected to come from new products and services. The Company cannot determine the ultimate effect that new products will have on its revenues or earnings.

COMPETITION

     The networking industry is highly competitive and competition is expected to intensify. There are numerous companies competing in various segments of the network management and remote access markets. Competitors include Ascend Communications, Shiva Corporation, Cisco Systems, Inc., U.S. Robotics, Inc., Microcom, Inc. and Bay, among others. Many of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities and greater financial, technological and personnel resources than those available to the Company. In addition, certain companies in the networking industry have expanded their product lines or technologies in recent years as a result of acquisitions. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors.

PRODUCT PROTECTION AND INTELLECTUAL PROPERTY

     The Company, like many other companies in the network access industry, anticipates it will rely upon rights granted through licenses from third parties for a substantial amount of proprietary information used to develop its products; however, some companies may determine not to grant such licenses and may seek to protect their proprietary rights in such technological information. Accordingly, there can be no assurance that the Company will be able to continue obtaining additional rights to utilize proprietary technological information necessary to develop its products. Because of the existence of a large number of patents in the networking field and the rapid rate of issuance of new patents, it is not economically practical to determine in advance whether a product or any of its components infringe patent rights of others. In the event of any infringement, the Company believes that, based upon industry practice, necessary licenses or rights under such patents may be obtained on terms that should not have a material adverse effect on the Company's consolidated financial position or results of operations. However, there can be no assurance in this regard.

CERTAIN ANTITAKEOVER EFFECTS

     The Company's Restated Certificate of Incorporation (the "Company Certificate") includes certain provisions that are intended to prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise. Specifically, the Company Certificate provides for a classified Board of Directors, classified into three classes with terms of three years each. In addition, the Company Certificate authorizes the Board of Directors of the Company to issue preferred stock without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of Company Stock. Finally, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). Any one of, or a combination of, the above anti-takeover provisions could discourage a third party from attempting to acquire control of the Company. See "Description of Capital Stock." The Company's 1996 Long-Term Incentive Plan and the Company's 1996 Non-Employee Directors' Stock Option Plan will provide for acceleration of stock options upon a change in control of the Company, which will have the effect of making an acquisition of control of the Company more expensive. See "Management -- Company Benefit Plans." These plans may also inhibit a change in control of the Company. In addition, certain Company officers will have severance compensation agreements with the Company that will provide for substantial cash payments and acceleration of other benefits in the event of specified corporate changes related to the Company, including a change in control of the Company. See "Management -- Employment and Consulting Agreements."

IMPORTANT CONSIDERATIONS RELATED TO FORWARD-LOOKING STATEMENTS

     With the exception of historical information, the matters discussed in this document may include forward-looking statements that involve risks and uncertainties. The Company wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed elsewhere in this filing and in other filings with the Commission, could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

DIVIDENDS

     The Company does not anticipate paying dividends for the foreseeable future.

CERTAIN TAX CONSIDERATIONS

     As described below, the Board of Directors of Penril has received an opinion from its tax counsel to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, for federal income tax purposes, it is more likely than not that (i) the Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code and (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code. No ruling from the IRS to that effect has been or will be sought. If the tax-free nature of the Merger is invalidated, it would reduce the likelihood that the Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code. See "The Distribution -- Certain Federal Income Tax Consequences of the Distribution." If the Distribution were not to qualify for tax-free treatment under Section 355 of the Code, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that each Penril stockholder would be required to recognize income or gain on the receipt of Company Stock in the Distribution in an amount up to the fair market value of the shares of Company Stock received in the Distribution. Each member of the Penril consolidated group (including the Company and its subsidiaries) would remain jointly and severally liable for any tax liability of Penril or its subsidiary incurred prior to the Merger.

RELATIONSHIP WITH PENRIL

     The Company does not have an operating history as an independent public company. The operations of the Company historically have relied on the rest of Penril for certain necessary administrative services. As of the Distribution Date, Penril and the Company will enter into several agreements for purposes of governing certain of the ongoing relationships between the two companies following the Distribution, including indemnification obligations. Pursuant to the Indemnification Agreement to be entered into between Penril and the Company in connection with the Transfer (the "Indemnification Agreement"), the Company will agree to indemnify Penril against all expenses and liabilities resulting from (i) the operation of the Company from and after the Distribution, (ii) Penril's operations prior to the Transfer other than those based upon, arising out of or in connection with (a) the Modem Business, (b) the Merger and transactions relating to the Merger or (c) the tax consequences of the Distribution, (iii) the termination of employment of employees (other than those employees identified as remaining with Penril after the Transfer) by Penril or
(iv) information furnished by Penril or the Company relating to the Company contained in the Registration Statement filed by Bay in connection with the Proxy Statement/Prospectus. Included within the potential liabilities against which the Company will indemnify Penril are those referred to in "Business-Legal Proceedings". Although the Company is not aware of any pending or threatened material liability for which the Company anticipates becoming obligated to make payments in connection with its obligation to indemnify Penril except for possible payments resulting from the termination of employment of certain employees (which payments management anticipates will not exceed approximately $400,000), there can be no assurance that such indemnification obligations could not arise or that such indemnification obligations would not be material to the Company. These agreements were negotiated while the Company was owned by Penril and consequently are not the result of arm's-length negotiations between independent parties. Nonetheless, the Company believes that the agreements are fair to the parties and contain terms which are generally comparable to those which would result from arm's-length negotiations, although there can be no assurance thereof.

                                THE DISTRIBUTION

BACKGROUND OF THE TRANSFER AND THE DISTRIBUTION

     Because the Modem Business was all that Bay desired to acquire, Penril determined to effect the Distribution, which is intended to be tax-free to Penril stockholders for federal income tax purposes and which was a condition to Bay's willingness to enter into the Merger Agreement. Penril believes the Distribution will enable Penril stockholders to participate in the values and prospects of the assets and business of the Company.

     Although the Transfer and Distribution will not be effected unless the Merger is approved and is about to occur, the Transfer and Distribution are separate from the Merger and the Company Stock to be received by holders of Penril Stock in the Distribution does not constitute a part of the consideration to be received in the Merger.

     Until shortly before the Merger, the Company will own no material assets and will conduct no significant business activity. Prior to the Merger, Penril and the Company will enter into a Distribution Agreement and an Indemnification Agreement pursuant to which agreements Penril will transfer to the Company as a capital contribution all of Penril's right, title and interest in the Remote Access Business and all of the other assets of Penril unrelated to the Modem Business, as well as a portion of Penril's total net operating loss carryforward; and the Company will (a) assume, pay, perform and discharge all of the liabilities of Penril other than (i) liabilities relating to the Modem Business; and (ii) the bank debt of Penril (which may not exceed $4,000,000 at the Effective Time); and (b) indemnify Penril for any and all claims and liabilities arising as a result of or in connection with the sale by Penril of Technipower or EMI. At the time of the Transfer, Penril will own all of the Company's outstanding stock. See "Certain Transactions."

MANNER OF EFFECTING THE DISTRIBUTION

     Pursuant to the Distribution, Penril will distribute as a dividend to its stockholders of record as of the Record Date ("Holders") one share of Company Stock for each share of Penril Stock then held. On the Distribution Date, Penril will deliver to Continental Stock Transfer & Trust Company, as distribution agent, certificates evidencing all of the issued and outstanding shares of Company Stock owned by Penril, which will represent all of the issued and outstanding shares of Company Stock. All shares of Company Stock distributed will be fully paid, nonassessable and free of preemptive rights.

     As a result of the Distribution, all of the issued and outstanding shares of Company Stock will be distributed to Holders. The Record Date is expected to be on or about November 15, 1996 and the Distribution Date will be on or about November 19, 1996. It is presently anticipated that certificates representing Company Stock will be mailed to Holders on or about the Distribution Date. After the Distribution Date, Holders will hold their Penril Stock (until converted into Bay Stock) as well as Company Stock. The Distribution will not affect the number of, or the rights attaching to, outstanding shares of Penril Stock.

     No Holder will be required to pay any cash or other consideration for the shares of Company Stock received in the Distribution nor will any action be required to be taken by any Holder, including tendering stock certificates, in order to receive shares of Company Stock. Penril has accounted for the Distribution as a dividend and has reduced its stockholders' equity by the net book value of the Company Stock distributed.

     IN ORDER TO BE ENTITLED TO RECEIVE THE DISTRIBUTION OF COMPANY STOCK, A PENRIL STOCKHOLDER RECEIVING THIS PROSPECTUS MUST HAVE BEEN A HOLDER OF RECORD OF PENRIL STOCK ON THE RECORD DATE.

LISTING AND TRADING OF COMPANY STOCK

     The Company has applied to have the Company Stock listed for trading on Nasdaq under the symbol "ACCB". The transfer agent and registrar for the Company Stock is Continental Stock Transfer & Trust Company.

     No current public trading market for the Company Stock exists, although a "when-issued" market could develop several days prior to the Distribution Date. The extent of the market for the Company Stock and the prices at which the Company Stock may trade prior to or after the Distribution cannot be predicted. See "Risk Factors -- Absence of Trading Market for Company Stock."

     The Company Stock distributed to Holders will be freely transferable, except for Company Stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by or are under common control with the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell their Company Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions provided by Section 4(2) of the Securities Act or Rule 144 thereunder. It is not expected that Rule 144 will be available for the sale of Company Stock by affiliates of the Company until at least 90 days after the effectiveness of the Company's registration statement registering Company Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Description of Capital Stock -- Company Stock."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     General. The following is a summary of the material federal income tax consequences of the Distribution to the holders of shares of Penril Stock. The federal income tax discussion set forth below is for general information only and may not apply to particular categories of holders of shares of Penril Stock subject to special treatment under the Code, including without limitation, foreign holders and holders whose Penril securities were acquired pursuant to the exercise of any employee stock option or otherwise as compensation. EACH HOLDER OF SHARES OF PENRIL STOCK AND PENRIL OPTIONS IS URGED TO CONSULT HIS TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     Consequences of Proposed Transaction. As described in the Summary, the Distribution is being made in preparation for, and in conjunction with, the Merger. The Board of Directors of Penril has received an opinion from its counsel Benesch, Friedlander, Coplan & Aronoff P.L.L. ("Counsel") to the effect that, on the basis of the facts, representations and assumptions set forth in the opinion, for federal income tax purposes, it is more likely than not that
(i) the Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code and (ii) the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code. If the tax-free nature of the Merger is invalidated, it would reduce the likelihood that the Distribution will qualify as a tax-free spin-off pursuant to Section 355 of the Code.

     The representations (among others) relied upon by Counsel in giving its opinion contain statements or agreements to the effect that: the Modem Business and Remote Access Business have each been actively conducted for five years and will continue to be conducted as separate, active businesses after the proposed transactions; certain transactions between Penril and Bay in effect prior to the closing of the Distribution and the Merger are fair market value transactions entered into for valid business reasons independent of the Merger, and all of the transactions between the Company and Bay or Penril in effect after the closing of the Distribution and the Merger (other than certain contributions made to the Company by Penril prior to the Distribution) will also be fair market value transactions entered into for valid business reasons; the transfer of certain cash and liquid assets to the Company (and the retention of certain debt by Penril) is necessitated by the ongoing business needs of the Company; the liquid assets being received by the Company will be used in the operation of its Remote Access Business and will not be used to make distributions to, or redeem the shares of Company Stock held by stockholders of the Company; Penril will be maintained as a separate corporation by Bay; and Bay owns no Penril Stock and has no intention to reacquire any stock issued in the Merger.

     The favorable tax treatment of both the Distribution and the Merger also depends upon the historic stockholders of Penril maintaining a so-called "continuity of interest" in both the Bay Stock received in the Merger and the Company Stock received in the Distribution. Under Revenue Procedures issued by the IRS, continuity of interest is maintained in each transaction if the historic stockholders of Penril continue to maintain at least one-half their stock investment in Penril in the modified form of each of the Company Stock and Bay Stock received by them in the proposed transactions. Penril has represented that it knows of no plan or intent by any stockholder to sell more than one-half of his Bay Stock or Company Stock received in the proposed transactions. There are no court cases or published rulings by the Service giving guidance on how to measure the continuity of interest of historic stockholders in publicly owned corporations, such as Penril, where 5% stockholders own, in the aggregate, less than 50% of the stock of the corporation. However, Counsel is of the opinion, based upon Penril's representations regarding the plans and intentions of its stockholders, that both the Distribution and the Merger meet the continuity of interest requirement. It should be noted that Penril has not sought representations (as required by the IRS from taxpayers seeking private letter rulings in reorganizations) from each of its 5% stockholders as to their plans and intentions with respect to their Penril Stock or the Bay Stock and the Company Stock to be received in the proposed transactions.

     Consequences of the Distribution to Penril Stockholders. If the distribution qualifies as a tax-free spin-off for federal income tax purposes:

          1. A Penril stockholder will not recognize any income, gain or loss in connection with the Distribution.

          2. Following the Distribution, a Penril stockholder will apportion the tax basis for his shares of Penril Stock between such Penril Stock and the Company Stock received in the Distribution in proportion to the relative fair market values of such Penril Stock and Company Stock on the Distribution Date. A Penril stockholder's holding period for the Company Stock received or deemed received in the Distribution will include the period during which such stockholder held the Penril Stock with respect to which the Company Stock was received or deemed received, provided that such Penril Stock is held as a capital asset by such stockholder as of the time of the Distribution.

     Counsel's opinion with respect to the Distribution is based upon certain representations and assumptions and represents Counsel's best legal judgment, and is not binding upon the IRS or the courts. If any representation or assumption relied upon in rendering Counsel's opinion is inaccurate, or if the IRS were to challenge successfully the federal income tax treatment of the Distribution set forth in Counsel's opinion, then, in general, although not entirely free from doubt, for federal income tax purposes it is likely that each Penril stockholder would be required to recognize income or gain on the receipt of the shares of Company Stock in the Distribution in an amount up to the fair market value of the shares of Company Stock received in the Distribution. In such event (a) the tax basis of the shares of Company Stock received by a Penril stockholder in the Distribution would be the fair market value of such shares on the date the Distribution is consummated and (b) the holding period for such shares of Company Stock would begin the day after the date the Distribution is consummated.

     Current treasury regulations require that each Penril stockholder who receives Company Stock pursuant to the Distribution attach to his federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such information as may be appropriate in order to demonstrate the applicability of Section 355 of the Code to the Distribution. Penril or its successor, Bay, will convey the appropriate information to each Penril stockholder of record as of the Record Date.

CERTAIN CONSEQUENCES OF THE DISTRIBUTION

     After the Distribution, Penril stockholders of record as of both the Record Date and the Effective Time will own two securities (shares of Penril Stock, until they are converted into shares of Bay Stock, and shares of Company Stock) and will be able to increase or decrease their respective holdings in either Bay or the Company without affecting their holdings in the other company. The Company will be an independent, publicly traded company, owning and operating the Remote Access Business and, if not disposed of prior to the Distribution, Technipower and EMI.

REASON FOR FURNISHING THIS PROSPECTUS

     This Prospectus is being prepared in order to provide information for Holders, each of whom will receive shares of Company Stock in the Distribution. It is not to be construed as an inducement or encouragement to buy or sell any securities of Penril, the Company or any other corporation. The information contained herein is provided as of the date of this Prospectus unless otherwise indicated. Neither Penril nor the Company will update the information contained in this Prospectus to effect any changes that may occur subsequent to the date hereof, except in the normal course of their respective public disclosure practices.

                                 CAPITALIZATION

     The capitalization of the Company following the Distribution will reflect the net book value of the assets transferred to and the liabilities assumed by the Company from Penril in connection with the Transfer. The following table sets forth the proforma adjusted capitalization of the Company at July 31, 1996. This table has been prepared based upon the historical consolidated balance sheet of Penril as of July 31, 1996 giving effect to the Transfer and the Distribution. This table also reflects adjustments to the proforma capitalization, as referred to in the note following the table. This table does not reflect results of operations from and after July 31, 1996. This table should be read in conjunction with the unaudited proforma consolidated financial statements and notes thereto included elsewhere herein (dollars in thousands).

                                                                                              AS
                                                            PROFORMA     ADJUSTMENTS       ADJUSTED
                                                            --------     -----------       --------
Long-term debt (capitalized lease obligations)............  $    633                       $    633
                                                             =======                        =======
Stockholders' equity:
  Common stock, par value $.01 per share, 30,000,000
     authorized, 11,993,000 outstanding...................  $    109       $    11(1)      $    120
  Additional paid-in capital..............................    39,837         6,240(1)        46,077
  Retained earnings.......................................   (21,581)                       (21,581)
                                                            --------                       --------
Total stockholders' equity................................  $ 18,365                       $ 24,616
                                                             =======                        =======
Total capitalization......................................  $ 18,998                       $ 25,249
                                                             =======                        =======

---------------

(1) Adjustment for the issuance of 1,143,000 shares as a result of the exercise of employee and non-employee director stock options with a value of $6,251,000 that the Company assumes will be exercised from July 31, 1996 to the Transfer.

                 SELECTED PROFORMA CONSOLIDATED FINANCIAL DATA

     While the Transfer and the Distribution will take place as described above, the following unaudited pro forma consolidated financial statements have been prepared from Penril's historical consolidated financial statements to show the Modem Business being sold to Bay as a pro forma adjustment and the Company, on a proforma basis, as the continuing entity.

     With the exception of historical information, the matters discussed in this section include forward-looking statements that involve risks and uncertainties. The Company wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed in "Risk Factors" and elsewhere in this Prospectus, could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

PROFORMA BALANCE SHEET

     The following unaudited proforma consolidated balance sheet for the Company has been prepared based upon the historical consolidated balance sheet for Penril as of July 31, 1996 and giving effect to the Transfer and the Distribution and the events that are directly attributable to those transactions. In the opinion of Penril's management, all material adjustments necessary to reflect the effects of the Transfer and the Distribution have been made. Such unaudited proforma information should be read in conjunction with the historical consolidated financial statements of Penril, including the notes thereto, which are included elsewhere in this Prospectus, and the notes to this unaudited proforma consolidated balance sheet.

     The unaudited proforma consolidated balance sheet has been prepared based upon assumptions deemed appropriate by the management of Penril, does not purport to represent what the actual financial position would have been if the Transfer and the Distribution had been consummated at July 31, 1996, may not be indicative of actual results and does not purport to represent the future financial position of the Company.

       UNAUDITED PROFORMA CONSOLIDATED BALANCE SHEET AS OF JULY 31, 1996
                                 (IN THOUSANDS)

                                                        PENRIL      ADJUSTMENTS     AS ADJUSTED
                                                          AS         -- MODEM         -- THE
                                                       REPORTED      BUSINESS         COMPANY
                                                       --------     -----------     -----------
ASSETS
Current Assets
  Cash and cash equivalents..........................  $ 4,237       $                $ 4,237
  Accounts receivable, net...........................    7,044           3,099(1)       3,945
  Inventories........................................    9,684           4,261(2)       5,423
  Deferred income taxes..............................    1,700           1,700(3)          --
  Net assets of discontinued operations..............    7,337              --          7,337
  Other current assets...............................      249              75(2)         174
                                                       -------         -------        -------
     TOTAL CURRENT ASSETS............................   30,251           9,135         21,116
Property and Equipment, net..........................    2,457             346(2)       2,111
Other Assets.........................................    1,072             197(2)         875
                                                       -------         -------        -------
TOTAL ASSETS.........................................  $33,780       $   9,678        $24,102
                                                       =======         =======        =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings..............................  $ 4,000       $   4,000(4)     $    --
  Current portion of long-term debt..................      272                            272
  Accounts payable...................................    6,076           2,673(5)       3,403
  Accrued compensation and commission................    1,347             121(2)       1,226
  Other accrued expenses.............................    1,758             251(2)       1,507
                                                       -------         -------        -------
     TOTAL CURRENT LIABILITIES.......................   13,453           7,045          6,408
Long-Term Debt, net of current portion...............      633              --            633
Other Noncurrent Liabilities.........................    1,479              --          1,479
                                                       -------         -------        -------
TOTAL LIABILITIES....................................   15,565           7,045          8,520
Stockholders' Equity
  Common stock.......................................      109              --            109
  Additional paid-in capital.........................   39,837              --         39,837
  Retained earnings (deficit)........................  (21,581 )         2,633        (24,214)
                                                       -------         -------        -------
                                                        18,365           2,633         15,732
  Equity adjustment from foreign currency
     translation.....................................     (150 )            --           (150)
                                                       -------         -------        -------
TOTAL STOCKHOLDERS' EQUITY...........................   18,215           2,633         15,582
                                                       -------         -------        -------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................................  $33,780       $   9,678        $24,102
                                                       =======         =======        =======

---------------

(1) Adjustments to eliminate estimated Modem Business receivables as of July 31, 1996 based on assumed turnover of receivables to sales.

(2) Adjustments to eliminate specifically identified Modem Business related assets and liabilities to remain with Penril after the Transfer and the Distribution.

(3) Adjustments to eliminate deferred income taxes and other tax benefits to remain with Penril after the Transfer and the Distribution.

(4) Adjustments to eliminate the bank debt to remain with Penril after the Transfer and the Distribution.

(5) Adjustments to eliminate Modem Business related trade payables to remain with Penril after the Transfer and the Distribution.

PROFORMA STATEMENTS OF OPERATIONS

     The following unaudited proforma consolidated statement of operations for the Company has been prepared from the historical results of operations of Penril. The proforma adjustments have been computed assuming the Transfer and the Distribution had been consummated August 1, 1995. This statement should be read in conjunction with the historical consolidated financial statements of Penril including the notes thereto, which are included elsewhere in this Prospectus, the unaudited proforma consolidated balance sheet appearing above and the notes to this unaudited proforma consolidated statement of operations.

     The unaudited proforma consolidated statement of operations has been prepared based upon an identification of those costs that could be directly attributed to the Modem Business. Expenses which were not specifically identified with either the Modem Business or the Remote Access Business remain with the Company; consequently the expenses shown for the Company are in excess of those that would have been incurred had the Company been a stand alone company. This statement does not purport to represent what the actual results of operations would have been for the Company had the Transfer and the Distribution been consummated at the beginning of the period, is not indicative of actual results and does not purport to represent what the results of operations of the Company may be for future periods.

            UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                           FISCAL YEAR ENDED JULY 31, 1996
                                                       ----------------------------------------
                                                       (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
                                                       PENRIL,      ADJUSTMENTS     AS ADJUSTED
                                                          AS         -- MODEM         -- THE
                                                       REPORTED     BUSINESS(1)       COMPANY
                                                       --------     -----------     -----------
Net Revenues from Continuing Operations..............  $39,435       $  19,519(2)    $  19,916
Cost and Expenses:
  Cost of revenues...................................   22,409           9,869(2)       12,540
  Selling, general and administrative................   18,611           2,321(6)       15,917
                                                                           373(7)
  Product development and engineering................    7,389             370(3)        5,624
                                                                           176(4)
                                                                         1,219(5)
  Amortization of cost over net assets acquired......      734                             734
  Provision for restructuring costs..................    9,718                           9,718
  Merger related expenses............................      500                             500
                                                        ------          ------          ------
                                                        59,361          14,328          45,033
Operating Income (Loss) from Continuing Operations...  (19,926)          5,191         (25,117)
Other Expenses:
  Interest expenses..................................     (698)                           (698)
  Other, net.........................................      (44)                            (44)
                                                        ------          ------          ------
                                                          (742)             --            (742)
Income (Loss) from Continuing Operations Before
  Income Taxes.......................................  (20,668)          5,191         (26,859)
Benefit from Income Taxes............................       --              --              --
                                                        ------          ------          ------
Income (Loss) from Continuing Operations............. $(20,668)      $   5,191       $ (26,859)
                                                        ======          ======          ======
Net income (loss) per common and equivalent shares...                                $   (2.78)
                                                                                        ======
Shares used in per share calculations................                                $   9,650
                                                                                        ======

---------------

(1) The adjustments for the Modem Business are only for those items that can be directly attributed to the Modem Business.

(2) Adjustments to exclude the Modem Business revenues and associated costs of sales. Modem Business revenues includes $4.5 million reflecting payment under a license agreement between Penril and Bay entered into in the fourth quarter of fiscal 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Penril and the Company -- Results of Operations -- Fiscal 1996 Compared to Fiscal 1995."

(3) Adjustments to eliminate rent expense related to Modem Business product development and engineering.

(4) Adjustments to eliminate Modem Business related depreciation, amortization and other operating costs.

(5) Adjustments to eliminate Modem Business related engineering labor.

(6) Adjustments to exclude expenses of Penril DataComm, Ltd. and Penril International Ltd. which are attributable to the Modem Business.

(7) Adjustments to exclude marketing and advertising relating to the Modem Business.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                RESULTS OF OPERATIONS OF PENRIL AND THE COMPANY

GENERAL BUSINESS DEVELOPMENTS

     Beginning in fiscal year 1994, Penril began to focus its business on remote access connectivity products. Out of this strategy came Penril's new Remote Access Business. The first phase of the new Remote Access Business includes the Ram Rack and the Access Beyond 1000 Remote Access Server.

     As part of this strategy, Penril's Board of Directors made the decision to sell EMI and consequently, EMI has been classified as a discontinued business. Penril continues to operate EMI and expects EMI to operate at least at a break-even level through the anticipated disposition date, which Penril's management believes will be completed by December 31, 1996. Prior to the end of fiscal 1996, Penril entered into an agreement, subject to certain contingencies, to sell Technipower. The sale was completed on October 11, 1996, with Penril receiving approximately $1.5 million in cash on that date and approximately $2.8 million to be paid pursuant to the agreement on or prior to December 31, 1996. Penril recorded a charge of $640,000 in the fourth quarter of fiscal 1996 for the estimated loss on disposal of both these businesses. No assurance can be given that EMI will be sold or that the timing or terms of any such sale will be favorable to and as anticipated by Penril.

     On June 16, 1996, as amended August 5, 1996, Penril entered into the Merger Agreement with Bay and a subsidiary of Bay. Under the terms of the Merger Agreement, Penril will transfer all of its Remote Access Business and any other assets unrelated to the Modem Business to the Company and then distribute all of the shares of Company Stock to Penril's stockholders. Following the Transfer and the Distribution, the subsidiary of Bay will merge with and into Penril, whose primary remaining operations will consist of the Modem Business, with Penril becoming a wholly owned subsidiary of Bay.

     As a result of all of the above items, in the fourth quarter of fiscal 1996, Penril took actions to strategically restructure the business to focus on the remote access connectivity products, to reduce costs and to improve competitiveness for the long term. This restructuring plan includes the elimination of the VCP and BRX product lines and the introduction of the new Remote Access Business. The decision to restructure and refocus is not dependent upon consummation of the Merger. As a result of this decision to restructure the business, Penril recorded a charge in the fourth quarter of fiscal 1996 of $9.7 million. This charge consisted of a write-down of costs in excess of net assets acquired ($5.0 million), a provision for costs associated with contractual obligations for leased facilities in Hong Kong and Carlstadt, New Jersey ($1.0 million), a provision for the write-down of purchased technology ($1.0 million), a provision for the write-down of inventories and fixed assets ($2.3 million), and a provision for costs associated with termination of approximately 90 employees ($400,000).

     On an annualized basis this plan is expected to reduce labor costs by approximately $3 million, reduce amortization and depreciation expenses by approximately $700,000, and reduce facilities expenses by approximately $300,000. The Company anticipates completion of the employee terminations and consolidation of leased facilities by the end of the second quarter of fiscal 1997, and does not anticipate any additional costs associated with this restructuring plan.

     With the exception of historical information, the matters discussed in this section include forward-looking statements that involve risks and uncertainties. The Company wishes to caution readers that a number of important factors, including those identified in this section as well as factors discussed in "Risk Factors" and elsewhere in this Prospectus, could affect the Company's actual results and cause actual results to differ materially from those in the forward-looking statements.

NEW ACCOUNTING PRONOUNCEMENTS

     During fiscal 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", which requires the Company to review long-lived assets, certain identifiable intangibles, and goodwill related to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of events occurring in the fourth quarter of fiscal 1996, the Company decided to restructure and refocus its remaining businesses. Due to these events, the Company determined that the excess of costs over net assets acquired would not be recoverable, and a charge of $5.0 million was taken in the fourth quarter of fiscal 1996 against the carrying value of this asset. This charge was the remaining balance in the account "Excess of Cost over Fair Value of Net Assets Acquired."

     During fiscal 1996, Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method for stock-based compensation plans, was issued. SFAS 123 includes both recognition and measurement provisions and disclosure requirements for stock-based compensation. The Company has elected not to adopt the recognition and measurement provisions of SFAS 123. The effect of adopting this statement in fiscal 1997 is not deemed to be material.

RESULTS OF OPERATIONS

     As a result of the Merger Agreement with Bay and the spin-off of the LAN and Host Access products business in the Transfer, the following discussion is based on the Penril historical financial statements, with revenues and expenses which could be specifically identified with the modem products shown separately from the LAN and Host Access products. All revenues and expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had the Company been a stand alone company. As noted above, Technipower and EMI are classified as discontinued operations and are not included in this discussion unless otherwise noted. Dollar amounts are reported in thousands.

     FISCAL 1996 COMPARED TO FISCAL 1995

                                                              JULY       JULY
                                                               31,        31,
                                                              1996       1995       CHANGE
                                                             -------    -------    --------
    Revenues:
      LAN and Host Access products.........................  $19,916    $33,637    $(13,721)
      Modem products.......................................   19,519     18,974         545
                                                             -------    -------    --------
                                                             $39,435    $52,611    $(13,176)
                                                             =======    =======    ========

     The decrease in revenues for Penril's LAN and Host Access products was primarily attributable to the continued decline in market demand for terminal servers and multiplexers which resulted in lower volumes and more competitive pricing. The Company intends to phase out these products, which represent older technology, and introduce its new Remote Access Business. The new Remote Access Business is designed to meet the growing demand for remote access technology. The Company believes that its new Remote Access Business has a unique product architecture that combines both remote access and internetworking capabilities which will offer expanded and fully compatible capabilities to the existing customer base as well as offering new customers a product line which will be state of the art in remote access. The Company believes that this new Remote Access Business will be competitively priced and will generate revenues over the next fiscal year to offset the decline in revenue from its older LAN and Host Access products.

     In the fourth quarter of fiscal 1996, Penril and Bay entered into a License Agreement whereby Bay acquired a license to certain intellectual property rights related to Penril's modem technology, and Penril was paid $4.5 million. Revenues for the Modem Business without this license agreement would have been $15.0 million in fiscal 1996 compared with $19.0 million in fiscal 1995. The decrease in revenue from the sale of modem products was due to slower than expected sales of Penril's V.34 modems, and a decline in sales of older modem products. Penril believes that more competitive pricing of its new V.34 modems will result in higher revenues for fiscal 1997 compared to fiscal 1996, and that these higher revenues should offset the continued decline in sales of older modem products.

     Exports represented 44% of Penril's total revenues in fiscal 1996 and 45% of Penril's revenues in fiscal 1995. Approximately 60% of Penril's exports related to modem products in both fiscal 1996 and fiscal 1995. Revenues from Penril's foreign subsidiaries, which are primarily sales and marketing operations (in England and Hong Kong), represented 7% of Penril's total revenues in fiscal 1996 and 5% of Penril's total revenues in fiscal 1995, and over 95% of those revenues were generated from the subsidiary in England. Due to the growing demand worldwide for data communications products, Penril believes it will continue to generate revenue from exports of both its LAN and Host Access products and its modem products. Because of the location of its primary foreign subsidiary, Penril does not believe it has any significant exposure to exchange rate risk.

     In the three years ended July 31, 1996, foreign operations have generated net losses after eliminations of $401,000, $49,000 and $625,000 respectively, while domestic operations generated net losses of $20.3 million in fiscal 1996, net losses of $5.1 million in fiscal 1995, and net income of $2.5 million in fiscal 1994. Penril's foreign operations are sales and distribution locations dealing primarily with modem products and performing no manufacturing. The net losses from foreign operations are due to greater price competitiveness, which has caused a decline in gross profit margins. In addition, Penril has pursued an expansion in its foreign operations sales force resulting in an increase in operating expenses. The net losses from Penril's domestic operations in fiscal 1996 included a restructuring charge of $9.7 million and merger related expenses of $500,000. The net losses from Penril's domestic operations in fiscal 1996 and 1995 were due to lower sales volumes and higher absorption of manufacturing variances and other fixed charges related to Penril's domestic manufacturing operation, compared to fiscal 1994. Penril's domestic manufacturing operations perform all manufacturing for Penril and consequently must absorb all of the unfavorable manufacturing variances resulting from the lower sales volumes.

     As a result of the Merger Agreement with Bay, Penril's foreign operations related to the modem products will remain with Penril. Therefore, Penril's management believes that following the Transfer and the Distribution, the Company's foreign operations will be significantly reduced.

     As a result of the restructuring plan, the Hong Kong subsidiary will be phased out in fiscal 1997, and sales and marketing operations will be performed from the U.S. Penril does not anticipate that the restructuring plan will have a material effect on revenues for either the modem products or the LAN and Host Access products.

                                                              JULY 31,    JULY 31,
                                                                1996        1995      CHANGE
                                                              --------    --------    ------
    Gross Profit Margin:
      LAN and Host Access products..........................     37%         46%        (9%)
      Modem products........................................     49%         41%         8%

     The decrease in the gross profit margins for LAN and Host Access products was due to reductions in product pricing in order to remain competitive in the market place, and increases in manufacturing inefficiencies due to lower sales volumes. As noted above, Penril entered into a License Agreement with Bay in the fourth quarter of fiscal 1996 for $4.5 million. Gross profit margins without this License Agreement would have been 34% in fiscal 1996 compared to 41% in fiscal 1995. The decrease in gross profit margins for modem products was due to higher costs of materials in the V.34 modem product line as well as pricing competition and lower manufacturing efficiencies related to the lower sales volume.

                                                                 JULY       JULY
                                                                  31,        31,
                                                                 1996       1995      CHANGE
                                                                -------    -------    -----
    Selling, general and administrative expenses:
      LAN and Host Access products............................  $16,417    $16,479    $ (62)
      Modem products..........................................    2,694      2,286      408
                                                                -------    -------    -----
                                                                $19,111    $18,765    $ 346
                                                                =======    =======    =====

     Selling, general and administrative expenses decreased for the LAN and Host Access products primarily from lower commissions paid due to lower sales volume. There was also a reduction in personnel costs as a result of eliminating several administrative positions in Penril's Gaithersburg, Maryland facilities during fiscal 1995. This reduction was partially offset by a charge of $500,000 during the fourth quarter of fiscal 1996, for costs incurred related to the Merger. All expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had the Company been a stand alone company.

                                                                   JULY      JULY
                                                                   31,       31,
                                                                   1996      1995     CHANGE
                                                                  ------    ------    -----
    Product development expenses:
      LAN and Host Access products..............................  $5,624    $5,520    $ 104
      Modem products............................................   1,765     1,918     (153)
                                                                  ------    ------    -----
                                                                  $7,389    $7,438    $ (49)
                                                                  ======    ======    =====

     Product development expenses for the LAN and Host Access products increased because of an increase in personnel costs related to development of the new Remote Access Business. Modem product development expenses decreased because of reductions in personnel costs as a result of Penril's cost reduction efforts in fiscal 1995. All expenses which could not be specifically identified with the modem products were included with the LAN and Host Access products, consequently the expenses for the LAN and Host Access products are in excess of those that would have been incurred had the Company been a stand alone company.

                                                                   JULY     JULY
                                                                   31,      31,
                                                                   1996     1995     CHANGE
                                                                   ----    ------    -----
    Interest expense.............................................  $698    $1,228    $(530)

     During fiscal 1996, Penril sold Penril Stock in private placements which generated approximately $14.7 million in cash. A portion of the proceeds was used to repay all term debt during fiscal 1996, which resulted in decreased interest expense.

     FISCAL 1995 COMPARED TO FISCAL 1994

                                                               JULY       JULY
                                                                31,        31,
                                                               1995       1994      CHANGE
                                                              -------    -------    -------
    Revenues:
      LAN and Host Access products..........................  $33,637    $39,011    $(5,374)
      Modem products........................................   18,974     22,827     (3,853)
                                                              -------    -------    -------
                                                              $52,611    $61,838    $(9,227)
                                                              =======    =======    =======

     The decrease in revenues for Penril's LAN and Host Access products was primarily attributable to the declining market for terminal servers and multiplexers as these products were reaching the end of the product life cycle, and to a decrease in orders from some of Penril's OEM customers. The decrease in revenues from modem products was due to unexpected delays in shipment of the
V.34 and V.34bis modems. Part of this delay resulted in a decline in total exports to $23.6 million in fiscal 1995 from $25.6 million in fiscal 1994.

                                                             JULY 31,    JULY 31,
                                                               1995        1994      CHANGE
                                                             --------    --------    ------
     Gross Profit Margin:
       LAN and Host Access products........................      46%        54%        (8%)
       Modem products......................................      41%        45%        (4%)

The decrease in gross profit margins for LAN and Host Access products was due to lower manufacturing efficiencies. The decrease in gross profit margins for modem products was due to costs associated with the initial production of the V.34 modem product line, lower manufacturing efficiencies and pricing competition related to the decrease in sales.

                                                                JULY       JULY
                                                                 31,        31,
                                                                1995       1994      CHANGE
                                                               -------    -------    -----
     Selling, general and administrative expenses:
       LAN and Host Access products..........................  $16,479    $16,965    $(486)
       Modem products........................................    2,286      1,850      436
                                                               -------    -------    -----
                                                               $18,765    $18,815    $ (50)
                                                               =======    =======    =====

     Selling, general and administrative expenses decreased for LAN and Host Access products primarily because of a reduction in personnel costs as a result of eliminating several administrative positions in Penril's Gaithersburg, Maryland facilities during fiscal 1995 as part of Penril's cost reduction program. Selling, general and administrative expenses for modem products increased primarily due to additional allowances for bad debts.

                                                                 JULY      JULY
                                                                 31,       31,
                                                                 1995      1994     CHANGE
                                                                ------    ------    -------
     Product development expenses:
       LAN and Host Access products...........................  $5,520    $6,797    $(1,277)
       Modem products.........................................   1,918     2,020       (102)
                                                                ------    ------    -------
                                                                $7,438    $8,817    $(1,379)
                                                                ======    ======    =======

     Product development expenses decreased because of reductions in personnel costs as a result of Penril's cost reduction efforts in fiscal 1995 and 1994.

                                                             JULY 31,    JULY 31,
                                                               1995        1994      CHANGE
                                                             --------    --------    ------
     Interest expense......................................   $1,228       $908       $320

     Interest expense increased because of the increase in the prime rate from 7% in fiscal 1994 to 9% in fiscal 1995, and because the rate charged Penril by its principal bank was raised from prime plus 1/2% to prime plus 2%.

LIQUIDITY AND CAPITAL RESOURCES

     During fiscal 1996, Penril sold 2,607,000 shares of Penril Stock in two unrelated series of private placements which generated aggregate proceeds of $14.7 million. The aggregate proceeds were used to repay all of Penril's bank term debt and all its outstanding subordinated debt, which together totaled $4.8 million, and to fund general working capital needs including the loss of $11.1 million (excluding restructuring charges) for fiscal 1996.

     As a result of the strategic business plan to restructure Penril, Penril recorded a restructuring charge of $9.7 million in the fourth quarter of fiscal 1996. This restructuring charge included non-cash items for the write-down of costs in excess of net assets acquired ($5.0 million), a provision for the write-down of purchased technology ($1.0 million) and a provision for the write-down of inventory ($2.2 million). This restructuring charge also included items that will require future cash expenditures by the Company for employee severance ($400,000) and obligations for leased facilities ($1.0 million). The severance payments to employees will occur in the fiscal 1997 second quarter and the payments under the leased facilities obligations will occur over the remaining life of the lease with $282,000 due in fiscal 1997, $289,000 due in fiscal 1998 and $440,000 due after fiscal 1998.

     As a result of lower than expected sales and the buildup of inventory to support the new Remote Access Business, inventory levels of Penril increased $1.3 million during the first nine months of fiscal 1996. Consequently, Penril started a program to reduce inventories that resulted in a fourth quarter reduction of approximately $750,000. In addition, as noted above, Penril recorded an inventory write-down provision of $2.2 million as part of the restructuring charge. These actions resulted in Penril's inventory levels declining to $9.7 million at July 31, 1996, or a reduction of $1.7 million below the July 31, 1995 inventory level of $11.4 million.

     Contributing to Penril's cash flow in fiscal 1996 was a reduction in accounts receivable of $6.5 million. This reduction was the result of the lower sales volumes in fiscal 1996 compared to fiscal 1995 and an aggressive collection effort that reduced the average collection time from 94 days in fiscal 1995 to 65 days in fiscal 1996.

     Penril's accounts payable declined by $2.1 million, also as a result of the lower level of business.

     As part of the Transfer, the Company is to receive all the cash and cash equivalents of Penril. As of September 25, 1996, Penril had cash and cash equivalents of approximately $3.8 million. In addition, Penril is expected to generate cash from several non-operating sources. These anticipated sources include the following:

          Penril settled a law suit with Standard Micro Systems Corp. on September 24, 1996. Pursuant to the settlement agreement, Penril is to receive, in October 1996, $3.5 million in cash after all related expenses have been paid.

          On October 11, 1996, Penril sold the assets of Technipower for $4.3 million. Penril received approximately $1.5 million in cash on that date, with the remaining $2.8 million payment being due, pursuant to the terms of the agreement, on or prior to December 31, 1996.

          Penril is in discussions with a potential buyer of EMI. Although there can be no assurance that a sale of EMI will occur, Penril's management believes that the sale of EMI will be completed by December 31, 1996 with expected net cash proceeds of $3.0 million to $3.5 million after transaction expenses.

     As part of the Merger Agreement with Bay, the Company will receive $1.5 million at the closing pursuant to the Transitional Services Agreement with Penril.

     Between September 25, 1996 and the Distribution, Penril also expects to receive approximately $5 million from the exercise of employee and non-employee director stock options. Of this amount, approximately $4.6 million was received between September 25, 1996 and October 11, 1996. The cash generated from the exercises is expected to be used for the expenditures related to the Merger and the Transfer. These expenditures include legal and accounting fees of approximately $650,000, investment banker fees of approximately $1.3 million and change of control payments due to certain officers of Penril of $1.3 million.

     Penril currently has a line of credit with its principal bank. The agreement provides a maximum working capital facility of $5.5 million with borrowing based on qualified accounts receivable and secured by substantially all of Penril's assets. Interest accrues at the bank's prime rate plus 2% with a commitment fee of 3/8% on the unused portion of the facility. In the event the facility is canceled prior to its expiration, there is a fee due the bank equal to 3% of the total facility. As of July 31, 1996, Penril had borrowed $4 million under the line and had utilized another $90,000 in connection with a standby letter of credit. Pursuant to the Merger Agreement, after the Merger Penril will retain bank debt up to a maximum of $4 million.

     Currently there are discussions with lending institutions regarding a line of credit for the Company after the Transfer. Management believes the Company will be able to secure a line of credit after the Transfer, although there can be no assurances that a line of credit will be secured, and if secured will be on economic terms favorable to the Company.

     Penril's management believes that during the first 12 months following the Distribution the Company will have cash expenditures of approximately $2.2 million for fixed assets and capitalized technology purchases and $700,000 related to the employee severance and lease obligations noted above.

     Immediately following the Distribution, management believes the Company will have $7.8 million in cash as well as the right to receive a payment of $2.8 million from the sale of Technipower and possibly proceeds from the sale of EMI. Based on the Company's expectation with respect to product development and production, the Company's cash from operations alone will not satisfy the Company's cash requirements during the first 12 months following the Distribution. However, the Company expects that cash on hand as noted above, cash from operations and cash from the sources discussed above, will satisfy the Company's cash requirements during the first 12 months after the Distribution. There can be no assurance that product development will proceed at the expected pace, that the Company's sales will achieve expected levels, that staffing and facilities required will be able to be maintained at the reduced levels expected under the restructuring plan referred to above, or that other competitive factors will not result in cash from operations being less than expected by management. However, the Company has the ability to defer product development and marketing expenditures if necessary, to match with cash flow. The deferral of these expenditures could have a negative impact on future sales of the Company's products. The Company believes, based on its expected cash on hand, cash from operations, cash from the sources discussed above and the anticipated bank line of credit, that there will be adequate cash flow to fund the Company's operations.

                                    BUSINESS

GENERAL

     The Company, which is a wholly-owned subsidiary of Penril, was recently formed by Penril solely for the purpose of effecting the Merger and the Distribution. Until shortly before the Merger, the Company will own no material assets and will not conduct any business activities other than in connection with the Distribution and the Merger. Prior to the Merger, Penril will transfer to the Company, as a capital contribution, all of the right, title and interest in all of Penril's Remote Access Business and all other businesses and assets and corresponding liabilities of Penril unrelated to the Modem Business. Upon consummation of the Merger, a subsidiary of Bay will merge with and into Penril, Penril will become a wholly-owned subsidiary of Bay, and the Company will continue with its own separate corporate existence unaffiliated with Penril.

     While the Company is a newly formed corporate entity, the Remote Access Business to be contributed to the Company by Penril has an operating history consisting of the development and sales of LAN and Host Access products and the development of a new product family called Access Beyond. In connection with the Remote Access Business, the Company engages in the development and marketing of network access devices which enable local, remote or mobile users to access network resources located at remote sites, central sites or any other point in the network.

PRODUCTS

     The Company's product line consists largely of products which serve the LAN and Host Access markets and a new product family called Access Beyond, serving the remote access market.

     The LAN and Host Access products currently sold by the Company include statistical multiplexers and host access servers (VCX), Ethernet terminal servers (CSX), Ethernet local and remote bridge routers (BRX), and a line of CSU/DSU wide area products. The Company's new Access Beyond product family is targeted at the remote access market, providing a scaleable, modular platform into which a variety of connectivity options are expected to be offered, and allowing room for growth and investment protection. The Access Beyond family of products is expected to replicate the function of most of the LAN and Host Access products, allowing the Company to phase out LAN and Host Access products models in favor of new Access Beyond models. Each of the LAN and Host Access products provides the Company with an existing revenue stream as well as an installed base. Sales of LAN and Host Access products will initially provide a significant portion of the revenues of the Company.

     The VCX product line of multiplexers ranges from 4-port remote site multiplexers to enterprise solutions providing up to 304 ports or 36 trunk lines and multipurpose communication servers that combine both wide area network ("WAN") and LAN capabilities. These products can function as a data PBX, X.25 PAD, statistical multiplexer, terminal server or any combination of these. Although the market for these products is in decline, the Company continues to serve the installed base and fulfill customer applications.

     The CSX Ethernet communications server family provides local and dialup access to Ethernet LANs. Available as either 8-port or 16-port stand alone units or as a modular chassis based solution, the CSX server provides terminal and dialup access for TCP/IP networks. The BRX family includes modular switching routers that provide up to 16 LAN ports and 2 WAN ports. A key element to the BRX product line is in the Constellation software which provides a scaleable router/switching solution. The Company believes that the Constellation software, which uses an architecture called Logical Bridge Routing, enables network managers to optimize bridge/router port configurations for efficient high performance. The Constellation software is one of the key elements in the new Access Beyond product line.

     The Company anticipates that a wide range of Access Beyond models will be available to meet varying site requirements, with chassis sizes ranging from small 4-port units to completely modular 196-port units, thus allowing the user to customize the chassis-based units to provide a unique mix of LAN and WAN interfaces that meet the specific demands of its network environment. Interface options are expected to include: Ethernet backbone and end user ports, integrated WAN interfaces, analog modems, digital modems, CSU/DSU and ISDN interfaces. The modularity and scaleability of the Access Beyond product family is intended to give the customer flexibility in network configuration and expansion potential.

     The first phase of Access Beyond includes Ram Rack, a high density modem product and Access Beyond 1000 Remote Access Servers, which are now being shipped to customers. These products provide remote users with competitively priced remote access to Novell, TCP/IP and Appletalk networks. The next phase of the Access Beyond rollout is expected to include the Access Beyond 2400 and Access Beyond 4400 modular chassis systems. These products are designed to expand the flexibility of the product line with optional interfaces for direct terminal connections, integrated V.34 modems and integrated ISDN terminal adapters, along with LAN and high speed WAN (T1/E1/PRI) connectivity.

     The Company anticipates that future enhancements to its remote access software will provide integration of the remote access capabilities with full multi-protocol routing. This combination is expected to provide additional connectivity options and reduced access costs for corporate remote access networks by allowing a single Access Beyond server to replace several separate competitive devices. The software features of Access Beyond are and will be focused on solving the problems of corporate remote LAN access. With the growth of the Internet and the World Wide Web, corporate telecommuters and traveling employees now require simultaneous support for multiple networking protocols allowing access to a wide variety of applications. Networking security is provided via a collection of security options.

     All Access Beyond products will be monitored and configured with a graphical, menu-driven Windows-based management tool that provides real-time management control over the Access Beyond products. This management tool will be based on the industry standard SNMP protocol to ensure interoperability with equipment and management systems from other vendors.

     The Company expects that it will deliver the industry's first unified approach to remote access, with one comprehensive product line that can supply both LAN and WAN technologies required in a single architecture, with complete management control, and new levels of investment protection for end users. Existing applications will be changed from dedicated services to faster, lower cost and more flexible services such as Frame Relay and Ethernet. Access Beyond is intended to provide a migration path from these older networks to the remote access networks of the future.

DISCONTINUED OPERATIONS

     Technipower. Technipower, a wholly-owned subsidiary of Penril, manufactures uninterruptible power supplies and power regulating equipment. In July 1995, the Penril Board decided to focus more of Penril's resources on its main business of data communications and therefore determined to treat Technipower as a discontinued operation. On July 16, 1996, Penril announced it had entered into an agreement to sell Technipower subject to certain contingencies. On October 11, 1996, Penril sold the assets of Technipower for $4.3 million. On that date, Penril received approximately $1.5 million in cash, with approximately $2.8 million to be paid pursuant to the agreement prior to December 31, 1996. All liabilities related to Technipower which otherwise would be the obligations of Penril will, from and after the Transfer, be the obligations of the Company.

     EMI. Another wholly-owned subsidiary of Penril, EMI, specializes in the production of sophisticated high frequency electronic instrumentation equipment. The Penril Board of Directors determined to sell EMI and therefore EMI has been classified as a discontinued operation. Penril is in the process of selling EMI.

However, because it is unlikely that EMI will be sold prior to consummation of the Distribution, it is anticipated that the assets and liabilities of EMI will be contributed to the Company as part of the Transfer.

SUPPLIERS

     Material and components for the Company's products are purchased from outside suppliers. While most components are available from several suppliers, a few are provided from sole-source vendors. The Company believes that in most cases alternative sources of supply could be obtained within a reasonable time period; however, an interruption in the supply of such components could have a temporary adverse effect on the Company's operations.

PATENTS, COPYRIGHTS AND LICENSES

     The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, several patents, patent applications, trademarks, trade names, service marks, copyrights, schematics, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or material essential and necessary to the business of the Company. The Company may desire in the future to obtain additional licenses related to its products and believes, based on industry practice, that any necessary licenses could be obtained. The costs of such licenses may vary significantly depending on the nature of the technology involved.

     The patents owned by EMI include patents entitled "Fiber Optic Connector" and "Guard Time Elimination in a Time-Division Multiplexed, Active Star-coupled, Half-duplex Mode, Synchronous Communications Network." The United States trademarks, tradenames and service marks owned by EMI includes ELECTRO-METRICS. These patents, trademarks, tradenames and service marks are currently intended to be sold as part of the assets of EMI. If the sale of that subsidiary is not consummated prior to the Transfer, these patents, trademarks, tradenames, and service marks will be contributed to the Company as part of EMI.

     The United States trademarks, tradenames and service marks owned by the Company include ACCESS BEYOND, MULTIVERTER, FORSITE, MUX/ROUTER and SUNUPS.

     The Company currently licenses technology including integrated access software; CSU/DSU technology; frame relay assembler disassembler technology; PC/TCP SNMP technology; terminal emulation software; remote access software; router card technology and software; network management software; and basic frame relay software for LAN interconnect products.

     On June 16, 1996, Penril and Bay entered into a Development and License Agreement on behalf of the Company whereby Bay licensed to Penril, on behalf of the Company certain intellectual property, software, and technical know-how relating to certain 24-port Digital Modem Cards. The agreement contemplates that Bay will develop a 24-port Digital Modem Card for the Company, train the Company's personnel in the underlying technology, and provide technical assistance where necessary to permit the Company to market this digital technology.

     In connection with the Transfer, Penril and the Company will enter into a Technology License Agreement whereby Penril will license to the Company certain intellectual property, software and technical know-how, including those relating to a patent jointly owned by Penril and the University of Maryland. The Technology License Agreement will also obligate Penril to use its best efforts to obtain for the Company all rights obtained by Penril pursuant to cross licensing agreements involving such jointly owned patent.

BACKLOG

     A significant portion of data communications revenues are based on customer purchase orders with immediate shipment requirements. Backlog, which tends not to be significant in data communications products, is a result of the occasional customer order with future scheduled shipment requirements or misalignment of demand and production of a particular product. Because data communications revenues constitute such a significant portion of the revenues of the Company, the Company believes that the dollar amount of backlog at any given time is not indicative of the actual level of revenues which will ultimately be realized during future periods. Consequently, the Company believes that the amount of backlog is not a material consideration in understanding the Company's business operations.

COMPETITION

     The Company encounters substantial competition in the marketing of its products and many of its competitors have greater financial, marketing and technical resources. Important competitive factors in the markets for the Company's products are established customer base, product performance and features, service and support as well as price. The Company believes that it competes favorably with respect to these factors. There can be no assurance that the Company's products will compete successfully with competitive products that may be offered in the future or that aggressive pricing will not negatively impact the profitability of the Company.

SALES AND MARKETING

     The Company's distribution channel is composed of value-added resellers
(VARs), original equipment manufacturers (OEMs) and distributors in more than 40 countries. Sales to end-user customers account for less than 10% of the Company's revenues. This multi-channel strategy allows the Company to meet specific customer needs while giving coverage to the worldwide markets.

     Value Added Resellers. VARs integrate the Company's products with products of other vendors, into networking systems that are sold directly to end-users. VARs also sell the Company's products as stand-alone units. Sales to VARs are made at discounts based on purchase volumes and other incentive programs.

     Original Equipment Manufacturers. The Company also customizes its product for sale through OEMs. This customization may range from simple private labeling of existing products to complete customization of software and/or hardware to fit the product lines of the OEM.

     Distributors. The Company also sells its products to distributors who generally resell to VARs and other dealers. Distributors generally provide a minimal level of systems integration. The Company offers sales and marketing programs to assist distributors in promoting, selling and supporting the Company's products.

     Many of the Company's VARs and distributors carry products which are complementary to, or compete with, those of the Company, and may choose to give higher priority to products of other suppliers or competitors of the Company.

CUSTOMER SUPPORT, SERVICE AND WARRANTY

     The Company services, repairs and provides technical support for its products. A large portion of these support activities, provided through a 24 hour United States support center, are related to software and hardware configuration. The Company sells products with end-user warranty periods of up to sixty months. Following the expiration of the warranty period, if any, the Company offers services on a time and materials basis, or under maintenance contracts.

RESEARCH AND DEVELOPMENT

     Under its own sponsorship, the Company is continuously engaged in the development of new products as well as the development and enhancement of its existing products. The Company expensed approximately $5,624,000 (28% of consolidated revenues) for product development and engineering during fiscal 1996 compared to $5,520,000 (16% of consolidated revenues) in fiscal 1995 and $6,797,000 (17% of consolidated revenues) in fiscal 1994.

PROPERTIES

     The Company's executive offices will be located in Gaithersburg, Maryland in facilities which the Company will sublease from Penril. The overlease between Penril and Real Estate Income Partners III is for 54,874 square feet and expires on September 30, 1999. The sublease between Penril and the Company will commence on the date of the Distribution, or upon the Company's occupancy of the property, whichever is earlier, and will provide for the sublease of all the premises with an expiration date of September 30, 1999. The Company will assume all costs and expenses under the overlease including rental payments. The Company's monthly payment for rent and additional charges will be approximately $66,219. See "Certain Transactions -- Sublease Agreement".

     The Company will lease a research and development facility in Carlstadt, New Jersey. The lease is for approximately 44,403 square feet and expires in September 2001. In addition to the facilities mentioned above, the Company will also lease several sales offices throughout the United States. The Company believes its properties will be adequate for its needs.

     In addition, EMI is a party to a lease for a manufacturing facility located in Johnstown, New York containing approximately 40,400 square feet (the "EMI Lease"). The EMI Lease expires in August 2005. In the event EMI is not sold prior to the Distribution, the aforementioned lease obligations of EMI will be contributed by Penril to Access Beyond as part of the Transfer. Technipower is a party to a lease for a manufacturing facility located in Danbury, Connecticut containing approximately 30,000 square feet (the "Technipower Lease"). The Technipower Lease expires in February 1998. The Company may remain contingently obligated under the terms of the Technipower Lease. See "-- Discontinued Operations".

EMPLOYEES

     It is expected that the Company will employ approximately 160 employees as of the Distribution Date. The Company believes that its future success will depend largely on its ability to retain certain key personnel and to recruit and retain additional highly skilled employees who are in great demand. The Company will have employment contracts with certain officers, but does not have employment contracts with its other employees. See "Management -- Employment and Consulting Agreements".

LEGAL PROCEEDINGS

     Penril is involved in various claims and lawsuits incidental to its business. The Company has assumed the liabilities which may arise out of certain lawsuits to which Penril is a party, the more significant of which lawsuits are discussed below. All costs, expenses, liabilities and obligations of the litigation discussed below have been assumed by the Company and all recoveries from such litigation will be realized by the Company. In the opinion of management, the Company is adequately reserved against such claims and lawsuits, and any ultimate liability arising out of such claims and lawsuits will not have a material adverse effect on the financial condition or operations of the Company.

     On June 1, 1993 Penril initiated a lawsuit against Standard Microsystems Corp. ("SMC"), SMC Massachusetts, Inc., Ashraf M. Dahad and Kwabena Akufo (the "SMC Defendants") in the Circuit Court of Maryland for Montgomery County for breach of contract including, among other things, failure to transfer technology, unfair competition and false representations. Penril sought relief in an aggregate amount of approximately $50 million. The SMC Defendants subsequently brought a counterclaim alleging fraud and breach of contract and seeking recovery of amounts due under the contract which are alleged to be approximately $1,650,000 in compensatory damages plus unspecified punitive damages. In September 1996, Penril and the SMC Defendants agreed to drop the fraud charges and to settle the contractual dispute. Penril will receive from SMC, in settlement of the litigation, $3.5 million, net of legal fees, in the first quarter of fiscal 1997.

     On December 24, 1994, Penril filed a complaint against Network Systems Corporation of Minneapolis, Minnesota ("NSC") in the Circuit Court of Maryland for Montgomery County. The litigation arises out of a contract in which Penril agreed to develop certain computer hardware and software to NSC's specifications. Penril alleges breach of contract, fraudulent inducement and defamation and is seeking specific performance, compensatory damages of $2,000,000 and punitive damages of $5,000,000. On March 28, 1995, NSC filed an answer and counterclaim in which NSC alleges negligent misrepresentation, fraud and breach of contract by Penril. NSC is seeking rescission of the contract, restitution of monies paid by NSC to Penril, compensatory damages of $5,000,000 and punitive damages in an unspecified amount. As of September 30, 1996, the litigation was in the discovery stage.

     Digital Equipment Corporation ("DEC") has claimed, through a series of written communications, that Penril has violated DEC patents related to DEC LAT technology. Penril has taken the position that Datability, Inc., prior to its acquisition by Penril, had a relationship with DEC that involved the development of LAT for which Datability has not collected. Both DEC and Penril have taken the position that it is in the best interests of both parties to work toward a fair resolution. As of September 30, 1996 no formal claims have been filed.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Pursuant to the Company Certificate and the Company's By-laws ("By-laws"), the Board of Directors of the Company (the "Board of Directors") is divided into three classes with each director serving a three year term (after the initial term). The following table sets forth certain information as to persons who will serve as directors and executive officers of the Company after the Distribution. The directors of Class I will hold office until the first scheduled annual meeting of stockholders in 1997, the directors of Class II will hold office until the annual meeting of stockholders in 1998 and the director of Class III will hold office until the annual meeting of stockholders in 1999. Thereafter, stockholders will elect the directors of each Class at the appropriate succeeding annual meeting of stockholders.

Directors

NAME AND AGE                                PRINCIPAL OCCUPATION INFORMATION
------------                                --------------------------------
Class I -- Term Expiring at 1997
  Annual Meeting
Barbara Perrier, 41                         Ms. Perrier has served as Chief Financial Officer of
                                            Communication Systems Technology, Inc., a developer
                                            of software and hardware communications and control
                                            equipment, since March 1996. Ms. Perrier served as
                                            President of VideoGrafects, Inc., a multimedia
                                            communications company specializing in the
                                            production of video and computer based material,
                                            from its founding in August 1992 until the Company
                                            was sold to French Bray in March 1996. Prior to
                                            founding VideoGrafects, Inc., Ms. Perrier was a
                                            special (investing) partner with New Enterprise
                                            Associates, a venture capital firm.

Paul Schaller, 48                           Mr. Schaller has served as President of Schaller
                                            Associates, a management consulting firm, since
                                            March, 1996. From September, 1995 to March 1996, Mr.
                                            Schaller was Vice President of Business Development
                                            with the LAN Switching Division of FORE Systems,
                                            Inc., a provider of ATM switching solutions. From
                                            August 1993 to August 1995, Mr. Schaller was the
                                            Vice President of Marketing at Alantec, Inc., a
                                            provider of routing switches for the internetworking
                                            market. Mr. Schaller was Vice President of Sales and
                                            Marketing at Harmonic Lightwaves, Inc., a fiber
                                            optic equipment provider from 1992 to 1993. From
                                            1982 to 1991 Mr. Schaller was Vice President of
                                            Sales and Marketing and General Manager of the
                                            Digital Division of Vitalink Corporation, a provider
                                            of remote internetworking equipment.

NAME AND AGE                                PRINCIPAL OCCUPATION INFORMATION
------------                                --------------------------------
Class II -- Term Expiring at 1998
  Annual Meeting
John Howard, 43                             Mr. Howard has served as Chief Executive Officer of
                                            Gryphon Capital Partners Corporation, an investment
                                            firm, since January 1996. He served as Co-Chief
                                            Executive Officer of Vestar Capital Partners, a
                                            leveraged buyout firm, from 1990 to December 1995.
                                            Mr. Howard is also a director of Celestial
                                            Seasonings, Inc., a manufacturer of herbal teas,
                                            Dyersburg Fabrics, Inc., a textile manufacturer, and
                                            Clark Schwebel Inc., a fiberglass and Kevlar weaver.
                                            Mr. Howard is the brother of Ronald A. Howard.
Arthur Samberg, 55                          Mr. Samberg has served as President of
                                            Dawson-Samberg Capital Management, Inc., a
                                            registered investment advisor, since 1985. Mr.
                                            Samberg is a General Partner and senior portfolio
                                            manager of Pequot Partners Fund, L.P., Pequot
                                            International Fund Inc. and Pequot Endowment Fund,
                                            L.P.
Class III -- Term Expiring at 1999
  Annual Meeting
Ronald A. Howard, 40,                       Prior to the Distribution, Mr. Howard will be named
Chairman of the Board,                      Chairman of the Board, President and Chief Executive
President and Chief                         Officer of the Company. Mr. Howard has served as
Executive Officer                           President of the Datability Networks Division of
                                            Penril since 1994, and as Co-President of the
                                            Division from May 1993 until November 1994. He has
                                            held the position of Executive Vice President of
                                            Penril from May 1993. Mr. Howard was President of
                                            Datability Inc. from its founding in 1977 until it
                                            was acquired by Penril in May 1993.

Executive Officers (other than Directors)

NAME, AGE AND PRINCIPAL POSITION            PRINCIPAL OCCUPATION INFORMATION
--------------------------------            --------------------------------
Richard D. Rose, 41,                        Mr. Rose was named Senior Vice President, Chief
Senior Vice President, Chief                Financial Officer and Treasurer of the Company in
Financial Officer and Treasurer             August 1996 after having served as Senior Vice
                                            President and Chief Financial Officer of Penril
                                            since April 1996 and as Chief Financial Officer of
                                            Penril since November 1994. He held the position of
                                            Vice President Finance of Penril from February 1994
                                            until April 1996 and Corporate Controller from 1988
                                            until February 1994. Mr. Rose was named Vice
                                            President-Controller and Principal Accounting
                                            Officer of Penril in December 1990 and served in
                                            said capacity until February 1994.
John Clary, 50,                             Mr. Clary was named Vice President of Strategic
Senior Vice President and Chief             Planning of Penril in August 1996. From May 1995
Operating Officer                           until joining Penril, he was President and
                                            co-founder of Outsource Solutions, Inc., an
                                            electronics manufacturing services company. For more
                                            than five years prior to May 1995, Mr. Clary held
                                            several senior level management positions, most
                                            recently as Senior Vice President, Product
                                            Operations, with Network Equipment Technologies, a
                                            WAN equipment manufacturing company.

NAME, AGE AND PRINCIPAL POSITION            PRINCIPAL OCCUPATION INFORMATION
--------------------------------            --------------------------------
James P. Gallagher, 52,                     Mr. Gallagher was named Vice President -- Sales of
Vice President -- Sales                     the Penril Datability Networks Division of Penril in
                                            November 1994. From May 1993, when Penril acquired
                                            Datability, Inc, until November 1994, Mr. Gallagher
                                            was Vice President, North and South American Sales
                                            of the Datability Networks Division. At Datability,
                                            Inc, he was Vice President of Sales from April 1990
                                            until May 1993.
Mark Silverman, 34,                         Mr. Silverman has been employed for more than five
Vice President -- Research and              years by either the Datability Networks Division of
Development                                 Penril or Datability, Inc. In January 1996, he was
                                            named Vice President, Product Development for
                                            Internetworking Products. His prior positions with
                                            Penril and Datability, Inc. included Director of
                                            Product Development from September 1992 to January
                                            1996, Manager of Hardware Development from March
                                            1990 to September 1992 and Hardware Engineer from
                                            October 1987 to March 1990.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an Audit Committee and a Compensation Committee.

     The general functions of the Audit Committee include selecting the independent auditors (or recommending such action to the Board of Directors), evaluating the performance of the independent auditors and their fees for services, reviewing the scope of the annual audit with the independent auditors and the results of the audit with management and the independent auditors, consulting with management, internal auditors and the independent auditors as to the systems of internal accounting controls, and reviewing the nonaudit services performed by the independent auditors and considering the effect, if any, on their independence. The members of the Audit Committee will be outside directors and will be determined by the full Board of Directors of the Company.

     The Compensation Committee is authorized and directed to (i) review and approve the compensation and benefits of the Company's executive officers, (ii) review and approve the annual salary plans, (iii) review management organization and development, (iv) review and advise management regarding the benefits, including bonuses, and other terms and conditions of employment of other employees, (v) administer the Incentive Plan (defined below) and the granting of options under that plan, the Directors' Plan (defined below) and any other plans that may be established, (vi) review and recommend for the approval of the Board of Directors of the Company the compensation of directors, and (vii) determine the compensation and benefits of the Chief Executive Officer and review and approve, or modify if appropriate, the recommendations of the Chief Executive Officer with respect to compensation and benefits of other executive officers. The members of the Compensation Committee will be outside directors and will be determined by the full Board of Directors.

COMPENSATION OF DIRECTORS

     Members of the Board of Directors of the Company who are also employees of the Company will not receive any additional compensation for service on the Board of Directors or any committees of the Board of Directors. Members of the Board of Directors of the Company who are not employees will receive an annual retainer of $5,000 plus a stipend of $1,000 for each Board meeting attended. Non-employee directors will receive additional stipends for service on committees of the Board of Directors of the Company of $1,000 per committee meeting not held on the same day as a Board meeting.

EXECUTIVE COMPENSATION

     The following tables show information with respect to the annual compensation for services in all capacities to Penril for the fiscal years ended July 31, 1996, 1995 and 1994 of those persons who will be at the Distribution Date, (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "named executive officers") who were employed by Penril during fiscal 1996.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                             ANNUAL                   COMPENSATION AWARDS
                                          COMPENSATION        -----------------------------------
                 NAME AND               -----------------          STOCK             ALL OTHER
            PRINCIPAL POSITION          YEAR      SALARY        OPTIONS(1)        COMPENSATION(2)
    ----------------------------------- ----     --------     ---------------     ---------------
    Ronald A. Howard................... 1996     $221,877         250,000             $   784
    Chairman of the Board,              1995     $200,000          30,000             $ 5,458
    President and Chief                 1994     $203,333              --             $   250
    Executive Officer
    John Clary (3).....................   --           --              --                  --
    Senior Vice President
    and Chief Operating Officer
    Richard D. Rose.................... 1996     $153,768          30,000             $ 4,746
    Senior Vice President and           1995     $125,848          20,000             $ 4,547
    Chief Financial Officer             1994     $115,335           5,000             $ 4,311
    James Gallagher.................... 1996     $188,293          20,000             $   300
    Vice President -- Worldwide Sales   1995     $167,786          10,000             $   250
                                        1994     $168,858              --             $   250
    Mark Silverman..................... 1996     $109,577          15,000             $   300
    Vice President -- Research          1995     $105,674           5,000             $   250
    and Development                     1994     $101,923              --             $   250

---------------

(1) Number of shares granted under the 1986 Incentive Plan of Penril. The options are exercisable at prices ranging from $2.31 to $8.00 per share, the fair market value at the date of grant. Penril does not grant SARs.

(2) Includes for fiscal 1996, $300 paid for the benefit of each of the named executives pursuant to the Company's 401(k) Plan. Also includes $274 each for Mr. Howard and Mr. Rose, under the Company's Split-Dollar Life Insurance Program and for Mr. Howard and Mr. Rose, $210 and $3,172 respectively, paid to the Exec-U-Care Medical Insurance Trust.

(3) Mr. Clary joined Penril on August 5, 1996, as Vice President of Strategic Planning, at an annual salary of $150,000.

                    PENRIL OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                      VALUE AT ASSUMED
                                         % OF                                                      ANNUAL RATES OF STOCK
                                    TOTAL OPTIONS                                                  PRICE APPRECIATION FOR
                                      GRANTED TO                                                       OPTION TERM(2)
                         OPTIONS     EMPLOYEES IN   EXERCISE OR  MARKET PRICE ON                   ----------------------
                        GRANTED(1)  FISCAL YEAR(1)  BASE PRICE    DATE OF GRANT   EXPIRATION DATE      5%         10%
                        ----------  --------------  -----------  ---------------  ---------------  ----------  ----------
Ronald A. Howard.......   250,000        44.3%        $ 7.875        $ 7.875         09/08/2005    $1,238,136  $3,137,680
Richard D. Rose........    20,000         3.5%          6.440          6.440         04/09/2006    $   81,002  $  205,274
Richard D. Rose........    10,000         1.8%          5.690          5.690         11/03/2005    $   35,784  $   90,684
James Gallagher........    10,000         1.8%          6.440          6.440         04/09/2006    $   40,501  $  102,637
James Gallagher........    10,000         1.8%          7.875          7.875         09/08/2005    $   49,525  $  125,507
Mark Silverman.........    10,000         1.8%          6.440          6.440         04/09/2006    $   40,501  $  102,637
Mark Silverman.........     5,000         0.9%          8.000          8.000         12/19/2005    $   25,156  $   63,750

---------------

(1) Reflects only options; Penril does not grant SARs.

(2) Assumed annual appreciation rates are set by the Commission and are not a forecast of future appreciation. The actual realized value depends on the market value of Penril Common Stock on the exercise date, and no gain to the optionees is possible without an increase in the price of Penril Common Stock. All assumed values are pre-tax and do not include dividends.

             AGGREGATED PENRIL OPTION EXERCISES IN FISCAL YEAR 1996
                     AND FISCAL 1996 YEAR-END OPTION VALUES

                                                                                            VALUE OF UNEXERCISED
                                                       NUMBER OF                                IN-THE-MONEY
                                                  UNEXERCISED OPTIONS       PER SHARE            OPTIONS AT
                                                  AT FISCAL YEAR-END    EXERCISE PRICE OF     FISCAL YEAR-END
                       SHARES ACQUIRED   VALUE       EXERCISABLE/      UNEXERCISED OPTIONS      EXERCISABLE/
         NAME            ON EXERCISE    REALIZED   UNEXERCISABLE(1)    AT FISCAL YEAR-END   UNEXERCISABLE(1)(2)
---------------------- ---------------  --------  -------------------  -------------------  --------------------
Ronald A. Howard......      99,000      $520,875     271,000/--             $2.875-$7.875   $ 1,393,605/--
Richard D. Rose.......      96,667      $571,852           0/0                 --                    --
James Gallagher.......      12,000      $ 43,820      36,000/27,000         $2.310-$7.875   $   303,375/$181,690
Mark Silverman........       8,000      $ 14,440      13,500/18,500         $4.125-$8.000   $   111,817/$114,818

---------------

(1) Reflects only stock options; Penril does not grant SARs.

(2) Based on the Year-End per share closing price of $12.63 (as reported on Nasdaq on July 31, 1996). Represents the difference between the per share option exercise price and $12.63.

EMPLOYMENT AND CONSULTING AGREEMENTS

     Upon consummation of the Distribution, the Company anticipates that it will enter into an employment contract with Mr. Howard for Mr. Howard to serve as Chairman of the Board, President and Chief Executive Officer (the "Howard Employment Agreement"). It is anticipated that the Howard Employment Agreement will provide, among other things, a two year term of employment, an annual salary of $175,000, an opportunity for bonus compensation pursuant to a plan to be established by the Board of Directors, and benefits consistent with those normally provided by the Company to its executive employees including, without limitation, a $5,000,000 term life insurance policy. It is anticipated that the Howard Employment Agreement will also provide that options to purchase 300,000 shares of Company Stock are to be granted to Mr. Howard and that, upon a change of control of the Company, Mr. Howard will receive a payment equal to two and one-half times his last full annual compensation, including bonus.

     Also upon consummation of the Distribution, the Company anticipates that it will enter into an employment agreement with Mr. Rose for Mr. Rose to serve as Senior Vice President, Chief Financial Officer and Treasurer (the "Rose Employment Agreement"). It is anticipated that the Rose Employment Agreement will provide for Mr. Rose to serve as the Company's Chief Financial Officer at an annual salary of $150,000. It is anticipated that the Rose Employment Agreement also will provide that options to purchase 75,000 shares of Company Stock which will be granted to Mr. Rose, a payment of between .5 to
1.0 times Mr. Rose's base salary in the event of a change in control of the Company, between four and twelve months notice of termination and the ability to participate in any executive bonus plan and other benefits consistent with those normally provided by the Company to its executive officers.

     Upon consummation of the Distribution, an employment agreement between the Company and Mr. Clary ("Clary Employment Agreement") will become effective. The agreement will provide for a salary at the rate of $150,000 plus an opportunity for bonus compensation of up to $150,000 pursuant to a plan to be established by the Board of Directors. The term of this agreement will be terminable by either party at will and will provide that options to purchase 125,000 shares of Company Stock are to be granted to Mr. Clary. The agreement also will provide for reimbursement of certain living expenses and travel expenses.

     Effective as of the Distribution, Henry D. Epstein will be a consultant to the Company under the terms of a consulting agreement (the "Epstein Agreement") between the Company and Ideonics, a financial and technology consulting firm owned by Mr. Epstein. The Epstein Agreement will provide, among other things, for a four year consulting term with an annual consulting fee of $137,500. In addition, pursuant to the Epstein Agreement, the Company will provide Ideonics with office space, secretarial assistance and health care benefits for Mr. Epstein. Mr. Epstein is Chairman of the Board of both Penril and the Company until the Merger and the Distribution, respectively.

     Pursuant to change of control provisions contained in current Penril employment agreements, Penril will pay Mr. Howard, Mr. Rose and Mr. Epstein, $562,500, $150,000 and $550,000, respectively, upon the consummation of the Merger. The Distribution Agreement to be entered into by Penril and the Company will confirm Penril's obligation to make these payments at or immediately prior to the Merger.

PENRIL BENEFIT PLANS

     Retirement and Savings Plan. Penril's Retirement and Savings Plan ("401(k) Plan") is a defined contribution plan including provisions of Section 401(k) of the Internal Revenue Code. Employees of Penril who have completed 90 days of eligibility service ("Participants") are eligible to participate in the 401(k) Plan. The 401(k) Plan permits, but does not require Penril to make matching contributions. In addition, Penril may make discretionary contributions to the 401(k) Plan which will be allocated to each Participant based on the ratio of such Participant's eligible compensation to the total of all Participants' eligible compensation. Amounts contributed by Penril vest as to 30% after 1 year of eligible service, 60% after 2 years of eligible service and 100% after 3 years of eligible service. Participants may elect to direct the investment of their contributions in accordance with the provisions of the 401(k) Plan. As a part of the Transfer, the 401(k) Plan will be transferred to the Company and active participation in the 401(k) Plan will be limited to eligible employees of the Company. The Company intends to split up the 401(k) Plan so that the portion of the plan representing the benefits of participants not employed by the Company can be terminated and distributed to participants. Pursuant to the terms of the Distribution Agreement, the Company will indemnify Penril for any and all liabilities, costs or expenses for the 401(k) Plan. See "Certain
Transactions -- Distribution Agreement."

     The 1986 Incentive Plan of Penril. On October 8, 1986, the Board of Directors of Penril adopted the 1986 Incentive Plan of Penril (the "1986 Plan"). The 1986 Plan is intended to encourage officers and other key employees of Penril to acquire or increase their ownership of Penril Stock.

     The 1986 Plan authorizes the grant to officers and key employees of awards ("Awards") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Code, non-qualified stock options (or a combination of the two) and restricted stock awards. There are 1,587 shares of Penril Stock available for granting Awards under the 1986 Plan. The Stock Option/Compensation Committee of the Board of Directors of Penril (the "Penril Committee") administers the 1986 Plan and has sole discretion to determine those employees to whom Awards will be granted, the number of Awards granted, the provisions applicable to each Award and the time periods during which Awards may be exercisable.

     The exercise price of each incentive stock option may not be less than the fair market value of Penril Stock at the date of grant. Under the 1986 Plan, fair market value is generally the closing price of Penril Stock on the last business day prior to the date on which the value is to be determined. Unless the Penril Committee determines otherwise, the option price per share of any non-qualified stock option shall be the fair market value of the shares of Penril Stock on the date the option is granted. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of Penril, or, if applicable, a parent or subsidiary of Penril, on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant.

     Options granted are exercisable for a term of not more than ten years from the date of grant. No employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year exceeds $100,000.

     Restricted stock awards are rights granted by the Penril Committee to receive shares of Penril Stock subject to forfeiture and other restrictions determined by the Penril Committee. Until the restrictions with respect to any restricted stock award lapse, the shares will be held by Penril and may not be sold or otherwise transferred by the employee. Except as otherwise determined by the Penril Committee, until the restrictions lapse, the shares will be forfeited if the employee's employment is terminated for any reason other than a "change in control" or "trigger event," death, disability or retirement on or after the employee's attainment of 65 years of age. Except as otherwise determined by the Penril Committee, all restrictions will lapse upon the earliest of the death, disability or retirement of the recipient employee on or after the employee's attainment of 65 years of age. Unless the Penril Committee determines otherwise, 30% of the shares subject to a restricted stock award will vest on the first anniversary of the date of the grant, 60% on the second anniversary and 100% on the third anniversary of the grant.

     Awards granted under the 1986 Plan are subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting Penril Stock such as the Distribution. An Award will not be transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     In the case of a "change in control" of Penril or a "trigger event," an option holder will generally have the right, commencing at least five days prior to the "change in control" or "trigger event" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent they previously have not been exercised, without regard to any vesting limitations. On July 2, 1996, the Penril Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest and on September 19, 1996 the Penril Committee took action which caused all the remaining outstanding unvested Penril options to vest.

     The 1986 Plan will terminate on October 8, 1996, and Awards will not be granted under the 1986 Plan after that date although the terms of any Award may be amended in accordance with the 1986 Plan at any date prior to the end of the term of such Award. Any Awards outstanding at the time of termination of the 1986 Plan will continue in full force and effect according to the terms and conditions of the Award and the 1986 Plan.

     The 1986 Plan may be amended by the Board of Directors of Penril, provided that stockholder approval will be necessary as required under Section 422 of the Code or Rule 16b-3 of the regulations of the Exchange Act, and provided further the no amendment may impair any rights of any holder of an Award previously granted under the 1986 Plan without the holder's consent.

     The 1995 Long-Term Incentive Plan of Penril. On December 13, 1995, Penril adopted the 1995 Long-Term Incentive Plan of Penril (the "1995 Plan"). The 1995 Plan is intended to encourage officers and other key employees of Penril and its subsidiaries to acquire or increase their ownership of Penril Stock.

     The 1995 Plan authorizes the grant to officers and key employees of awards ("Awards") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Code, non-qualified stock options and restricted stock awards. There are 930,000 shares of Penril Stock available for granting Awards under the 1995 Plan. The Penril Committee administers the 1995 Plan and has sole discretion to determine those employees to whom Awards will be granted, the number of Awards granted, the provisions applicable to each Award and the time periods during which Awards may be exercisable.

     The Penril Committee may grant incentive stock options, non-qualified stock options, or a combination of the two. The exercise price of each incentive stock option may not be less than the fair market value of Penril Stock at the date of grant. Under the 1995 Plan, fair market value is generally the closing price of Penril Stock on the last business day prior to the date on which the value is to be determined. Unless the Penril Committee determines otherwise, the option price per share of any non-qualified stock option will be the fair market value of the shares of Penril Stock on the date the option is granted. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of Penril, or, if applicable, a parent or subsidiary of Penril, on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant.

     Options granted will be exercisable for a term of not more than ten years from the date of grant. In addition, no employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year, exceeds $100,000.

     Restricted stock awards are rights granted by the Penril Committee to receive shares of Company Stock subject to forfeiture and other restrictions determined by the Penril Committee. Until the restrictions with respect to any restricted stock award lapse, the shares will be held by Penril and may not be sold or otherwise transferred by the employee. Except as otherwise determined by the Penril Committee, until the restrictions lapse, the shares will be forfeited if the employee's employment is terminated for any reason other than death, disability or retirement on or after the employee's attainment of 65 years of age. Except as otherwise determined by the Penril Committee, all restrictions will lapse upon the earliest of the death, disability or retirement of the recipient employee on or after the employee's attainment of 65 years of age. Unless the Penril Committee determines otherwise, 30% of the shares subject to a restricted stock award will vest on the first anniversary of the date of grant, 60% on the second anniversary and 100% on the third anniversary of the grant.

     Awards granted under the 1995 Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend, or other similar event affecting Penril Stock. An Award will not be transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     In the case of a "change in control" of Penril, an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent they previously have not been exercised, without regard to any vesting limitations. On July 2, 1996 the Penril Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest and on September 19, 1996, the Penril Committee took action which caused all the remaining outstanding unvested Penril options to vest.

     Penril, in its sole discretion, may establish procedures, subject to certain restrictions, whereby an option holder, subject to the requirements of Rule 16b-3, Regulation T, and certain other laws, may exercise an option or a portion thereof without making a direct payment of the option price to Penril, without regard to any vesting limitations.

     The 1995 Plan will terminate on December 13, 2005, and Awards may not be granted under the 1995 Plan after that date, although the terms of any Award may be amended in accordance with the 1995 Plan at any date prior to the end of the term of such Award. Any Awards outstanding at the time of termination of the 1995 Plan will continue in full force and effect according to the terms and conditions of the Award and the 1995 Plan.

     The 1995 Plan may be amended by the Board of Directors of Penril, provided that stockholder approval will be necessary as required under the Section 422 of the Code or Rule 16b-3 of the regulations of the Exchange Act, and provided further that no amendment may impair any rights of any holder of an Award previously granted under the 1995 Plan without the holder's consent.

COMPANY BENEFIT PLANS

     The Company's 1996 Long-Term Incentive Plan. It is expected that the Board of Directors of the Company will adopt the Company's 1996 Long-Term Incentive Plan (the "Company Incentive Plan"), subject to approval by the Company's stockholders. The Company Incentive Plan will be intended to encourage ownership of Company Stock by officers and other key employees of the Company, to encourage their continued employment with the Company and to provide them with additional incentives to promote the success of the Company.

     The Company Incentive Plan will authorize the grant to officers and key employees of options ("Options") consisting of "incentive stock options," as that term is defined under the provisions of Section 422 of the Code and non-qualified stock options. There will be 2,000,000 shares of Company Stock available for granting Options under the Company Incentive Plan. The Compensation Committee of the Board of Directors of the Company (the "Committee") will administer the Company Incentive Plan and will have sole discretion to determine those employees to whom Options will be granted, the number of Options granted, the provisions applicable to each Option and the time periods during which Options may be exercisable; provided, however, that no employee may receive Options to acquire more than 500,000 shares of Company Stock during any given year.

     The Committee may grant incentive stock options, non-qualified stock options, or a combination of the two. The exercise price of each incentive stock option may not be less than the fair market value of the Company Stock at the date of grant. Under the Company Incentive Plan, fair market value generally will be the closing price of the Company Stock on Nasdaq on the last business day prior to the date on which the value is to be determined; provided, however, with respect to options granted on or before the Distribution Date, fair market value means the average of the daily closing price of the Company Stock for the first ten consecutive trading days that Company Stock is traded on Nasdaq other than on an "as issued" or "when issued" basis, calculated to the nearest cent, as determined by the Company. Unless the Committee determines otherwise, the option price per share of any non-qualified stock option will be the fair market value of the shares of Company Stock on the date the option is granted. The exercise price of each incentive stock option granted to any stockholder possessing more than 10% of the combined voting power of all classes of capital stock of the Company, or, if applicable, a parent or subsidiary of the Company, on the date of grant must not be less than 110% of the fair market value on that date, and no such option may be exercisable more than five years after the date of grant.

     Options granted will be exercisable for a term of not more than ten years from the grant. Unless the Committee determines otherwise, Options may be exercised as to 30% of the shares subject to an Option at any time after the first anniversary of the date of grant, as to 60% of the shares subject to an Option at any time after the second anniversary of the date of grant and as to all shares subject to an Option at any time after the third anniversary of the date of grant. In addition, no employee may be granted an incentive stock option to the extent the aggregate fair market value, as of the date of grant, of the stock with respect to which incentive stock options are first exercisable by such employee during any calendar year exceeds $100,000.

     Options granted under the Company Incentive Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting the Company Stock. An Option will not be transferable, other than by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Option may be exercised, during the lifetime of the holder of the Option, only by the holder, or the holder's personal representative in the event of disability.

     In the case of a "change in control" of the Company, each Option granted under the Company Incentive Plan will terminate 90 days after the occurrence of such "change in control" and an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the Option in effect on the date of exercise, to immediately exercise any options in full to the extent they previously have not been exercised.

     The Company Incentive Plan will terminate ten years after adoption and Options will not be granted under the Company Incentive Plan after that date although the terms of any Option may be amended in accordance with the Company Incentive Plan at any date prior to the end of the term of such Option. Any Options outstanding at the time of termination of the Company Incentive Plan will continue in full force and effect according to the terms and conditions of the Option and the Company Incentive Plan.

     The Company Incentive Plan may be amended by the Board of Directors of the Company, provided that stockholder approval will be necessary as required under
Section 422 of the Code or Rule 16b-3 of the regulations of the Exchange Act, and provided further that no amendment may impair any rights of any holder of an Option previously granted under the Company Incentive Plan without the holder's consent.

     The Company's 1996 Non-Employee Directors' Stock Option Plan. It is expected that the Board of Directors of the Company will adopt the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan").

     The Directors' Plan is intended to encourage non-employee directors of the Company to acquire or increase their ownership of Company Stock on reasonable terms, and to foster a strong incentive to put forth maximum effort for the continued success and growth of the Company. The Directors' Plan provides for the granting of non-qualified stock options to purchase 250,000 shares of Company Stock to current and future non-employee directors of the Company. As of the Distribution Date, the non-employee directors eligible to receive stock options under the Directors' Plan will be Arthur Samberg, Barbara Perrier, John Howard and Paul Schaller.

     Each of the directors identified above as being eligible to receive stock options under the Directors' Plan will be granted an option on or immediately prior to the Distribution Date to purchase 25,000 shares of Company Stock. Each non-employee director who subsequently joins the Board of Directors will be granted, on the first business day following the first day of his term, an option to purchase 25,000 shares of Company Stock. On the fifth business day after the Company's Annual Report on Form 10-K is filed with the Commission for each fiscal year that the Directors' Plan is in effect, each person who is a non-employee Director on such date will receive an additional option to purchase 5,000 shares of Company Stock. If the number of shares available for grant under the Directors' Plan on a scheduled date of grant is insufficient to make all the grants, then each eligible director will receive an option to purchase a pro rata number of the available shares.

     The option price per share will be the fair market value of the shares of Company Stock on the date of grant. Under the Directors' Plan, fair market value is generally the closing price of the Company Stock on Nasdaq on the last business day prior to the date on which the value is to be determined; provided, however, that with respect to the initial option grants, fair market value means the average of the daily closing price of the Company Stock for the first ten consecutive trading days that Company Stock is traded on Nasdaq other than on an "as issued" or "when issued" basis calculated to the nearest cent, as determined by the Company.

     The options granted under the Directors' Plan will be exercisable for a term of ten years from the date of grant, subject to earlier termination, and may be exercised as follows: (a) any options granted as of the effective date of the Directors' Plan or as of the first day of a Director's initial term on the Board of Directors of the Company may be exercised as to 30% of the shares subject to such option at any time after the first anniversary of the date of grant, as to 60% of the shares subject to such option at any time after the second anniversary of the date of grant, and as to all shares subject to such option at any time after the third anniversary of the date of grant and (b) any other options may be exercised at any time after the third anniversary of the date of grant.

     In the event that a director ceases to be a member of the Board of Directors of the Company (other than by reason of death or disability), an option may be exercised by the director (to the extent the director was entitled to do so at the time he ceased to be a member of the Board of Directors of the Company) at any time within seven months after he ceases to be a member of the Board of Directors of the Company, but not beyond the term of the option. If the director dies or becomes disabled while he is a member of the Board of Directors of the Company or within seven months thereafter, an option may be exercised (to the extent the director shall have been entitled to exercise the option as of the date of his death or the termination of his directorship by reason of his disability) by a legatee of the director under his will, or by him or his personal representative or distributees, as the case may be, at any time within 12 months after his death or disability, but not beyond the term of the option. The Directors' Plan will be administered by the Committee.

     Options granted under the Directors' Plan will be subject to adjustment upon a recapitalization, stock split, stock dividend, merger, reorganization, liquidation, extraordinary dividend or other similar event affecting the Company Stock. Options will not be transferable other than by will or pursuant to the laws of descent and distribution or pursuant to a qualified domestic relations order, and will be exercisable during the lifetime of an option holder only by such holder or his personal representative in the event of disability.

     Upon a "change in control" of the Company (as defined in the Directors'
Plan), each option granted under the Directors' Plan will terminate on the later of (i) 90 days after the occurrence of the "change in control" and (ii) seven months following the date of grant of each option, and an option holder will have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full, to the extent they have not previously been exercised.

     The Directors' Plan will terminate on the tenth anniversary of the Distribution Date and options may not be granted under the Directors' Plan after that date, although the terms of any option may be amended in accordance with the Directors' Plan at any date prior to the end of the term of that option. Any options outstanding at the time of termination of the Directors' Plan will continue in full force and effect according to the terms and conditions of the option and the Directors' Plan.

     The Directors' Plan may be amended by the Board of Directors of the Company, provided that stockholder approval will be necessary if required under Rule 16b-3 of the General Rules and Regulations of the Exchange Act, and no amendment may impair any of the rights of any holder of an option previously granted under the Directors' Plan without the holder's consent.

     The principal terms of the option grants are fixed in the Directors' Plan. Therefore, the Committee will have no discretion to select which directors receive options, the number of shares of Company stock included in any grant, or the exercise price of options.

                               SECURITY OWNERSHIP

     All of the outstanding Company Stock will be held by Penril until the Distribution. The following table sets forth the projected beneficial ownership of the Company Stock immediately following the Distribution by each director and executive officer of the Company at that time and all directors and executive officers of the Company at that time as a group, as well as by any person projected to own beneficially more than 5% of the Company Stock, based upon such person's reported ownership of Penril Stock in filings made with the Commission pursuant to Sections 13(d) and 13(g) of the Exchange Act as of October 11, 1996. The information in this table was based in part on information supplied by the named individuals. Various members of management of the Company have indicated that they may purchase shares of Company Stock in the open market after the Distribution Date.

                                                             SHARES OF COMPANY STOCK PROJECTED TO BE
                                                                        BENEFICIALLY OWNED
                                                             ----------------------------------------
                                                                  AMOUNT AND
                 NAME AND ADDRESS                            NATURE OF BENEFICIAL           PERCENTAGE
                OF BENEFICIAL OWNER                              OWNERSHIP(1)               OWNERSHIP
---------------------------------------------------          --------------------           ---------
DIRECTORS AND EXECUTIVE OFFICERS:
Ronald A. Howard                                                     925,603                   7.8%
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
John Howard                                                               --                     --
80 Irving Place
New York, NY 10003
Barbara Perrier(2)                                                     3,000                     --(4)
8975 Guilford Road
Columbia, MD 21046
Arthur Samberg(3)                                                  1,925,000                  16.2%
354 Pequot Avenue
Southport, CT 06490
Paul Schaller                                                             --                     --
6 Applewood Lane
Portola Valley, CA 94028
Richard D. Rose                                                       46,667                     --(4)
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
James Clary                                                               --                     --
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
James P. Gallagher                                                    63,000                     --(4)
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
Mark Silverman                                                        32,000                     --(4)
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (9                 2,995,270                  24.8%
PERSONS)



                                                             SHARES OF COMPANY STOCK PROJECTED TO BE
                                                                        BENEFICIALLY OWNED
                 NAME AND ADDRESS                            ----------------------------------------
                OF BENEFICIAL OWNER                               AMOUNT AND
---------------------------------------------------          NATURE OF BENEFICIAL           PERCENTAGE
FIVE PERCENT SHAREHOLDERS                                        OWNERSHIP(1)               OWNERSHIP
---------------------------------------------------          --------------------           ---------
Henry D. Epstein                                                     823,029                   6.9%
1300 Quince Orchard Boulevard
Gaithersburg, MD 20878
Pequot Partners Fund, L.P.,(3)                                     1,925,000                  16.2%
Pequot Endowment Fund, L.P. and
Pequot International Fund, Inc.
354 Pequot Avenue
Southport, CT 06490
Cramer Partners, L.P.(5)                                           1,131,250                   9.5%
56 Beaver Street, Suite 701
New York, NY 10004

---------------

(1) Includes, in certain instances, shares held in the name of an executive officer's or director's spouse or minor children, the reporting of which is required by applicable rules of the Commission, but as to which shares the executive officer or director may have disclaimed beneficial ownership.

(2) Ms. Perrier and her husband, John Dreyer, will have shared voting and dispositive power with respect to these shares.

(3) Includes 86,500 shares of Common Stock to be owned by Dawson-Samberg Capital Management, Inc., of which Mr. Samberg is President, 787,100 shares of Common Stock to be owned by Pequot Partners Fund, L.P., a Delaware limited partnership whose general partner and investment manager is Pequot General Partners, a Connecticut general partnership ("General Partners"), 352,900 shares of Common Stock to be owned by Pequot Endowment Fund, L.P., a Delaware limited partnership whose general partner and investment manager is Pequot Endowment Partners, L.P., a Delaware limited partnership ("Endowment Partners") and 698,500 shares of Common Stock to be owned by Pequot International Fund Inc., a British Virgin Islands corporation, whose investment manager is DS International Partners, L.P., a Delaware limited partnership ("International Partners"). (Pequot Partners Fund, L.P., Pequot Endowment Fund, L.P. and Pequot International Fund Inc. are collectively referred to as the "Funds"). Mr. Samberg is a General Partner and senior portfolio manager of each of the Funds. General Partners, Endowment Partners and International Partners (collectively, the "Partners") are to be the beneficial owners, as such term is used in Rule 13d-3 of the Exchange Act, of the shares of Common Stock to be owned by the Fund for which they act as investment manager, respectively. The Partners may be deemed to constitute a group as such term is used in Section 13(d) (3) of the Exchange Act. Each of the Partners disclaims beneficial ownership of the Common Stock to be beneficially owned by the other partners. On September 22, 1995, the Funds purchased from Penril in a private placement an aggregate of 1,465,000 shares of Penril Stock for an aggregate payment of $7,325,000.

(4) Less than 1%.

(5) James J. Cramer, President of J.J. Cramer & Co. and Karen Cramer, Vice President of J.J. Cramer & Co. will have shared voting and dispositive power with respect to the shares to be held by the Partnership.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 30,000,000 shares of Company Stock, and 3,000,000 shares of preferred stock, $.01 par value per share ("Company Preferred Stock"). Immediately after the Distribution, it is estimated that 11,993,000 shares of Company Stock will be issued and outstanding.

COMPANY STOCK

     The holders of Company Stock are entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of Company Stock do not have cumulative voting rights. Subject to any preferential rights held by holders of the Company Preferred Stock, the holders of Company Stock are entitled to receive ratably such dividends as may be declared from time to time by the Company's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Company Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of outstanding Company Preferred Stock, if any. Holders of Company Stock do not have preemptive, conversion or redemption rights. All the issued and outstanding shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable.

     No current public trading market for the Company Stock exists, although the Company intends to list the Company Stock on Nasdaq. The extent of the market for the Company Stock and the prices at which the Company Stock may trade cannot be predicted. Until the Company Stock is distributed and an orderly market develops, the trading price may be volatile.

     After the Distribution, the Company will be an independent, publicly-traded company, owning, among other things, the Remote Access Business. The number and identity of stockholders of the Company immediately after the Distribution cannot currently be determined with certainty because it will be based on the number and identity of stockholders of Penril on the Distribution Date. However, based on the number of record stockholders and outstanding shares of Penril Stock as of the close of business on October 11, 1996, the anticipated exercise of outstanding Penril options and the distribution ratio of one share of Company Stock for every one share of Penril Stock, the Company expects to have approximately 920 holders of record of Company Stock and approximately 11,993,000 shares of Company Stock issued and outstanding immediately after the Distribution and no holders of record of Company Preferred Stock or shares of Company Preferred Stock issued and outstanding immediately after the Distribution. In addition, as provided for in the Company Incentive Plan and the Directors' Plan, it is anticipated that the total number of shares of Company Stock with respect to which options may be granted and restricted stock may be awarded under the Company Incentive Plan and the Directors' Plan will not exceed 2,250,000 shares, 250,000 of which would be allocated strictly to the Directors' Plan, subject to adjustment (together with the exercise price of options and the purchase price, if any, of restricted stock) to reflect any change in the Company's outstanding shares of Company Stock by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations or other similar events affecting the number or kind of outstanding shares. It is believed that directors and executive officers of the Company will own, in the aggregate, less than twenty-six percent (26%) of the outstanding shares of Company Stock immediately after the Distribution. See "Security Ownership."

     The Company Stock distributed to Penril stockholders will be freely transferable, except for shares received by any persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with the Company and may include certain officers and directors of the Company as well as principal stockholders of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of Company Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption provided by Section 4(1) of the Securities Act or Rule 144 thereunder. The Section 4(1) exemption allows the sale of unregistered shares by a person who is not an issuer, an underwriter or a dealer. Rule 144 provides persons who are not issuers with objective standards for selling restricted securities and securities held by affiliates without registration. The rule requires that (1) current public information be available concerning the issuer; (2) restricted stock generally be held two years or more; (3) volume limitations are placed on sales during any three-month period; and (4) affiliates comply with certain manner of sale restrictions. The amount of Company Common Stock which could be sold by a person (or persons whose shares are aggregated) under Rule 144 during a three month period cannot exceed the greater of (1) one percent of the shares of Company Common Stock outstanding as shown by the most recent report or statement published by the Company, or (2) the average weekly trading volume for the shares for a four-week period prior to the date that notice of the sale is filed with the Commission.

     The transfer agent and registrar for the Company Stock is Continental Stock Transfer & Trust Company.

PREFERRED STOCK

     The Board of Directors of the Company, without further approval or action by the stockholders, is authorized to issue shares of Company Preferred Stock in one or more series and to fix as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, sinking fund terms, if any, conversion rights, voting rights and any other preference or special rights and qualifications. Issuances of Company Preferred Stock may adversely affect the rights of holders of Company Common Stock. Holders of Company Preferred Stock might, for example, be entitled to preference in distributions to be made to stockholders upon the liquidation, dissolution or winding up of the Company. In addition, holders of Company Preferred Stock might enjoy voting rights that limit, qualify or adversely affect the voting rights of holders of Company Stock. Such rights of the holders of one or more series of Company Preferred Stock might include the right to vote as a class with respect to the election of directors, major corporate transactions or otherwise, or the right to vote together with the holders of Company Stock with respect to any such matter. The holders of Company Preferred Stock might be entitled to cast multiple votes per share. The issuance of Company Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders. The Company has no present plans to issue any shares of Preferred Stock.

ANTITAKEOVER PROVISIONS OF THE COMPANY CERTIFICATE AND COMPANY BY-LAWS

     Penril, as sole stockholder of the Company, has approved a Company Certificate and Company By-laws. Such Company Certificate and Company By-laws
(i) provide for a Classified Board of Directors of the Company from which directors may only be removed by Stockholders for cause; (ii) generally provide that only a majority of the Board of Directors of the Company shall have the authority to fill vacancies on the Board of Directors; (iii) restrict the right to amend certain provisions of the Company Certificate and Company By-laws; (iv) restrict the right of stockholders to call special meetings; (v) establish an advance notice procedure regarding the nomination of directors by stockholders and stockholder proposals to be brought before an annual meeting; and (vi) authorize the Company's Board of Directors to issue Company Preferred Stock without further stockholder approval. These provisions are designed to encourage any person who desires to take control of and/or acquire the Company to enter into negotiations with the Board of Directors of the Company, thereby making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or other non-negotiated means. In addition to encouraging any person intending to attempt a takeover of the Company to negotiate with the Board of Directors of the Company, these provisions also curtail such person's use of a dominant equity interest to control any negotiations with the Board of Directors of the Company. Under such circumstances, the Board of Directors of the Company may be better able to make and implement reasoned business decisions and protect the interests of all of the Company's stockholders. A copy of the Company Certificate and Company By-laws are each filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Classified Board of Directors. The Company Certificate provides for the Board of Directors of the Company to be divided into three classes serving staggered terms so that directors' initial terms will expire at the 1997, 1998 or 1999 annual meeting of stockholders. Starting with the 1997 annual meeting of the

Company's stockholders, one class of directors will be elected each year for a three-year term. See "Management -- Directors and Executive Officers." The classes will be as nearly equal in number as possible. The classification of directors makes it more difficult for a significant stockholder to change the composition of the Board of Directors of the Company in a relatively short period of time and, accordingly, provides the Board of Directors of the Company and stockholders time to review any nomination that a significant stockholder may make and to pursue alternative courses of action which it believes are fair to all the stockholders of the Company.

     Removal of and Filling Vacancies on the Board of Directors of the Company. The Company Certificate provides that, subject to any rights of the holders of any class or series of the capital stock of the Company entitled to vote generally in the election of directors, only a majority vote of the members of the Board of Directors then in office, although less than a quorum, shall have the authority to fill any vacancies on the Board of Directors of the Company, including vacancies created by an increase in the authorized number of directors. Moreover, because the Company Certificate provides for a classified board, Delaware law provides that the stockholders may remove a member of the Board of Directors of the Company only for cause and the Company Certificate requires the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the voting stock of the Company, voting together as a single class, to remove a member of the Board of Directors. These provisions relating to removal and filling of vacancies on the Board of Directors of the Company preclude stockholders from enlarging the Board of Directors of the Company or removing incumbent directors and filling vacancies with their own nominees.

     Amendment of the Company Certificate and Company By-laws. The Company Certificate contains provisions requiring the affirmative vote of the holders of at least 80% of the voting power of the Company Stock entitled to vote generally in the election of directors to amend certain provisions of the Company Certificate and Company By-laws (including certain of the provisions discussed above). These provisions make it more difficult for stockholders to make changes in the Company Certificate or Company By-laws, including changes designed to facilitate the exercise of control over the Company.

     Special Meetings. The Company By-laws provide that special meetings of stockholders can be called only by the Chairman of the Board, the Vice Chairman of the Board, the President or any Vice President, the Secretary or by the Board of Directors of the Company. Stockholders are not permitted to call a special meeting but may, upon a written request by stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote, require that any of the foregoing call a special meeting of stockholders. These provisions prohibit a significant stockholder from authorizing stockholder action without a meeting at which all stockholders would be entitled to participate.

     Nominations of Directors and Stockholder Proposals. The Company By-laws establish an advance notice procedure with regard to the nomination other than by, or at the direction of, the Board of Directors of the Company of candidates for election as directors (the "Nomination Procedure") and with regard to stockholder proposals to be brought before an annual meeting of stockholders (the "Business Procedure"). The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors of the Company, or by a stockholder of the Company entitled to vote for the election of directors who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. The Business Procedure provides that to be properly brought before an annual meeting, business must be specified in the notice of the annual meeting given by or at the direction of the Board of Directors of the Company or brought before the meeting by, or at the direction of, the Board of Directors of the Company or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. To be timely, notice for nominations or stockholder proposals must be received by the Company not less than 60 days prior to the annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. In addition to the foregoing requirements, the proxy rules under the Exchange Act set forth certain requirements, including stockholder eligibility, timing and attendance requirements, which must be satisfied in order for a stockholder proposal to be included in the Company's proxy statement and form of proxy. These requirements under the Exchange Act may differ from those set forth under the Nomination Procedure or the Business Procedure.

     Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at an annual meeting for election as a director must contain certain information about that person so nominated, including age, business and residence addresses, principal occupation, the class and number of shares of Company Stock beneficially owned, and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting, including the class and number of shares of Company Stock beneficially owned by such stockholder. If the officer of the Company presiding at the meeting determines that a person was not nominated in accordance with the Nomination Procedure, or that other business was not brought before the meeting in accordance with the Business Procedure, such person is not eligible for election as a director, or such business is not to be conducted as such meeting, as the case may be.

     The purpose of the Nomination Procedure is, by requiring advance notice of nomination by stockholders, to afford the Board of Directors of the Company a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors of the Company, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of stockholder proposals, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the Board of Directors of the Company, to provide the Board of Directors of the Company with a meaningful opportunity to inform stockholders, prior to such meetings, of any proposal to be introduced at such meetings, together with any recommendation as to the Board of Directors of the Company's position or belief as to action to be taken with respect to such proposal, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the Board of Directors of the Company as to the disposition of any such proposal. Although the Company By-laws do not give the Board of Directors of the Company any power to approve or disapprove stockholder nominations for the election of directors or any other proposal submitted by stockholders, the Company By-laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholder meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

     Issuance of Company Preferred Stock. The Company Certificate authorizes the Board of Directors of the Company to issue Company Preferred Stock, without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power and other rights of holders of Company Stock. The ability of the Board of Directors of the Company to issue Company Preferred Stock could have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                           OF THE COMPANY AND PENRIL

     Following the Distribution, holders of Penril Stock will become holders of Company Stock and the rights of such holders will be governed by the Company Certificate and the Company By-laws. The rights of Company stockholders differ in certain respects from the rights of Penril stockholders. Certain of the differences are summarized below. This summary is qualified in its entirety by reference to the full text of such documents.

BUSINESS COMBINATIONS

     Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets to be consummated.

     The Company Certificate does not contain provisions regarding business combinations and does not impose requirements in addition to or different from those imposed by the DGCL.

     Penril's Amended and Restated Certificate of Incorporation (the "Penril Certificate") provides that, subject to certain exceptions, the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of capital stock of Penril entitled to vote generally in the election of directors is required to approve every "Business Combination" (defined to include mergers, consolidations, sales of assets of Penril having a fair market value of $1,000,000 or more, issuances or transfers by Penril of any securities of Penril having a fair market value of $1,000,000 or more, and certain other transactions) between Penril and any "Interested Stockholder" (generally defined to mean any beneficial owner of more than 10% of the voting power of the outstanding Penril voting stock). Such 80% vote is not required if the Business Combination is approved by a majority of the Continuing Directors (generally defined to mean the directors who were members of the Penril Board on December 13, 1983 or a person designated as a Continuing Director by a majority of the Continuing Directors) or if the Business Combination satisfies certain price and procedural conditions. With respect to business combinations other than with Interested Stockholders, the Penril Certificate does not impose requirements in addition to or different from those imposed by the DGCL.

AMENDMENTS TO CHARTERS

     Under the DGCL, unless otherwise provided in the certificate of incorporation, a proposed amendment to the certificate of incorporation requires an affirmative vote of a majority of the outstanding stock entitled to vote thereon. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The Company Certificate provides that no amendment to the Company Certificate shall amend, alter, change or repeal the super majority voting provisions relating to the division of the Board of Directors of the Company into classes; the number and removal of members of the Board of Directors of the Company; term of office of members of the Board of Directors of the Company; and the filling of vacancies on the Board of Directors of the Company unless the amendment, alteration, change or repeal shall have received the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote thereon. The Company Certificate otherwise comports with the DGCL.

     The Penril Certificate provides that no amendment to the Penril Certificate shall amend, alter, change or repeal any of the supermajority voting provisions relating to business combinations; division into classes, number, removal of members, term of office and the filling of vacancies on the Penril Board of Directors; and Stockholder action at Stockholder meetings unless the amendment effecting such amendment, alteration, change or repeal shall have received the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock entitled to vote thereon. The Penril Certificate otherwise comports with the DGCL.

AMENDMENTS TO BY-LAWS

     Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the certificate of incorporation vest it in the board of directors. The Company By-laws provide that the Company By-laws, or any one of them, may be supplemented, amended or repealed by the Board of Directors, or by the vote of a majority in interest of the stockholders represented and entitled to vote thereon at any meeting at which a quorum is present; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of the Company voting stock, voting together as a single class, is required to amend, alter or repeal the sections of the Company By-Laws which have the same effect as those provisions of the Company Certificate governing (i) division of the Company Board of

Directors into three classes serving staggered three year terms; (ii) the number of directors; (iii) term of office of directors; (iv) removal of directors and
(v) the filling of vacancies on the Board of Directors.

     The Penril By-laws provide that the Penril By-laws, or any of them, may be supplemented, amended or repealed by the Penril Board of Directors, or by the vote of a majority in interest of the stockholders represented and entitled to vote thereon at any meeting at which a quorum is present; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of all the then-outstanding shares of the Penril voting stock, voting together as a single class, is required to amend, alter or repeal the sections of the Penril By-laws governing (i) action of stockholders without a meeting; (ii) the number of directors; (iii) term of office of directors; (iv) quorum and voting of directors or (v) amendment of the Penril By-laws.

REDEMPTION OF CAPITAL STOCK

     Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The DGCL prohibits the purchase or redemption of stock when the capital of a corporation is or would become impaired; but shares entitled to dividend or liquidation preference may be purchased or redeemed out of capital if such shares are retired and capital is reduced in accordance with legal requirements. The Company Certificate does not contain any provisions relating to the right to redeem outstanding shares of capital stock. The Penril Certificate grants the Penril Board of Directors the authority to adopt amendments to the Penril Certificate to provide for redemption of shares of capital stock of Penril, but the Penril Certificate does not contain any provisions governing the right to redeem outstanding shares of capital stock.

STOCKHOLDER ACTION

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The Company Certificate and the Company By-laws provide that all elections and questions put to stockholders shall be decided by the vote of a majority in interest of the stockholders present in person or represented by proxy and entitled to vote at the meeting, except as otherwise permitted or required by the DGCL, the Company Certificate or the Company By-Laws. The Penril Certificate provides that any action required or permitted to be taken by stockholders must be effected at an annual meeting of stockholders and may not be effected by any consent in writing by such stockholders.

SPECIAL STOCKHOLDER MEETINGS

     The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The Company By-laws provide that special meetings may be called by the Chairman of the Board, the Vice Chairman of the Board, the President, any Vice President or by the Board of Directors and shall be called by any of the foregoing at the request in writing of stockholders owning a majority in amount of the entire capital stock of the Company issued and outstanding and entitled to vote. The Penril Certificate and By-laws provide that meetings of stockholders may be called only by the Penril Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

NUMBER AND ELECTION OF DIRECTORS

     The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The Company Certificate provides that the number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the entire Board of Directors. The Penril Certificate provides that the number of directors shall be fixed from time to time exclusively by the Penril Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented for adoption).

     The DGCL permits the certificate of incorporation of a corporation or the by-laws to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. The Board of Directors consists of 5 individuals divided into three classes with each director serving a three year term (after the initial term). The Penril Certificate divides Penril's Board of Directors into three classes with each director serving a three year term.

ANTITAKEOVER PROVISIONS

     The Company Certificate requires the affirmative vote of the holders of at least 80% of the votes which all stockholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of the Company Certificate. The provisions of the Company Certificate subject to the 80% vote requirement include the provisions which divide the Board of Directors into three classes serving staggered three year terms, establish the term of office of directors and the standards for removal of directors and the filling of vacancies on the Board of Directors. The Company Certificate also authorizes the Board of Directors to issue Company Preferred Stock, without further stockholder approval, which could have dividend, redemption, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of Company Stock. In addition, the Company By-laws contain certain antitakeover provisions which establish an advance notice procedure regarding the nomination of directors by stockholders and stockholder proposals to be brought before an annual meeting and provisions which restrict the right of stockholders to call special meetings.

     The Penril Certificate requires the affirmative vote of the holders of at least 80% of the votes which all stockholders would be entitled to cast at any annual election of directors or class of directors to amend or repeal, or to adopt any provision inconsistent with certain provisions of Penril's Certificate of Incorporation. The provisions of the Penril Certificate subject to the 80% vote requirement include those provisions which (i) divide the Penril Board of Directors into three classes serving staggered three year terms and establish the standards for the number, term of office, removal of directors and the filling of vacancies on the Penril Board of Directors; (ii) prohibit stockholders from acting by written consent in lieu of a meeting; (iii) provide that special meetings of stockholders may be called only by the Penril Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and (iv) require an 80% vote to approve "Business Combinations" with "Interested Directors".

                        LIABILITY AND INDEMNIFICATION OF
                     OFFICERS AND DIRECTORS OF THE COMPANY

GENERAL

     Officers and directors of the Company will be covered by certain provisions of the DGCL, the Company Certificate, certain indemnification agreements with the Company and insurance policies which serve to limit and/or indemnify them against certain liabilities which they may incur in such capacities. These various provisions and policies are described below.

ELIMINATION OF LIABILITY IN CERTAIN CIRCUMSTANCES

     Under the DGCL, corporations are permitted to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for, among other things, breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations now authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting negligence or gross negligence in the exercise of their duty of care. Although the statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or recision. The Company Certificate limits the liability of directors to the Company or its stockholders to the fullest extent permitted by the DGCL. Specifically, no director of the Company can be held personally liable for monetary damages for breach of such director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

INDEMNIFICATION AND INSURANCE

     Under the DGCL, the Company has the power, under specified circumstances generally requiring the director or officer to act in good faith and in a manner he reasonably believes to be in or not opposed to the Company's best interests, to indemnify its directors and officers in connection with actions, suits or proceedings brought against them by a third party or in the name of the Company, by reason of the fact that they were or are such directors or officers, against expenses, judgments, fines and amounts paid in settlement in connection with any such action, suit or proceeding.

     The Company Certificate provides that the Company shall indemnify the directors and officers of the Company to the fullest extent permitted by Delaware law.

     Specifically, the Company Certificate provides that the Company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he (i) is or was a director or officer of the Company, or (ii) is or was a director or officer of the Company and is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company Certificate provides that the Company shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Company or is or was a director or officer of the Company and is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

     The Company Certificate provides that any indemnification under the provisions described in the two paragraphs set forth above of a director, officer, former director or former officer (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the above two paragraphs. Such determination shall be made (i) by the Board of Directors of the Company by a majority vote consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders of the Company.

     The Company Certificate also provides, only as authorized in the sole discretion of the Company, for indemnification of any employee, agent, former employee or former agent of the Company who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding or in connection with the defense or settlement of such action, suit or proceeding to the same extent as set forth in the first two paragraphs of this section with respect to officers and directors of the Company. The authorization of the Company to so indemnify such employees and/or agents shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

     The Company Certificate provides that to the extent that a director or officer or employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the Company shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without the necessity of authorization in the specific case.

     The Company Certificate further provides that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Company Certificate. Such indemnification and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors of the Company deems appropriate.

     The Company Certificate provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the Company Certificate is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or pursuant to the direction of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The indemnification provided in the Company Certificate shall not be deemed to preclude the indemnification of, and advancement of expenses to, any person who is not specified in the Company Certificate, but whom the Company has the power and obligation to indemnify under the provisions of the DGCL or otherwise.

     The Company intends to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director, officer, employee or agent of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify him against such liability under the Company Certificate.

     The Company will enter into indemnification agreements with each of the Company's directors and officers. The indemnification agreements require, among other things, the Company to indemnify the directors and officers to the fullest extent permitted by law, and to advance to such directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The indemnification agreements will require that the Company also indemnify and advance all expenses incurred by such directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under the Company's directors' and officers' liability insurance. Although such indemnification agreements will offer substantially the same scope of coverage afforded by provisions in the Company Certificate, they provide greater assurance to directors and officers that indemnification will be available because an indemnification agreement, as a contract, cannot be modified unilaterally in the future by the Board of Directors of the Company or by the stockholders to eliminate the rights provided therein.

                              CERTAIN TRANSACTIONS

     On or prior to the Distribution Date, the Company and Penril will enter into certain agreements, described below, which will govern their ongoing relationships. These agreements were structured and negotiated while the Company was owned by Penril and consequently are not the result of arms-length negotiations between independent parties. Nonetheless, the Company and Penril believe that the terms are fair to the parties and contain terms which are generally comparable to those which would result from arms-length negotiations. In each case, the terms of these agreements have been reviewed by individuals who will be included at a senior management level of the Company.

     The agreements summarized below are filed as exhibits to the Registration Statement. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements as filed.

DISTRIBUTION AGREEMENT

     Prior to the Merger, Penril and the Company will enter into a Distribution Agreement pursuant to which Penril will, among other things, (a) transfer to the Company as a capital contribution all of Penril's right, title and interest in the Remote Access Business and all of the other assets of Penril unrelated to the modem business and (b) agree to make certain change of control payments in the aggregate amount of $1,262,500 to three Penril officers prior to or at the Effective Time; and the Company will (a) assume, pay, perform and discharge substantially all of the liabilities of Penril other than (i) liabilities relating to the modem business and (ii) the bank debt of Penril (which may not exceed $4,000,000 at the Effective Time); and (b) indemnify Penril for any and all liabilities, costs or expenses for the 401(k) Plan. At the time of the capital contributions, Penril will own all of the Company's outstanding stock.

DEVELOPMENT AND LICENSE AGREEMENT

     On June 16, 1996, Penril and Bay entered into a Development and License Agreement on behalf of the Company whereby Bay licensed to Penril, on behalf of the Company, certain intellectual property, software and technical know-how relating to certain 24-port Digital Modem Cards. The agreement contemplates that Bay will develop a 24-port Digital Modem Card for the Company, train the Company's personnel in the underlying technology, and provide technical assistance where necessary to permit the Company to market this digital technology. Penril will assign all of its rights under this Development and License Agreement to the Company.

TECHNOLOGY LICENSE AGREEMENT

     In connection with the Transfer, Penril and the Company will enter into a Technology License Agreement whereby Penril will license to the Company certain intellectual property, software and technical know-how, including those relating to a patent jointly owned by Penril and the University of Maryland. The Technology License Agreement will also obligate Penril to use its best efforts to obtain for the Company all rights obtained by Penril pursuant to cross licensing agreements involving such jointly owned patent.

SUBLEASE AGREEMENT

     The Company will conduct most of its operations from its corporate headquarters located in Gaithersburg, Maryland. The Company will sublease this facility from Penril (the "Sublease"). Penril leases this property pursuant to a lease with Real Estate Income Partners III (the "Overlease") dated March 31, 1989 as amended pursuant to a Letter Agreement dated May 14, 1990. The Overlease provides for the rental of approximately 54,874 square feet of office space at a current monthly payment for rent and additional charges of approximately $66,219. The Overlease expires on September 30, 1999; however, Penril has one option to extend the term of the Overlease for a period of 119 months.

     The Sublease will provide for the rental by the Company of the entire facility at the monthly rental specified in the Overlease. The term of the Sublease will commence on the date of the Distribution, or upon the Company's occupancy of the property, whichever is earlier, and will expire on September 30, 1999. The Company will have no right to renew or extend the Sublease. The Sublease will be subject and subordinate to the terms of the Overlease and to all amendments, modifications, renewals, extensions and replacements of or to the Overlease. Pursuant to the Sublease, the Company will covenant and agree that it will perform and observe all of the provisions contained in the Overlease to be performed and observed by Penril, and will be bound by all of the terms, covenants and conditions of the Overlease binding upon Penril, with the same force and effect as if such terms, covenants and conditions were set forth in the Sublease.

TRANSITIONAL SERVICES AGREEMENT

     The Company and Penril will enter into a Transitional Services Agreement (the "Services Agreement") which will provide that the Company will provide Penril with certain services (the "Services") for one year from and after the Transfer in exchange for which Penril will pay the Company $1,500,000 upon execution of the Services Agreement (the "Fee"), plus reimbursement for certain expenses. The Fee is intended to cover the costs incurred by the Company in providing the Services, including, but not limited to, salary and other administrative costs and expenses. The Services include, among other things, (i) assisting in the preparation of federal, state, local and foreign tax returns,
(ii) certain accounting, treasury and other financial services, (iii) assistance in the preparation for shipping of certain equipment and inventories and (iv) certain specified administrative, clerical and operational services.

INDEMNIFICATION AGREEMENT

     Simultaneous with the consummation of the Distribution, Penril and the Company will enter into an Indemnification Agreement between Penril and the Company (the "Indemnification Agreement"). The Indemnification Agreement will obligate the Company to indemnify and save harmless Penril and its directors, officers, employees, agents and/or affiliates from any and all costs, expenses, losses, damages and liabilities incurred or suffered, directly or indirectly, by the indemnitees resulting from or attributable to (i) the operation of the Company after the Distribution; (ii) any claim, suit or other type of proceeding based upon or arising out of or in connection with the operation of Penril prior to the Merger other than those based upon, arising out of or in connection with
(a) the modem business operated by Penril, (b) the Merger, (c) the Merger Agreement, (d) the solicitation of proxies relating to the approval of the Merger and other transactions relating to the Merger, or (e) the tax consequences of the Distribution, but including any claim, suit, or other type of proceeding based upon or arising out of or in connection with the sale or transfer of all or substantially all of the assets or business of any subsidiary of Penril, including EMI or of Technipower (but excluding the Modem Subsidiaries); (iii) any claim, suit or other type of proceeding relating to the termination of employment of certain employees of Penril and (iv) any claim, suit or other type of proceeding based upon, arising out of or in connection with any information concerning the Company in this Prospectus or any information furnished by Penril or the Company concerning the Company for inclusion in the Proxy Statement/Prospectus.

     Penril will indemnify and save harmless the Company and its directors, officers, employees, agents and/or affiliates from any claims incurred or suffered, directly or indirectly, by them resulting from or attributable to, among other things, (i) the operation of Penril from and after the Distribution;
(ii) any claim, suit or other type of proceeding based upon, arising out of or in connection with the operation of the Modem Business prior to the Merger; and
(iii) any claim, suit or other type of proceeding relating to the Merger, the Merger Agreement, the solicitation of proxies relating to approval of the Merger and other transactions relating to the Merger (other than those claims based upon, arising out of or in connection with the filing by the Company of the Registration Statement or any information furnished by Penril or the Company concerning the Company for inclusion in the Proxy Statement/Prospectus) or the tax consequences of the Distribution.

                                 LEGAL MATTERS

     The validity, authorization and issuance of the shares of Company Stock offered hereby and the tax consequences of the Distribution will be passed upon for the Company by Benesch, Friedlander, Coplan & Aronoff P.L.L. of Cleveland, Ohio.

                                    EXPERTS

     The consolidated financial statements of Penril and its subsidiaries as of July 31, 1996 and, 1995, and for each of the three years in the period ended July 31, 1996 included in this Prospectus and the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and in the Registration Statement and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Penril DataComm Networks, Inc. and Subsidiaries
  Audited Financial Statements:
     Independent Auditors' Report..................................................       F-2
     Consolidated Statements of Operations for each of
       the three years in the period ended July 31, 1996...........................       F-3
     Consolidated Balance Sheets as of July 31, 1996 and 1995......................       F-4
     Consolidated Statements of Cash Flows for each of the
       three years in the period ended July 31, 1996...............................       F-5
     Consolidated Statements of Stockholders' Equity for
       each of the three years in the period
       ended July 31, 1996.........................................................       F-6
     Notes to Consolidated Financial Statements for
       the years ended July 31, 1996, 1995, and 1994...............................    F-7-17

INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Penril DataComm Networks, Inc.
Gaithersburg, Maryland

We have audited the accompanying consolidated balance sheets of Penril DataComm Networks, Inc. and subsidiaries as of July 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1996. These financial statements are the responsibility of Penril's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Penril DataComm Networks, Inc. and subsidiaries as of July 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Washington, D.C.
September 6, 1996
(September 20, 1996 as to the sixth and ninth paragraphs of Note 7)

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     YEAR ENDED JULY 31.
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               --------    --------    --------
NET REVENUES FROM CONTINUING OPERATIONS......................  $ 39,435    $ 52,611    $ 61,838
COSTS AND EXPENSES
  Cost of revenues...........................................    22,409      29,394      30,516
  Selling, general and administrative........................    18,611      18,765      18,815
  Product development and engineering........................     7,389       7,438       8,817
  Amortization of cost over net assets acquired..............       734         834         816
  Provision for restructuring costs..........................     9,718          --          --
  Merger related expenses....................................       500          --          --
                                                               --------    --------    --------
                                                                 59,361      56,431      58,964
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS...........   (19,926)     (3,820)      2,874
OTHER EXPENSE
  Interest expense...........................................      (698)     (1,228)       (908)
  Other, net.................................................       (44)       (144)       (134)
                                                               --------    --------    --------
                                                                   (742)     (1,372)     (1,042)
                                                               --------    --------    --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES......................................................   (20,668)     (5,192)      1,832
BENEFIT FOR INCOME TAXES.....................................        --         578         513
                                                               --------    --------    --------
INCOME (LOSS) FROM CONTINUING OPERATIONS.....................   (20,668)     (4,614)      2,345
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
  net of income taxes........................................       404      (1,661)       (828)
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS,
  net of income taxes........................................      (640)     (1,400)         --
                                                               --------    --------    --------
NET INCOME (LOSS)............................................  $(20,904)   $ (7,675)   $  1,517
                                                               ========    ========    ========
NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
  Continuing operations......................................  $  (2.14)   $  (0.61)   $   0.30
  Discontinued operations....................................      0.04       (0.22)       (.11)
  Loss on disposal of discontinued operations................     (0.07)      (0.19)         --
                                                               --------    --------    --------
                                                               $  (2.17)   $  (1.02)   $   0.19
                                                               ========    ========    ========
Shares used in per share calculation.........................     9,650       7,559       7,809
                                                               ========    ========    ========

                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                JULY 31,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
ASSETS
Current Assets
Cash and Cash Equivalents................................................  $ 4,237     $   992
Accounts receivable, less allowance for doubtful accounts of $554 in 1996
  and $1,067 in 1995.....................................................    7,044      13,521
Inventories..............................................................    9,684      11,427
Deferred income taxes....................................................    1,700       1,700
Net assets of discontinued operations....................................    7,337       5,145
Other current assets.....................................................      249         778
                                                                           -------     -------
TOTAL CURRENT ASSETS.....................................................   30,251      33,563
                                                                           -------     -------
Property and Equipment, net..............................................    2,457       2,648
Excess of Cost Over Fair Value of Net Assets Acquired, net...............       --       5,689
Other Assets.............................................................    1,072       2,487
                                                                           -------     -------
TOTAL ASSETS.............................................................  $33,780     $44,387
                                                                           =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-term borrowings..................................................  $ 4,000     $ 5,095
  Current portion of long-term debt......................................      272       5,164
  Accounts payable.......................................................    6,076       8,156
  Accrued compensation and commissions...................................    1,347         894
  Deferred revenue.......................................................       --       1,244
  Other accrued expenses.................................................    1,758         852
                                                                           -------     -------
TOTAL CURRENT LIABILITIES................................................   13,453      21,405
Long-Term Debt, net of current portion...................................      633         517
Other Noncurrent Liabilities.............................................    1,479         742
                                                                           -------     -------
TOTAL LIABILITIES........................................................   15,565      22,664
                                                                           -------     -------
Commitments and Contingencies (Note 7)
Stockholders' Equity
  Serial preferred stock, $.01 par value; authorized, 100,000 shares;
     issued, none........................................................       --          --
  Common stock, $.01 par value; authorized, 20,000,000 shares; issued and outstanding, 10,849,647 shares in 1996 and 7,542,815 shares in
     1995................................................................      109          76
  Additional paid-in capital.............................................   39,837      22,384
  Retained earnings (deficit)............................................  (21,581)       (677)
                                                                           -------     -------
                                                                            18,365      21,783
Equity adjustment from foreign currency translation......................     (150)        (60)
                                                                           -------     -------
TOTAL STOCKHOLDERS' EQUITY...............................................   18,215      21,723
                                                                           -------     -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY...............................  $33,780     $44,387
                                                                           =======     =======

                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                      YEAR ENDED JULY 31,
                                                                 ------------------------------
                                                                   1996       1995       1994
                                                                 --------    -------    -------
CASH FLOWS FROM CONTINUING OPERATIONS
  Net Income (Loss) from operations............................  $(20,668)   $(4,614)   $ 2,345
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Depreciation and amortization.............................     3,452      4,418      3,676
     Benefit from deferred income taxes........................        --       (578)      (513)
     Provision for restructuring costs.........................     9,718         --         --
     Other.....................................................       (93)        25        234
  (Increase) decrease in assets:
     Accounts receivable.......................................     6,477      2,508     (1,710)
     Inventories...............................................      (472)     1,122     (1,820)
     Other current assets......................................       529       (287)       (98)
  Increase (decrease) in liabilities:
     Accounts payable..........................................    (2,080)     1,792       (818)
     Other liabilities.........................................      (731)      (291)       823
                                                                 --------    -------    -------
Net cash provided by (used in) continuing operating
  activities...................................................    (3,868)     4,095      2,120
CASH FLOWS FROM DISCONTINUED OPERATIONS
  Income (Loss) from discontinued operations...................      (236)    (3,061)      (828)
  Non-cash charges and changes in working capital..............    (2,832)       285        469
  Provision for loss on disposal of discontinued operations....       640      1,400         --
                                                                 --------    -------    -------
Net cash used in discontinued operations.......................    (2,428)    (1,376)      (359)
                                                                 --------    -------    -------
Net cash provided by (used in) operations......................    (6,296)     2,719      1,761
CASH FLOWS FROM INVESTING ACTIVITIES
  Expenditures for purchased technology........................      (800)    (1,049)    (1,126)
  Expenditures for property, equipment and other...............      (747)      (417)      (933)
                                                                 --------    -------    -------
Net cash used in investing activities..........................    (1,547)    (1,466)    (2,059)
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings under line of credit..........................    (1,095)     1,870      2,740
  Borrowings on long-term debt.................................        --         --      1,780
  Payments on long-term debt...................................    (5,210)    (3,300)    (4,182)
  Issuance of common stock.....................................    17,486         74        320
  Dividends paid...............................................        --         --       (147)
  Other........................................................       (93)        94         36
                                                                 --------    -------    -------
Net cash provided by (used in) financing activities............    11,088     (1,262)       547
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE YEAR.........       992      1,001        752
                                                                 --------    -------    -------
CASH AND CASH EQUIVALENTS AT THE END OF THE YEAR...............  $  4,237    $   992    $ 1,001
                                                                 ========    =======    =======
SUPPLEMENTAL INFORMATION
  Cash payments for income taxes...............................  $     20    $   113    $    59
                                                                 ========    =======    =======
  Cash payments for interest...................................  $    783    $ 1,103    $   795
                                                                 ========    =======    =======

                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED JULY 31, 1996, 1995 AND 1994

                         (IN THOUSANDS, EXCEPT SHARES)

                                                COMMON STOCK          ADDITIONAL                      RETAINED
                                            ---------------------      PAID-IN         UNEARNED       EARNINGS      CURRENCY
                                              SHARES       AMOUNT      CAPITAL       COMPENSATION     (DEFICIT)    ADJUSTMENT
                                            ----------     ------     ----------     ------------     --------     ----------
BALANCE AUGUST 1, 1993..................     7,330,736      $ 73       $ 22,271         $ (143)       $  5,628       $ (328)
  Net income............................                                                                 1,517
  Dividends paid........................                                                                  (147)
  Issuance of common stock --
     Upon exercise of stock options.....       132,700         1            367
     Upon exercise of warrants..........       180,000         2            400
  Shares of common stock retired in
     connection with the exercise of
     options and warrants...............       (66,840)       (1)          (458)
  Shares of common stock returned in
     conjunction with the valuation of
     Datability, Inc....................      (124,388)       (1)          (828)
  Shares of common stock returned in
     conjunction with employee stock
     award program......................        (9,840)                     (32)            21
  Amortization of unearned income.......                                                   106
  Foreign currency translation
     adjustment.........................                                                                                132
                                             ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1994...................     7,442,368      $ 74       $ 21,720         $  (16)       $  6,998       $ (196)
  Net loss..............................                                                                (7,675)
  Issuance of common stock --
     Upon exercise of stock options.....        33,067         1             73
     Upon exercise of warrants..........        80,000         1            194
     For acquisition of patent rights...        50,000         1            118
  Shares of common stock retired in
     connection with options, warrants,
     and awards.........................       (62,620)       (1)          (194)            16
  Deferred tax benefit from exercise of
     options............................            --        --            473
  Foreign currency translation
     adjustment.........................                                                                                136
                                             ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1995...................     7,542,815      $ 76       $ 22,384         $   --        $   (677)      $  (60)
  Net loss..............................                                                               (20,904)
  Issuance of common stock --
     Upon sale in private placements....     2,607,267        26         14,718
     Upon exercise of stock options.....       687,284         7          2,735
     Upon exercise of warrants..........        25,000        --             --
  Shares of common stock retired in
     connection with options, warrants,
     and awards.........................       (12,719)       --             --
  Foreign currency translation
     adjustment.........................                                                                                (90)
                                             ---------      ----        -------          -----        --------        -----
BALANCE JULY 31, 1996...................    10,849,647      $109       $ 39,837         $   --        $(21,581)      $ (150)
                                             =========      ====        =======          =====        ========        =====

                See notes to consolidated financial statements.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JULY 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Penril and its subsidiaries, all of which are wholly owned. All significant intercompany accounts and transactions have been eliminated.

     CASH AND CASH EQUIVALENTS: Penril considers cash on hand, deposits in banks, and highly liquid investments with an original maturity of three months or less as cash and cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying values of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short maturities of such instruments. Long-term debt is carried at amounts approximating fair values based on current rates offered to Penril for debt with similar collateral and guarantees, if any, and maturities.

     INVENTORIES: Inventories are stated at the lower of cost (first-in, first-out method) or market. The inventories include the cost of material and, when applicable, labor and manufacturing overhead.

                                                  JULY 31,
                                            ---------------------
                                              1996         1995
                                            --------     --------
Inventories (in thousands):
Raw material............................    $  5,823     $  6,381
Work in process.........................         541          452
Finished goods..........................       3,320        4,594
                                            --------     --------
Total inventories.......................    $  9,684     $ 11,427
                                            ========     ========

     PROPERTY, EQUIPMENT AND DEPRECIATION: Additions to property and equipment are recorded at cost. Penril provides depreciation for financial reporting purposes using primarily the straight-line method over the estimated useful lives of the assets which range from 3 to 10 years. Leasehold improvements are amortized over the term of the related lease or their estimated useful lives, whichever is shorter (in thousands).

                                            ESTIMATED            JULY 31,
                                              USEFUL       ---------------------
                                               LIFE          1996         1995
                                            ----------     --------     --------
Machinery, and equipment................     3-5 years     $ 10,875     $  9,952
Purchased software and technology.......     3-5 years        5,486        5,486
Leasehold improvements..................    3-10 years          879          865
                                                           --------     --------
Total property and equipment, at cost...                     17,240       16,303
Less accumulated depreciation and
  amortization..........................                    (14,783)     (13,655)
                                                           --------     --------
Total property and equipment, net.......                   $  2,457     $  2,648
                                                           ========     ========

     REVENUE RECOGNITION: Revenues are recognized at the time of shipment of the product or performance of product-related services. Revenues from the license of product technology is recorded upon delivery of the technology specification and the fulfillment of other material obligations.

     ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED: During fiscal 1996, Penril adopted the provisions of Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of", which requires Penril to review long-lived assets, certain identifiable intangibles, and goodwill related to those assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As a result of events occurring in the fourth quarter of fiscal 1996, Penril decided to restructure and refocus its remaining businesses. Due to these events, Penril determined that the excess of costs over net assets acquired would not be recoverable, and a charge of $4,952,000 was taken in the fourth quarter of fiscal 1996 against the carrying value of this asset. This charge was the remaining balance in the account "Excess of Costs over Fair Value of Net Assets Acquired" (See Note 2).

     Excess of Cost Over Fair Value of Net Assets Acquired (in thousands):

                                                                            JULY 31,
                                                                        -----------------
                                                                         1996       1995
                                                                        ------     ------
     Cost.............................................................  $   --     $8,090
     Less accumulated amortization....................................      --      2,401
                                                                        ------     ------
                                                                        $   --     $5,689
                                                                        ======     ======

     INCOME TAXES: Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

     EARNINGS PER SHARE: Earnings per share for fiscal 1996 and 1995 are calculated based on the weighted average shares of common stock outstanding. Earnings per share for fiscal 1994 year are calculated using the modified treasury stock method, which limits the assumed purchase of treasury shares to 20% of the outstanding shares of common stock. Any remaining proceeds are assumed first to retire debt, with any remaining proceeds invested in commercial paper. The difference between fully diluted and primary earnings per share was not significant in any year.

     SOFTWARE DEVELOPMENT COSTS: Certain acquired software development costs are being amortized over their estimated economic life, principally five years, commencing when each product is available for general release. Internal software development and any other costs of development are expensed as incurred except those costs applicable to third party contracts.

     NEW ACCOUNTING PRONOUNCEMENTS: During fiscal 1996, Statement of Financial Accounting Standard No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method for stock-based compensation plans, was issued. SFAS 123 includes both recognition and measurement provisions and disclosure requirements for stock-based compensation. The Company has elected not to adopt the recognition and measurement provisions of SFAS 123. The effect of adopting this statement in fiscal 1997 is not deemed to be material.

     RECLASSIFICATIONS: Certain reclassifications have been made to prior period consolidated financial statements to conform to the July 31, 1996 presentation.

2.  RESTRUCTURING

     In the fourth quarter of fiscal 1996, Penril took actions to strategically restructure its business to improve Penril's financial performance. The restructuring included a plan to focus Penril's business operations on the remote access server and remote connectivity markets ("remote access") and away from the data transmis-

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES sion markets. As a result of this plan Penril recorded a charge of $9,718,000 in the fourth quarter of fiscal 1996. This charge was for the following costs.

     a. The excess of costs over the fair value of net assets acquired through the Datability, Inc. acquisition in fiscal 1993, was related to data transmission techniques and, due to the restructuring plan, has no net realizable value. Accordingly the remaining book value of $4,952,000 was written off.

     b. A charge of $2,339,000 was taken for the write-off of inventory and fixed assets related to the data transmission business.

     c. A charge of $1,012,000 was taken for contractual obligations and settlement costs incurred for leased facilities in Carlstadt, New Jersey, Hong Kong and Malaysia, which will be vacated under the restructuring plan.

     d. A charge of $979,000 was taken for computer software related to the data transmission business that was capitalized in accordance with FAS86, which has no realizable value under the restructuring plan.

     e. A charge of $436,000 was taken for severance costs associated with employees terminated in connection with the restructuring plan. No such costs were paid as of July 31, 1996.

3.  DISCONTINUED OPERATIONS

     As part of Penril's decision to restructure its business, the Board of Directors of Penril decided to sell Electro-Metrics, Inc. ("EMI"), a wholly owned subsidiary which manufactures test equipment and systems for analysis of electromagnetic interference and communications security including applications in satellite communications. As a result of this decision, previously reported financial statements have been restated to reflect EMI as a discontinued operation. Penril continues to operate EMI and expects EMI to operate at least at a break-even level through the anticipated disposition date, which Penril's management believes will be completed by December 31, 1996.

     During fiscal 1995, the Board of Directors of Penril decided to sell Technipower, a wholly-owned subsidiary manufacturing uninterruptible power supplies and power regulating equipment. The divestiture of Technipower is expected to be completed in fiscal 1997 for $4,300,000. The following table sets forth the selected financial data of both Discontinued Operations (in thousands):

                                                  YEAR ENDED JULY 31,
                                            -------------------------------
                                             1996        1995        1994
                                            -------     -------     -------
Revenues................................    $10,469     $ 8,960     $11,995
                                            =======     =======     =======
Income (Loss) from operations net of
  income taxes..........................        404      (1,661)       (828)
Loss on disposal net of income taxes....       (640)     (1,400)         --
                                            -------     -------     -------
Total loss from discontinued
  operations............................    $  (236)    $(3,061)    $  (828)
                                            =======     =======     =======
Depreciation and Amortization...........    $   431     $   415     $   472
                                            =======     =======     =======
Capital Expenditures....................    $   275     $   245     $   441
                                            =======     =======     =======
Identifiable Assets at year end.........    $10,210     $ 7,950     $ 8,112
                                            =======     =======     =======

     Because Penril expects to retain the tax benefits associated with the discontinued operations, no income tax benefit has been recorded for any year.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     Net assets of the discontinued operations consist of the following (in thousands):

                                                 JULY 31,
                                            -------------------
                                             1996        1995
                                            -------     -------
Current assets..........................    $ 9,135     $ 6,803
Current liabilities.....................     (2,229)     (1,395)
                                            -------     -------
Net current assets......................      6,906       5,408
Property, plant and equipment, net......        783         849
Other non-current tangible assets,
  net...................................         60          42
Non-current liabilities.................         (4)        (10)
                                            -------     -------
Net tangible assets.....................      7,745       6,289
Intangible assets, net..................        232         256
                                            -------     -------
                                              7,977       6,545
Estimated loss on disposal..............       (640)     (1,400)
                                            -------     -------
Net Assets of Discontinued Operations...    $ 7,337     $ 5,145
                                            =======     =======

4.  ACQUISITIONS

     On May 6, 1993, Penril acquired all of the outstanding stock of Datability, Inc. ("Datability"). The acquisition was accounted for by the purchase method, and accordingly, the results of operations of Datability are included in the Consolidated Statements of Operations from the date of acquisition. Datability has been consolidated with Penril's data communications operations located in Gaithersburg, Maryland.

     The acquisition was accomplished through the issuance of 1,050,000 shares of Penril's common stock ("Common Stock"). The purchase price totaled $4,980,000 including acquisition costs of $386,000. At the acquisition date, the purchase price exceeded the fair value of net assets acquired by $8,169,000. Under terms of the agreement, the final purchase price was dependent upon the valuation of the net assets acquired. During fiscal 1994, a valuation adjustment of $829,000 resulted in 124,388 shares of the Common Stock being returned to Penril thereby reducing the excess of cost over the fair value of net assets acquired. During the fourth quarter of fiscal 1996, Penril expensed the remaining portion of excess of cost over the fair value of net assets acquired.

5.  FINANCING

     BANK FINANCING: On March 15, 1996 Penril amended the credit agreement with its principal bank. The new agreement provides for a maximum working capital facility of $5,500,000 with borrowings based on qualified accounts receivable and secured by substantially all Penril's assets. Interest accrues at the bank's prime rate plus 2% with a commitment fee of 3/8% assessed on the unused portion of the facility. In the event the facility is canceled prior to its expiration, there is a fee due the bank equal to 3% of the total facility. The agreement expires March 31, 1997. As of July 31, 1996, Penril had $5,412,000 available of which Penril had utilized $4,000,000 for working capital loans and $90,000 for a letter of credit. On June 16, 1996, Penril entered into a Plan and Agreement of Merger, as amended on August 5, 1996 (the "Merger Agreement") with Bay Networks, Inc. ("Bay") and a subsidiary of Bay. As part of the Merger Agreement with Bay, outstanding bank debt up to $4,000,000 remains with Penril after the Transfer. Average monthly borrowings and weighted average interest rate for the three years ended July 31, 1996 are as follows:

                                                                    1996       1995       1994
                                                                   ------     ------     ------
Average monthly borrowings under working capital facility
  (in thousands).................................................  $4,353     $4,621     $1,475
Weighted average interest rate...................................   10.47%       9.6%       7.2%

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     As of March 7, 1996, Penril had repaid all outstanding term debt with its principal bank.

     SUBORDINATED DEBT: In April 1995, as part of the bank financing arrangements, Penril was permitted to make principal payments on the subordinated debt only after the bank term loans had been reduced by $3,000,000. This reduction was accomplished by December 1995 at which time Penril made a subordinated debt principal payment of $174,000 as required by the amended subordinated debt agreement. The remaining outstanding balance of $805,000 was repaid in May 1996.

     LONG-TERM DEBT: Long-term debt at July 31, 1996 and 1995 consisted of (in thousands):

                                                                        1996       1995
                                                                        -----     -------
     Term Loans.......................................................  $  --     $ 3,848
     Subordinated Debt................................................     --         979
                                                                        -----     -------
                                                                           --       4,827
     Capital leases and other.........................................    905         854
                                                                        -----     -------
                                                                          905       5,681
     Less current portion.............................................   (272)     (5,164)
                                                                        -----     -------
     Long-term debt...................................................  $ 633     $   517
                                                                        =====     =======

     Future maturities of long-term debt are as follows (in thousands):

Year Ending July 31,
          1997..........................  $272
          1998..........................   261
          1999..........................   190
          2000..........................   146
          2001..........................    36
                                          ----
          Total.........................  $905
                                          ====

6.  INCOME TAXES

     The following table sets forth the differences between the tax provision (benefit) from continuing operations calculated at the statutory federal income tax rate and the actual tax benefit for each year (in thousands):

                                                                  FOR THE YEAR ENDED JULY 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Tax provision at federal statutory rate.......................  $(7,027)    $(1,724)    $   644
Amortization of nondeductible intangibles.....................    1,931         283         283
State & foreign taxes, net of federal benefit.................   (1,137)       (218)        236
Utilization of net operating loss carryforward................       --          --      (1,195)
Change in valuation allowance.................................    6,093       1,134        (538)
Other.........................................................      140         (53)         57
                                                                -------     -------     -------
Income tax benefit............................................  $    --     $  (578)    $  (513)
                                                                =======     =======     =======

     The primary components of temporary differences which give rise to Penril's net deferred tax asset are shown in the table below. At July 31, 1996 Penril had consolidated federal net operating loss carryforwards including the EMI and Technipower subsidiaries of approximately $17,200,000 which expires in 2007 through 2011, and general business and other tax credits of $1,248,000 to reduce future tax liabilities through 2009.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

                                                                        AS OF JULY 31,
                                                                      -------------------
                                                                       1996        1995
                                                                      -------     -------
     Deferred tax assets (in thousands):
     Reserves and other contingencies...............................  $ 1,500     $ 1,462
     Depreciation and amortization..................................       65          34
     Restructuring Reserve..........................................    1,859
     Net operating loss.............................................    6,780       2,615
     General business and other tax credits.........................    1,248       1,248
     Loss on discontinued operations................................      546         546
     Valuation reserve..............................................   (9,837)     (3,744)
                                                                      -------     -------
     Total deferred tax assets......................................    2,161       2,161
     Deferred tax liabilities:
       Amortization of technologies.................................     (461)       (461)
                                                                      -------     -------
     Net deferred tax assets........................................  $ 1,700     $ 1,700
                                                                      =======     =======

     The net deferred tax asset will remain with Penril after the Transfer referred to below.

7.  COMMITMENTS AND CONTINGENCIES

PENDING TRANSACTION

     Under the terms of the Merger Agreement, Penril will transfer (the "Transfer") all of its remote access products business and any other assets unrelated to its modem business to a newly formed subsidiary, Access Beyond, Inc. ("Access Beyond") and then distribute all of the shares of Access Beyond common stock to Penril's stockholders in a spin-off transaction (the "Spin-off"). Following the Spin-off, the subsidiary of Bay will merge with and into Penril, whose primary remaining operations will consist of its modem business, with Penril becoming a wholly owned subsidiary of Bay.

     Pursuant to the Spin-off and merger, stockholders of Penril, as of the appropriate record dates, will receive one share of Access Beyond common stock for every share of Penril common stock held, plus $10 in Bay common stock. The dollar value of Bay shares to be paid is fixed according to an exchange value determined by averaging the closing prices of Bay common stock over a specific period prior to consummation of the merger with Bay. In addition to the assets and liabilities related to the modem business, Bay will assume the outstanding bank debt of Penril up to $4,000,000. All cash of Penril on the date of the closing of the transactions will be transferred to Access Beyond.

     The transactions are subject to regulatory and Penril stockholders' approval and certain conditions to closing as set forth in the Merger Agreement. At the time of the consummation of the merger, Penril is responsible for payment of the investment banking fees of approximately $1,300,000 and for change of control payments of approximately $1,300,000 due to certain officers of Penril.

     LEASED FACILITIES: Penril leases office and manufacturing facilities and equipment under lease agreements, certain of which are renewable at Penril's option and/or provide for increases in rent related to increases in the Consumer Price Index and other factors. Rent expense for the fiscal years 1996, 1995 and 1994 was $1,673,000, $1,941,000 and $1,754,000 respectively. Approximate aggregate future minimum rentals

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES applicable to operating leases in effect at July 31, 1996 without consideration of the effects of the Spin-off and merger transaction are as follows (in thousands):

Year Ending July 31,
          1997..........................  $1,720
          1998..........................   1,758
          1999..........................   1,729
          2000..........................     775
          2001..........................     633
          Beyond 2001...................     135
                                          ------
Total minimum rentals...................  $6,750
                                          ======

     LEGAL PROCEEDINGS: Penril is a party to several material legal proceedings as summarized below. With the exception of the proceeding against Rockwell International Corporation, et. al., and one other legal proceeding incurred in connection with the modem business, all costs, expenses, liabilities and obligations of the litigation will be assumed by Access Beyond in connection with the Spin-off and all recoveries from such litigation will be realized by Access Beyond; provided, however, that Penril may be deemed to have remained contingently liable for satisfaction of the obligations.

     On June 1, 1993 Penril initiated a lawsuit against Standard Microsystems Corp. ("SMC"), SMC Massachusetts, Inc., Ashraf M. Dahad and Kwabena Akufo (the "SMC Defendants") in the Circuit Court of Maryland for Montgomery County for breach of contract including, among other things, failure to transfer technology, unfair competition and false representations. Penril sought relief in an aggregate amount of approximately $50,000,000. The SMC Defendants subsequently brought a counterclaim alleging fraud and breach of contract and sought recovery of amounts due under the contract which were alleged to be approximately $1,650,000 in compensatory damages plus unspecified punitive damages. In September 1996, Penril and the SMC Defendants agreed to drop the fraud charges and to settle the contractual dispute. Penril will receive from SMC, in settlement of litigation, $3,500,000, net of legal payments, in the first quarter of fiscal 1997.

     On December 24, 1994, Penril filed a complaint against Network Systems Corporation of Minneapolis, Minnesota ("NSC") in the Circuit Court of Maryland for Montgomery County. The litigation arises out of a contract in which Penril agreed to develop certain computer hardware and software to NSC's specifications. Penril alleges breach of contract, fraudulent inducement and defamation and is seeking specific performance, compensatory damages of $2,000,000 and punitive damages of $5,000,000. On March 28, 1995, NSC filed an answer and counterclaim in which NSC alleges negligent misrepresentation, fraud and breach of contract by Penril. NSC is seeking rescission of the contract, restitution of monies paid by NSC to Penril, compensatory damages of $5,000,000 and punitive damages in an unspecified amount. As of July 31, 1996, the litigation was in the discovery stage.

     Digital Equipment Corporation ("DEC") has claimed, through a series of written communications, that Penril has violated DEC patents related to DEC LAT technology. Penril has taken the position that Datability, prior to its acquisition by Penril, had a relationship with DEC that involved the development of LAT for which Datability has not collected. Both DEC and Penril have taken the position that it is in the best interests of both parties to work toward a fair resolution. As of July 31, 1996 no formal claims have been filed.

     On December 6, 1995, Penril filed a lawsuit against Rockwell International Corporation and U.S. Robotics Access Corporation seeking declaratory, injunctive, and money damage relief by reason of an alleged patent infringement by the defendants. The action was filed in the United States District Court for the District of Maryland. In September 1996, Penril agreed to settle its lawsuit with U.S. Robotics.

     Penril is involved in other routine litigation.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     Management believes none of the litigation will have a material adverse effect on Penril's financial position or results of operations.

8.  STOCKHOLDERS' EQUITY

     On September 22, 1995, Penril issued an aggregate of 1,465,000 shares of its unregistered Common Stock to Pequot Partners Fund, L.P., Pequot Endowment Fund, L.P and Pequot International Fund, Inc. (collectively the "Investors") for $7,325,000 in a private transaction. As required by the Purchase Agreement between the Investors and Penril, a shelf registration was filed with the Securities and Exchange Commission which became effective on February 28, 1996. The Investors may request one public shelf registration after the three years until the later of September 22, 1999 or 30 days after Penril files its annual report on Form 10-K for the fiscal year ended July 31, 1999. If Penril does not keep the shelf registration effective for the required three years, the Investors are entitled to require Penril to effect up to two public registrations during that time. As part of the transaction, Penril has agreed to increase the Board of Directors of Penril by one and, so long as the Investors collectively own in the aggregate not less than 10% of the issued and outstanding Common Stock, the Investors are entitled to fill such vacancy by designating one person to the Board of Directors. In addition, on October 5, 1995, Penril completed the sale of 50,000 shares of its unregistered common stock to Cramer Partners, L.P. for $250,000.

     In the second half of fiscal 1996, Penril issued 1,092,267 shares of its unregistered common stock in an unrelated series of private placements which generated $7,425,000.

     SERIAL PREFERRED STOCK: Penril's Serial Preferred Stock may be issued in one or more series. The shares of any series may be convertible into Common Stock, may have priority over Common Stock in the payment of dividends and in the distribution of assets in the event of liquidation or dissolution of Penril, and may have preferential or other voting rights, all as determined by the Board of Directors of Penril at the time it approves the series.

     EMPLOYEE STOCK OPTIONS AND STOCK AWARDS: On December 13, 1995, Penril adopted the 1995 Long-Term Stock Option Incentive Plan (the "1995 Plan") to replace the 1986 Incentive Plan which expires on October 8, 1996. The stockholders of Penril approved the 1995 Plan at the Annual Meeting held April 10, 1996. Under the 1995 Plan, which will terminate December 13, 2005, key employees of Penril and its subsidiaries may be granted awards consisting of non-qualified stock options, incentive stock options, and restricted stock awards. The option price of shares of Common Stock will not be less than 100% (110% in the case of incentive stock options granted to optionees holding more than 10% of the voting stock of Penril at the date of grant) of the fair market value of shares of Common Stock on the date of grant. No option will be exercisable more than ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the voting stock of Penril on the date of grant) from the date it is granted. Penril has reserved 1,000,000 shares for issuance under the 1995 Plan. At July 31, 1996, employees had been granted awards for 70,000 shares.

     In the case of a "change in control" of Penril, an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to any vesting limitations. On July 2, 1996 Penril's Stock Option/Compensation Committee (the "Committee") took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.

     The terms of restricted stock awards granted under the 1995 Plan are determined at the time of the award. Penril will hold the shares of Common Stock under restricted stock awards until all restrictions lapse and such Common Stock may not be sold or transferred by the employee until such time. The employee must

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES be employed by Penril when the restrictions lapse in order to receive the shares of Common Stock when the restrictions lapse.

     On October 8, 1986, Penril adopted the 1986 Incentive Plan (the "1986 Plan"). Under the 1986 Plan, which will terminate on October 8, 1996, key employees of Penril and its subsidiaries may be granted awards consisting of incentive stock options, non-qualified stock options, and restricted stock awards. The option price of shares of Common Stock subject to options granted under the 1986 Plan will not be less than 100% (110% in the case of incentive stock options granted to optionees holding more than ten percent of the voting stock of Penril at the date of grant) of the fair market value of shares of Common Stock at the date of grant. No option will be exercisable more than ten years (five years in the case of incentive stock options granted to optionees holding more than ten percent of the voting stock of Penril on the date of grant) from the date it is granted. At July 31, 1996 an aggregate of 964,538 shares of Common Stock were reserved for issuance under the 1986 Plan, of which employees have been awarded grants for 962,951 shares of Common Stock.

     In the case of a "change in control" of Penril, an option holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on the date of exercise, to immediately exercise any options in full to the extent not previously exercised, without regard to any vesting limitations. On July 2, 1996 the Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.

     The terms of restricted stock awards ("Stock Awards") granted under the 1986 Plan are determined at the time of issuance and are evidenced by a written restricted stock agreement. Any Stock Awards granted are subject to approval by a majority of all "disinterested directors" as defined in Rule 16b-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     On October 1, 1992, Penril granted Stock Awards, under the 1986 Plan for an aggregate of 71,220 shares of Common Stock of Penril to employees of the Gaithersburg, Maryland facility. The Stock Awards granted vested over two years and employees had to be employed by Penril when the vested shares of Common Stock were issued. Of the total shares of Common Stock awarded, 53,020 were issued. Penril issued 29,560 shares of Common Stock in October, 1993 which represented 50% of the Stock Awards outstanding on that date and the remaining 23,460 shares of Common Stock on October 1, 1994. Compensation related to the Stock Award Program was amortized over the vesting period.

     NON-EMPLOYEE DIRECTOR STOCK OPTIONS: On December 9, 1987, Penril adopted the Non-Employee Directors' Stock Option Plan ("Directors Plan"). Under the Directors Plan an option to purchase 24,000 shares of Common Stock is automatically granted to each non-employee director of Penril on the first day of his initial term. In addition, options to purchase shares of Common Stock are automatically granted to each non-employee director on the fifth business day after the Annual Report on Form 10-K is filed with the Securities and Exchange Commission as follows: in each of the first two successive years after the initial grant an option to purchase 6,000 shares of Common Stock is granted, and in each of the next five successive years an option to purchase 3,000 shares of Common Stock is granted. The option price per share of Common Stock of any option granted under the Directors Plan is the fair market value of a share of Common Stock on the date the option is granted. No option will be exercisable more than ten years from the date of grant. An aggregate of 125,333 shares of Common Stock were reserved for issuance under the Directors Plan at July 31, 1996, of which 92,000 shares of Common Stock have been granted. On July 2, 1996 the Committee took action which caused all of the outstanding Penril options held by directors and executive officers of Penril to vest.

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES

     A summary of stock option transactions during the three years ended July 31, 1996 is as follows:

                                                                                         1995 INCENTIVE
                                         1986 INCENTIVE PLAN      DIRECTORS' PLAN             PLAN
                                        ---------------------   --------------------   ------------------
                                         NUMBER      AVERAGE     NUMBER     AVERAGE    NUMBER    AVERAGE
                                           OF         PRICE        OF        PRICE       OF       PRICE
                                         SHARES     PER SHARE    SHARES    PER SHARE   SHARES   PER SHARE
                                        ---------   ---------   --------   ---------   ------   ---------
Outstanding August 1, 1993............  1,192,752     $4.15      165,000     $3.35        --      $  --
Granted...............................     81,500      4.76       39,000      4.84        --         --
Exercised.............................   (132,700)     2.77           --        --        --         --
Canceled..............................   (104,133)     4.67           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1994.............  1,037,419      4.15      204,000      3.64        --         --
Granted...............................    348,000      3.12       18,000      3.25        --         --
Exercised.............................    (33,067)     2.23           --        --        --         --
Canceled..............................   (233,617)     4.15           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1995.............  1,118,735      3.89      222,000      3.61        --         --
Granted...............................    494,000      7.34       18,000      5.69     70,000     $6.77
Exercised.............................   (539,284)     4.02     (148,000)     3.87        --         --
Canceled..............................   (110,500)     4.32           --        --        --         --
                                        ---------     -----     --------     -----     ------     -----
Outstanding July 31, 1996.............    962,951     $5.54       92,000     $3.59     70,000     $6.77
                                        =========     =====     ========     =====     ======     =====
Exercisable Options at July 31,
  1996................................    602,384     $5.73       92,000     $3.59     60,000     $6.44

     WARRANTS: In March, 1987, Henry D. Epstein joined Penril as President and Chief Executive Officer and was sold Class A warrants to purchase 400,000 shares of Common Stock at $2.23 per share and Class B warrants to purchase 80,000 shares of Common Stock at $2.34 per share. Mr. Epstein exercised 220,000 Class A warrants in January 1993, 80,000 Class A warrants in January 1994 and 100,000 Class A warrants in February 1994. In February 1995, Mr. Epstein exercised all 80,000 Class B warrants. All exercises were accomplished by delivery of shares of Common Stock previously held.

     In October 1992, Penril issued a warrant to purchase 166,000 shares of Common Stock at $4.50 per share, the fair market value on the date of issuance, to Coast Federal Savings Bank ("Coast") in settlement of a law suit brought against Penril. In addition, Penril issued Class E warrants to purchase 25,000 shares of Common Stock at $3.625 per share, the fair market value on the date of issuance, to Mr. Epstein in consideration for Mr. Epstein, in his capacity as a stockholder of Penril, assisting Penril in settling the litigation with Coast. The Coast warrant expired June 7, 1995. In August 1995, Mr. Epstein exercised all Class E warrants.

     CASH DIVIDENDS: Penril declared a cash dividend of $.02 per share of Common Stock to the holders of record on December 16, 1993 and paid December 30, 1993. There were 7,332,296 shares outstanding on the record date.

9.  RETIREMENT AND SAVINGS PLAN

     Penril's Retirement and Savings Plan ("401(k) Plan") is a defined contribution plan including provisions of section 401(k) of the Internal Revenue Code. Employees of Penril who have completed 90 days of service ("Participants") are eligible to participate in the 401(k) Plan. The 401(k) Plan permits, but does not require, Penril to match employee contributions. In addition, Penril may make discretionary contributions to the 401(k) Plan which will be allocated to each Participant based on the ratio of such Participant's eligible compensation to the total of all Participants' eligible compensation. Amounts contributed by Penril vest as to 30% after 1 year of eligible service, 60% after 2 years of eligible service and 100% after 3 years of eligible service. Participants may elect to direct the investment of their contributions in accordance with the provisions

                PENRIL DATACOMM NETWORKS, INC. AND SUBSIDIARIES of the 401(k) Plan. Penril made matching contributions of $61,000, $45,000 and $50,000 during fiscal 1996, 1995 and 1994, respectively. There were no additional Penril contributions in any year. As part of the Transfer, the 401(k) Plan will be transferred to Access Beyond and active participation in the 401(k) Plan will be limited to eligible employees of Access Beyond. Access Beyond intends to split up the 401(k) Plan so the portion of the plan representing the benefits of participants not employed by Access Beyond can be terminated. Penril provides no post-employment or post-retirement benefits.

10.  GEOGRAPHIC AREA INFORMATION

     Penril's foreign operations consist principally of sales and marketing activities through subsidiaries located in Hong Kong and the United Kingdom. Certain information, including the effect of intercompany transactions, relating to Penril's operations on a geographic basis is as follows (in thousands):

                                                                 1996        1995        1994
                                                               --------     -------     -------
Revenues
U.S. Revenue
  Domestic...................................................  $ 19,350     $26,190     $35,404
  Export:
     Europe..................................................     8,808       9,326      11,665
     Pacific Rim.............................................     3,868       6,402       4,959
     Central and South America...............................     2,393       3,487       4,574
     Other International.....................................     2,235       4,403       4,353
                                                               --------     -------     -------
     Total Exports...........................................    17,304      23,618      25,551
                                                               --------     -------     -------
Total U.S. Revenue...........................................  $ 36,654     $49,808     $60,955
Revenue from foreign subsidiaries............................     7,392       6,839       7,876
Adjustments and eliminations.................................    (4,611)     (4,036)     (6,993)
                                                               --------     -------     -------
Total Revenues...............................................  $ 39,435     $52,611     $61,838
                                                               ========     =======     =======
Income (Loss) before taxes
U.S..........................................................  $(20,267)    $(5,143)    $ 2,457
Foreign......................................................      (531)        688       1,479
Eliminations.................................................       130        (737)     (2,104)
                                                               --------     -------     -------
Total Income (Loss) from continuing operations before
  taxes......................................................  $(20,668)    $(5,192)    $ 1,832
                                                               ========     =======     =======
Identifiable Assets
U.S..........................................................  $ 31,325     $40,946     $47,213
Foreign subsidiaries.........................................     2,455       3,441       3,848
                                                               --------     -------     -------
Total Identifiable Assets....................................  $ 33,780     $44,387     $51,061
                                                               ========     =======     =======

                                                                       ANNEX III

                                    FORM OF

                           INDEMNIFICATION AGREEMENT

     This Indemnification Agreement ("Agreement") is made and entered into as of
the           day of                , 1996 between Penril DataComm Networks,
Inc., a Delaware corporation ("Penril"), and Access Beyond, Inc., a Delaware corporation ("Newsub").

     WHEREAS, Penril formed Newsub as a wholly-owned subsidiary and, by action of its Board of Directors, contributed or will contribute certain assets (the "Spun-off Assets"), and assigned or will assign certain liabilities (the "Spun-off Liabilities") to Newsub and Newsub accepted or will accept the Spun-off Assets and assumed or will assume the Spun-off Liabilities;

     WHEREAS, Penril, by action of its Board of Directors, as ratified by its stockholders, will distribute all of the outstanding capital stock of Newsub (the "Newsub Stock") to such stockholders in the form of a dividend (the "Distribution");

     WHEREAS, Penril, Bay Networks, Inc., a Delaware corporation ("Buyer"), and Beta Acquisition Corp., wholly-owned subsidiary of Buyer, have entered into an Plan and Agreement of Merger dated as of June 16, 1996, and as amended on August 5, 1996 (the "Merger Agreement"), pursuant to which, following the Distribution, Penril will become a wholly-owned subsidiary of Buyer and the stockholders of Penril will receive shares of Buyer stock in exchange for shares of Penril stock (the "Merger");

     WHEREAS, until the Distribution, Penril owns 100% of the issued and outstanding Newsub Stock;

     WHEREAS, as consideration for, and in connection with, Penril making the aforementioned capital contribution to Newsub, Newsub agrees to indemnify Penril for claims, costs, damages or liabilities incurred by Penril, and Penril agrees to indemnify Newsub for claims, costs, damages or liabilities incurred by Newsub, on the terms, and subject to the conditions, as set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

     1. INDEMNIFICATION.

          (a) Newsub will indemnify and save harmless Penril and its directors, officers, employees, agents and/or affiliates (each, a "Newsub Indemnified Party") from any and all costs, expenses, losses, damages and liabilities ("Claim(s)") incurred or suffered, directly or indirectly, (including, without limitation, reasonable legal fees and expenses) resulting from or attributable to (i) the operation of Newsub from and after the Distribution; (ii) any claim, suit or other type of proceeding based upon, arising out of or in connection with the operation of Penril prior to the Merger other than those based upon, arising out of or in connection with the Modem Business (as defined in the Merger Agreement), the Merger, the Merger Agreement, the solicitation of proxies relating to approval of the Merger and other transactions related to the Merger, or the tax consequences of the Distribution, but including, without limitation, any claim, suit or other type of proceeding based upon, arising out of or in connection with the sale or transfer of all or substantially all of the assets or business of any of Penril's subsidiaries, including, without limitation, the sale of the assets of Technipower, Inc. ("Technipower") pursuant to the Asset Purchase Agreement dated as of July 8, 1996, by and among Technipower, Penril and Power Designs, Inc. ("PDI") or the sale of the assets of Constant Power, Inc. ("Constant Power") pursuant to an Asset Purchase Agreement dated as of July 8, 1996, by and among Constant Power, Penril and PDI but not including the sale of the assets or business of Penril International, Ltd. or Penril DataComm, Ltd.; (iii) any claim, suit or other type of proceeding relating to the termination of employment of any employees of Penril other than those set forth on Schedule 2.20 to the Merger Agreement; and (iv) any claim, suit or other type of proceeding based upon, arising out of or in connection with any information concerning Newsub in the Registration Statement (as defined in the Merger Agreement) that was furnished by Penril and/or Newsub for inclusion in the Registration Statement or any part thereof. In furtherance thereof, Newsub acknowledges and agrees that (ii) above includes, but is not limited to, all suits, actions or administrative hearings existing on the date hereof to which Penril is a party (or which have been assigned by Penril to Newsub and assumed by Newsub) other than those based upon, arising out of or in connection with the Modem Business (collectively, the "Newsub Existing Litigation", as listed on Exhibit A hereto). This Agreement will constitute notice, in accordance with Paragraph 2 hereof, of Newsub's election to conduct the defense (or to prosecute, as the case may be) of all claims in connection with the Newsub Existing Litigation. Other than certain rights retained pursuant to Paragraph 2 hereof Penril acknowledges and agrees that Newsub will have all rights to, and title and interest in any such claim, suit or proceeding for which Newsub is providing indemnification.

          (b) Penril will indemnify and save harmless Newsub and its directors, officers, employees, agents and/or affiliates (each, a "Penril Indemnified Party" and, together with each Newsub Indemnified Party, without distinction, an "Indemnified Party") from any and all Claims incurred or suffered, directly or indirectly, (including, without limitation, reasonable legal fees and expenses) resulting from or attributable to (i) the operation of Penril from and after the Distribution; (ii) any claim, suit or other type of proceeding based upon, arising out of or in connection with the operation of the Modem Business prior to the Merger; and (iii) any claim, suit or other type of proceeding relating to the Merger, the Merger Agreement, the solicitation of proxies relating to approval of the Merger and the other transactions related to the Merger (other than those based upon, arising out of or in connection with the Newsub Registration Statement on Form S-1 filed with the Securities and Exchange Commission to register the Newsub Stock in connection with the Distribution or any information concerning Newsub in the Registration Statement that was furnished by Penril and/or Newsub for inclusion in the Registration Statement) and the tax consequences of the Distribution. In furtherance thereof, Penril acknowledges and agrees that (ii) above includes, but is not limited to, all suits, actions or administrative hearings existing on the date hereof to which Penril is a party (none of which have been assigned by Penril to Newsub or assumed by Newsub) which are based upon, arising out of or in connection with the Modem Business (collectively, the "Penril Retained Existing Litigation", as listed on Exhibit B hereto, and, together with the Newsub Existing Litigation, the "Existing Litigation"). This Agreement will constitute notice, in accordance with Paragraph 2 hereof, of Penril's election to conduct the defense (or to prosecute, as the case may be) of all claims in connection with the Penril Retained Existing Litigation. Other than certain rights retained pursuant to Paragraph 2 hereof Newsub acknowledges and agrees that Penril will have all rights to, and title and interest in any such claim, suit or proceeding for which Penril is providing indemnification.

     2. DEFENSE OF CLAIM.

          (a) In the event an Indemnified Party receives notice of any claim asserted or any action or administrative or other proceeding commenced in respect of a Claim for which indemnity may be properly sought under this Agreement against Newsub or Penril, as the case may be (the "Indemnifying Party"), the Indemnified Party shall give notice in writing to the Indemnifying Party within thirty (30) days of its receipt of such notice. Within thirty (30) days after the earlier of (a) receipt by the Indemnifying Party of such notice from the Indemnified Party, or (b) receipt of actual notice by the Indemnifying Party from sources other than the Indemnified Party, the Indemnifying Party may give the Indemnified Party written notice of its election to conduct the defense of such claim, action or proceeding at its own expense. If the Indemnifying Party has given the Indemnified Party such notice of election to conduct the defense, the Indemnifying Party may conduct the defense at its expense, but the Indemnified Party shall nevertheless have the right to participate in the defense, provided such participation is solely at the expense of the Indemnified Party, without a right of further reimbursement. If the Indemnifying Party has not so notified the Indemnified Party in writing within the time period provided above of its election to conduct the defense of such Claim, the Indemnified Party may, but need not, conduct, at the Indemnifying Party's expense, the defense of such claim, action or proceeding. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle, compromise or satisfy any such claim, action or proceeding (the defense of which the Indemnifying Party has not previously elected to conduct) and, with the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld), may make such settlement, compromise or satisfaction, at the Indemnifying Party's expense, provided, however, that the Indemnifying Party may make such settlement, compromise or satisfaction without the prior written consent of the Indemnified Party if such settlement, compromise or satisfaction constitutes a release of the Indemnified Party in respect of such Claim.

          (b) Any settlement, compromise or satisfaction, or any final judgment or decree entered in, any Claim or Existing Litigation defended in accordance with the provisions of this Paragraph 2 shall be final and binding on the parties hereto.

          (c) The Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate fully with respect to the defense of any Claim or Existing Litigation in accordance with the provisions of this Paragraph 2.

     3. NOTICE. All notices and other communications required or permitted to be given under this Indemnification Agreement shall be dated and in writing and shall be deemed to have been duly given when (a) personally delivered, (b) upon delivery of a telephonic facsimile transmission with a confirmed telephonic transmission answered back, (c) three days after being deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or (d) one day after having been dispatched by a nationally recognized overnight courier service, addressed to the party or parties to this Agreement to whom it is directed:

If to Penril:

       Penril DataComm Networks, Inc.
        1300 Quince Orchard Boulevard
        Gaithersburg, Maryland 20878
        Attn: President
        Facsimile No.: (301) 948-5761

with a copy to:

       Bay Networks, Inc.
        4401 Great America Parkway
        Santa Clara, California 95054
        Attention: General Counsel
        Facsimile No.: (408) 495-1991

If to Newsub:

       Access Beyond, Inc.
        1300 Quince Orchard Boulevard
        Gaithersburg, Maryland 20878
        Attn: President
        Facsimile No.: (301) 921-9149

or to such other address or addresses as may be designated by a party hereto by notice delivered to the other parties.

     4. COOPERATION. In connection with any Claim that is the subject of indemnification, each party shall afford to the Indemnifying Party and its accountants, counsel and other designated representatives reasonable access during normal business hours to all records, books, contracts, instruments, computer data and other information insofar as such access is reasonably required by the indemnifying party in connection with the defense of any Claim pursuant to Paragraph 2 hereof. In addition, each party shall use reasonable efforts to make available to the Indemnifying Party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with the defense or prosecution of any Claim.

     5. WAIVER. The waiver by any party hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges or shall be deemed a waiver of such party's rights hereunder to exercise the same at any subsequent time or times.

     6. AMENDMENT. This Agreement may be amended, modified or supplemented only by written instrument executed by the party against whom enforcement is sought.

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     8. SEVERABILITY. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality and enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

     9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     10. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the Indemnified Parties and each of their respective successors and assigns.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

                                        PENRIL DATACOMM NETWORKS, INC.

                                        By:
                                           ----------------------------
                                        Its:
                                            ---------------------------

                                        NEWSUB:

                                        ACCESS BEYOND, INC.

                                        By:
                                           ----------------------------
                                        Its:
                                            ---------------------------

                                                                        ANNEX IV

                                                                    CONFIDENTIAL

                         PENRIL DATACOMM NETWORKS, INC.

                         FAIRNESS OPINION DOCUMENTATION

                                OCTOBER 22, 1996

                            BROADVIEW ASSOCIATES LLC

One Bridge Plaza        1875 South Grant Street            55 Drury Lane
Suite 500                      6th Floor                 London WC2B 5SQ
Fort Lee, NJ 07024        San Mateo, CA 94002             United Kingdom
(201) 346-9000               (415) 378-4700               (071) 836-8081
Fax: (201) 346-9191       Fax: (415) 378-4710        Fax: (071) 497-0085

                                                                    CONFIDENTIAL

                         PENRIL DATACOMM NETWORKS, INC.

                         FAIRNESS OPINION DOCUMENTATION

                               TABLE OF CONTENTS

                                                                                        TAB
Fairness Opinion Letter                                                                  1
Valuation Considerations                                                                 2
Summary Explanation of Valuation Methodology                                             3
Valuation Analysis                                                                       4

                                                                October 22, 1996
                                                                    CONFIDENTIAL

BOARD OF DIRECTORS
PENRIL DATACOMM NETWORKS, INC.
1300 QUINCE ORCHARD BLVD.
GAITHERSBURG, MD 20878

Dear Members of the Board:

     We understand that Penril Datacomm Networks, Inc. ("Penril"), Bay Networks, Inc. ("Bay Networks"), and Beta Acquisition Corp. ("Transitory Subsidiary") are proposing a transaction pursuant to which, through a merger (the "Merger") of Transitory Subsidiary with and into Penril (concurrently with or immediately after the spin-off referred to below), each share of Penril common stock, par value $0.01 per share, issued and outstanding shall be converted into the right to receive a number of shares of Bay Networks common stock, par value $0.01 per share, determined by dividing $10.00 by the average of the closing prices of Bay Networks' common stock on the five consecutive trading days immediately preceding the second business day prior to the closing of the Merger. The proposed Merger is intended to be a tax-free reorganization within the meaning of section 368(a)(1)(B) of the United States Internal Revenue Service Code of 1986, as amended. The terms and conditions of the Merger are more fully detailed in the Agreement. Concurrently with or immediately prior to the Merger, Penril will cause the spin-off of its non-modem related business to a corporation to be owned by Penril shareholders.

     You have requested our opinion as to whether the consideration to be received by Penril's shareholders in the Merger is fair, from a financial point of view, to Penril's shareholders.

     Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Penril's Board of Directors and will receive a fee from Penril upon the successful conclusion of the Merger.

In rendering our opinion, we have, among other things:

      1.) reviewed the terms of the Plan and Agreement of Merger and associated exhibits furnished to us by Benesch, Friedlander, Coplan & Aronoff P.L.L. (the "Agreement");

      2.) reviewed Penril's financial statements for its fiscal years ended July
          31, 1994, 1995 and 1996 audited by Deloitte & Touche LLP;

      3.) reviewed internal historical financial and operating data concerning
          Penril, including its modem-related business, prepared and provided to us by Penril management;

      4.) reviewed the trading history for Penril stock versus the stock trading histories of public companies we deemed comparable and selected market indices;

      5.) participated in discussions with Penril management concerning the operations, business strategy, financial performance and prospects for Penril and its modem-related business;

      6.) discussed with Penril management its view of the strategic rationale for the Merger;

      7.) compared certain aspects of the financial performance of Penril's modem-related business with public companies we deemed comparable;

      8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

      9.) reviewed Bay Networks' financial statements for the fiscal years ended
          June 30, 1993, 1994, 1995 and 1996 audited by Ernst & Young LLP;

     10.) reviewed the reported closing prices and trading activity for Bay
          Networks stock;

     11.) considered the total number of shares of Bay Networks stock outstanding, the average weekly trading volume of Bay Networks stock, and the maximum time period required of Penril shareholders to hold their Bay Networks stock given SEC regulations;

     12.) reviewed recent equity analyst reports covering Bay Networks;

     13.) participated in negotiations and discussions related to the Merger among Penril, Bay Networks and their financial and legal advisors; and

     14.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Penril or Bay Networks. We have neither made nor obtained an independent appraisal or valuation of any of Penril's assets and we express no opinion with respect to the value of the non-modem business of Penril being spun-off. We have not reviewed any internal financial projections prepared by Bay Networks as such projections have not been made available to us.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Penril's shareholders in the Merger is fair, from a financial point of view, to Penril's shareholders.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Penril in connection with its consideration of the Merger, and does not constitute a recommendation to any Penril shareholder as to how such shareholder should vote on the Merger. Broadview Associates does not believe that any other person other than the Board of Directors of Penril has the legal right under state law to rely on this opinion and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the proxy statement to be disseminated to the shareholders of Penril in connection with the Merger.

                                             Sincerely,

                                             Broadview Associates LLC

                                                                    CONFIDENTIAL

                            PENRIL FAIRNESS OPINION

                            VALUATION CONSIDERATIONS

     In reviewing the business of the portion of Penril Datacomm Networks, Inc. ("Penril") remaining after a spin-off of non-modem related businesses to a corporation to be owned by Penril shareholders (the business remaining in Penril after such spin-off being referred to as "Modem Co." or the "Company"), along with the current activity within the Information Technology ("IT") Industry, we have identified the following factors which, among others, may have a material impact on valuation of Modem Co. We have not considered the value or viability of the corporation to be spun-off in our valuation of Modem Co.

FACTORS POSITIVELY AFFECTING VALUE OF MODEM CO.

     ADVANCED MODEM TECHNOLOGY -- Modem Co. has developed and manufactures its own proprietary, high-speed (V.32, V.34 and V.34bis) modem technology. Modem Co.'s ownership of such technology enables the Company to offer superior functionality and high performance in its products, providing it with a key competitive advantage. Such advantages improve the Company's prospects for revenue growth and stronger operating performance. Furthermore, Modem Co.'s modem technology is protected under several patents.

     STRONG INTERNATIONAL DISTRIBUTION CHANNEL -- Penril has developed a large international distribution network in Europe, Latin America and the Pacific Rim. Over 40% of Penril's fiscal 1995 revenue came from international sales, with 11% from the Pacific Rim. Modem Co.'s use of these relationships within this expansive international distribution channel increases its opportunity for generating revenue growth.

     LARGE AND GROWING MARKET -- The increase in the number of desktop computers in the home and small office as well as the trend towards telecommuting and the resulting growth of mobile computing has spurred modem demand. IDC expects the V.34/V.FC modem market to grow from $1.1 billion in 1995 to more than $3.6 billion by 1999, representing compound annual growth of 35%. Healthy market growth increases Modem Co.'s opportunity for improving its currently lagging sales position.

     STRONG ENGINEERING TALENT -- Modem Co.'s development staff of more than 20 engineers provide an experienced knowledge base for further product development. An experienced core of engineers may bolster the Company's efforts to further differentiate and improve its products, thereby improving its competitive position.

FACTORS NEGATIVELY AFFECTING VALUE OF MODEM CO.

     STRONG COMPETITION IN A CONCENTRATED MARKET -- Modem Co.'s competitors in the high-speed modem market include US Robotics, Hayes, Microcom, Motorola, Zoom Telephonics and Telebit. Sales in the modem market are heavily concentrated among the largest vendors and dominated by US Robotics, a $1.7 billion in trailing twelve month revenue competitor. Modem Co., with trailing twelve month revenue of $15.0 million (excluding the Merger-related $4.5 million license from Bay Networks), has an insignificant market share, making it unable to exploit the economies of scale required to be competitive in this market. Low sales volumes cause Modem Co. to be a high-cost, high-price competitor in a low-cost, low-price market, reducing its ability to gain market share, and impairing its ability to achieve profitability. Most of the Company's competitors are also much larger, more financially stable companies with greater resources for research & development and sales & marketing. Strong competition reduces the Company's likelihood of success, and increases the need for additional investment in marketing and product development.

     SLOWED REVENUE GROWTH -- Despite a rapidly growing modem market, Modem Co. has not experienced recent revenue growth, with high speed modem revenue of $20.4 million, $21.9 million, $19.7 million and $15.0 million for fiscal years 1993, 1994, 1995 and 1996 respectively. Declining revenue in a rapidly growing market implies that Modem Co. lost significant market share during this period. Slowed growth is the result of declining markets for older products and unexpected delays in the shipment of new products such as V.34 and

                                                                    CONFIDENTIAL

V.34bis modems. Continued stagnant or slowed revenue growth could have a continued negative impact on the Company's financial performance.

     LACK OF PROFITABILITY -- After a profitable fiscal 1994, Penril experienced a net loss from continuing operations of $4.6 million and $10.5 million (excluding a $9.7 million provision for restructuring costs and $0.5 million for merger related expenses) for the fiscal years ended July 31, 1995 and 1996, respectively. Penril has not had a profitable quarter since the quarter ended July 31, 1994. Based on historical gross margins and an allocation of operating expenses on a percentage of revenue basis, Modem Co. has also been unprofitable. Management attributes losses to lower sales volumes, costs of introducing new modem products and pricing pressure from competition. Recent losses weaken the Company's financial position and limit expectations for becoming profitable in the near term.

     WEAK BALANCE SHEET -- At the anticipated time of the transaction's closing, Modem Co. is expected to have no cash and $4.0 million in debt. A weak balance sheet limits the resources available for investment and hinders the chances for improved financial performance.

                                                                    CONFIDENTIAL

                            PENRIL FAIRNESS OPINION

                             SUMMARY EXPLANATION OF
                             VALUATION METHODOLOGY

     The following is a summary explanation of the various sources of information and valuation methodologies employed by Broadview Associates, LLC ("Broadview") in valuing the portion of Penril Datacomm Networks, Inc. ("Penril") remaining after a spin-off of non-modem related businesses to a corporation to be owned by Penril shareholders (the business remaining in Penril after such spin-off being referred to as "Modem Co." or the "Company") in conjunction with rendering its fairness opinion regarding the merger of Penril (after the spin-off described above) with Bay Networks, Inc. ("Bay Networks"). Broadview employed analyses based on: (1) public company comparables, (2) transaction comparables, and (3) stock performance to determine the fairness of the consideration to be received by Penril's shareholders in the transaction. The scope of our analyses does not include the value or viability of the corporation to be spun-off.

     PUBLIC COMPANY COMPARABLES ANALYSIS -- Total Market Capitalization/Revenue1 ("TMC/R") and Price/Earnings ("P/E") multiples indicate the value public markets place on companies in a particular market segment. Although there are a limited number of public company "pure plays" in the markets in which Modem Co. competes, several companies are comparable to Modem Co. based on products offered, business model, management structure and market position. Broadview reviewed seven public company comparables from a financial point of view including each company's: Trailing Twelve Month ("TTM") Revenue; Revenue Growth; TTM Operating Margin; TTM Net Margin; Projected 5-Year EPS Compound Annual Growth Rate; TTM P/E ratio; Price/Projected EPS for the TTM ending September 30, 1997 ratio ("Forward P/E"); and TMC/R ratio. The public company comparables were selected from the Broadview Barometer, a proprietary database of publicly-traded IT companies maintained by Broadview Associates and broken down by industry segment. In order of descending TMC/R, the public company comparables consist of:

         1) US Robotics, Inc.;
         2) DATA RACE, Inc.;
         3) Xircom, Inc.;
         4) Microcom, Inc.;
         5) Global Village Communication, Inc.;
         6) Boca Research, Inc.; and
         7) Zoom Telephonics, Inc.

     These comparables have a TTM P/E ratio range of 9.28 to 33.74 with a median of 13.65; Forward P/E ratio range of 7.18 to 26.12 with a median of 14.09; and TMC/R ratio range of 0.49 to 3.59 with a median of 0.93.

     The per share valuation being implied by the median TMC/R multiple is $0.83. The TTM P/E and Forward P/E valuation analyses are not meaningful because of Modem Co.'s negative TTM and projected earnings indicated by management.

---------------

    1 We have employed a Total Market Capitalization/Revenue (TMC/Revenue) ratio in this analysis because it enables two critical balance sheet items, cash and debt, to be factored directly into the valuation. The formula for TMC/Revenue ratio is as follows:

    ((market value of equity) + (short term debt + long term debt) -- (cash and equivalents))/revenues.

    To determine value using this approach, the first step is to calculate the appropriate TMC/Revenue ratio. Next, the revenues of the company are multiplied by the appropriate TMC/Revenue ratio determined in step 1. This provides a total "entity" value which represents the company's value based on its operating performance, i.e., excluding the effects of capitalization. The final step is to subtract all short term and long term debt from the total entity value and then add back cash and equivalents. The result is a fair market value of the company's equity.

                                                                    CONFIDENTIAL

     TRANSACTION COMPARABLES ANALYSIS -- Valuation statistics from transaction comparables indicate the Price/Revenue ("P/R") multiples acquirers have paid for comparable companies in a particular market segment. Broadview reviewed eight M&A transaction comparables from 1993 through the present which involve sellers sharing many characteristics with the Company including revenue size, products offered, business model and management structure. Transactions were selected from Broadview's proprietary database of published and confidential M&A transactions in the Information Technology ("IT") industry. These transactions represent eight sellers in the modem equipment segment of the IT market. In order of descending P/R multiples, the transactions used are the acquisition of:

         1) Primary Access Corp. by 3Com Corp.;
         2) Telebit Corp. by Cisco Systems Inc.;
         3) Digicom Systems, Inc. by Creative Technology Ltd.;
         4) Megahertz Holding Corp. by US Robotics, Inc.;
         5) Supra Corp. by Diamond Multimedia Systems, Inc.;
         6) Octocom Systems, Inc. by Telebit Corp.;
         7) Omnitel, Inc. by DATA RACE, Inc.; and
         8) Apex Data, Inc. by Smart Modular Technologies, Inc.

     The P/R multiples of the transactions ranged from 0.45 to 6.57 with a median of 1.38.

     The per share valuation implied by the median P/R multiple is $1.40.

     STOCK PERFORMANCE ANALYSIS -- For comparative purposes, Broadview examined the historical performance of both Penril and Bay Networks Common Stock. Broadview examined the relative relationships between:

         1) Penril and Bay Networks actual share prices for the twelve months ended October 11, 1996.

         2) Penril and Bay Networks share price appreciation for the twelve months ended October 11, 1996.

         3) The number of Bay Networks shares to be received by Penril shareholders in the transaction based on the exchange ratio and Bay Networks share price performance for the twelve months ended October 11, 1996.

Broadview notes that it performed its stock performance analysis using stock data for the entire Penril business before the spin-off and that such analysis is actually being examined for the purposes of determining the fairness of a transaction involving only the portion of the business remaining after the spin-off.

     SUMMARY OF VALUATION ANALYSES -- Taken together, the information and analyses employed by Broadview lead to Broadview's overall opinion that the consideration to be received by Penril's shareholders in the transaction is fair to Penril's shareholders from a financial point of view.

                 PENRIL FAIRNESS OPINION -- VALUATION ANALYSIS

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
VALUATION ANALYSES
     Transaction Description..........................................................    2
     Valuation Summary................................................................    3
     Stock Performance Graphs.........................................................    4
EXHIBITS
     1) Public Company Comparables Analysis...........................................    8
     2) Public Company Comparables Financial Statistics...............................    9
     3) Public Company Comparables Descriptions.......................................   10
     4) Transaction Comparables Analysis..............................................   11

                            TRANSACTION DESCRIPTION

     Bay Networks and Penril have been discussing an acquisition by Bay Networks of Penril's modem business (Modem Co.) after a tax-free spin-off of Penril's non-modem related businesses to a corporation to be owned by Penril shareholders ("Spin-off"). The spin-off would entitle each shareholder of record of Penril to receive one share of Spin-off and would be tax-free to both Penril (at the corporate level) and to Penril shareholders. Immediately subsequent to the spin-off, Bay Networks would exchange $10.00 of Bay Networks stock (based on the average closing prices of Bay Networks' common stock on the five consecutive trading days immediately preceding the second business day prior to closing the transaction) for each share of Penril in a tax-free purchase transaction.

     Additional terms of the proposed purchase transaction include:

        o Penril entered into a $4.5 million interim license agreement with Bay Networks at the time of deal signing for Penril's modem technology and will began work on specific projects outlined by Bay Networks.

        o All Penril options will vest prior to deal closing. Since these options will not be assumed by Spin-off after the spin-off, it is expected that all option holders will exercise their options, generating $6 to $7 million in cash.

        o In the spin-off, Modem Co. will retain all modem-related liabilities and non-cash assets. In addition, Modem Co. will retain the $4 million in debt on Penril's current balance sheet. Modem Co. may also retain some portion of Penril's total Net Operating Loss Carryforward as well as various people affiliated with the modem business.

        o Spin-off will assume the remaining Penril assets, liabilities and people. Included are all cash and equivalent assets and current litigation activities.

        o Bay Networks will pay Spin-off $1.5MM for consulting services to be rendered by Spin-off executives to assist in the transition.

        o Spin-off will assume all of Penril's costs associated with the transaction and the spin-off, including severance, advisory fees, etc., estimated to be $6 to $7 million.

        o In the event Penril shareholders fail to vote in favor of the proposed transaction or if Penril management fails to disclose material, known information, the license granted to Bay Networks will continue indefinitely. In addition, Bay Networks will be able to recruit five Penril modem engineers to support this effort.

        o Upon execution of the agreement, Bay Networks will be required to close the transaction irrespective of Penril's financial performance between execution of the agreement and closing.

        o Bay Networks will enter into a transition licensing agreement with Spin-off for certain of Modem Co.'s modem technology which will be integrated into Spin-off products. Spin-off will pay a one-time engineering charge for technology completion and a per modem royalty fee.

     The transaction places an entity value of $123.93 million on Penril's
11.993 million fully-diluted shares outstanding based on a per share value of $10.00, Bay Networks' assumption of $4.00 million in debt, and exercise of all outstanding Penril options.

MODEM CO. VALUATION SUMMARY

($ Thousands Except Per Share Data)

     THE PROPOSED TRANSACTION PLACES A TOTAL ENTITY VALUE OF $123.93 MILLION ON THE PENRIL MODEM BUSINESS BASED ON A PER SHARE VALUE OF $10.00, BAY NETWORKS' ASSUMPTION OF $4.00 MILLION IN DEBT, AND EXERCISE OF ALL OUTSTANDING PENRIL OPTIONS.

                                                                                      COMPARABLES VALUATION
                                                            MULTIPLE       --------------------------------------------
                                             APPLICABLE    IMPLIED BY                  RANGE
                                             MODEM CO.    BAY NETWORKS     -----------------------------
         METHODOLOGY                          FIGURE          OFFER             LOW             HIGH          MEDIAN
------------------------------               ---------    -------------                                     -----------
1) Public Company Comparables
   Revenue Analysis Based on
   TTM Revenue (7/31/96)                      $15,019(1)        8.25 x(2,3        0.49x           3.59x         0.93x
2) Transaction Comparables
   Revenue Analysis Based on
   TTM Revenue (7/31/96)                      $15,019(1)        8.25 x(2,3        0.45x           6.57x         1.38x

                                             APPLICABLE
                                  MEDIAN     MODEM CO.    BALANCE SHEET    IMPLIED EQUITY      SHARES       IMPLIED PER
                                 MULTIPLE     FIGURE       ADJUSTMENT          VALUE         OUTSTANDING    SHARE VALUE
                                 --------    ---------    -------------    --------------    -----------    -----------
         METHODOLOGY                A            B              C             (AXB)+C             D         ((AXB)+C)/D
------------------------------
1) Public Company Comparables
   Revenue Analysis Based on
   TTM Revenue (7/31/96)            0.93x     $15,019(1)     ($4,000)(2)      $  9,908          11,993(3)      $0.83
2) Transaction Comparables
   Revenue Analysis Based on
   TTM Revenue (7/31/96)            1.38x     $15,019(1)     ($4,000)(2)      $ 16,754          11,993(3)      $1.40

NOTES:
---------------

(1) TTM (Trailing Twelve Months) ended July 31, 1996 high speed modem revenue; excludes $4.5 million license fees from Bay Networks.

(2) Assumes balance sheet includes $4 million in debt.

(3) Calculated using total shares outstanding of 11,993, based on expected option exercise.

PENRIL AND BAY NETWORKS SHARE PRICE PERFORMANCE

12-Month Daily Statistics Ending 10/11/96

      Measurement Period
    (Fiscal Year Covered)           Penril       Bay Networks
10/11/95                                 6.625          38.250
10/12/95                                 6.625          39.547
10/13/95                                 6.875          40.328
10/16/95                                 6.500          39.250
10/17/95                                 6.625          41.328
10/18/95                                 6.688          42.500
10/19/95                                 6.625          43.328
10/20/95                                 6.625          42.172
10/23/95                                 6.250          43.328
10/24/95                                 6.000          41.828
10/25/95                                 6.125          40.828
10/26/95                                 5.750          42.328
10/27/95                                 6.062          43.672
10/30/95                                 5.750          45.422
10/31/95                                 5.625          44.172
11/1/95                                  5.625          44.250
11/2/95                                  5.688          46.078
11/3/95                                  6.125          48.422
11/6/95                                  6.000          47.422
11/7/95                                  6.125          45.750
11/8/95                                  5.875          46.750
11/9/95                                  5.875          48.328
11/10/95                                 5.500          48.328
11/13/95                                 5.625          46.297
11/14/95                                 5.750          43.953
11/15/95                                 6.875          43.500
11/16/95                                 8.125          45.328
11/17/95                                 7.750          44.000
11/20/95                                 7.563          41.672
11/21/95                                 8.250          42.828
11/22/95                                 8.125          41.422
11/24/95                                 8.000          43.000
11/27/95                                 8.375          41.750
11/28/95                                 8.062          44.625
11/29/95                                 9.500          45.125
11/30/95                                 9.375          45.000
12/1/95                                  9.250          43.875
12/4/95                                 10.125          45.250
12/5/95                                 10.125          46.250
12/6/95                                 10.125          43.000
12/7/95                                  9.875          42.750
12/8/95                                 10.125          44.500
12/11/95                                10.250          44.375
12/12/95                                10.625          40.750
12/13/95                                10.375          42.000
12/14/95                                 9.625          38.125
12/15/95                                 8.500          37.125
12/18/95                                 8.000          36.750
12/19/95                                 8.500          42.125
12/20/95                                 8.500          39.125
12/21/95                                 8.375          41.500
12/22/95                                 8.375          42.000
12/26/95                                 8.125          43.250
12/27/95                                 8.375          41.625
12/28/95                                 8.125          41.375
12/29/95                                 8.500          41.125
1/2/96                                   8.250          42.500
1/3/96                                   8.250          40.688
1/4/96                                   8.250          38.250
1/5/96                                   8.375          38.875
1/8/96                                   8.000          39.000
1/9/96                                   7.750          35.000
1/10/96                                  7.250          36.750
1/11/96                                  7.500          39.500
1/12/96                                  7.375          39.375
1/15/96                                  7.250          36.500
1/16/96                                  7.625          38.250
1/17/96                                  8.500          38.250
1/18/96                                  8.500          39.125
1/19/96                                  8.750          40.500
1/22/96                                  8.250          41.500
1/23/96                                  8.375          41.500
1/24/96                                  8.375          43.125
1/25/96                                  8.250          40.500
1/26/96                                  8.625          40.000
1/29/96                                  9.000          41.000
1/30/96                                  9.125          42.750
1/31/96                                  8.500          42.500
2/1/96                                   8.125          43.625
2/2/96                                   7.500          41.875
2/5/96                                   7.875          44.500
2/6/96                                   7.688          45.125
2/7/96                                   7.750          45.500
2/8/96                                   7.125          46.125
2/9/96                                   7.750          47.875
2/12/96                                  7.938          46.750
2/13/96                                  7.750          46.500
2/14/96                                  8.000          45.625
2/15/96                                  7.500          45.125
2/16/96                                  7.625          45.000
2/20/96                                  7.750          45.125
2/21/96                                  7.750          46.125
2/22/96                                  8.125          47.125
2/23/96                                   8.00          47.750
2/26/96                                  7.625          46.563
2/27/96                                  7.750          45.750
2/28/96                                  7.625          44.000
2/29/96                                  7.750          40.625
3/1/96                                   7.750          35.375
3/4/96                                   8.000          33.625
3/5/96                                   7.875          37.000
3/6/96                                   7.625          34.625
3/7/96                                   7.563          32.375
3/8/96                                   7.125          34.500
3/11/96                                  7.062          35.125
3/12/96                                  6.875          35.000
3/13/96                                  7.125          35.125
3/14/96                                  7.375          34.250
3/15/96                                  6.625          37.000
3/18/96                                  6.500          37.625
3/19/96                                  7.875          36.750
3/20/96                                  7.875          35.500
3/21/96                                  6.625          34.000
3/22/96                                  6.750          33.875
3/25/96                                  6.000          33.000
3/26/96                                  6.250          28.500
3/27/96                                  6.375          30.000
3/28/96                                  6.250          30.250
3/29/96                                  6.250          30.750
4/1/96                                   6.375          29.875
4/2/96                                   6.500          28.625
4/3/96                                   6.250          28.375
4/4/96                                   6.250          28.875
4/8/96                                   6.375          28.750
4/9/96                                   6.438          28.625
4/10/96                                  6.875          28.750
4/11/96                                  6.500          28.000
4/12/96                                  7.375          27.000
4/15/96                                  8.125          27.000
4/16/96                                  8.500          28.500
4/17/96                                  8.625          28.500
4/18/96                                  9.000          29.250
4/19/96                                  8.625          30.875
4/22/96                                  8.188          31.625
4/23/96                                  8.500          32.625
4/24/96                                  8.625          33.125
4/25/96                                  8.313          33.000
4/26/96                                  8.500          32.125
4/29/96                                  8.375          32.000
4/30/96                                  8.375          31.500
5/1/96                                   8.875          32.250
5/2/96                                   8.875          32.125
5/3/96                                   8.875          32.750
5/6/96                                   8.750          34.750
5/7/96                                   8.750          34.375
5/8/96                                   9.000          36.625
5/9/96                                   9.250          34.875
5/10/96                                  9.500          34.625
5/13/96                                  9.875          35.250
5/14/96                                 10.375          34.625
5/15/96                                  9.750          34.625
5/16/96                                  9.750          33.875
5/17/96                                 10.125          33.375
5/20/96                                 10.125          32.625
5/21/96                                  9.625          31.875
5/22/96                                  9.594          31.375
5/23/96                                  9.125          31.125
5/24/96                                  9.625          29.875
5/28/96                                  9.250          30.125
5/29/96                                  8.750          29.625
5/30/96                                  9.250          29.250
5/31/96                                  9.375          29.000
6/3/96                                   9.125          30.375
6/4/96                                   9.000          29.125
6/5/96                                   8.750          28.125
6/6/96                                   9.500          27.375
6/7/96                                  10.500          27.000
6/10/96                                 10.438          26.875
6/11/96                                 10.500          26.625
6/12/96                                 10.438          28.500
6/13/96                                 10.250          28.000
6/14/96                                 10.000          27.125
6/17/96                                 13.625          26.875
6/18/96                                 13.563          25.750
6/19/96                                 13.625          26.375
6/20/96                                 13.375          27.250
6/21/96                                 13.500          27.000
6/24/96                                 13.250          27.375
6/25/96                                 13.125          26.625
6/26/96                                 13.125          25.000
6/27/96                                 13.000          25.750
6/28/96                                 13.500          25.750
7/1/96                                  13.500          27.250
7/2/96                                  13.375          26.625
7/3/96                                  13.000          26.625
7/5/96                                  13.125          26.000
7/8/96                                  13.000          26.375
7/9/96                                  12.750          25.750
7/10/96                                 12.625          26.000
7/11/96                                 12.375          24.250
7/12/96                                 12.813          25.250
7/15/96                                 12.750          23.750
7/16/96                                 12.375          22.500
7/17/96                                 12.313          22.375
7/18/96                                 12.625          23.875
7/19/96                                 12.750          23.125
7/22/96                                 12.625          22.625
7/23/96                                 12.375          21.375
7/24/96                                 12.266          24.000
7/25/96                                 12.313          24.000
7/26/96                                 12.500          23.750
7/29/96                                 12.375          23.125
7/30/96                                 12.375          23.875
7/31/96                                 12.625          23.250
8/1/96                                  12.563          23.375
8/2/96                                  12.500          22.750
8/5/96                                  12.500          23.125
8/6/96                                  12.500          22.750
8/7/96                                  12.875          23.250
8/8/96                                  13.000          24.875
8/9/96                                  12.875          24.875
8/12/96                                 13.375          24.875
8/13/96                                 13.422          24.000
8/14/96                                 13.250          24.500
8/15/96                                 13.250          24.250
8/16/96                                 13.250          23.500
8/19/96                                 13.250          23.500
8/20/96                                 13.250          23.250
8/21/96                                 13.375          23.375
8/22/96                                 13.250          25.250
8/23/96                                 13.313          27.125
8/26/96                                 13.125          26.625
8/27/96                                 12.875          28.250
8/28/96                                 12.813          27.125
8/29/96                                 12.750          27.625
8/30/96                                 12.703          27.500
9/3/96                                  12.625          26.375
9/4/96                                  12.750          26.875
9/5/96                                  13.000          25.875
9/6/96                                  12.750          26.250
9/9/96                                  14.000          26.125
9/10/96                                 14.234          27.375
9/11/96                                 14.125          26.750
9/12/96                                 14.000          26.375
9/13/96                                 14.000          26.375
9/16/96                                 13.875          27.125
9/17/96                                 14.000          27.000
9/18/96                                 13.875          28.625
9/19/96                                 13.875          28.000
9/20/96                                 13.750          28.500
9/23/96                                 13.875          29.625
9/24/96                                 13.375          29.500
9/25/96                                 13.625          30.125
9/26/96                                 13.844          28.875
9/27/96                                 13.875          28.125
9/30/96                                 13.625          27.250
10/1/96                                 13.625          27.000
10/2/96                                 13.625          26.500
10/3/96                                 13.500          26.375
10/4/96                                 13.875          25.875
10/7/96                                 13.750          24.125
10/8/96                                 14.500          24.375
10/9/96                                 14.125          23.750
10/10/96                                15.250          23.750
10/11/96                                14.571          23.625

PENRIL AND BAY NETWORKS SHARE PRICE APPRECIATION

12-Month Daily Statistics Ending 10/11/96

      Measurement Period
    (Fiscal Year Covered)           Penril       Bay Networks
10/11/95                              0.000000        0.000000
10/12/95                              0.000000        003.3905
10/13/95                               03.7736        005.4330
10/16/95                              -01.8868        002.6144
10/17/95                              0.000000        008.0474
10/18/95                               00.9434        011.1111
10/19/95                              0.000000        013.2761
10/20/95                              0.000000        010.2533
10/23/95                              -05.6604        013.2761
10/24/95                              -09.4340        009.3546
10/25/95                             -007.5472        006.7402
10/26/95                              -13.2075        010.6618
10/27/95                             -008.4906        014.1748
10/30/95                             -013.2075        018.7500
10/31/95                             -015.0943        015.4820
11/1/95                               -15.0943        015.6863
11/2/95                              -014.1509        020.4657
11/3/95                              -007.5472        026.5931
11/6/95                              -009.4340        023.9788
11/7/95                              -007.5472        019.6078
11/8/95                              -011.3208        022.2222
11/9/95                              -011.3208          26.348
11/10/95                              -16.9811        026.3480
11/13/95                             -015.0943        021.0376
11/14/95                             -013.2075        014.9101
11/15/95                              003.7736        013.7255
11/16/95                              022.6415        018.5049
11/17/95                              016.9811        015.0327
11/20/95                              014.1509        008.9461
11/21/95                              024.5283        011.9690
11/22/95                              022.6415        008.2925
11/24/95                              020.7547        012.4183
11/27/95                              026.4151        009.1503
11/28/95                              021.6961        016.6667
11/29/95                              043.3962        017.9739
11/30/95                              041.5094        017.6471
12/1/95                               039.6226        014.7059
12/4/95                               052.8302        018.3007
12/5/95                               052.8302        020.9150
12/6/95                               054.7170        012.4183
12/7/95                                49.0566        011.7647
12/8/95                               052.8302         16.3399
12/11/95                              054.7170         16.0131
12/12/95                              060.3774        006.5359
12/13/95                              056.6038        009.8039
12/14/95                              045.2830       -000.3268
12/15/95                              028.3019       -002.9412
12/18/95                              020.7547       -003.9216
12/19/95                              028.3019        010.4575
12/20/95                              028.3019         02.2876
12/21/95                              026.4151        008.4967
12/22/95                              026.4151         09.8039
12/26/95                              022.6415        013.0719
12/27/95                              026.4151         08.8235
12/28/95                              022.6415        008.1699
12/29/95                              028.3019        007.5163
1/2/96                                024.5283        011.1111
1/3/96                                024.5283         06.3725
1/4/96                                024.5283        0.000000
1/5/96                                026.4151        001.6340
1/8/96                                020.7547        001.9608
1/9/96                                016.9811       -008.4967
1/10/96                               009.4340       -003.9216
1/11/96                               013.2075         03.2680
1/12/96                               011.3208        002.9412
1/15/96                               009.4340       -004.5752
1/16/96                               015.0943        0.000000
1/17/96                               028.3019        002.6144
1/18/96                               028.3019         02.2876
1/19/96                               032.0755        005.8824
1/22/96                               024.5283        008.4967
1/23/96                               026.4151        008.4967
1/24/96                               026.4151        012.7451
1/25/96                               024.5283        005.8824
1/26/95                               030.1887        004.5752
1/29/96                               035.8491         07.1895
1/30/96                               037.7358        011.7647
1/31/96                               028.3019        011.1111
2/1/96                                022.6415        014.0523
2/2/96                                013.2075        009.4771
2/5/96                                018.8679        016.3399
2/6/96                                016.0377        017.9739
2/7/96                                016.9811         18.9542
2/8/96                                007.5472        020.5882
2/9/96                                016.9811        025.1643
2/12/96                               019.8113        022.2222
2/13/96                               016.9811        021.5686
2/14/96                               020.7547        019.2810
2/15/96                               013.2075         17.9739
2/16/96                               015.0943         17.6471
2/20/96                               016.9811        017.9739
2/21/96                               016.9811        020.5882
2/22/96                               022.6415        023.2026
2/23/96                               020.7547        024.8366
2/26/96                               015.0943        021.7320
2/27/96                               016.9811        019.6078
2/28/96                               015.0943         15.0327
2/29/96                               016.9811        006.2092
3/1/96                                016.9811       -007.5163
3/4/96                                020.7547       -012.0915
3/5/96                                018.8679       -003.2680
3/6/96                                015.0943       -009.4771
3/7/96                                014.1509       -015.3595
3/8/96                                007.5472       -009.8039
3/11/96                               006.6038       -008.1699
3/12/96                               003.7736       -008.4967
3/13/96                               007.5472       -008.1699
3/14/96                               011.3208        -10.4575
3/15/96                               0.000000        -03.2680
3/18/96                              -001.8868        -01.6340
3/19/96                               003.7736        -03.9216
3/20/96                               003.7736        -07.1895
3/21/96                               0.000000       -011.1111
3/22/96                               001.8868        011.4379
3/25/96                              -009.4340       -013.7255
3/26/96                              -005.6604        -25.4902
3/27/96                              -003.7736       -021.5686
3/28/96                              -005.6604       -020.9150
3/29/96                              -005.6604       -019.6078
4/1/96                               -003.7736       -021.8954
4/2/96                               -001.8868       -025.1634
4/3/96                               -005.6604       -025.8170
4/4/96                               -005.6604       -024.5098
4/8/96                               -003.7736       -024.8366
4/9/96                               -002.8302       -025.1634
4/10/96                               003.7736       -024.8366
4/11/96                              -001.8868       -026.7974
4/12/96                               011.3208       -029.4118
4/15/96                               022.6415       -029.4118
4/16/96                               028.3019       -025.4902
4/17/96                               030.1887       -025.4902
4/18/96                               035.8491       -023.5294
4/19/96                               030.1887       -019.2810
4/22/96                               023.5849       -017.3203
4/23/96                               028.3019        -14.7059
4/24/96                               030.1887       -013.3987
4/25/96                               025.4717       -013.7255
4/26/96                               028.3019       -016.0131
4/29/96                               026.4151       -016.3399
4/30/96                               026.4151       -017.6471
5/1/96                                033.9623       -015.6863
5/2/96                                033.9623       -016.0131
5/3/96                                033.9623       -014.3791
5/6/96                                032.0755        -09.1503
5/7/96                                032.0755       -010.1307
5/8/96                                035.8491       -004.2464
5/9/96                                039.6226       -008.8235
5/10/96                               043.3962       -009.4771
5/13/96                               049.0566       -007.8431
5/14/96                               056.6038       -009.4771
5/15/96                               047.1698       -009.4771
5/16/96                               047.1698       -011.4379
5/17/96                               052.8302       -012.7451
5/20/96                               052.8302       -014.7059
5/21/96                               045.2830       -016.6667
5/22/96                               044.8113       -017.9739
5/23/96                               037.7358       -018.6275
5/24/96                               045.2830       -021.8954
5/28/96                               039.6226       -021.2418
5/29/96                               032.0755       -022.5490
5/30/96                               039.6226        -23.5294
5/31/96                                41.5094       -024.1830
6/3/96                                037.7358       -020.5882
6/4/96                                035.8491       -023.8562
6/5/96                                032.0755       -026.4706
6/6/96                                043.3962       -028.4314
6/7/96                                058.4906       -029.4118
6/10/96                               057.5472       -029.7386
6/11/96                               058.4906       -030.3922
6/12/96                               057.5472       -025.4902
6/13/96                               054.7170       -026.7974
6/14/96                               050.9434       -029.0850
6/17/96                               105.6604       -029.7386
6/18/96                               104.7170       -032.6797
6/19/96                               105.6604       -031.0458
6/20/96                               101.8868        -28.7582
6/21/96                               103.7736       -029.4118
6/24/96                               100.0000       -028.4314
6/25/96                               098.1132        -30.3922
6/26/96                               098.1132       -034.6405
6/27/96                               096.2264       -032.6797
6/28/96                               103.7736       -032.6797
7/1/96                                103.7736       -028.7582
7/2/96                                101.8868        -30.3922
7/3/96                                096.2264        -30.3922
7/5/96                                098.1132       -032.0261
7/8/96                                096.2264       -031.0458
7/9/96                                 92.4528        -32.6797
7/10/96                               090.5660       -032.0261
7/11/96                               086.7925       -036.6013
7/12/96                               093.3962        -33.9869
7/15/96                               092.4528       -037.9085
7/16/96                               086.7925        -41.1765
7/17/96                               085.8491       -041.5033
7/18/96                               090.5660       -037.5817
7/19/96                               092.4528       -039.5425
7/22/96                               090.5660       -040.8497
7/23/96                               086.7925       -044.1176
7/24/96                               085.1415       -037.2549
7/25/96                               085.8491       -037.2549
7/26/96                               088.6792       -037.9085
7/29/96                               086.7925       -039.5425
7/30/96                               086.7925        -37.5817
7/31/96                               090.5660       -039.2157
8/1/96                                089.6226        -38.6889
8/2/96                                088.6792       -040.5229
8/5/96                                088.6792        -39.5425
8/6/96                                088.6792       -040.5229
8/7/96                                094.3396       -039.2157
8/8/96                                096.2264        -34.9673
8/9/96                                094.3396       -034.9673
8/12/96                               101.8868       -034.9673
8/13/96                               102.5943       -037.2549
8/14/96                               100.0000       -035.9477
8/15/96                               100.0000       -036.6013
8/16/96                               100.0000       -038.5621
8/19/96                               100.0000       -038.5621
8/20/96                               100.0000       -039.2157
8/21/96                               101.8868       -038.8889
8/22/96                               100.0000        -33.9869
8/23/96                               100.9434       -029.0850
8/26/96                               098.1132       -030.3922
8/27/96                               094.3396       -026.1438
8/28/96                               093.3962       -029.0850
8/29/96                               092.4528        -27.7778
8/30/96                               091.7453       -028.1046
9/3/96                                090.5660       -031.0458
9/4/96                                092.4528       -029.7386
9/5/96                                096.2264       -032.3529
9/6/96                                107.5472       -031.3725
9/9/96                                111.3208       -031.6993
9/10/96                               114.8585       -028.4314
9/11/96                               113.2075       -030.0654
9/12/96                               111.3208       -031.0458
9/13/96                               111.3208       -031.0458
9/16/96                               109.4340       -029.0850
9/17/96                               111.3208       -029.4116
9/18/96                               109.4340       -025.1634
9/19/96                               109.4340       -026.7974
9/20/96                               107.5472        -25.4902
9/23/96                               109.4340       -022.5490
9/24/96                               101.8868       -022.8758
9/25/96                               105.6604        -21.2418
9/26/96                               108.9623        -24.5098
9/27/96                               109.4340       -026.4706
9/30/96                               105.6604        -28.7582
10/1/96                               105.6604       -029.4118
10/2/96                               105.6604       -030.7190
10/3/96                               103.7736       -031.0458
10/4/96                               109.4340       -032.3529
10/7/96                               107.5472       -036.9281
10/8/96                               118.8679       -036.2745
10/9/96                               113.2075       -037.9085
10/10/96                              130.1887       -037.9085
10/11/96                              119.8113       -038.2353

EXCHANGE RATIO ANALYSIS BASED ON $10 PER SHARE VALUE

12-Month Daily Statistics Ending 10/11/96

      Measurement Period
    (Fiscal Year Covered)           Penril
10/11/95                                26.143
10/12/95                                25.286
10/13/95                                24.796
10/16/95                                25.477
10/17/96                                24.196
10/18/95                                23.529
10/19/95                                23.079
10/20/95                                23.712
10/23/95                                23.079
10/24/95                                23.907
10/25/95                                24.492
10/26/95                                23.625
10/27/95                                22.898
10/30/95                                22.015
10/31/95                                22.638
11/1/95                                 22.598
11/2/95                                 21.702
11/3/95                                 20.651
11/6/95                                 21.087
11/7/95                                 21.857
11/8/95                                 21.390
11/9/95                                 20.691
11/10/95                                20.691
11/13/95                                21.599
11/14/95                                22.751
11/15/95                                22.988
11/16/95                                22.061
11/17/95                                22.727
11/20/95                                23.997
11/21/95                                23.349
11/22/95                                24.141
11/24/95                                23.255
11/27/95                                23.952
11/28/95                                22.409
11/29/95                                22.160
11/30/95                                22.222
12/1/95                                 22.792
12/4/95                                 22.099
12/5/95                                 21.621
12/6/95                                 23.255
12/7/95                                 23.391
12/8/95                                 22.471
12/11/95                                22.535
12/12/95                                24.539
12/13/95                                23.809
12/14/95                                26.229
12/15/95                                26.936
12/18/95                                27.210
12/19/95                                23.668
12/20/95                                25.559
12/21/95                                24.096
12/22/95                                23.809
12/26/95                                23.121
12/27/95                                24.024
12/28/95                                24.169
12/29/95                                24.316
1/2/96                                  23.529
1/3/96                                  24.577
1/4/96                                  26.143
1/5/96                                  25.723
1/8/96                                  25.641
1/9/96                                  28.571
1/10/96                                 27.210
1/11/96                                 25.316
1/12/96                                 25.396
1/15/96                                 27.397
1/16/96                                 26.143
1/17/96                                 25.477
1/18/96                                 25.559
1/19/96                                 24.691
1/22/96                                 24.096
1/23/96                                 24.096
1/24/96                                 23.188
1/25/96                                 24.691
1/26/96                                 25.000
1/29/96                                 24.390
1/30/96                                 23.391
1/31/96                                 23.529
2/1/96                                  22.922
2/2/96                                  23.880
2/5/96                                  22.471
2/6/96                                  22.160
2/7/96                                  21.978
2/8/96                                  21.680
2/9/96                                  20.887
2/12/96                                 21.390
2/13/96                                 21.505
2/14/96                                 21.917
2/15/96                                 22.160
2/16/96                                 22.222
2/20/96                                 22.160
2/21/96                                 21.680
2/22/96                                 21.220
2/23/96                                 20.942
2/26/96                                 21.476
2/27/96                                 21.857
2/28/96                                 22.727
2/29/96                                 24.615
3/1/96                                  28.268
3/4/96                                  29.739
3/5/96                                  27.027
3/6/96                                  28.880
3/7/96                                  30.888
3/8/96                                  28.985
3/11/96                                 28.469
3/12/96                                 28.571
3/13/96                                 28.469
3/14/96                                 29.197
3/15/96                                 27.027
3/18/96                                 26.578
3/19/96                                 27.210
3/20/96                                 28.169
3/21/96                                 29.411
3/22/96                                 29.520
3/25/96                                 30.303
3/26/96                                 35.087
3/27/96                                 33.333
3/28/96                                 33.057
3/29/96                                 32.520
4/1/96                                  33.472
4/2/96                                  34.934
4/3/96                                  35.242
4/4/96                                  34.632
4/8/96                                  34.782
4/9/96                                  34.934
4/10/96                                 34.782
4/11/96                                 35.714
4/12/96                                 37.037
4/15/96                                 37.037
4/16/96                                 35.087
4/17/96                                 35.087
4/18/96                                 34.188
4/19/96                                 32.388
4/22/96                                 31.620
4/23/96                                 30.651
4/24/96                                 30.188
4/25/96                                 30.303
4/26/96                                 31.128
4/29/96                                 31.250
4/30/96                                 31.746
5/1/96                                  31.007
5/2/96                                  31.128
5/3/96                                  30.534
5/6/96                                  28.777
5/7/96                                  29.090
5/8/96                                  27.303
5/9/96                                  28.673
5/10/96                                 28.880
5/13/96                                 28.368
5/14/96                                 28.880
5/15/96                                 28.880
5/16/96                                 29.520
5/17/96                                 29.962
5/20/96                                 30.651
5/21/96                                 31.372
5/22/96                                 31.872
5/23/96                                 32.128
5/24/96                                 33.472
5/28/96                                 33.195
5/29/96                                 33.755
5/30/96                                 34.188
5/31/96                                 34.482
6/3/96                                  32.921
6/4/96                                  34.334
6/5/96                                  35.555
6/6/96                                  36.529
6/7/96                                  37.037
6/10/96                                 37.209
6/11/96                                 37.558
6/12/96                                 35.087
6/13/96                                 35.714
6/14/96                                 36.866
6/17/96                                 37.209
6/18/96                                 38.835
6/19/96                                 37.914
6/20/96                                 36.697
6/21/96                                 37.037
6/24/96                                 36.529
6/25/96                                 37.558
6/26/96                                 40.000
6/27/96                                 38.835
6/28/96                                 38.835
7/1/96                                  36.697
7/2/96                                  37.558
7/3/96                                  37.558
7/5/96                                  38.461
7/8/96                                  37.914
7/9/96                                  38.835
7/10/96                                 38.461
7/11/96                                 41.237
7/12/96                                 39.604
7/15/96                                 42.105
7/16/96                                 44.444
7/17/96                                 44.692
7/18/96                                 41.884
7/19/96                                 43.243
7/22/96                                 44.198
7/23/96                                 46.783
7/24/96                                 41.666
7/25/96                                 41.666
7/26/96                                 42.105
7/29/96                                 43.243
7/30/96                                 41.884
7/31/96                                 43.010
8/1/96                                  42.780
8/2/96                                  43.956
8/5/96                                  43.243
8/6/96                                  43.956
8/7/96                                  43.010
8/8/96                                  40.201
8/9/96                                  40.201
8/12/96                                 40.201
8/13/96                                 41.666
8/14/96                                 40.816
8/15/96                                 41.237
8/16/96                                 42.553
8/19/96                                 42.553
8/20/96                                 43.010
8/21/96                                 42.780
8/22/96                                 39.604
8/23/96                                 36.866
8/26/96                                 37.558
8/27/96                                 35.398
8/28/96                                 36.866
8/29/96                                 36.199
8/30/96                                 36.363
9/3/96                                  37.914
9/4/96                                  37.209
9/5/96                                  38.647
9/6/96                                  38.095
9/9/96                                  38.277
9/10/96                                 36.529
9/11/96                                 37.383
9/12/96                                 37.914
9/13/96                                 37.914
9/16/96                                 36.866
9/17/96                                 37.037
9/18/96                                 34.934
9/19/96                                 35.714
9/20/96                                 35.087
9/23/96                                 33.755
9/24/96                                 33.898
9/25/96                                 33.195
9/26/96                                 34.632
9/27/96                                 35.555
9/30/96                                 36.697
10/1/96                                 37.037
10/2/96                                 37.735
10/3/96                                 37.914
10/4/96                                 38.647
10/7/96                                 41.450
10/8/96                                 41.025
10/9/96                                 42.105
10/10/96                                42.105
10/11/96                                42.328

                               VALUATION EXHIBITS

EXHIBIT 1 -- MODEM CO. PUBLIC COMPANY COMPARABLES ANALYSIS

($ Thousands Except Per Share Data)

                                                            OPERATING STATISTICS                          VALUATION STATISTICS
                                          ---------------------------------------------------------    --------------------------
                                             TTM       REVENUE    OPERATING     NET      5-YEAR EPS             FORWARD
         COMPANY                           REVENUE     GROWTH      MARGIN      MARGIN     CAGR(1)      P/E(2)     P/E      TMC/R(3)
---------------------------------------------------------------------------------------------------------------------------------
MODEM COMPARABLES
US Robotics Inc (USRX)                    1,659,498     128.0%       17.9%      11.5 %      36.9%      33.74     20.76      3.59
DATA RACE Inc (RACE)                         17,232     -43.3%      -44.7%     -42.4 %        NA         NM         NA      3.05
Xircom Inc (XIRC)                           165,257      22.0%       -7.9%      -6.9 %      30.0%        NM      26.12      2.33
Microcom Inc (MNPI)                         159,266      58.7%        7.7%       6.7 %      27.5%      13.65     14.09      0.93
Global Village Communication (GVIL)         145,640      55.0%        4.2%       5.3 %      32.5%      17.29        NA      0.80
Boca Research Inc (BOCI)                    174,169      67.1%        9.4%       6.2 %      20.0%      10.08      9.64      0.56
Zoom Telephonics Inc (ZOOM)                 113,912      63.9%        9.0%       5.6 %      25.0%      9.28       7.18      0.49
                            MEAN            347,853      50.2%       -0.6%      -2.0 %      28.7%      16.81     15.56      1.68
                            MEDIAN          159,266      58.7%        7.7%       5.6 %      28.8%      13.65     14.09      0.93
                            HIGH          1,659,498     128.0%       17.9%      11.5 %      36.9%      33.74     26.12      3.59
                            LOW              17,232     -43.3%      -44.7%     -42.4 %      20.0%      9.28       7.18      0.49

NOTES:

---------------

Financials exclude one-time charges.

(1) Zacks Corporate Earnings Estimator

(2) Not Meaningful (NM) where net margin is less than 2%.

(3) TMC/R equals market capitalization plus debt minus cash divided by TTM revenue.

EXHIBIT 2 -- FINANCIAL STATISTICS OF PUBLIC COMPANY COMPARABLES

($ Thousands Except Per Share Data)

                                         BOCI        RACE        GVIL        MNPI         USRX         XIRC        ZOOM
                                        -------     -------     -------     -------     ---------     -------     -------
INCOME STATISTICS
Revenue................................ 174,169      17,232     145,640     159,266     1,659,498     165,257     113,912
  Revenue Growth.......................    67.1%      -43.3%       55.0%       58.7%        128.0%       22.0%       63.9%
Operating Income.......................  16,337      (7,699)      6,113      12,266       296,590     (13,125)     10,271
  Operating Margin.....................     9.4%      -44.7%        4.2%        7.7%         17.9%       -7.9%        9.0%
Pretax Income..........................  16,783      (7,313)      7,064      12,537       302,033     (14,306)     10,172
  Pretax Margin........................     9.6%      -42.4%        4.9%        7.9%         18.2%       -8.7%        8.9%
Net Income.............................  10,719      (7,313)      7,696      10,656       190,766     (11,352)      6,332
  Net Margin...........................     6.2%      -42.4%        5.3%        6.7%         11.5%       -6.9%        5.6%
EPS                                        1.19       (1.56)       0.47        0.65          2.03       (0.61)       1.01
Projected EPS..........................    1.25          NA          NA        0.63          3.30        0.78        1.31
EPS Growth (5-Year CAGR)...............    20.0%         NA        32.5%       27.5%         36.9%       30.0%       25.0%
BALANCE SHEET STATISTICS
Book Value.............................   2,954       7,956      43,389     105,049       647,012      60,785      47,274
Cash & Equivalents.....................   4,911       3,991      20,602       5,334       114,157      16,341      11,064
Total Debt.............................       0           0           0      11,705        65,484       5,607           0
VALUATION STATISTICS
Price Per Share........................   12.00       12.00        8.13        8.88         68.50       20.38        9.38
Common Shares Outstanding..............   8,500       4,719      16,796      15,900        87,625      19,455       7,160
Market Capitalization.................. 102,000      56,624     136,468     141,112     6,002,286     396,396      67,121
Total Market Capitalization............  97,089      52,633     115,866     147,483     5,953,613     385,662      56,057
PRICE/EARNINGS.........................   10.08          NM       17.29       13.65         33.74          NM        9.28
FORWARD PRICE/EARNINGS.................    9.64          NA          NA       14.09         20.76       26.12        7.18
TMC/REVENUE............................    0.56        3.05        0.80        0.93          3.59        2.33        0.49

---------------

NOTE: Financials exclude one-time charges.

EXHIBIT 3 -- DESCRIPTIONS OF MODEM CO. PUBLIC COMPANY COMPARABLES

       COMPANY                                        DESCRIPTION
----------------------------------------------------------------------------------------------
Boca Research Inc        Company manufactures board-level enhancement and networking products for data communications (modems), multimedia, video graphics, and input/output.
DATA RACE Inc            Company makes data communication products that enable users to transmit and receive data and faxes from portable computers using wireline or wireless telephone networks. Products include internal data/fax modems, data/voice and LAN multiplexers.
Global Village           Company manufactures communications products for the Macintosh.
Communication            Products include modems and communications software.
Microcom Inc             Company manufactures software and hardware data communications products for use with workstations and PCs. Products include error correcting protocol modems, communications software, and LAN bridge products.
US Robotics Inc          Company makes data communications products including dial-up modems for desktop, portable, and laptop computers.
Xircom Inc               Company manufactures networking products including modems, external
                         LAN adapters (pocket and desktop parallel port LAN adapters, PCMCIA credit card LAN adapters, and parallel port multiplexers), print server products, and mainframe connectivity products.
Zoom Telephonics Inc     Company makes modems, fax modems and voice/fax modems for PCs.
                         Voice/fax modems can transmit and receive faxes and can provide answering machine and voice mail functions by digitizing incoming voice signals.

EXHIBIT 4 -- SELECTED MODEM CO. M&A TRANSACTION COMPARABLES

                                                                                                   ADJUSTED           ADJUSTED
                                                                                                    PRICE    REVENUE  PRICE/REV
  DATE             BUYER                    SELLER                    SELLER DESCRIPTION             $MMS     $MMS    MULTIPLE
--------  ------------------------ ------------------------ -------------------------------------- --------  -------  ---------
 3/22/95  3Com Corp                Primary Access Corp      Fully-Integrated Software Modem-Based    174.1     26.5      6.57
                                                            Access Products for the Public
                                                            Switched Data Market
 7/22/96  Cisco Systems Inc.       Telebit Corp.            Data Communications Products Including   191.3     50.6      3.78
                                                            Dial-up Remote LAN Access and Host
                                                            Access Products
 9/27/94  Creative Technology Ltd  Digicom Systems Inc      Modem Add-In Boards & Related Products    21.8     10.0      2.18
10/18/94  US Robotics Inc          Megahertz Holding        PCMCIA Data/Fax Modems & Connectivity    195.4    120.4      1.62
                                   Corporation              Products for Laptop Computers
  8/7/95  Diamond Multimedia       Supra Corp.              Modems for the Apple and PC Market        77.6     68.0      1.14
          Systems Inc.
 1/20/93  Telebit Corp             Octocom Systems Inc      Network Access Products for               28.8     33.2      0.87
                                                            Multinational Communication Network
                                                            Modems
  3/9/93  DATA RACE Inc            Omnitel Inc              Data/Fax Modems for Portable PCs           2.6      5.0      0.52
 6/12/95  Smart Modular            Apex Data Inc            PCMCIA Card Modems & Wireless             10.0     22.1      0.45
          Technologies Inc                                  Solutions
                                                                                                      MEAN               2.14
                                                                                                    MEDIAN               1.38
                                                                                                      HIGH               6.57
                                                                                                       LOW               0.45

                                                                         ANNEX V

                          PERPETUAL LICENSE AGREEMENT

     Penril Datacomm Networks, Inc., a Delaware corporation with a principal place of business at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878, as "Licensor", and Bay Networks, Inc., a Delaware corporation with a principal place of business at 4401 Great America Parkway, Santa Clara, California 95052, as "Licensee" hereby agree to the following terms and conditions of license of the Licensed Technology, as defined below.

1.  DEFINITIONS.

     As used herein, the following terms shall have the following definitions.

     1.1 AFFILIATES. "Affiliates" of a party hereto shall mean (i) companies the majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by such party; (ii) companies which now or hereafter own or control directly or indirectly a majority of the voting shares of such party; and (iii) companies a majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by any company mentioned in (i) or (ii) of this definition. A company shall be considered an "Affiliate" for only so long as such ownership or control exists. For the purposes of this definition, partnerships or similar entities where a majority-in-interest of its partners or owners are a party hereto and/or Affiliates of such party shall also be deemed to be Affiliates of such party.

     1.2 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean that part of the Technical Information, whether written or oral, which is (i) not publicly known and (ii) annotated as "confidential" or "proprietary." Any information which is not annotated as "confidential" or "proprietary" shall be deemed to be in the public domain. In addition, "Confidential Information" shall include all source code for all software and other computer programs delivered by Licensor to Licensee hereunder and all information disclosed by either party to the other party in accordance with Section 2.5 (Modifications and/or Improvements of Products) hereof. Such Confidential Information shall not be considered Confidential Information at such time as it becomes publicly known by any means other than a violation of the terms of this Agreement.

     1.3 EFFECTIVE DATE. "Effective Date" shall mean the date this License comes into effect in accordance with the provisions of Section 6.2 of the Merger Agreement, but no earlier than December 16, 1996. In the event of a good-faith dispute as to whether this License comes into effect in accordance with such provision of the Merger Agreement, Licensee may not make any sales of any Product in connection herewith.

     1.4 LICENSED TECHNOLOGY. "Licensed Technology" shall mean the Rights, Products, Trademarks and Technical Information.

     1.5 MERGER AGREEMENT. "Merger Agreement" shall mean the Agreement and Plan of Merger entered into by Licensor and Licensee dated June 16, 1996.

     1.6 PRODUCT. "Product" shall mean any and all devices, articles, products or implements which Licensee may choose to develop using the Licensed Technology and any and all products, software, equipment, components, parts, tools and test equipment appurtenant there to, and includes the V.34+ Xylogics Octal Modem Card further described in EXHIBIT A hereto.

     1.7 RIGHTS. "Rights" shall mean:

          (a) the patents and patent applications listed on EXHIBIT B-1 attached hereto, and any and all continuations, divisions, reissues, extensions and other filings that Licensor may file with the U.S. Patent and Trademark Office with respect to such patents and patent applications described in this Section 1.6 above (and corresponding applications and patents in countries and jurisdictions other than the United States);

          (b) the copyrights listed as EXHIBIT B-2 attached hereto;

          (c) the mask work rights listed on EXHIBIT B-3 attached hereto;

          (d) any and all patents, patent applications, copyrights, mask work rights and other intellectual property rights with respect to any inventions pertaining to the Licensed Technology, which patents, patent applications, copyrights, mask work rights and other rights (i) are granted or to be granted to Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) (ii) with respect to which Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) shall have the right to grant licenses, sublicenses and rights of the type described in Article 2 below, except that nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland -- Tretter et al.); and

          (e) to the extent that Licensor enters into cross licensing agreements with third parties involving the University of Maryland patent referred to in Section 1.7(d) above, the right to utilize any such cross licensed technology or rights at the same cash royalty rates, if any, on a per unit basis or on an incremented basis above the rates otherwise available to Licensor and on the same terms as Licensor, either as a sublicensee of Licensor or directly. Although Licensee acknowledges that some cross licensors may be unwilling to grant such pass-through rights, Licensor agrees to use its best efforts to obtain for Licensee rights equivalent to those obtained by Licensor for its own business.

     1.8 TECHNICAL INFORMATION. "Technical Information" shall mean all trade secrets, know-how, computer programs (including copyrights in said software), knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral rectifications of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which is now in (or hereafter during the term of this Agreement comes into) the possession of Licensor and which is relevant to the manufacture, assembly, sale, distribution, use, installation, servicing or testing of any Product, including without limitation the materials identified in EXHIBIT C below. Nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland -- Tretter et al.).

2.  GRANT OF RIGHTS AND LICENSES.

     Subject to all of the terms and conditions set forth in this Agreement:

     2.1 USE OF RIGHTS. Licensor hereby grants to Licensee a nonexclusive, worldwide, right and license to practice the Rights in order to make, use, market, sell and distribute the Products. This right and license includes, without limitation, the rights: (a) to maintain the Products; and (b)(i) to practice the methods and processes involved in the use of the Products; (ii) to make and have made, to use and have used, and to maintain machines, tools, instrumentalities and materials; and (iii) to use and have used methods and processes, insofar as such machines, tools, instrumentalities, materials, methods and processes are involved in or incidental to the development, manufacture, sale, marketing, distribution, installation, testing or repair of the Products.

     2.2 USE OF TECHNICAL INFORMATION.

          (a) Licensor grants to Licensee a nonexclusive, worldwide, right to use the Technical Information during the term hereof in connection with Licensee's exercise of its rights and licenses granted hereunder.

          (b) Simultaneously with the execution of this Agreement, Licensor shall provide to Licensee all of the Technical Information and all patent or other searches and prior art relating to the Licensed Technology.

     2.3 RIGHT TO SUBLICENSE OR ASSIGN. Licensee shall have the right to sublicense or assign any of the rights or licenses granted hereunder in connection with the manufacture and wholesale or retail sale solely by Licensee of the Products, provided that Licensee shall not deliver or make available to any other party any of the source code provided by Licensor hereunder.

     2.4 SOFTWARE AND COMPUTER PROGRAMS IN RIGHTS, TECHNICAL INFORMATION OR PRODUCTS.

          (a) Licensor and Licensee agree that any and all software and other computer programs included in the Rights, or the Technical Information or the Products are being licensed by Licensor to Licensee in source code and machine readable object code form on a nonexclusive basis as set forth in Sections 2.1 (Use of Rights) and 2.2 (Use of Technical Information) above, and are not being sold by Licensor or purchased by Licensee. Licensor shall retain title to all of such software and computer programs. Licensee shall have the right to sublicense to third parties any rights or licenses to use individual copies of such software in the operation of the Products.

          (b) Licensee agrees not to copy or reproduce any of such software or computer programs except during the term of this Agreement and, provided that, Licensor's copyright and proprietary notices which appear on such software or computer programs are properly included on such copies and reproductions.

     2.5 MODIFICATIONS AND/OR IMPROVEMENTS OF PRODUCTS. Licensee shall have the right to modify and improve the Products and to apply each such modification or improvement to the Products, without payment to or the consent of the Licensor. Any such modification or improvement shall be the property of Licensee.

     2.6 RIGHT TO HIRE DESIGNATED EMPLOYEES. Licensee shall have the right to hire within 90 days of the Effective Date as its own employees up to five designated Licensor employees, whose names are set forth on Exhibit D attached hereto. Licensee shall, upon the request of Licensor use its best efforts to assist and facilitate the hiring of such five employees by Licensee provided any cash expenditures by Licensor to such employees in connection with such efforts shall be reimbursed by Licensee.

     2.7 ADDITIONAL LICENSES. Licensee acknowledges that a license under U.S. Patent No. 5,388,124 (University of Maryland -- Tretter, et al.) may be required to practice the Licensed Technology. Licensor and Licensee shall separately negotiate the particular terms and conditions of any such license, subject to the following conditions: (a) if Licensee makes the payment described in Section
6.2 of the Merger Agreement, the royalty rate for each modem shall not exceed the lesser of $.30 per modem or the lowest rate then being charged to any other licensee of such patent for a comparable license, and (b) if no such payment is made, the royalty rate shall not exceed that then being charged to any other licensee manufacturing a comparable volume of modems under such license.

3.  OBLIGATIONS OF LICENSOR.

     3.1 PRODUCT INFORMATION AND LITERATURE. Licensor shall provide Licensee with catalogues, maintenance manuals and other descriptive literature with respect to the Products which Licensor has previously generated, as well as which Licensor otherwise generates during the first two years hereof term of this Agreement, all at no expense to Licensee.

     3.2 TRAINING AND TECHNICAL ASSISTANCE. To assist Licensee in exercising its rights hereunder, Licensor agrees to provide appropriate training and technical assistance to Licensee, its employees and its permitted sublicensees, so that Licensee will be able to practice the Patents and use the Licensed Technology to its full potential. Such training and assistance shall be rendered by Licensor at no expense to Licensee; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in rendering such training and technical assistance to Licensee. The parties hereto shall from time to time determine whether particular training and assistance shall be rendered at Licensor's facilities or at Licensee's facilities. Travel costs, lodging and all related expenses incurred by one party in connection with sending its employees or permitted sublicensees to the other party's location shall be paid in full by the party sending such individuals.

     3.3 EVALUATIONS. Licensor shall provide Licensee free of charge with evaluations of Licensee's manufacturing, assembly, service, testing, installation and technical proposals; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in rendering such evaluations to Licensee. Licensor shall use its best efforts to deliver each evaluation to Licensee within ten (10) days after Licensee's request of such evaluation.

     3.4 WRITTEN INQUIRIES. Licensor shall, at no additional cost to Licensee, answer all written inquiries from Licensee directly concerning the manufacture, assembly, installation, testing, use and servicing of the Products; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in responding to such written inquiries.

     3.5 LOCATING SOURCES FOR COMPONENTS. Licensor shall use its best efforts, free of charge, to identify suppliers of components, parts, tools and test equipment for Products, and to then assist Licensee in negotiating supply agreements with such suppliers; provided, however, that Licensor shall not be required to devote more than 20 man-hours during the term of this Agreement in assisting Licensee pursuant to this provision.

     3.6 ADDITIONAL SERVICES.

          (a) Licensor shall use its reasonable efforts to provide Licensee with any and all additional assistance reasonably requested by Licensee, including without limitation: producing technical, sales, advertising and other reports and information for Licensee which Licensee believes might be useful in selling the Products manufactured hereunder; and assisting Licensee in attempting to obtain from third parties technical information, drawings, plans, specifications and other data which are not proprietary to Licensor and which Licensor does not otherwise have the right to use, in order to enable Licensee to respond to requests of any potential customer.

          (b) Licensor shall bill Licensee for any such services not expressly provided free of charge in Section 2.2(b) (Use of Technical Information) or in one of the earlier provisions of this Article 3 at prices to be agreed in advance by the parties hereto. In all cases the prices charged by Licensor for the services that it provides to Licensee shall not exceed the prices that it charges its best customer or licensee, as the case may be, for the same or similar services, if any. Licensor shall not commence performance of any part of any services hereunder until such prices are established in writing by the parties hereto.

4.  COMPENSATION PAYABLE TO LICENSOR.

     Licensee shall pay Licensor the amount, if any, specified in Section 6.2 of the Merger Agreement, such payment, if any, to be in immediately available funds, at the Effective Date.

5.  INVENTIONS.

     If Licensor formulates, makes or conceives a patentable invention or develops any other intellectual property rights which constitutes a modification and/or improvement of a Product, Licensor may apply, at its or his own expense and discretion, for appropriate patent and other intellectual property right registrations of such invention or rights in any and all jurisdictions. In each jurisdiction where Licensor does not apply for such patent or registration within ninety (90) days after having formulated, made or conceived and reduced to practice such patentable invention or developed such right and after notice from Licensee to Licensor of Licensee's desire to have such application or registration made, then Licensee may either: (i) apply for such patent or registration in such jurisdiction, at its own expense; or (ii) request Licensor to apply for such patent or registration in such jurisdiction and then assign all of its or his rights in such applications to Licensee, all at Licensee's expense. Licensor shall, at the request of the Licensee, both during and after the term of this Agreement, execute such documents and render such assistance as may be appropriate to enable Licensee to maintain or obtain registrations of patents or intellectual property rights in any jurisdiction in accordance with this Article 5.

6.  CONFIDENTIAL INFORMATION.

     6.1 CONFIDENTIALITY MAINTAINED. Each party agrees that the other party hereto has a proprietary interest in its Confidential Information. During the term of this Agreement and for a period of three years thereafter, all disclosures of Confidential Information to the receiving party, its agents and employees shall be held in strict confidence by such receiving party, its agents and employees, and such receiving party shall disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. During the term of this Agreement and for a period of three years thereafter the receiving party shall not use the Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder. Upon the expiration or earlier termination of this Agreement, each party shall return to the other all Confidential Information and all copies thereof, and shall not at any time thereafter use any of such Confidential Information for any purpose. The provisions of this Section 6.1 shall also apply to any consultants or subcontractors during the term of this Agreement and for three years thereafter that the receiving party may engage in connection with its obligations under this Agreement. Before providing any Confidential Information to any such consultant or subcontractor, the receiving party shall obtain a signed undertaking in which such consultant or subcontractor agrees to be bound by and comply with terms substantially equivalent to and to the same effect as this Article 6.

     6.2 LIABILITY FOR DISCLOSURE. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for a disclosure of the other party's Confidential Information if the information so disclosed:

          (a) was in the public domain at the time it was disclosed by the disclosing party to the receiving party; or

          (b) was known to or contained in the records of the receiving party from a source other than the disclosing party at the time of disclosure by the disclosing party to the receiving party and can be so demonstrated; or

          (c) was independently developed by the receiving party and is so demonstrated promptly upon receipt of the documentation and technology by the receiving party; or

          (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and can be so demonstrated; or

          (e) if in writing, was not identified as Confidential Information in accordance with Section 1.2 (Definition of Confidential Information) hereof; or

          (f) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or

          (g) was disclosed pursuant to court order or as otherwise compelled by law.

7.  "AS IS" CONDITION.

     "AS IS CONDITION". LICENSOR MAKES NO WARRANTY WITH RESPECT TO THE OPERATING CAPABILITIES AND FUNCTIONALITY OF THE PRODUCTS AND LICENSEE ACKNOWLEDGES THAT SAME IS BEING LICENSED HEREUNDER "AS IS" WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. THE FOREGOING PROVISIONS ARE IN LIEU OF ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). LICENSOR SHALL HAVE NO LIABILITY ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL,

INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS.

8.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

     Each of Licensor and Licensee hereby represents, warrants and covenants to the other as follows:

     8.1 RIGHT, POWER AND AUTHORITY. It has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

     8.2 BINDING OBLIGATION. This Agreement has been duly authorized by all necessary corporate and stockholder action of Licensor and Licensee, respectively, and constitutes a valid and binding obligation on Licensor and Licensee, respectively, enforceable in accordance with the terms hereof.

     8.3 CORPORATE GOOD STANDING. Licensor or Licensee, as the case may be, is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.

     8.4 NO GOVERNMENT APPROVALS NEEDED. No registration with or approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by it of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to its obligations hereunder.

     8.5 NO PROVISIONS CONTRAVENED. There is no provision in its company or corporate charter, articles of incorporation, By-Laws or equivalent governing documents, and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance by it of this Agreement.

     8.6 NO CONSENT OF THIRD PARTIES NEEDED. No consent of any trustee or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement.

     8.7 NO LAW CONTRAVENED. Neither its execution nor its delivery of this Agreement nor its fulfillment of or compliance with the terms and provisions hereof shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.

     8.8 LICENSED TECHNOLOGY. Licensor has the right to use, and to grant licenses to use, the Licensed Technology. Licensor has not, and shall not in the future during the term of this Agreement, grant rights or licenses to any other person or entity which prevents Licensee from practicing under the Licensed Technology hereunder.

     8.9 VALIDITY OF PATENTS. Licensor is aware of no patents or any other prior art which invalidate or would invalidate any of the patents included in the Licensed Technology, or issuance of any of those patents in any country. To Licensor's knowledge, each patent included in the Licensed Technology was validly issued under the laws of the country which issued it.

     8.10 CONTINUED EFFECT OF REPRESENTATIONS AND WARRANTIES. It covenants and agrees that its representations and warranties contained in this Agreement shall remain true in all respects for a period of one year after the Effective Date with the same effect as though such representations and warranties had been made on and as of each such subsequent date.

9.  TERMINATION OR EXPIRATION.

     9.1 TERMINATION. The term of this Agreement shall be perpetual.

10.  MISCELLANEOUS.

     10.1 ASSIGNMENTS. This Agreement shall be binding upon, and inure to the benefit of, Licensor and Licensee and their respective successors and permitted assigns. Neither party hereto may assign rights or obligations hereunder except as permitted by Section 2.3.

     10.2 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein.

     10.3 WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     10.4 RELATIONSHIP OF THE PARTIES. The parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

     10.5 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    IF TO THE LICENSOR:                        COPY TO:
    Penril Datacomm Networks, Inc.             Benesch, Friedlander, Coplan & Aronoff, P.L.L.
    1300 Quince Orchard Boulevard              2300 BP America Building
    Gaithersburg, Maryland 20878               200 Public Square
    Attn.: Chairman                            Cleveland, Ohio 44114-2378
    Telecopier: (301) 921-9149                 Attn.: Irv Berliner, Esq.
                                               Telecopier: (216) 363-4588
    IF TO THE LICENSEE:                        COPY TO:
    Bay Networks, Inc.                         Bay Networks, Inc.
    4401 Great America Parkway                 4401 Great America Parkway
    Santa Clara, California 95052              Santa Clara, California 95052
    Attn.: President                           Attn.: Montgomery Kersten, Esq.
    Telecopier: (408) 764-1799                 Telecopier: (408) 764-1991

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

     10.6 ENTIRE UNDERSTANDING. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and there are no prior representations, warranties or agreements between the parties, whether written or oral, not contained in this Agreement.

     10.7 INVALIDITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

     10.8 AMENDMENTS. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

     10.9 FEES PAYABLE. Licensor and Licensee acknowledge that there are no broker's commissions, finder's fees or other amounts payable with regard to this transaction, and Licensor and Licensee agree to indemnify and hold the other harmless from and against all liabilities, claims, demands, damages or costs of any kind arising from or connected with any broker's or finder's commission, fee or other amount claimed to be due any person arising from the indemnitor's conduct with respect to this Agreement and the transactions contemplated herein.

     10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 EXHIBITS. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be created on the day and year first above written.


                        PENRIL DATACOMM NETWORKS, INC., as Licensor

                        By /s/ Henry David Epstein
                          --------------------------------
                           Name: Henry David Epstein
                           Title: President, Chief Executive Officer

                        BAY NETWORKS, INC., as Licensee

                        By /s/ Bruce I. Sachs
                          --------------------------------
                           Name: Bruce I. Sachs
                           Title: Executive Vice President

                                    EXHIBITS

                              A     Products
                              B-1   Patents and Patent
                                    Applications
                              B-2   Copyrights
                              B-3   Mask Work Rights
                              C     Technical Information
                              D     List of Five Employees

                                   EXHIBIT A
                                   ---------

                                    PRODUCTS

     Licensor will develop for Licensee an 8 Digital Modem Card that conforms to the attached "V.34+ Xylogics Octal Modem Card Statement of Work". Such modem architecture shall be compatible with and deliver the functions and capabilities contained within such Statement of Work, which is attached herein as part of this EXHIBIT A.

                             EXHIBIT B-1, B-2, B-3
                             ---------------------

                      B1: PATENTS AND PATENT APPLICATIONS

     None

                              B2: COPYRIGHT RIGHTS

     None

                              B3: MASK WORK RIGHTS

     None

                                   EXHIBIT C
                                   ---------

                             TECHNICAL INFORMATION

     Licensor shall provide Licensee with all Technical Information, including but not limited to source code, as it pertains to Licensor's existing ALX V.34 modems, digital modem architectures, T1 channel bank hardware and software architectures, Series 6000 software architecture, and NETMUX hardware and software architectures. Licensor shall update such information at the end of each quarterly period of this Agreement by supplying Licensee with updated materials for those items that Licensor has changed. Notwithstanding the foregoing, such Technical Information shall not include Technical Information pertaining to custom work being performed specifically on behalf of another customer of Licensor.

                                   EXHIBIT D
                                   ---------

                       EMPLOYEES TO BE HIRED BY LICENSEE

Jonathan Sieg
Dave Burger
Michael Livshits
Ali Hashmi
Alex Purkovic

                                                                        ANNEX VI

                               LICENSE AGREEMENT

     THIS LICENSE AGREEMENT is made and entered into as of June 16, 1996 by and between PENRIL DATACOMM NETWORKS, INC., a corporation existing under the laws of Delaware, which has offices at 1300 Quince Orchard Boulevard, Gaithersburg, Maryland 20878 ("Licensor") and BAY NETWORKS, INC., a corporation existing under the laws of Delaware, which has offices at 4401 Great America Parkway, Santa Clara, California 95052 ("Licensee").

     WHEREAS, Licensor possesses certain intellectual and industrial property rights; and

     WHEREAS, Licensor is willing to grant, and Licensee desires to acquire a license of such rights as provided herein.

     NOW, THEREFORE, in consideration of the payment of $4,500,000 as set forth in Section 4 hereof, the parties do hereby agree as follows:

1.  DEFINITIONS.

     As used herein, the following terms shall have the following definitions.

     1.1 AFFILIATES. "Affiliates" of a party hereto shall mean (i) companies the majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by such party; (ii) companies which now or hereafter own or control directly or indirectly a majority of the voting shares of such party; and (iii) companies a majority of whose voting shares are now or hereafter owned or controlled directly or indirectly by any company mentioned in (i) or (ii) of this definition. A company shall be considered an "Affiliate" for only so long as such ownership or control exists. For the purposes of this definition, partnerships or similar entities where a majority-in-interest of its partners or owners are a party hereto and/or Affiliates of such party shall also be deemed to be Affiliates of such party.

     1.2 CONFIDENTIAL INFORMATION. "Confidential Information" shall mean that part of the Technical Information, whether written or oral, which is (i) not publicly known and (ii) annotated as "confidential" or "proprietary." Any information which is not annotated as "confidential" or "proprietary" shall be deemed to be in the public domain. In addition, "Confidential Information" shall include all source code for all software and other computer programs delivered by Licensor to Licensee hereunder and all information disclosed by either party to the other party in accordance with Section 2.5 (Modifications and/or Improvements of Products) hereof. Such Confidential Information shall not be considered Confidential Information at such time as it becomes publicly known by any means other than a violation of the terms of this Agreement.

     1.3 EFFECTIVE DATE. "Effective Date" shall mean the date first written above.

     1.4 LICENSED TECHNOLOGY. "Licensed Technology" shall mean the Rights, Products, Trademarks and Technical Information.

     1.5 PRODUCT. "Product" shall mean the V.34+ Xylogics Octal Modem Card further described in EXHIBIT A attached hereto and any and all products, software, equipment, components, parts, tools and test equipment listed in EXHIBIT A attached hereto.

     1.6 RIGHTS. "Rights" shall mean:

          (a) the patents and patent applications listed on EXHIBIT B-1 attached hereto, and any and all continuations, divisions, reissues, extensions and other filings that Licensor may file with the U.S. Patent and Trademark Office with respect to such patents and patent applications described in this Section 1.6 above (and corresponding applications and patents in countries and jurisdictions other than the United States);

          (b) the copyrights listed as EXHIBIT B-2 attached hereto;

          (c) the mask work rights listed on EXHIBIT B-3 attached hereto;

          (d) any and all patents, patent applications, copyrights, mask work rights and other intellectual property rights with respect to any inventions pertaining to the Licensed Technology, which patents, patent applications, copyrights, mask work rights and other rights (i) are granted or to be granted to Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) (ii) with respect to which Licensor (either directly or through its Affiliates, successors, assigns, agents or employees) shall have the right to grant licenses, sublicenses and rights of the type described in Article 2 below, except that nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland -- Tretter et al.); and

          (e) to the extent that Licensor enters into cross licensing agreements with third parties involving the University of Maryland patent referred to in Section 1.6(d) above, the right to utilize any such cross licensed technology or rights at the same cash royalty rates, if any, [on a per unit basis or on an incremented basis above the rates otherwise available to Licensor] and on the same terms as Licensor, either as a sublicensee of Licensor or directly. Although Licensee acknowledges that some cross licensors may be unwilling to grant such pass-through rights, Licensor agrees to use its best efforts to obtain for Licensee rights equivalent to those obtained by Licensor for its own business.

     1.7 TECHNICAL INFORMATION. "Technical Information" shall mean all trade secrets, know-how, computer programs (including copyrights in said software), knowledge, technology, means, methods, processes, practices, formulas, techniques, procedures, technical assistance, designs, drawings, apparatus, written and oral rectifications of data, specifications, assembly procedures, schematics and other valuable information of whatever nature, whether confidential or not, and whether proprietary or not, which is now in (or hereafter during the term of this Agreement comes into) the possession of Licensor and which is relevant to the manufacture, assembly, sale, distribution, use, installation, servicing or testing of any Product, including without limitation the materials identified in EXHIBIT C below. Nothing in this section shall grant to Licensee any rights under U.S. Patent No. 5,388,124 (University of Maryland -- Tretter et al.).

2.  GRANT OF RIGHTS AND LICENSES.

     Subject to all of the terms and conditions set forth in this Agreement:

     2.1 USE OF RIGHTS. Licensor hereby grants to Licensee a nonexclusive, worldwide, right and license to practice the Rights in order to make, use, market, sell and distribute the Products. This right and license includes, without limitation, the rights: (a) to maintain the Products; and (b)(i) to practice the methods and processes involved in the use of the Products; (ii) to make and have made, to use and have used, and to maintain machines, tools, instrumentalities and materials; and (iii) to use and have used methods and processes, insofar as such machines, tools, instrumentalities, materials, methods and processes are involved in or incidental to the development, manufacture, sale, marketing, distribution, installation, testing or repair of the Products.

     2.2 USE OF TECHNICAL INFORMATION.

          (a) Licensor grants to Licensee a nonexclusive, worldwide, right to use the Technical Information during the term hereof in connection with Licensee's exercise of its rights and licenses granted hereunder.

          (b) Simultaneously with the execution of this Agreement, Licensor shall provide to Licensee all of the Technical Information and all patent or other searches and prior art relating to the Licensed Technology.

     2.3 RIGHT TO SUBLICENSE OR ASSIGN. Licensee shall have the right to sublicense or assign any of the rights or licenses granted hereunder in connection with the manufacture and wholesale or retail sale solely by Licensee of the Products, provided that Licensee shall not deliver or make available to any other party any of the source code provided by Licensor hereunder.

     2.4 SOFTWARE AND COMPUTER PROGRAMS IN RIGHTS, TECHNICAL INFORMATION OR PRODUCTS.

          (a) Licensor and Licensee agree that any and all software and other computer programs included in the Rights, or the Technical Information or the Products are being licensed by Licensor to Licensee in source code and machine readable object code form on a nonexclusive basis as set forth in Sections 2.1 (Use of Rights) and 2.2 (Use of Technical Information) above, and are not being sold by Licensor or purchased by Licensee. Licensor shall retain title to all of such software and computer programs. Licensee shall have the right to sublicense to third parties any rights or licenses to use individual copies of such software in the operation of the Products.

          (b) Licensee agrees not to copy or reproduce any of such software or computer programs except during the term of this Agreement and, provided that, Licensor's copyright and proprietary notices which appear on such software or computer programs are properly included on such copies and reproductions.

     2.5 MODIFICATIONS AND/OR IMPROVEMENTS OF PRODUCTS. Licensee shall have the right to modify and improve the Products and to apply each such modification or improvement to the Products, without payment to or the consent of the Licensor. Any such modification or improvement shall be the property of Licensee.

3.  OBLIGATIONS OF LICENSOR.

     3.1 DEVELOPMENT PROJECT. Immediately upon the execution and delivery of this License, Licensor shall commence development work on the Product described in Exhibit A hereto, assigning all necessary or appropriate resources to pursuing such development no less actively than Licensor shall pursue its own primary development projects. At a minimum, Licensor shall assign the five employees listed on Exhibit D to this effort and Jonathan Sieg for such time as he may remain in the employ of Licensor as Vice President of Engineering shall supervise the project as a primary priority.

     3.2 PRODUCT INFORMATION AND LITERATURE. Licensor shall provide Licensee with catalogues, maintenance manuals and other descriptive literature with respect to the Products which Licensor has previously generated, as well as which Licensor otherwise generates during the six month term of this Agreement, all at no expense to Licensee.

     3.3 TRAINING AND TECHNICAL ASSISTANCE. To assist Licensee in exercising its rights hereunder, Licensor agrees to provide appropriate training and technical assistance to Licensee, its employees and its permitted sublicensees, so that Licensee will be able to practice the Patents and use the Licensed Technology to its full potential. Such training and assistance shall be rendered by Licensor at no expense to Licensee; provided, however, that Licensor shall not be required to devote more than 80 man-hours during the term of this Agreement in rendering such training and technical assistance to Licensee. The parties hereto shall from time to time determine whether particular training and assistance shall be rendered at Licensor's facilities or at Licensee's facilities. Travel costs, lodging and all related expenses incurred by one party in connection with sending its employees or permitted sublicensees to the other party's location shall be paid in full by the party sending such individuals.

     3.4 EVALUATIONS. Licensor shall provide Licensee free of charge with evaluations of Licensee's manufacturing, assembly, service, testing, installation and technical proposals; provided, however, that Licensor shall not be required to devote more than 80 man-hours during the term of this Agreement in rendering such evaluations to Licensee. Licensor shall use its best efforts to deliver each evaluation to Licensee within ten (10) days after Licensee's request of such evaluation.

     3.5 WRITTEN INQUIRIES. Licensor shall, at no additional cost to Licensee, answer all written inquiries from Licensee directly concerning the manufacture, assembly, installation, testing, use and servicing of the Products; provided, however, that Licensor shall not be required to devote more than 80 man-hours during the term of this Agreement in responding to such written inquiries.

     3.6 LOCATING SOURCES FOR COMPONENTS. Licensor shall use its best efforts, free of charge, to identify suppliers of components, parts, tools and test equipment for Products, and to then assist Licensee in negotiating supply agreements with such suppliers; provided, however, that Licensor shall not be required to devote more than 80 man-hours during the term of this Agreement in assisting Licensee pursuant to this provision.

     3.7 ADDITIONAL SERVICES.

          (a) Licensor shall use its reasonable efforts to provide Licensee with any and all additional assistance reasonably requested by Licensee, including without limitation: producing technical, sales, advertising and other reports and information for Licensee which Licensee believes might be useful in selling the Products manufactured hereunder; and assisting Licensee in attempting to obtain from third parties technical information, drawings, plans, specifications and other data which are not proprietary to Licensor and which Licensor does not otherwise have the right to use, in order to enable Licensee to respond to requests of any potential customer.

          (b) Licensor shall bill Licensee for any such services not expressly provided free of charge in Section 2.2(b) (Use of Technical Information) or in one of the earlier provisions of this Article 3 at prices to be agreed in advance by the parties hereto. In all cases the prices charged by Licensor for the services that it provides to Licensee shall not exceed the prices that it charges its best customer or licensee, as the case may be, for the same or similar services, if any. Licensor shall not commence performance of any part of any services hereunder until such prices are established in writing by the parties hereto.

4.  COMPENSATION PAYABLE TO LICENSOR.

     In consideration of the rights granted to Licensee with respect to the Licensed Technology and for the services to be rendered by Licensor under this Agreement during the six months term, Licensee shall pay Licensor simultaneously with the execution of this Agreement the sum of Four Million Five Hundred Thousand Dollars ($4,500,000.00) in immediately available funds.

5.  INVENTIONS.

     If Licensor formulates, makes or conceives a patentable invention or develops any other intellectual property rights which constitutes a modification and/or improvement of a Product, Licensor may apply, at its or his own expense and discretion, for appropriate patent and other intellectual property right registrations of such invention or rights in any and all jurisdictions. In each jurisdiction where Licensor does not apply for such patent or registration within ninety (90) days after having formulated, made or conceived and reduced to practice such patentable invention or developed such right and after notice from Licensee to Licensor of Licensee's desire to have such application or registration made, then Licensee may either: (i) apply for such patent or registration in such jurisdiction, at its own expense; or (ii) request Licensor to apply for such patent or registration in such jurisdiction and then assign all of its or his rights in such applications to Licensee, all at Licensee's expense. Licensor shall, at the request of the Licensee, both during and after the term of this Agreement, execute such documents and render such assistance as may be appropriate to enable Licensee to maintain or obtain registrations of patents or intellectual property rights in any jurisdiction in accordance with this Article 5.

6.  CONFIDENTIAL INFORMATION.

     6.1 CONFIDENTIALITY MAINTAINED. Each party agrees that the other party hereto has a proprietary interest in its Confidential Information. During the term of this Agreement and for a period of three years thereafter, all disclosures of Confidential Information to the receiving party, its agents and employees shall be held in strict confidence by such receiving party, its agents and employees, and such receiving party shall disclose the Confidential Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. During the term of this Agreement and for a period of three years thereafter the receiving party shall not use the Confidential Information except for the purposes of exercising its rights and carrying out its duties hereunder. Upon the expiration or earlier termination of this Agreement, each party shall return to the other all Confidential Information and all copies thereof, and shall not at any time thereafter use any of such Confidential Information for any purpose. The provisions of this Section 6.1 shall also apply to any consultants or subcontractors during the term of this Agreement and for three years thereafter that the receiving party may engage in connection with its obligations under this Agreement. Before providing any Confidential Information to any such consultant or subcontractor, the receiving party shall obtain a signed undertaking in which such consultant or subcontractor agrees to be bound by and comply with terms substantially equivalent to and to the same effect as this
Article 6.

     6.2 LIABILITY FOR DISCLOSURE. Notwithstanding anything contained in this Agreement to the contrary, neither party shall be liable for a disclosure of the other party's Confidential Information if the information so disclosed:

          (a) was in the public domain at the time it was disclosed by the disclosing party to the receiving party; or

          (b) was known to or contained in the records of the receiving party from a source other than the disclosing party at the time of disclosure by the disclosing party to the receiving party and can be so demonstrated; or

          (c) was independently developed by the receiving party and is so demonstrated promptly upon receipt of the documentation and technology by the receiving party; or

          (d) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party and can be so demonstrated; or

          (e) if in writing, was not identified as Confidential Information in accordance with Section 1.2 (Definition of Confidential Information) hereof; or

          (f) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or

          (g) was disclosed pursuant to court order or as otherwise compelled by law.

7.  "AS IS" CONDITION.

     "AS IS CONDITION". LICENSOR MAKES NO WARRANTY WITH RESPECT TO THE OPERATING CAPABILITIES AND FUNCTIONALITY OF THE PRODUCTS AND LICENSEE ACKNOWLEDGES THAT SAME IS BEING LICENSED HEREUNDER "AS IS" WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. THE FOREGOING PROVISIONS ARE IN LIEU OF ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). LICENSOR SHALL HAVE NO LIABILITY ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE. IN NO EVENT SHALL LICENSOR BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THIS AGREEMENT, THE LICENSE OF THE LICENSED TECHNOLOGY OR THE MANUFACTURE, LICENSING, SALE OR SUPPLYING OF THE PRODUCTS.

8.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

     Each of Licensor and Licensee hereby represents, warrants and covenants to the other as follows:

     8.1 RIGHT, POWER AND AUTHORITY. It has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

     8.2 BINDING OBLIGATION. This Agreement has been duly authorized by all necessary corporate and stockholder action of Licensor and Licensee, respectively, and constitutes a valid and binding obligation on Licensor and Licensee, respectively, enforceable in accordance with the terms hereof.

     8.3 CORPORATE GOOD STANDING. Licensor or Licensee, as the case may be, is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.

     8.4 NO GOVERNMENT APPROVALS NEEDED. No registration with or approval of any government agency or commission of any jurisdiction is necessary for the execution, delivery or performance by it of any of the terms of this Agreement, or for the validity and enforceability hereof or with respect to its obligations hereunder.

     8.5 NO PROVISIONS CONTRAVENED. There is no provision in its company or corporate charter, articles of incorporation, By-Laws or equivalent governing documents, and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance by it of this Agreement.

     8.6 NO CONSENT OF THIRD PARTIES NEEDED. No consent of any trustee or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement.

     8.7 NO LAW CONTRAVENED. Neither its execution nor its delivery of this Agreement nor its fulfillment of or compliance with the terms and provisions hereof shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.

     8.8 LICENSED TECHNOLOGY. Licensor has the right to use, and to grant licenses to use, the Licensed Technology. Licensor has not, and shall not in the future during the term of this Agreement, grant rights or licenses to any other person or entity which prevents Licensee from practicing under the Licensed Technology hereunder.

     8.9 VALIDITY OF PATENTS. Licensor is aware of no patents or any other prior art which invalidate or would invalidate any of the patents included in the Licensed Technology, or issuance of any of those patents in any country. To Licensor's knowledge, each patent included in the Licensed Technology was validly issued under the laws of the country which issued it.

     8.10 CONTINUED EFFECT OF REPRESENTATIONS AND WARRANTIES. It covenants and agrees that its representations and warranties contained in this Agreement shall remain true in all respects for a period of one year after the Effective Date with the same effect as though such representations and warranties had been made on and as of each such subsequent date.

9.  TERMINATION OR EXPIRATION.

     9.1 TERMINATION. The term of this Agreement shall commence on the date hereof and shall expire six (6) months therefrom. From and after the termination of this Agreement, Licensee shall not use any of the Licensed Technology for any purpose.

     9.2 SURVIVAL. The obligations of the parties pursuant to Article 6 and Exhibit C of this Agreement shall survive any termination or expiration of this Agreement.

10.  MISCELLANEOUS.

     10.1 ASSIGNMENTS. This Agreement shall be binding upon, and inure to the benefit of, Licensor and Licensee and their respective successors and permitted assigns. Neither party hereto may assign rights or obligations hereunder except as permitted by Section 2.3.

     10.2 GOVERNING LAW. This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be fully performed therein.

     10.3 WAIVER. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

     10.4 RELATIONSHIP OF THE PARTIES. The parties hereto are independent contractors. Nothing herein contained shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

     10.5 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    IF TO THE LICENSOR:                        COPY TO:
    Penril Datacomm Networks, Inc.             Benesch, Friedlander, Coplan & Aronoff, P.L.L.
    1300 Quince Orchard Boulevard              2300 BP America Building
    Gaithersburg, Maryland 20878               200 Public Square
    Attn.: Chairman                            Cleveland, Ohio 44114-2378
    Telecopier: (301) 921-9149                 Attn.: Irv Berliner, Esq.
                                               Telecopier: (216) 363-4588

    IF TO THE LICENSEE:                        COPY TO:
    Bay Networks, Inc.                         Bay Networks, Inc.
    4401 Great America Parkway                 4401 Great America Parkway
    Santa Clara, California 95052              Santa Clara, California 95052
    Attn.: President                           Attn.: Montgomery Kersten, Esq.
    Telecopier: (408) 764-1799                 Telecopier: (408) 764-1991

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this Agreement.

     10.6 ENTIRE UNDERSTANDING. This Agreement embodies the entire understanding between the parties relating to the subject matter hereof and there are no prior representations, warranties or agreements between the parties, whether written or oral, not contained in this Agreement.

     10.7 INVALIDITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

     10.8 AMENDMENTS. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by both parties hereto.

     10.9 FEES PAYABLE. Licensor and Licensee acknowledge that there are no broker's commissions, finder's fees or other amounts payable with regard to this transaction, and Licensor and Licensee agree to indemnify and hold the other harmless from and against all liabilities, claims, demands, damages or costs of any kind arising from or connected with any broker's or finder's commission, fee or other amount claimed to be due any person arising from the indemnitor's conduct with respect to this Agreement and the transactions contemplated herein.

     10.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 EXHIBITS. All exhibits referred to in this Agreement are attached hereto and incorporated herein by this reference.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be created on the day and year first above written.



                        PENRIL DATACOMM NETWORKS, INC., as Licensor

                        By /s/ Henry David Epstein
                          ---------------------------------
                           Name: Henry David Epstein
                           Title: President, Chief Executive Officer

                        BAY NETWORKS, INC., as Licensee

                        By /s/ Bruce I. Sachs
                          ---------------------------------
                           Name: Bruce I. Sachs
                           Title: Executive Vice President

                                EXHIBITS

                            A     Products
                            B-1   Patents and Patent
                                  Applications
                            B-2   Copyrights
                            B-3   Mask Work Rights
                            C     Technical Information
                            D     List of Five Employees

                                   EXHIBIT A
                                   ---------

                                    PRODUCTS

     Licensor will develop for Licensee an 8 Digital Modem Card that conforms to the attached "V.34+ Xylogics Octal Modem Card Statement of Work". Such modem architecture shall be compatible with and deliver the functions and capabilities contained within such Statement of Work, which is attached herein as part of this EXHIBIT A.

                             EXHIBIT B-1, B-2, B-3
                             ---------------------


                      B1: PATENTS AND PATENT APPLICATIONS

                              B2: COPYRIGHT RIGHTS

     None

                              B3: MASK WORK RIGHTS

     None

                                   EXHIBIT C
                                   ---------

                             TECHNICAL INFORMATION

     Licensor shall provide Licensee with all Technical Information, including but not limited to source code, as it pertains to Licensor's existing ALX V.34 modems, digital modem architectures, T1 channel bank hardware and software architectures, Series 6000 software architecture, and NETMUX hardware and software architectures. Licensor shall update such information at the end of each quarterly period of this Agreement by supplying Licensee with updated materials for those items that Licensor has changed. Notwithstanding the foregoing, such Technical Information shall not include Technical Information pertaining to custom work being performed specifically on behalf of another customer of Licensor.

     Upon the expiration or earlier termination of this Agreement, each party shall return to the other all Technical Information and all copies thereof, and shall not at any time thereafter use any of such Technical Information for any purpose.

                                   EXHIBIT D
                                   ---------

                             LIST OF FIVE EMPLOYEES

Jonathan Sieg
Dave Burger
Michael Livshits
Ali Hashmi
Alex Purkovic

                         PENRIL DATACOMM NETWORKS, INC.


               SPECIAL MEETING OF SHAREHOLDERS, NOVEMBER 15, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby appoints Richard D. Rose or C. P. Houston as proxy, each with power to appoint his substitute, and hereby authorizes each of them to vote as directed below all the shares of common stock, $.01 par value, of Penril DataComm Networks, Inc. ("Penril") which the undersigned would be entitled to vote, if personally present, at the Special Meeting of Shareholders of Penril to be held at 1201 Quince Orchard Blvd., Gaithersburg, Maryland, on November 15, 1996 at 9 o'clock A.M. (local time), or any postponement or adjournments thereof.


SINGLE PROPOSAL TO


1. APPROVE THE TRANSFER AND CONTRIBUTION of Penril's and each of its subsidiaries (other than Penril International, Ltd., a United States Virgin Islands corporation, and Penril DataComm Ltd., a United Kingdom corporation) remote access products business and substantially all of their other businesses, assets and liabilities unrelated to Penril's modem business to Access Beyond, Inc. ("Access Beyond"), a Delaware corporation and wholly-owned subsidiary of Penril, and the distribution and transfer to shareholders of Penril all of the outstanding capital stock of Access Beyond (the "Spin-off Transaction"); and



2. APPROVE AND ADOPT THE PLAN AND AGREEMENT OF MERGER dated as of June 16, 1996, as amended on August 5, 1996 (the "Merger Agreement"), between Penril, Bay Networks, Inc. ("Bay"), a Delaware corporation, and Beta Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Bay ("Merger Sub"), and the Merger of Merger Sub with and into Penril upon the terms and subject to the conditions thereof (the "Merger"), pursuant to which Penril will become a wholly-owned subsidiary of Bay and shares of common stock of Penril will be converted into the right to receive the number of shares of common stock, $.01 par value, of Bay ("Bay Common Stock"), as is equal to the Conversion Ratio, determined by dividing $10.00 by the average closing price for Bay Common Stock on the New York Stock Exchange for a specified period prior to closing, on the terms and subject to the conditions set forth in the Merger Agreement. Options to purchase common stock of Penril will be assumed by Bay and converted into options to acquire shares of Bay Common Stock on the terms and subject to the conditions set forth in the Merger Agreement and in the award agreements pursuant to which such options were awarded.



                      (Continued, and to be dated and signed, on the other side)



(Continued from the other side)


    The proposal to approve the Spin-off Transaction and the Merger will be voted upon as a single proposal.


            FOR / /               AGAINST / /               ABSTAIN / /


    This Proxy, when properly executed, will be voted in the manner directed above. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE SPIN-OFF TRANSACTION, THE MERGER AGREEMENT AND THE MERGER.


    The undersigned acknowledges receipt from Penril prior to the execution of this Proxy of the Proxy Statement dated October 21, 1996.


                                                   Please sign exactly as name
                                                   appears below.

                                                   Date:                  , 1996

                                                   -----------------------------
                                                             Signature

                                                   When shares are held by joint
                                                   tenants, either may sign.
                                                   When signing as attorney,
                                                   executor, administrator,
                                                   trustee or guardian, please
                                                   give full title as such. If a
                                                   corporation, please sign in
                                                   full corporate name by the
                                                   President or other authorized
                                                   officer. If a partnership,
                                                   please sign in partnership
                                                   name by an authorized person.

                                                   PLEASE SIGN, DATE AND RETURN
                                                   THIS PROXY PROMPTLY USING THE
                                                        ENCLOSED ENVELOPE.

                                                   / / If you plan to attend the
                                                   Special Meeting, please check
                                                   this box.

                                   Proxy Card